As filed with the Securities and Exchange Commission on February 7, 2001
                                                     REGISTRATION NO. 333-54418


                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO


                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         CONNECTICUT WATER SERVICE, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              CONNECTICUT                                4941                               06-0739839
    -------------------------------          ----------------------------      ------------------------------------
    (State or Other Jurisdiction of          (Primary Standard Industrial      (IRS Employer Identification Number)
            Incorporation)                   Classification Code Number)

                               93 WEST MAIN STREET
                           CLINTON, CONNECTICUT 06413

                                 (860) 669-8636


               (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                                 DAVID C. BENOIT
                         CONNECTICUT WATER SERVICE, INC.
                               93 WEST MAIN STREET
                           CLINTON, CONNECTICUT 06413


                                 (860) 669-8636


            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   Copies to:


Michael F. Halloran, Esq.                      Dwight W. Quayle, Esq.
Day, Berry & Howard LLP                        Ropes & Gray
CityPlace 1                                    One International Place
Hartford, Connecticut 06103                    Boston, Massachusetts 02110-2624
(860) 275-0127                                 (617) 951-7000

         Approximate date of commencement of proposed sale of the securities to the public: Upon consummation of the Merger as described herein.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


                         CALCULATION OF REGISTRATION FEE



   Title of each class of        Amount being        Proposed maximum        Proposed maximum         Amount of
 securities being registered      registered        offering price per      aggregate offering    registration fee
                                                          share                   price
 ---------------------------      ----------        ------------------      ------------------    ----------------
  Common Stock (without par
          value)(1)                216,656(2)         Not Applicable             $2,338,564(3)         $585.00(4)



(1) Includes a preferred stock purchase right that, prior to the occurrence of certain events, will not be evidenced separately from the common stock.

(2) Represents the maximum number of shares of common stock of the registrant which may be issued to the former stockholders of Barnstable Holding Co., Inc. pursuant to the merger described herein.

(3) In the merger described in the proxy statement/prospectus included herein, each share of Barnstable Holding Co., Inc. common stock, less certain exceptions described therein, shall be converted into and exchangeable for shares of Connecticut Water Service, Inc. common stock. No market exists for the Barnstable Holding Co., Inc. common stock. Pursuant to Rule 457(f)(2), the registration fee of $585.00 has been calculated on the basis of the aggregate book value of such shares of Barnstable Holding Co., Inc. common stock as of the latest practicable date, which was $2,338,564 on December 31, 1999.


(4)      Previously paid.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                          BARNSTABLE HOLDING CO., INC.
                              47 OLD YARMOUTH ROAD
                                HYANNIS, MA 02601



February 9, 2001


Dear Stockholders,

         The boards of directors of Barnstable Holding Co., Inc. and Connecticut Water Service, Inc. have agreed on a merger which will combine the operations of Connecticut Water and Barnstable through the acquisition of Barnstable by Connecticut Water. The merger is structured so that Connecticut Water will survive as a publicly traded company and Barnstable will be merged into a wholly-owned subsidiary of Connecticut Water.

         If the merger is completed, Barnstable stockholders will receive approximately 19 shares of Connecticut Water common stock for each share of Barnstable common stock that they own (subject to certain adjustments upward or downward as more fully described in the accompanying proxy statement/prospectus). Connecticut Water stockholders will continue to own their existing shares after the merger. We estimate that the shares of Connecticut Water stock to be issued to Barnstable stockholders will represent approximately 4% of the outstanding stock of Connecticut Water after the merger.


         Connecticut Water common stock is listed on the Nasdaq National Market under the trading symbol "CTWS", and on February 5, 2001, Connecticut Water common stock closed at $29.50 per share.



         The merger cannot be completed unless the holders of a majority of the outstanding shares of Barnstable approve it. No approval of Connecticut Water stockholders is required. We have scheduled a special meeting for our stockholders to vote on the merger. Only stockholders who hold their shares of Barnstable stock at the close of business on February 2, 2001 will be entitled to vote at the special meeting. YOUR VOTE IS VERY IMPORTANT.



         Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your card, the effect will be a vote against the merger. Returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person should you decide to do so.


         The date, time and place of the meeting are:


                               February 22, 2001
                                    11 a.m.
                                  Ropes & Gray
                             One International Place
                                   36th Floor
                              Boston, Massachusetts



         After careful consideration, Barnstable's board of directors has unanimously approved the merger agreement with Connecticut Water and determined that the merger is in your best interests. BARNSTABLE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.

         This proxy statement/prospectus provides you with detailed information about the proposed merger. You should carefully consider the discussion in the section entitled "Risk Factors." You may obtain information about Connecticut Water from documents Connecticut Water has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.




                                         ------------------------------------
                                         George D. Wadsworth
                                         President
                                         Barnstable Holding Co., Inc.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS OR THE CONNECTICUT WATER COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



Proxy statement/prospectus dated February 9, 2001, and first mailed to stockholders on February 9, 2001.

                                   PROSPECTUS
                         CONNECTICUT WATER SERVICE, INC.


                                 216,656 SHARES
                           COMMON STOCK, NO PAR VALUE


                                 PROXY STATEMENT

                          BARNSTABLE HOLDING CO., INC.



                FOR A SPECIAL MEETING OF BARNSTABLE STOCKHOLDERS
                        TO BE HELD ON February 22, 2001


         This proxy statement/prospectus is being furnished to Barnstable stockholders in connection with the solicitation of proxies by the board of directors of Barnstable for use at a special meeting of stockholders of Barnstable.

         This proxy statement/prospectus relates to the proposed merger of Barnstable with and into a wholly-owned subsidiary of Connecticut Water Service, Inc. This proxy statement/prospectus also offers for resale up to 112,952 shares of Connecticut Water common stock to be received by certain Barnstable stockholders in the merger.

         Upon consummation of the merger, each share of Barnstable common stock will be converted into the right to receive that number of shares of common stock of Connecticut Water equal to 212,656 (the number of shares of Connecticut Water common stock to be issued in exchange for the Barnstable shares, as such number may be adjusted in the manner described in this proxy statement/prospectus) divided by the number of shares of Barnstable common stock outstanding on the closing date of the merger. As of the date hereof, there are 10,740 shares of Barnstable common stock outstanding. If that number of shares remains outstanding on the closing date, and none of the possible adjustments described here apply, each share of Barnstable common stock would be converted into the right to receive approximately 19 shares of Connecticut Water common stock. Cash will be paid for fractional Connecticut Water shares based on an agreed value of $31.25 for each Connecticut Water share. The market value of the Connecticut Water stock to be received by Barnstable stockholders will depend on Connecticut Water's share price at the closing date. The exchange ratio will be rounded to the nearest thousandth.


         Connecticut Water common stock is listed on the NASDAQ under the symbol "CTWS". On February 5, 2001, the last sale price of Connecticut Water common stock was $29.50 per share.



         The consummation of the merger is subject to various conditions, including the approval of the merger by the Barnstable stockholders at the Barnstable special meeting to be held on February 22, 2001.

         The Connecticut Water board of directors did not seek an opinion of an investment bank as to the fairness of the transaction from a financial point of view to Connecticut Water. The Barnstable board of directors received an opinion of its financial advisor, DWQ Associates, Ltd., as to the reasonableness of the sale process engaged in by the board and the fairness of the price to be received by the Barnstable stockholders in the merger.

         Barnstable stockholders who dissent from the merger have certain rights of appraisal pursuant to Delaware law.

         THERE ARE RISKS RELATED TO THE MERGER, AS DESCRIBED IN THE SECTION "RISK FACTORS" ON PAGE 9. YOU SHOULD READ THIS SECTION CAREFULLY BEFORE DECIDING WHETHER TO APPROVE THE MERGER.


         This proxy statement/prospectus is first being sent to the Barnstable stockholders on or about February 9, 2001.


         THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS REFERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS FEBRUARY 9, 2001.


         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                TABLE OF CONTENTS

                                                                                                              PAGE
QUESTIONS AND ANSWERS ABOUT THE MERGER ....................................................................      1

SUMMARY ...................................................................................................      3

   APPROVAL OF THE MERGER .................................................................................      4

         Stockholders .....................................................................................      4

         Recommendation to Barnstable stockholders ........................................................      5

         Barnstable stockholders' special meeting .........................................................      5

   THE MERGER .............................................................................................      5

         What Barnstable stockholders will receive ........................................................      5

         What will happen to Barnstable? ..................................................................      6

         Board of directors and management of Barnstable following the merger .............................      6

         Other interests of officers and directors in the merger ..........................................      6

         Conditions to the merger .........................................................................      7

         Termination of the merger agreement ..............................................................      7

         Accounting treatment .............................................................................      7

         Material federal income tax consequences .........................................................      8

         Dissenters' rights ...............................................................................      8

         Comparative per share market price information ...................................................      8

         Dividends after the merger .......................................................................      8

         Resale of Connecticut water common stock .........................................................      8

   RISK FACTORS ...........................................................................................      9

   SUMMARY SELECTED HISTORICAL AND CONDENSED FINANCIAL INFORMATION ........................................     11

   CONNECTICUT WATER COMMON STOCK PRICE RANGE AND DIVIDENDS ...............................................     12

         Dividend rights and restrictions .................................................................     12

         Dividend reinvestment and common stock purchase plan .............................................     13

   BARNSTABLE COMMON STOCK ................................................................................     14

   BARNSTABLE SPECIAL STOCKHOLDERS MEETING ................................................................     15

         Business to be transacted at the special meeting .................................................     15

         Record date; voting rights .......................................................................     15

         Voting requirements; quorum; affiliate ownership .................................................     15

         Voting of proxies ................................................................................     15

         REVOCABILITY OF PROXIES ..........................................................................     16

         SOLICITATION OF PROXIES ..........................................................................     16

         APPRAISAL RIGHTS .................................................................................     16

THE MERGER ................................................................................................     17

         BACKGROUND OF THE TRANSACTION ....................................................................     17

         BACKGROUND TO THE MERGER - CONNECTICUT WATER .....................................................     18

         BACKGROUND TO THE MERGER - BARNSTABLE ............................................................     18

         CONNECTICUT WATER'S REASONS FOR THE TRANSACTION ..................................................     25

         BARNSTABLE'S REASONS FOR THE TRANSACTION; RECOMMENDATION OF BARNSTABLE'S BOARD OF DIRECTORS ......     25

         OPINION OF DWQ ASSOCIATES, LTD ...................................................................     27

         RECOMMENDATION OF BARNSTABLE'S BOARD OF DIRECTORS ................................................     30

THE MERGER AGREEMENT ......................................................................................     30

         THE MERGER .......................................................................................     30

         SURVIVING COMPANY ................................................................................     30

         CONSIDERATION ....................................................................................     31

         FRACTIONAL SHARES ................................................................................     32

         EXCHANGE OF SHARES ...............................................................................     32

         NO FURTHER RIGHTS ................................................................................     32

         REPRESENTATIONS AND WARRANTIES ...................................................................     33

         CERTAIN COVENANTS ................................................................................     35

         AMENDMENT OF TERMS OF BARNSTABLE WATER PREFERRED STOCK ...........................................     38

         CONDITIONS PRECEDENT TO THE MERGER ...............................................................     39

         EXPENSES .........................................................................................     41

         TERMINATION, AMENDMENT, INTERPRETATION AND WAIVER ................................................     41

         INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE ..............................................     42

AMENDMENTS TO MERGER AGREEMENT ............................................................................     42

EXCHANGE OFFER ............................................................................................     43

CERTAIN FEDERAL INCOME TAX CONSEQUENCES ...................................................................     45

ACCOUNTING TREATMENT ......................................................................................     46

RESTRICTIONS ON RESALE OF SECURITIES ......................................................................     47

NASDAQ LISTING ............................................................................................     48

RIGHTS OF DISSENTING STOCKHOLDERS .........................................................................     48

         RIGHTS OF STOCKHOLDERS TO APPRAISALS .............................................................     48

         SUMMARY OF APPRAISAL RIGHTS PROCEDURES ...........................................................     49

INTERESTS OF CERTAIN PERSONS IN THE MERGER ................................................................     52

MANAGEMENT OF CONNECTICUT WATER FOLLOWING THE MERGER ......................................................     52

INFORMATION CONCERNING CONNECTICUT WATER SERVICE, INC .....................................................     53

PRINCIPAL CONNECTICUT WATER STOCKHOLDERS AND STOCK OWNERSHIP OF CONNECTICUT WATER MANAGEMENT ..............     53

INFORMATION CONCERNING BARNSTABLE .........................................................................     55

         BARNSTABLE AND ITS SUBSIDIARIES ..................................................................     55

         DESCRIPTION OF THE BUSINESSES OF BARLACO AND BARNSTABLE WATER ....................................     55

         SEASONALITY OF DEMAND ............................................................................     56

         OPERATING AUTHORITY ..............................................................................     56

         REGULATION .......................................................................................     57

PRINCIPAL BARNSTABLE STOCKHOLDERS AND STOCK OWNERSHIP OF BARNSTABLE MANAGEMENT ............................     57

SELLING STOCKHOLDERS ......................................................................................     59

         PLAN OF DISTRIBUTION .............................................................................     60

DESCRIPTION OF CONNECTICUT WATER CAPITAL STOCK ............................................................     61

         COMMON STOCK .....................................................................................     62

         PREFERRED AND PREFERENCE STOCK ...................................................................     63

COMPARISON OF STOCKHOLDER RIGHTS ..........................................................................     64

         ISSUANCE OF SHARES ...............................................................................     65

         VOTING RIGHTS ....................................................................................     66

         PREEMPTIVE RIGHTS ................................................................................     66

         DISSENTERS' RIGHTS OF APPRAISAL ..................................................................     67

         DIVIDENDS AND DISTRIBUTIONS ......................................................................     67

         FILLING DIRECTOR VACANCIES .......................................................................     68

         STANDARDS OF CONDUCT FOR DIRECTORS ...............................................................     68

         REMOVAL OF DIRECTORS .............................................................................     69

         AMENDMENTS TO CERTIFICATE OF INCORPORATION .......................................................     70

         AMENDMENTS TO BY-LAWS ............................................................................     71

         PROVISIONS RELATING TO CHANGE IN CONTROL .........................................................     71

         BUSINESS COMBINATION STATUTE .....................................................................     73

         CLASSIFICATION OF THE BOARD OF DIRECTORS .........................................................     74

         STOCKHOLDER MEETINGS .............................................................................     75

         PREFERRED STOCK PURCHASE RIGHTS ..................................................................     75

         BARNSTABLE .......................................................................................     78

         INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS ................................................     79

EXPERTS ...................................................................................................     81

LEGAL MATTERS .............................................................................................     81

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION ..........................................................     81

WHERE YOU CAN FIND MORE INFORMATION .......................................................................     81


APPENDIX A - MERGER AGREEMENT AND AMENDMENTS THERETO


APPENDIX B - OPINION OF DWQ ASSOCIATES, LTD


APPENDIX C - SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW - THE
DISSENTING STOCKHOLDER PROVISIONS

APPENDIX D - INFORMATION ABOUT CONNECTICUT WATER, INCLUDING CONNECTICUT WATER
SERVICE, INC. ANNUAL REPORT ON FORM 10-K FOR YEAR ENDED DECEMBER 31, 1999,
QUARTERLY REPORT ON FORM 10-Q FOR QUARTER ENDED SEPTEMBER 30, 2000 AND PROXY
STATEMENT FOR CONNECTICUT WATER ANNUAL MEETING OF STOCKHOLDERS HELD ON APRIL
28, 2000.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:       WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?  HOW WILL I BENEFIT?

A: This merger means you will have a stake in Connecticut's second largest investor-owned water company. Connecticut Water believes it will be strongly positioned to capitalize on growth opportunities, particularly in eastern Connecticut and eastern Massachusetts. Connecticut Water believes that this merger will allow it to accelerate long-term growth, to provide competitive dividends, and create stockholder value in years to come.

Q:       WHAT DO I NEED TO DO NOW?


A: Just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Barnstable special meeting. The meeting will take place on February 22, 2001. No approval of Connecticut Water stockholders is required. The boards of directors of Connecticut Water and Barnstable unanimously approved and voted in favor of the proposed merger. The Barnstable board unanimously recommends that you approve the merger.


Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Connecticut Water will send Barnstable stockholders written instructions for exchanging their share certificates. Connecticut Water stockholders will keep their certificates.

Q:       PLEASE EXPLAIN THE EXCHANGE RATIO.

A: As a result of the merger, Connecticut Water will pay Barnstable stockholders a number of shares of Connecticut Water common stock for each share of Barnstable common stock that they own equal to (a) 212,656 (as may be adjusted upward or downward, See "THE MERGER AGREEMENT -- Consideration" on page 31) shares of Connecticut Water common stock divided by (b) the number of issued and outstanding shares of Barnstable common stock as of the closing, rounded to the nearest thousandth.

         Barnstable stockholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional shares based on an agreed value of $31.25 per share of Connecticut Water common stock.

         Example: If you currently own 100 shares of Barnstable common stock, then after the merger, assuming none of the adjustments described here apply, you will be entitled to receive approximately 1900 shares of Connecticut Water common stock.

Q:       WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: Connecticut Water expects that, after the merger, the initial annualized dividend rate will be approximately $1.20 per share of Connecticut Water common stock, the historic dividend rate paid to Connecticut Water stockholders.

         Historically, Connecticut Water has paid dividends on a quarterly basis. Connecticut Water expects that its next quarterly dividend will be paid March 15, 2001, payable to stockholders of record March 1, 2001. If the merger closes by March 1, 2001, Barnstable stockholders will receive this dividend in respect of Connecticut Water common stock received in the merger.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Barnstable and Connecticut Water are working towards completing the merger as quickly as possible. In addition to Barnstable stockholder approval, there are other conditions to be met by both parties. We hope to complete the merger in the first quarter of 2001.

Q:       WHAT ARE THE TAX CONSEQUENCES TO BARNSTABLE STOCKHOLDERS OF THE MERGER?

A: The merger will be tax-free to Barnstable stockholders for federal income tax purposes, except for taxes owed on cash received for fractional shares. To review the tax consequences to Barnstable stockholders in greater detail, see pages 45-47.

                                     SUMMARY


         This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred. See Appendix D hereto which contains information with respect to Connecticut Water.


The Companies


Barnstable Holding Co., Inc.                Barnstable is a holding company whose two subsidiaries
                                            are Barnstable Water Company and Barlaco, Inc.
                                            Barnstable Water is a regulated water utility providing
                                            water service for consumption and fire protection in
                                            the Town of Barnstable, Massachusetts.  Barlaco is a
                                            real estate company owning and managing land in Barnstable not needed in the utility operation.  Barnstable's
                                            offices are located at 47 Old Yarmouth Road, Hyannis,
                                            MA 02601 and its telephone number is (508) 775-0063.


Connecticut Water Service, Inc.             Connecticut Water is a holding company whose principal
                                            subsidiaries are engaged in the regulated utility business of public water supply. Connecticut Water's utility
                                            subsidiaries, The Connecticut Water Company ("CWC"), The
                                            Gallup Water Service, Inc. ("Gallup") and The Crystal
                                            Water Company of Danielson ("Crystal") collect, treat, and distribute water to residential, commercial and industrial customers, to other utilities for resale and for private
                                            and municipal fire protection. CWC, Gallup and Crystal
                                            supply water for residential, commercial, industrial and
                                            municipal purposes to customers in 39 municipalities
                                            throughout Connecticut, excluding Fairfield County. CWC is the second largest investor-owned water company in New
                                            England and is among the eight largest investor-owned
                                            water companies in the nation. Connecticut Water is
                                            engaged, through other subsidiaries, in the business of
                                            providing various utility management services and in
                                            selling excess real estate. Connecticut Water's executive
                                            offices are located at 93 West Main Street, Clinton,
                                            Connecticut 06413 and its telephone number is (860)
                                            669-8630.

                    CONNECTICUT WATER REASONS FOR THE MERGER


         The board of Connecticut Water believes that the merger represents an opportunity for Connecticut Water to expand its public water supply business into eastern Massachusetts. The service area of Barnstable Water is within 100 miles of Connecticut Water's existing Connecticut operations. Connecticut Water has recently acquired four water systems, all in the same geographic north-south corridor in eastern Connecticut. The merger will enable Connecticut Water to manage and coordinate the operations of these companies and of Barnstable Water with greater efficiency than could be achieved through separate ownership. The merger is therefore a geographic fit which will expand our core water supply business into a new state, integrate our water supply planning, and maximize opportunities for shared efficiencies and further growth in our utility management services for other public and private water companies.

         Connecticut Water is confident that our two companies will come together in a smooth and expeditious manner. Connecticut Water has a successful track record in assimilating smaller water companies. Connecticut Water has realized efficiencies by maximizing complementary strengths and improving operating results.

                        BARNSTABLE REASONS FOR THE MERGER


         The board of Barnstable believes that the merger represents an opportunity for Barnstable's stockholders to benefit from Barnstable's future affiliation with a larger, well-established participant in its industry with greater access to capital and the financial markets, a large and experienced management team and better technical resources. The merger allows Barnstable's stockholders to diversify their investment in the water utility industry by holding stock in a company which operates water systems in more than one geographical market. In addition, the merger will permit stockholders to exchange their Barnstable common stock, which does not have an established trading market, for Connecticut Water common stock, a publicly traded security, on a tax-free basis. Also, the price offered to Barnstable stockholders, which was the result of active negotiations over many months, is within a fair range of values for Barnstable in the opinion of the board's financial advisor.

                             APPROVAL OF THE MERGER


STOCKHOLDERS


         The affirmative vote of a majority of the shares of Barnstable common stock entitled to vote at the Barnstable special meeting is required to approve the merger. As of the record date, directors, officers and affiliates of Barnstable as a group owned approximately 6,994 shares of Barnstable common stock, representing approximately 65.12% of the outstanding shares of Barnstable common stock.

         No vote of the stockholders of Connecticut Water is required to approve or consummate the merger.

         No state or federal regulatory requirements must be met or approval obtained in order to complete the merger.

RECOMMENDATION TO BARNSTABLE STOCKHOLDERS


         The Barnstable board believes that the merger is in your best interests and unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement and the merger.


         Stockholders of record of Barnstable common stock at the close of business on February 2, 2001 are entitled to notice of and vote at the Barnstable special meeting and any adjournment or postponement thereof. As of the record date, 10,740 shares of Barnstable common stock were issued and outstanding, each of which will be entitled to one vote on the merger.


BARNSTABLE STOCKHOLDERS' SPECIAL MEETING



         The Barnstable special meeting will be held on February 22, 2001 at 11 a.m., local time, at Ropes & Gray, One International Place, 36th Floor, Boston, MA.


                                   THE MERGER


         The merger agreement and the two amendments thereto are attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

WHAT BARNSTABLE STOCKHOLDERS WILL RECEIVE


         As a result of the merger, Connecticut Water will pay Barnstable stockholders an aggregate of 212,656 shares of Connecticut Water common stock. The purchase price of 212,656 shares of Connecticut Water common stock is subject to adjustment and may be increased or decreased depending upon Barnstable's ownership of its subsidiaries' stock on the closing date of the merger as described below. Each share of Barnstable common stock will be converted into the right to receive a number of shares of Connecticut Water common stock equal to the exchange ratio calculated by dividing the number of shares of Connecticut Water common stock to be issued in the merger by the total number of shares of Barnstable common stock issued and outstanding on the closing date, rounded to the nearest thousandth of a share.

         On October 4, 2000, the date of signing of the merger agreement, Barnstable owned 716 of the 750 issued and outstanding shares of common stock of Barnstable Water and 716 of the 758 issued and outstanding shares of common stock of Barlaco. All of the minority common shares of Barnstable's subsidiaries are voting except for 8 shares of Barlaco common stock which are nonvoting. The merger agreement requires that Barnstable offer to exchange additional shares of its common stock for the minority voting common shares of Barnstable's subsidiaries and requires that Barnstable acquire the 8 nonvoting shares of Barlaco common stock. Additional shares of Barnstable common stock may be issued prior to the closing date in exchange for minority interests in Barnstable Water and Barlaco. See "Exchange Offer" on page 43.

         The merger agreement provides that the total number of shares of Connecticut Water common stock paid to Barnstable stockholders will be increased by 4,000 shares if Barnstable owns all of the issued and outstanding common stock of both Barnstable Water and Barlaco on the closing date. However, the total number of shares of Connecticut Water common stock payable to Barnstable stockholders on the closing date will be reduced by 215 shares for each share of common stock of Barnstable Water issued and outstanding (in excess of 5 shares) not owned by Barnstable on the closing date, and reduced by 68 shares for each share of common stock of Barlaco (in excess of 5 shares) not owned by Barnstable on the closing date. Barnstable stockholders will receive cash in lieu of any fractional shares of Connecticut Water common stock they would otherwise receive in the merger based on an agreed upon price of $31.25 per share for Connecticut Water common stock.

         Connecticut Water common stock is listed on the NASDAQ under the symbol "CTWS". On January 24, 2001, the last sale price of Connecticut Water common stock was $29.50 per share. On that date, 10,740 shares of Barnstable common stock were outstanding, although, as discussed above, additional shares of Barnstable common stock may be issued prior to the closing date in exchange for minority interests in Barnstable Water and Barlaco.

         SINCE THE VALUE OF THE CONNECTICUT WATER COMMON STOCK THAT HOLDERS OF BARNSTABLE COMMON STOCK WILL RECEIVE IN THE MERGER IS ALSO SUBJECT TO FLUCTUATION DUE TO CHANGES IN THE MARKET PRICE OF CONNECTICUT WATER COMMON STOCK, BARNSTABLE STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CONNECTICUT WATER COMMON STOCK. FOR CERTAIN RECENT STOCK PRICE DATA, SEE "CONNECTICUT WATER COMMON STOCK PRICE RANGE AND DIVIDENDS".

         Barnstable stockholders should not send in their stock certificates until instructed to do so after the merger is completed.

WHAT WILL HAPPEN TO BARNSTABLE?


         If the merger is completed, Barnstable will merge with and into a subsidiary of Connecticut Water. Barnstable stockholders will own Connecticut Water stock after the merger.

BOARD OF DIRECTORS AND MANAGEMENT OF BARNSTABLE FOLLOWING THE MERGER

         After the merger, George D. Wadsworth, President of Barnstable, Barlaco and Barnstable Water, will remain as President of Barnstable Water, with Barnstable operating as a wholly-owned subsidiary of Connecticut Water.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER


         In considering the Barnstable board's recommendation that you vote in favor of the merger, you should be aware that Mr. Wadsworth, an officer of Barnstable who is also a director, will enter into an employment agreement with Barnstable Water at the time of the merger that provides him with interests in the merger that are different from, or in addition to, yours. In addition, other directors and officers of Barnstable may be deemed to have certain interests in the merger.

CONDITIONS TO THE MERGER


         The completion of the merger depends upon meeting a number of conditions, including:

         - the approval of the holders of a majority of the stock of Barnstable;

         - holders of no more than 10% of Barnstable's stock shall have exercised appraisal rights (dissenters' rights) under Delaware law;

         - there shall have been no material adverse change in the assets, business, results of operations, or condition of Barnstable and its subsidiaries taken as a whole or of Connecticut Water;

         - there shall have been no suit, action, proceeding or governmental investigation pending or threatened that would have a material adverse effect on Barnstable and its subsidiaries taken as a whole or on Connecticut Water;

         - the merger shall qualify for pooling of interests accounting treatment;

         - the receipt of an opinion of Connecticut Water's counsel to the effect that the merger will not be a taxable transaction for Barnstable stockholders; and

         - Barnstable shall own all of the issued and outstanding shares of nonvoting common stock of Barlaco.

         Some conditions to the merger may be waived in whole or in part by the party entitled to assert the condition.

TERMINATION OF THE MERGER AGREEMENT


         Barnstable and Connecticut Water can agree to terminate the merger agreement without completing the merger, and either of Barnstable and Connecticut Water can separately terminate the merger agreement if the merger has not closed by June 30, 2001, subject to extension.

ACCOUNTING TREATMENT


         Connecticut Water expects the merger to qualify as a pooling of interests, which means Connecticut Water and Barnstable will be treated as if they had always been combined for accounting and financial reporting purposes. However, if the cash value of the sum of the total number of Connecticut Water fractional shares sold and the number of Barnstable shares for which appraisal rights are exercised is more than 10% of the total merger consideration, the merger will not qualify for pooling of interests accounting treatment.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES


         Connecticut Water counsel will provide an opinion that Barnstable's stockholders will not be taxed as a result of the exchange of Barnstable common stock for Connecticut Water common stock in the merger, unless and only to the extent they receive a payment for fractional shares. Receipt of this opinion is a condition to the closing of the merger.

DISSENTERS' RIGHTS


         Under Delaware law, Barnstable stockholders who do not vote in favor of the merger and who satisfy other conditions of the Delaware appraisal rights statute will have the right to be paid cash for the fair value of their shares as determined by the Delaware Chancery Court. Since the right of appraisal is only available if you properly assert your dissenters' rights, you should carefully read "Rights of Dissenting Stockholders" herein and the copy of the Delaware appraisal rights statute attached as Appendix C to this proxy statement/prospectus.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION



         Shares of Connecticut Water common stock are traded on NASDAQ. On December 6, 2000, the last full trading day on the NASDAQ prior to the public announcement of the proposed merger, Connecticut Water stock closed at $30.88 per share. On February 5, 2001, Connecticut Water common stock closed at $29.50 per share. Barnstable common stock is not actively traded and therefore no current pricing data is available for it.


DIVIDENDS AFTER THE MERGER


         Connecticut Water expects that the initial annualized dividend rate paid to Connecticut Water common stockholders after the completion of the merger will be approximately $1.20 per share, subject to approval and declaration by the Connecticut Water board of directors. The annualized rate of $1.20 per share is equivalent to the historic dividend rate paid to Connecticut Water stockholders. Barnstable's average annual dividend during the period 1991-2000 was $6.04 per share. Since holders of Barnstable common stock will receive approximately 19 shares of Connecticut Water common stock for each share of Barnstable common stock they currently hold, the total dividends to be received by former Barnstable stockholders after the merger are likely to increase. The payment of dividends by Connecticut Water in the future, however, will depend on business conditions, its financial position and earnings, and other factors. If the merger is completed, Barnstable stockholders will be entitled to participate in all Connecticut Water dividends for which the record date is after the effective date of the merger.

RESALE OF CONNECTICUT WATER COMMON STOCK


         All shares of Connecticut Water common stock received by Barnstable stockholders in the merger will be freely transferable, except for shares of Connecticut Water common stock received by officers, directors and certain other affiliates of Barnstable. This proxy statement/prospectus covers the resale of Connecticut Water common stock by certain of those persons.

                                  RISK FACTORS


         You should understand that there may be some risks related to the merger as well as other factors that you should consider, including:

         - No Adjustment to Exchange Ratio for Changes in Market Price of Connecticut Water Common Stock. The exchange ratio will not be adjusted as a result of any increase or decrease in the price of Connecticut Water common stock. Any change in the price of Connecticut Water common stock will affect the value Barnstable stockholders receive in the merger. Because the merger will be completed only after all the conditions to the merger are satisfied or waived, there is no way to be sure that the price of Connecticut Water common stock at the time the merger is completed will be the same as the price on the date of the special meeting. Changes in the business, operations or prospects of Connecticut Water, regulatory considerations, general market and economic conditions and other factors may affect the price of Connecticut Water common stock. Many of those factors are beyond our control. You are encouraged to obtain current market quotations for Connecticut Water common stock.

         - Interests of Mr. Wadsworth and Barnstable Directors in the Merger. George D. Wadsworth, President of Barnstable and a member of the Barnstable board of directors, and the directors of Barnstable may have interests in the merger that are different from or in addition to the interests of Barnstable stockholders generally.

         - Possible Forced Purchase of Barnstable Assets. Barnstable has received letters from the town of Barnstable and the Hyannis Fire District in which they have notified Barnstable that they are contemplating the exercise of claimed rights to acquire the assets of Barnstable Water and Barlaco. The 1911 Act of the Massachusetts legislature incorporating Barnstable Water granted the town of Barnstable the right to acquire the assets of Barnstable Water at a price based on the actual cost to Barnstable Water of those assets. Barnstable Water, either before or after the merger with Connecticut Water, could contest both the proposed purchase and/or any price offered. Therefore no assurance can be given as to whether such a purchase would be effected or the purchase price to be paid therefor. If the town of Barnstable or the Hyannis Fire District were to successfully exercise the right to purchase the assets of Barnstable Water, either before or after the closing of the Connecticut Water merger, the price paid, as well as the net after-tax proceeds to Barnstable Water's stockholders as a result of such purchase, could be more or less than the price which Connecticut Water will pay to Barnstable's stockholders in the merger.

         - Effect of Inflation on Connecticut Water. Connecticut Water, like all other businesses, is affected by inflation, most notably by the continually increasing costs required to maintain, improve and expand its service capability. The cumulative effect of inflation results in significantly higher facility replacement costs which must be recovered from future cash flow. The ability of Connecticut Water' utility subsidiaries to recover this increased investment in facilities is dependent upon future revenue increases which are subject to approval by the Connecticut Department of Public Utility Control and if the merger is completed, by the Massachusetts Department of Telecommunications and Energy in the case of Barnstable Water.

         - Effect of Seasonality on Connecticut Water. Connecticut Water's profitability is primarily attributable to the sale and distribution of water, the amount of which is dependent on seasonal weather fluctuations, particularly during the summer months when water demand will vary with rainfall and temperature levels.

                         SUMMARY SELECTED HISTORICAL AND
                         CONDENSED FINANCIAL INFORMATION



         Connecticut Water is providing the following financial information to aid you in your analysis of the financial aspects of the merger. Connecticut Water derived this information from Connecticut Water audited financial statements for 1998 and 1999 and unaudited financial statements for the 9 months ended September 30, 2000. The information is only a summary and you should read it in conjunction with our historical financial statements (and related notes) contained in the Connecticut Water Annual Report on Form 10-K included as part of Appendix D hereto.


              CONNECTICUT WATER - HISTORICAL FINANCIAL INFORMATION


                                         At or for the 9
                                          Months Ended               At or for the Year Ended December 31,
                                                                     -------------------------------------
                                        September 30, 2000               1999                       1998
                                        ------------------               ----                       ----
                                           (unaudited)       (Dollars in Millions, Except for Per Share Amounts)
Income Statement Data

     Operating revenues                      $ 31.5                      $42.6                      $ 40.3

     Income from continuing                  $  6.0                      $ 7.5                      $  7.2
     operations

     Income from continuing                  $ 1.24                      $1.55                      $ 1.48
     operations per common share

     Cash dividends declared per             $ 0.89                      $1.143                     $1.117
     common share

Balance Sheet Data

     Book value per common share             $13.27                      $12.91                     $12.48

     Total assets                            $213.1                      $211.0                     $206.0

     Long-term debt                          $ 64.8                      $65.4                      $ 65.6

            CONNECTICUT WATER COMMON STOCK PRICE RANGE AND DIVIDENDS


         Connecticut Water common stock is traded on the NASDAQ under the symbol "CTWS". The following table sets forth the high and low closing sale prices as reported on NASDAQ and dividends paid for the period indicated.


                                                                  PRICE RANGE              DIVIDENDS
                                                                                            PAID PER
                                                             HIGH              LOW            SHARE
                                                             ----              ---            -----
1998 QUARTER ENDED
  March 31........................................          23.000            20.000         .29000
  June 30.........................................          24.000            21.420         .29000
  September 30....................................          24.420            22.917         .29333
  December 31.....................................          28.375            25.000         .29333
1999 QUARTER ENDED
  March 31........................................          27.750            23.750         .29333
  June 30.........................................          29.250            19.000         .29333
  September 30....................................          37.000            28.5000        .29666
  December 31.....................................          37.000            27.875         .29666
2000 QUARTER ENDED
  March 31........................................          34.000            27.000         .29666
  June 30 ........................................          32.000            25.500         .29666
  September 30 ...................................          35.250            26.750         .30000
  December 31.....................................          32.440            29.000         .30000
2001
  through February 5                                        30.50             29.25



         On February 5, 2001, the last reported sale price for Connecticut Water common stock on the NASDAQ was $29.50.


         On December 6, 2000, the date preceding the public announcement of the execution of the merger agreement, the last reported sale price per share of Connecticut Water common stock, as reported on NASDAQ, was $30.88.

         As of January 16, 2001, there were 4,967 holders of record of Connecticut Water common stock.

DIVIDEND RIGHTS AND RESTRICTIONS


         Holders of Connecticut Water common stock are entitled to receive such dividends as may be declared by the board of directors from the net profits and surplus of Connecticut Water. Connecticut Water has declared and paid quarterly dividends on its common stock without interruption since its affiliation with CWC in 1975. Dividends, when declared, are normally paid on the 15th day of March, June, September and December.

         While Connecticut Water's board of directors intends to continue the practice of declaring cash dividends on a quarterly basis, no assurance can be given as to future dividends or dividend rates since future dividends of Connecticut Water will be dependent upon timely and adequate rate relief, consolidated and parent company net income, availability of cash to Connecticut Water and CWC, the financial condition of Connecticut Water and CWC, the ability of Connecticut Water and CWC to sell their securities, the requirements of the construction program of CWC and other factors existing at the time.

         Connecticut Water is not permitted to pay any dividends on its common stock unless full cumulative dividends to the last preceding dividend date for all outstanding shares of Connecticut Water cumulative preferred stock have been paid or set aside for payment.

         The income of Connecticut Water is derived principally from its investment in CWC, and Connecticut Water's future ability to pay dividends to holders of its common stock is dependent upon the continued payment by CWC of dividends to Connecticut Water. At September 30, 2000, the retained earnings of CWC aggregated $19,779,000. As a result of dividend restrictions contained in CWC's mortgage indenture, the amount of cash dividends payable on CWC's common equity out of CWC's retained earnings at that date was limited to $19,529,000.

         Although the terms of CWC's preferred stock prohibit payment of cash dividends on CWC common stock in the event of an arrearage in the payment of cumulative dividends on the preferred stock and limit cash dividends on such common stock whenever common stock equity is less than 30% of CWC's total capitalization, no such CWC preferred stock is presently outstanding.

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

         Connecticut Water has a dividend reinvestment and common stock purchase plan. Under the plan, holders of Connecticut Water common stock who elect to participate may automatically reinvest all or specified percentages of their dividends in additional shares of common stock and may also make optional cash payments of between $25 and $1,000 per month to purchase additional shares of common stock at 100% of said average market price. Connecticut Water may either issue authorized but unissued shares, or purchase in the open market shares, of common stock to meet the requirements of the plan.

                             BARNSTABLE COMMON STOCK


There is no established trading market for Barnstable common stock and therefore no recent pricing data is available for it.

The following table sets forth the dividends paid by Barnstable on the dates indicated.

                                                       DIVIDENDS PAID
   YEAR                  DATE DECLARED                    PER SHARE
   ----                  -------------                    ---------
   1998                  January 28, 1998                    $3.00
                         April 29, 1998                      $3.00
                         July 24, 1998                       $1.00
                         November 18, 1998                   $4.00

   1999                  December 13, 1999                  $14.00

   2000                  February 2, 2000                    $3.35
                         May 31, 2000                        $1.50
                         August 11, 2000                     $1.50

         As of December 31, 2000, there were 29 record stockholders and 10,740 shares of Barnstable common stock outstanding.

         The Barnstable board meets regularly each quarter and determines at each regular meeting whether the payment of a quarterly dividend is advisable. Although there can be no assurance that Barnstable would continue to pay any dividends to the holders of Barnstable common stock if the merger did not occur, the board attempts to pay sufficient dividends to maintain its common stock as an attractive investment for its stockholders. Barnstable's only source of income is the dividends it receives from Barnstable Water. The Barnstable board distributes to its stockholders the full amount of all Barnstable Water dividend payments, less the amount of cash necessary to satisfy Barnstable's tax obligations. Barnstable Water generally pays to Barnstable the maximum amount which the Barnstable Water board determines is available for distribution in light of market conditions and Barnstable Water's financial position, after sufficient provision is made for expenses (which in 1999 and 2000 included expenses related to the consideration and negotiation of the sale of Barnstable), capital expenditures, taxes, fees, debt service and working capital requirements. Barnstable Water's ability to pay dividends is also subject to restrictions contained in Barnstable Water's note agreement with Indianapolis Life Insurance Company. The amount of dividends permitted under the note agreement is determined by a formula, which has permitted Barnstable Water to pay to Barnstable dividends equal to an average of 51% of Barnstable Water's annual net income during the period 1995-1999. There can be no assurance, however, that if the merger did not occur, dividends would continue to be paid at historical rates.

                     BARNSTABLE SPECIAL STOCKHOLDERS MEETING


BUSINESS TO BE TRANSACTED AT THE SPECIAL MEETING

         At the special meeting, the Barnstable stockholders will be asked to consider and vote on a proposal to approve the merger.

         A copy of the merger agreement and the amendments to the merger agreement dated December 4, 2000 and January 24, 2001 (without the exhibits or schedules thereto) are attached as Appendix A to this proxy statement/prospectus. Upon satisfaction or waiver of the conditions described in the merger agreement, (i) Barnstable will be merged with and into a wholly-owned subsidiary of Connecticut Water, (ii) each outstanding share of Barnstable common stock will be converted into the right to receive that number of shares of Connecticut Water common stock on the terms set forth in the merger agreement, and (iii) the Connecticut Water subsidiary, as the surviving corporation in the merger, will remain a wholly-owned subsidiary of Connecticut Water. (See "THE MERGER AGREEMENT" on page 30.)

RECORD DATE; VOTING RIGHTS


         Only stockholders of record of Barnstable common stock at the close of business on February 2, 2001, the record date, will be entitled to vote at the Barnstable special meeting. On the record date, there were issued and outstanding 10,740 shares of Barnstable common stock. Each share of Barnstable common stock is entitled to one vote per share on the merger, exercisable in person or by properly executed proxy at the Barnstable special meeting or any adjournment or postponement thereof. Stockholders of Barnstable Water and Barlaco, whether or not they elect to participate in the exchange offer, will not be entitled to vote at the special meeting.


VOTING REQUIREMENTS; QUORUM; AFFILIATE OWNERSHIP

         The presence, either in person or by proxy, of the holders of a majority of the shares of Barnstable common stock outstanding on the record date is necessary to constitute a quorum for the transaction of business at the special meeting.

         Under the Delaware corporation law, the affirmative vote, either in person or by proxy, of the holders of at least a majority of the shares of Barnstable common stock outstanding and entitled to vote on the record date is required to approve the merger. Abstentions have the effect of negative votes.

         As of the record date, directors, officers and affiliates of Barnstable as a group owned approximately 6,994 shares of Barnstable common stock, representing approximately 65.12% of the outstanding shares of Barnstable common stock.

VOTING OF PROXIES

         All shares represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR approval of the merger. Brokers and nominees are precluded from exercising their discretion with respect to the approval and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares ("broker non-votes") with respect to the approval and adoption of the merger.

         The management of Barnstable does not know of any business to be presented at the special meeting other than the matters described in this proxy statement/prospectus. Should additional matters properly come before the special meeting, the persons acting as the proxies will have the discretion to vote in the manner deemed by them to be appropriate with respect to any such matter.

REVOCABILITY OF PROXIES

         Any proxy given in response to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Barnstable, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy given, (ii) duly executing a proxy bearing a later date than the proxy given and delivering it to the Secretary of Barnstable before the vote at the special meeting, or (iii) attending the special meeting and voting in person (although attendance at the special meeting will not in and of itself constitute a revocation of a proxy previously given). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to: Barnstable Holding Co., Inc., 47 Old Yarmouth Road, P.O. Box 326, Hyannis, Massachusetts, 02601-0326, Attention: Secretary, at or before the taking of the vote at the special meeting.

SOLICITATION OF PROXIES

         Connecticut Water and Barnstable will pay their own fees and expenses incurred in connection with this solicitation and the cost of preparing and mailing this proxy statement/prospectus. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Barnstable in person or by telephone, facsimile or other means of communication. Directors, officers and employees will not be additionally compensated for, but may be reimbursed for out-of-pocket expenses in connection with, such solicitations. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of Barnstable common stock held of record by such custodians, nominees and fiduciaries, and Barnstable may reimburse custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

APPRAISAL RIGHTS

         If you do not wish to accept Connecticut Water common stock in the merger, you have the right under Delaware law to have the fair value of your shares determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

                  - send a written demand to Barnstable for appraisal in compliance with Delaware law before the vote on the merger;

                  -        not vote in favor of the merger; and

                  - continuously hold your Barnstable common stock from the date you make the demand for appraisal through the closing of the merger.

Merely voting against the merger will not protect your rights to an appraisal. Appendix C to this proxy statement/prospectus contains a copy of the Delaware statute governing appraisal rights. If you do not follow all the steps required by Delaware law, you will lose your rights to appraisal. The requirements under Delaware law for exercising appraisal rights are described in further detail on pages 48 to 52, "RIGHTS OF DISSENTING STOCKHOLDERS".


                                   THE MERGER


         This section of the proxy statement/prospectus, as it relates to the merger agreement, is qualified by reference to the merger agreement, as amended, which is incorporated herein by reference and attached as Appendix A. All information in this proxy statement/prospectus about Barnstable has been supplied by Barnstable and has not been verified by Connecticut Water. All information in this proxy statement/prospectus about Connecticut Water has been supplied by Connecticut Water and has not been verified by Barnstable. This summary may not contain all of the information important to you. You should therefore carefully read this entire document and the merger agreement for a more complete understanding of the merger.

BACKGROUND OF THE TRANSACTION

         Public water supply has been the core business of CWC since it was established in 1956 and it remains a core business of CWC's parent company, Connecticut Water. CWC's water supply business grew in Connecticut both through the legislative expansion of its utility franchise into areas previously not served by a public water supplier and through acquisition of water companies which served other Connecticut areas. In 1999, Connecticut Water entered into an agreement to acquire, by merger, all of the outstanding stock of Crystal. In 1998, Connecticut Water entered into an agreement to acquire, by merger, all of the outstanding stock of Gallup and in 1997, CWC acquired the assets of two small water companies, all in eastern Connecticut. Connecticut Water's strategic objectives include the growth of its public water supply business, and the opportunity to acquire Barnstable, which is within 100 miles of Connecticut Water's present water utilities operations and can therefore be operated economically in conjunction with these other acquisitions. The acquisition of Barnstable will also extend Connecticut Water's public water supply business into a new state and provide Connecticut Water with expanded opportunities to provide utility management services to public and private water companies in Massachusetts.

         Water quality regulation became more complex and costly as a result of amendments to the federal Safe Drinking Water Act in 1986. Water quality standards for public drinking water and related testing and treatment requirements demanded more operational expertise and capital investment by water suppliers, and the costs of compliance with water quality regulations have caused the rates charged for water to increase. Connecticut Water is the second largest investor-owned water company operating in New England, and it has considerable financial resources and an ability to attract additional equity capital.

BACKGROUND TO THE MERGER - CONNECTICUT WATER

         Public water supply has been and remains the core business of Connecticut Water, primarily through its subsidiary, CWC. The normal growth and expansion of the business has been enhanced by Connecticut Water's acquisition of smaller water utilities throughout Connecticut that are close to CWC's three operating regions. Since 1986, CWC has acquired 22 smaller systems, adding 4,800 customers to its base. In recent years, Connecticut Water has more aggressively pursued viable water company acquisitions.

         In 1992, senior management of Connecticut Water began to consider ways to sustain and enhance the growth of Connecticut Water in the future. Mr. Chiaraluce, President and Chief Executive Officer of Connecticut Water, reviewed his thoughts with the board of directors of Connecticut Water. The board of directors concurred and requested that management develop a strategic vision for Connecticut Water based on the consolidation in the water industry.

         In connection with this strategic planning, Connecticut Water's management began to analyze possible acquisition candidates that would enable Connecticut Water to meet its growth objectives. Although Connecticut Water's primary focus has been on expanding its operations within Connecticut, Connecticut Water's strategy has been to give serious consideration to similar opportunities within New England.

BACKGROUND TO THE MERGER - BARNSTABLE

         In June of 1998, a publicly held utility holding company ("Bidder A") contacted Barnstable with an unsolicited acquisition proposal, which the Barnstable executive committee and the board discussed at meetings on July 13 and July 24, 1998, respectively.

         During the summer of 1998, the Barnstable board noted that the increased regulatory and environmental obligations imposed on water utilities made Barnstable's continued operation as a small independent system impractical. In the board's view, these obligations, combined with Barnstable's narrow capital base, severely limited its ability to expand its business and contributed to substantial variability in its earnings. The board was aware that the regulatory environment was encouraging consolidation in the water industry, as larger utilities actively sought to acquire smaller water systems, to take advantage of the efficiencies of combined operations of multiple water systems in administration, purchasing, maintenance and regulatory compliance. The board concluded that this trend toward consolidation, and the resulting presence of a number of larger utilities actively seeking potential acquisition candidates, would increase the likelihood that Barnstable would receive acquisition proposals which would put Barnstable in a favorable position to negotiate price and other terms with potential acquirers.

         On August 31, 1998, Barnstable entered into a confidentiality agreement with Bidder A.

         In mid-September, 1998, Mr. Wadsworth met with Mr. Chiaraluce of Connecticut Water at an industry convention and asked him whether Bidder A had approached Connecticut Water. Mr. Chiaraluce stated that Connecticut Water was interested in acquiring Barnstable.

         On September 17, 1998, Mr. Wadsworth met with a representative of Bidder A to discuss its proposal in more detail.

         On October 29, 1998, Mr. Wadsworth met with Connecticut Water operations personnel to discuss Barnstable operations.

         On November 6, 1998, members of the Barnstable board of directors met and discussed the proposals of Bidder A and Connecticut Water.

         On November 17, 1998, members of the Barnstable board of directors and Barnstable's counsel, Ropes & Gray, had a telephone call with representatives of Bidder A to discuss aspects of its proposal.

         By mid-November 1998, Barnstable had received written acquisition proposals from both Connecticut Water and Bidder A, as well as indications of interest from several other utility holding companies. Connecticut Water thereafter signed a confidentiality agreement with Barnstable.

         At its November 18, 1998 meeting, the Barnstable board determined that the two written proposals merited consideration, and formed a negotiating committee consisting of Messrs. Avery, Darby and Wadsworth to consider and analyze the various acquisition proposals received by the board of directors. At this meeting, the board received advice from Barnstable's counsel, Ropes & Gray, about the responsibility of directors in considering the sale of the company and in reviewing acquisition proposals. Individual members of the negotiating committee took responsibility for beginning discussions with Connecticut Water (Mr. Wadsworth) and Bidder A (Mr. Darby). The board also determined to continue to solicit indications of interest from water utilities which had previously expressed interest in acquiring Barnstable, or which might have had an interest in acquiring Barnstable based on recent acquisition activity.

         On November 23, 1998, Mr. Wadsworth met with a representative of Bidder A and discussed due diligence issues.

         On November 24, 1998, Mr. Wadsworth met with Mr. Chiaraluce to discuss Barnstable's operations and Connecticut Water's proposed offer.

         On November 30, 1998, Mr. Wadsworth met with a representative of Connecticut Water to discuss Barnstable's operations.

         Before the November 30, 1998 meeting of the Barnstable board of directors, Ropes & Gray provided comments to Bidder A on its proposal. At that meeting, Mr. Wadsworth reported on his preliminary discussions with representatives of Connecticut Water and his contacts with two other utilities which had indicated preliminary interest in acquiring Barnstable. Mr. Darby reported on his discussions with representatives of Bidder A. The board requested Mr.

Wadsworth to seek more specific indications of interest from the two other utilities and Ropes & Gray to seek clarification from Connecticut Water on its proposal.

         During the summer and fall of 1998, Mr. Avery contacted several water utilities which the board felt might be interested in acquiring Barnstable.

         On December 21, 1998, Mr. Wadsworth met with a representative of another utility regarding its interest in acquiring Barnstable.

         On January 14, 1999, Mr. Wadsworth met with Mr. Benoit of Connecticut Water regarding Barnstable's business and operations.

         In January 1999, while discussions with Connecticut Water and Bidder A continued, Barnstable entered into a confidentiality agreement with a third utility holding company ("Bidder B"). Bidder B submitted a written proposal to acquire Barnstable in early February, 1999.

         The status of negotiations with Connecticut Water, Bidder A and Bidder B were discussed at January 29, 1999 and February 11, 1999 meetings of the negotiating committee and at a February 12, 1999 meeting of the full board. At the February 12, 1999 meeting, the directors received a report on the activities of the negotiating committee and the status of contacts with other utilities which had expressed preliminary interest in acquiring Barnstable. The directors also reviewed written materials prepared by management and Ropes & Gray summarizing the proposals of Connecticut Water, Bidder A and Bidder B. A representative of Bidder B joined the meeting briefly by telephone to answer directors' questions on its proposal. The board requested representatives of Ropes & Gray to contact Connecticut Water and Bidder B to request revised proposals by February 22, 1999 that would address points not addressed in their previous written proposals. The board also requested Mr. Darby to contact Bidder A to discuss aspects of its proposal.

         Barnstable received revised written proposals from Connecticut Water, Bidder A and Bidder B prior to a meeting of the board of directors held on February 28, 1999. At the February 28 meeting, the board discussed the revised proposals and written materials prepared by management and Ropes & Gray summarizing the proposals. The board also compared the pending acquisition proposals with the alternative of not engaging in an acquisition transaction. The board requested Messrs. Avery and Stringer and Ms. Darby and representatives of Ropes & Gray to approach Bidder B for clarification of its proposal.

         From February to May 1999, representatives of Barnstable discussed the acquisition proposals of Connecticut Water, Bidder A and Bidder B with the bidders.

         On April 20, 1999, the negotiating committee met to discuss the progress of discussions on the three outstanding proposals. At the conclusion of the meeting, the committee asked Ropes & Gray to contact Bidder A and Bidder B to discuss aspects of their respective proposals.

         At the May 3, 1999 board meeting, the directors considered the acquisition proposals of Connecticut Water, Bidder A and Bidder B. David Quigley of DWQ Associates, Ltd., a firm which assists privately held companies with mergers and acquisitions, joined the meeting. He discussed a number of factors that the board could appropriately consider in determining which of the proposals offered the highest value reasonably available to the Barnstable stockholders. He noted that in his view the board had devised a reasonable process for identifying and dealing with the interested parties and that the offers received should be analyzed in terms of their value at the time the expected consideration was received by stockholders. The directors discussed the valuation of the securities offered, the differing treatment of undeveloped real estate owned by Barlaco, post-closing indemnification and escrow arrangements, and the likelihood of each bidder consummating the transaction.

         At the conclusion of the May 3, 1999 directors' meeting, the board authorized the negotiating committee to negotiate, finalize and execute a letter of intent with Bidder A on the basis of its current proposal. Barnstable entered into a letter of intent with Bidder A on May 4, 1999 which provided that Barnstable would negotiate a definitive agreement on an exclusive basis with Bidder A until the later of 45 days after the date the letter of intent was executed by Barnstable and the date that either party terminated negotiations by written notice delivered to the other party.

         Following the May 3, 1999 directors' meeting, the negotiating committee communicated the board's decision to Connecticut Water, Bidder A and Bidder B. On May 11, 1999, David Benoit of Connecticut Water wrote to Mr. Wadsworth, stating that Connecticut Water would be willing to resume negotiation discussions if agreement with Bidder A was not reached. A representative of Bidder B informed Mr. Wadsworth that it continued to be interested in acquiring Barnstable.

         Bidder A's proposal provided that the purchase price paid to Barnstable stockholders upon consummation of the acquisition would include an amount to be agreed upon representing the value of land held by Barlaco, and that Bidder A would share a copy of the results of any real estate appraisal commissioned for the benefit of Bidder A with Barnstable.

         Throughout the summer and early fall of 1999, a licensed real estate appraiser retained by Bidder A began to develop an appraisal of the Barlaco land. Given the substantial uncertainties surrounding the development potential of the land, the process of arriving at an agreed upon appraised value of certain parcels proved to be lengthy. Throughout the appraisal process, a licensed real estate appraiser retained by Barnstable consulted periodically with Bidder A's appraiser.

         While the appraisal process was being initiated, a draft merger agreement was distributed by counsel for Bidder A in mid-May 1999. Management and counsel for Barnstable had a number of discussions with representatives of Bidder A on the merger agreement during late May and early June, and a mark-up of the merger agreement was prepared by Ropes & Gray and sent to the members of the negotiating committee for their review. At a June 28, 1999 meeting of the negotiating committee, the members of the committee provided comments on the mark-up and instructed Ropes & Gray to make a number of revisions to it. A revised mark-up of the merger agreement reflecting the negotiating committee's revisions was sent to Bidder A and its counsel on July 16, 1999.

         The status of discussions regarding the proposed merger agreement with Bidder A and the ongoing appraisal of the Barlaco land was discussed at meetings of the Barnstable board on

June 14, July 28 and October 13, 1999. At the October 13, 1999 meeting, in light of the delay in the preparation of Bidder A's appraisal of the Barlaco land, the directors determined that discussions between Bidder A and Barnstable should continue with a view to obtaining agreement on the value of the land without waiting for appraisals on all parcels. Mr. Stringer was authorized, with the assistance of Barnstable's real estate advisor, to attempt to negotiate with Bidder A an agreed value of the Barlaco land, subject to approval by the full board.

         Before the December 13, 1999 meeting of the board, a representative of Bidder A informed Mr. Wadsworth of personnel changes and possible changes in corporate strategy at Bidder A. Mr. Darby and Mr. Stringer attempted to obtain assurances from representatives of Bidder A of Bidder A's intention to consummate a transaction with Barnstable.

         At the December 13, 1999 meeting of the board, the directors determined that negotiations with Bidder A should be terminated, so Barnstable would be free to discuss a proposed transaction with other parties which had previously expressed an interest in Barnstable. The board instructed Messrs. Stringer, Murphy and Avery to contact Connecticut Water and Bidder B about recommencing acquisition discussions once negotiations with Bidder A were terminated.

         On December 14, 1999, at the board's instruction, Mr. Wadsworth wrote to inform Bidder A that, as a result of Bidder A's failure to confirm its intention to proceed with the proposed transaction, Barnstable was terminating negotiations. Mr. Wadsworth then wrote to each of Connecticut Water and Bidder B to update them on recent developments.

         On December 15, 1999, Messrs. Avery, Wadsworth and Stringer met with Messrs. Chiaraluce and Benoit of Connecticut Water. Mr. Stringer emphasized that, because of difficulties encountered during the process of appraising the Barlaco land for the proposed transaction with Bidder A, Barnstable would not entertain any offer that made the transaction consideration contingent on an appraisal, or the proceeds of future sales, of the land. Connecticut Water requested a period of time in which to formulate an offer which included a stated value for the Barlaco land. Bidder B received the same information as Connecticut Water on Barnstable's position concerning the Barlaco land.

         Connecticut Water provided Barnstable with a revised letter of intent on December 15, 2000, with an acquisition price of $5,127,500 plus an amount to be agreed upon for the Barlaco real estate, payable in Connecticut Water common stock valued one week before the closing. In no event would Connecticut Water deliver more than 155,379 shares or fewer than 138,581 shares. The letter of intent also provided that Connecticut Water would propose an amount to be paid for the Barlaco land within a 60-day exclusivity period. Barnstable informed Connecticut Water that it was willing to sign the letter of intent if the period of exclusivity during which the Barlaco real estate value would be determined were 30 days.

         On December 22, 1999, Bidder B informed Barnstable that it was not in a position to pursue acquisition discussions at that time because of the depressed trading price of Bidder B's common stock, which was to have been the consideration in the proposed transaction with Bidder B.

         On December 23, 1999, Connecticut Water and Barnstable signed a revised letter of intent providing for a 30 day exclusivity period.

         In early January 2000, Marshall Chiaraluce of Connecticut Water and Mr. Stringer discussed the valuation of the Barlaco real estate. Mr. Chiaraluce provided Mr. Stringer with his views on the real estate and, after conferring with Messrs. Murphy, Wadsworth and Avery, Mr. Stringer agreed on a valuation of $1,600,000 for the real estate, which he would recommend to the directors if Connecticut Water would adjust the number of shares to be issued to Barnstable stockholders in the merger to reflect Connecticut Water's then-current common stock trading price.

         On January 12, 2000, the Connecticut Water board of directors approved a revised letter of intent with Barnstable, providing for total consideration of $6,727,500 and a 60-day exclusivity period to enter into a definitive merger agreement. In no event would Connecticut Water deliver more than 203,864 shares or fewer than 181,824 shares of Connecticut Water common stock.

         At the February 2, 2000 meeting of the Barnstable board, the directors discussed the Connecticut Water acquisition proposal and background materials on Connecticut Water which had been circulated before the meeting. The directors discussed negotiations to date, Connecticut Water and its business, and the provisions of the letter of intent. The directors determined that the Connecticut Water common stock should be valued at the average closing price for the 30 days ending one week before the closing, that the maximum number of shares to be delivered should be 249,000 and that if the Connecticut Water common stock 30-day average closing price one week before the closing was less than $27 per share, Barnstable should have the right to terminate the transaction. The directors also determined that the letter of intent should clarify that no representations and warranties of Barnstable would survive the closing, that no holdback, indemnity or escrow arrangements would apply, that the letter of intent would generally not be legally binding, and that the Connecticut Water common stock to be issued in the transaction be registered with the SEC. The directors also determined to ask DWQ Associates, Ltd. to examine the Connecticut Water proposal.

         At a February 4, 2000 meeting, the directors discussed and approved a revised letter of intent with Connecticut Water providing that no more than 236,053 Connecticut Water shares or fewer than 172,500 Connecticut Water shares be issued in the merger, that Barnstable would have the right to terminate the transaction if the 30-day average closing price were less than $28.50 per share, and containing the other changes requested by the directors. The letter of intent was executed by representatives of Barnstable and Connecticut Water on February 8, 2000.

         Following the February 4, 2000 directors' meeting, Connecticut Water personnel met with Mr. Wadsworth to begin their due diligence investigation of Barnstable.

         On February 17, 2000, Connecticut Water delivered a draft merger agreement to Barnstable and Ropes & Gray. At the March 13, 2000 meeting of the Barnstable board, representatives of Ropes & Gray discussed a number of issues raised in the draft merger agreement. The board requested Ropes & Gray to consider several questions related to the

Connecticut Water transaction and report back to the board. At its March 17, 2000 meeting, the board instructed Ropes & Gray to forward a mark-up of the merger agreement incorporating Barnstable's comments to Connecticut Water.

         On April 10, 2000, DWQ Associates, Ltd. expressed to the Barnstable board its opinion that the process engaged in by the Barnstable directors to locate a suitable buyer appeared reasonable and that the price to be received from Connecticut Water in the merger appeared to be within a fair range of values.

         Representatives of Connecticut Water and Barnstable held periodic discussions on the terms of the merger agreement and diligence issues relating to the acquisition in the period April through August 2000. The board of directors received reports and discussed the progress of the negotiations at meetings held on May 31, June 23, August 11, and August 17, 2000. The principal points of discussion were the allocation of the costs of obtaining a waiver under Barnstable Water's note agreement with Indianapolis Life Insurance Company, the provision that Connecticut Water have 45 days for a due diligence investigation of Barnstable following execution of the merger agreement, the treatment of the minority interests in Barnstable Water and Barlaco, due diligence issues, Barnstable's right to terminate the transaction if the trading price of Connecticut Water common stock were less than $28.50, and the termination date in the merger agreement. On June 8, 2000, Messrs. Wadsworth and Stringer met with Messrs. Chiaraluce and Benoit to discuss a number of these issues.

         At the August 28, 2000 board meeting, Messrs. Wadsworth and Stringer reported on their negotiations with Connecticut Water concerning the transaction. They reported that they had discussed with Connecticut Water fixing the number of shares to be issued to Barnstable stockholders at 212,656, resulting in aggregate consideration of $6,645,000 assuming a price per share of Connecticut Water common stock of $31.25, subject to adjustments to the fixed number of Connecticut Water shares based on the number of shares of Barnstable Water and Barlaco held by Barnstable as of the closing. Before the August 28 meeting, a memorandum prepared by Ropes & Gray regarding its due diligence review of Connecticut Water was circulated to the directors. At the meeting, the directors also discussed the fixed exchange ratio in light of recent trading prices of Connecticut Water stock, and the current value of the Barlaco real estate in light of the proposed terms of the Connecticut Water acquisition. It was the sense of the directors that the current terms of the transaction were acceptable, subject to the results of additional due diligence on Connecticut Water to be performed by Ropes & Gray and the directors' review of the final form of the merger agreement. The board instructed Ropes & Gray to negotiate the final form of the merger agreement with Connecticut Water representatives.

         A proposed final form of the merger agreement with Connecticut Water, together with memoranda prepared by Ropes & Gray summarizing the agreement and describing the results of the supplemental due diligence on Connecticut Water, were distributed to the directors before their meeting on September 28, 2000.

         At the September 28, 2000 meeting, the board reviewed the final form of the merger agreement, and suggested certain changes which Ropes & Gray was instructed to discuss with Connecticut Water's counsel. The board also discussed the timetable for closing the transaction. After discussion, the board unanimously approved the execution of the merger agreement with

Connecticut Water, subject to Connecticut Water's acceptance of the directors' proposed changes to the merger agreement, and unanimously resolved to recommend the transaction to Barnstable stockholders.

         In discussions with Ropes & Gray held immediately after the September 28 meeting, Connecticut Water accepted the directors' proposed changes to the merger agreement. The merger agreement was executed and delivered by Connecticut Water and Barnstable on October 4, 2000.

         The merger agreement provided Connecticut Water with a 45-day due diligence period. Connecticut Water undertook its due diligence and in November, 2000 Connecticut Water informed Barnstable that, based on its investigation, Connecticut Water had determined not to terminate the merger agreement. The parties then moved forward to complete the merger.

         On December 15, 2000, Barnstable and Connecticut Water signed an amendment to the merger agreement concerning, among other matters, Connecticut Water's obligations to obtain a waiver of the change in control provisions in Barnstable Water's note agreement with Indianapolis Life Insurance Company.

         On January 24, 2001, Barnstable and Connecticut Water signed a second amendment to the merger agreement concerning, among other matters, the Barnstable Stockholders' entitlement to the dividend expected to be paid to Connecticut Water Stockholders as of March 1, 2001 if the merger is consummated prior to such date, the timing of the Barnstable special stockholders meeting and extending the possible termination date of the merger agreement.

CONNECTICUT WATER'S REASONS FOR THE TRANSACTION

         Connecticut Water believes that the combination with Barnstable can provide better opportunities to achieve significant benefits for both companies' stockholders, customers, employees and the regions that they serve than could be achieved by the two companies separately.

         Connecticut Water has not retained an outside party to evaluate the proposed merger but has instead relied upon the knowledge of its management concerning the business of public water supply in Massachusetts (and in particular the business of Barnstable), and utility regulation and ratemaking in Massachusetts, in considering the financial viability of the merger. The relatively small size of the transaction was also a factor in not retaining an outside financial advisor. The Connecticut Water board believes that the merger is justified by the overall benefit to Connecticut Water and is in the best interests of the Connecticut Water stockholders. The management and directors of Connecticut Water did not assign relative or specific weights to any particular factor or analysis.

BARNSTABLE'S REASONS FOR THE TRANSACTION; RECOMMENDATION OF BARNSTABLE'S BOARD OF DIRECTORS

         In reaching its decision to approve the merger agreement and to recommend adoption of the merger agreement by the Barnstable stockholders, the Barnstable board consulted with management and its financial and legal advisors and independently considered the proposed merger agreement and the transactions contemplated by the proposed merger agreement. The following discussion of the factors considered by the Barnstable board in making its decision is not intended to be exhaustive but includes all material factors considered by the Barnstable board.

         The Barnstable board considered the following factors as reasons that the merger will be beneficial to Barnstable and its stockholders:

         - The price offered to Barnstable stockholders, which was the result of active negotiations over many months and is within a fair range of values for Barnstable in the opinion of the board's financial advisor.

         - Connecticut Water's record of successfully closing previous acquisition transactions.

         - The directors' belief that an exchange of Barnstable common stock for shares of Connecticut Water common stock would provide Barnstable stockholders with a considerably more liquid investment in a company with greater financial, managerial and technical resources, as well as a more diversified geographical scope of operations.

         - The ability of Connecticut Water to compete in a regulatory and competitive environment which has become increasingly inhospitable to small independent water utilities like Barnstable.

         In the course of its deliberations, the Barnstable board of directors reviewed with Barnstable management and legal counsel a number of factors relevant to the merger. In particular, the Barnstable board of directors considered, among other things:

         - Information relating to the business, assets, management, competitive position and operating performance of Barnstable, including the prospects of Barnstable if it were to continue as an independent company.

         - Information relating to the business, assets, management, competitive position and operating performance of Connecticut Water.

         - The historical trading prices of, and dividends paid on, Connecticut Water common stock.

         -  The likelihood that the merger will be completed.

         - The likely difficulty which Barnstable would experience in disposing of the Barlaco land on acceptable terms, either separately or in the context of the sale of the entire company.

         - The lack of any post-closing indemnification or escrow obligations of the Barnstable stockholders for representations and warranties of Barnstable made to Connecticut Water in the merger agreement.

         - The expected qualification of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

         The Barnstable board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

         - The risk that the number of shares of Connecticut Water common stock to be issued to Barnstable stockholders in the merger will not increase if Connecticut Water's stock price declines below $31.25 per share at the time of the consummation of the merger.

         - The risk that Connecticut Water would be unable to meet key conditions to the merger.

         - The risk that Connecticut Water would terminate the transaction or impose additional obligations on Barnstable during the course of its 45-day due diligence period following the execution of the merger agreement.

         - The risk that the number of Connecticut Water shares to be received in the merger will be reduced if Barnstable does not acquire a number of the shares of its subsidiaries before closing.

         -  The risk of local governmental or public opposition to the merger.

         The Barnstable board of directors believed that some of these risks were unlikely to occur, that Barnstable could avoid or mitigate others and that, overall, these risks were outweighed by the potential benefits of the merger.

         In light of the variety of factors considered in connection with its evaluation of the merger agreement and the merger as a whole, the board of directors of Barnstable did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Barnstable board of directors may have given different weight to different factors.

         Recommendation of the Barnstable Board of Directors. After careful consideration and upon completion of a deliberate and thorough sale process, the Barnstable board of directors unanimously determined that the terms of the merger agreement are advisable and in the best interests of, Barnstable and its stockholders and has unanimously approved the merger agreement. The Barnstable board of directors unanimously recommends that the stockholders of Barnstable vote "for" adoption of the merger agreement.

OPINION OF DWQ ASSOCIATES, LTD.

         Barnstable asked DWQ Associates, Ltd. to render an opinion to the Barnstable board as to the reasonableness of the sale process engaged in by the board and the fairness of the price to be received by the Barnstable stockholders in the merger. DWQ, based in Providence, Rhode Island, assists privately held companies with mergers and acquisitions and private placements of debt and equity.

         DWQ was one of a number of locally-based investment banks suggested to Barnstable by its counsel, Ropes & Gray. Mr. Wadsworth interviewed David Quigley of DWQ in April of

1999, and recommended to the full board at its May 3, 1999 meeting that it approve the selection of DWQ as Barnstable's financial advisor in connection with the sale transaction. The board approved the selection of DWQ at the May 3, 1999 meeting after hearing a presentation from Mr. Quigley, who provided information to the board on his firm's credentials. At this meeting, Mr. Quigley also provided advice concerning the factors the board could appropriately consider in determining which of the pending acquisition proposals offered the highest value reasonably available to Barnstable stockholders.

         On April 10, 2000, DWQ delivered its written opinion to the Barnstable board that the process engaged in by the Barnstable directors to locate a suitable buyer appeared reasonable and that the price to be received from Connecticut Water in the merger appeared to be within a fair range of values.

         DWQ has confirmed its April 10, 2000 opinion by delivering its opinion dated the date of this proxy statement/prospectus to the Barnstable board of directors to the same effect, after updating its April 10, 2000 analysis to take account of more recent information regarding the earnings and financial condition of Barnstable and to reflect that the transaction consideration would be based upon a fixed number of shares of Connecticut Water common stock.

         The full text of the DWQ opinion, dated the date of this proxy statement/prospectus, is attached as Appendix B to this proxy statement/prospectus. DWQ's April 10, 2000 opinion is available for inspection and copying at Barnstable's principal executive offices located at 47 Old Yarmouth Road in Hyannis, Massachusetts during its regular business hours by any interested Barnstable stockholder or a representative of a stockholder that has been so designated in writing. A copy of the April 10, 2000 opinion will also be sent by Barnstable to any interested Barnstable stockholder, or a representative of a stockholder that has been so designated in writing, upon written request and at the expense of the requesting stockholder.

         The summary of the DWQ opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the DWQ opinion. Holders of Barnstable common stock are urged to read the DWQ opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered and limits of the review by DWQ in connection with its opinion.

         Because DWQ was not involved in the sale process and had no direct contact with any potential buyers, its conclusions were based on a recitation of events and financial and other information provided by Barnstable management (none of which DWQ attempted to independently verify) and a brief overview of the water utility industry. DWQ did not conduct a detailed physical inspection, or make or obtain any independent evaluation or appraisal, of the property and facilities of Barnstable and its subsidiaries. The amount of consideration to be paid to Barnstable stockholders in the merger was the result of arm's-length negotiation between Connecticut Water and Barnstable, and was not recommended by DWQ.

         In its April 10, 2000 opinion, using management's estimate of Barnstable's after-tax earnings for the fiscal year ended December 31, 1999 of $303,000, DWQ found that the Connecticut Water offer exclusive of the $1.6 million value offered for the Barlaco real estate was 16.92 times earnings, and
22.2 times earnings including the value of the Barlaco real estate.

         Using management's estimate of Barnstable's book value at December 31, 1999 of $2,320,000, DWQ found that the Connecticut Water offer represented about
2.2 times book value without taking into account the value placed on the Barlaco land. When the total value of the offer was considered, DWQ found that it represented a multiple of about 2.9 times book value.

         DWQ compared these multiples to the price/earnings and price/book multiples for six publicly traded water utilities, including Connecticut Water and Bidders A and B. DWQ found that without the value of the Barlaco land, the Connecticut Water offer multiples were less than the corresponding multiples for Connecticut Water common stock. DWQ also found that the price/earnings multiple of the Connecticut Water offer without the Barlaco land value (16.92) was close to the average for the six-company sample (17.03) and that the Connecticut Water offer price/book multiple without the Barlaco land value (2.20) was slightly higher than the sample average (1.88).

         DWQ found that the price/earnings multiple and price/book multiple for the Connecticut Water offer including the Barlaco real estate compared more favorably to the sample averages.


         Based upon the analysis above, on April 10, 2000, DWQ delivered its written opinion to the board to the effect that the process engaged in by Barnstable to locate a suitable buyer appeared reasonable and the price to be received by Barnstable's stockholders appeared to be within a fair range of values.


         In its opinion dated the date of this proxy statement/prospectus and attached as Appendix B, using management's estimate of Barnstable's after-tax earnings for the fiscal year ended December 31, 2000 of approximately $215,000, and based on the closing price of Connecticut Water common stock as of January 10, 2001, DWQ found that the total Connecticut Water offer represented a multiple of 30.48 times earnings.

         Using management's estimate of Barnstable's book value at December 31, 2000 of approximately $2,300,000, and based on the January 10, 2001 closing price of Connecticut Water's common stock, DWQ also found that the total Connecticut Water offer represented a multiple of 2.85 times book value.

         DWQ compared these multiples to the price/earnings and price/book multiples (as of January 10, 2001) for largely the same sample of publicly traded water utilities as were tested for purposes of its April 10, 2000 opinion, including Connecticut Water and Bidders A and B. DWQ found that the price/earnings and price/book multiples of the total transaction consideration to be paid to Barnstable's stockholders (30.48 and 2.85, respectively) continued to exceed the average price/earnings (20.34) and price/book (2.19) ratios computed in its sample.

         Based upon this updated analysis, DWQ delivered as of the date of this proxy statement/prospectus its written opinion to the board to the effect that the conclusions reached in its April 10, 2000 opinion that the process that was used to locate a suitable buyer appeared reasonable and that the price to be received by Barnstable's stockholders appeared to be within a fair range of values were still valid.

         For its services, Barnstable will pay to DWQ a fee of $7,500. Barnstable's engagement agreement with DWQ also includes customary indemnification provisions running in favor of DWQ.

RECOMMENDATION OF BARNSTABLE'S BOARD OF DIRECTORS


         For the reasons described above, the Barnstable board of directors has determined the merger to be in the best interests of Barnstable and its stockholders. Accordingly, the Barnstable board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that stockholders vote "for" approval of the merger.

                              THE MERGER AGREEMENT


         The following is a brief summary of certain provisions of the merger agreement, as amended. You should read carefully the merger agreement itself, which is attached as Appendix A to this proxy statement/prospectus and is incorporated here by reference. This summary is qualified in its entirety by reference to the merger agreement.

THE MERGER

         The merger agreement provides that, following the approval and adoption of the merger agreement by the Barnstable stockholders and the satisfaction or waiver of the other conditions to the merger, on the closing date, Barnstable will be merged with and into a wholly-owned subsidiary of Connecticut Water. Connecticut Water proposes to carry on the operations of the surviving corporation under the name of Barnstable Holding Co., Inc. As a result of the merger, and assuming 212,656 shares of Connecticut Water stock are exchanged for 10,740 shares of Barnstable common stock currently outstanding, Connecticut Water would issue approximately 19 shares of Connecticut Water common stock for each share of Barnstable common stock. The actual share payment may be adjusted up or down and will be finally determined at the closing date pursuant to the terms of the merger agreement. Cash will be paid in lieu of fractional shares based on an agreed value of $31.25 per share of Connecticut Water common stock. Holders of Barnstable common stock are entitled to appraisal rights in connection with the merger.

         The merger will become effective in accordance with the certificate and plan of merger to be filed with the secretary of state of the state of Connecticut and the certificate and plan of merger to be filed with the secretary of state of the state of Delaware. It is anticipated that these filings will be made on or immediately after the closing date.

SURVIVING COMPANY

         Barnstable will be merged with and into a wholly-owned subsidiary of Connecticut Water, which will continue as the surviving company. The certificate of incorporation and by-laws of the Connecticut Water subsidiary as in effect immediately prior to the closing date will be the certificate of incorporation and by-laws of the surviving company after the closing date (except that the subsidiary's name will be changed to Barnstable Holding Co., Inc.). The directors and the officers of the Connecticut Water subsidiary will be the directors and officers of the surviving company. The surviving company will have all of the rights, privileges, powers and franchises, and be subject to the same restrictions, disabilities and duties, that the Connecticut Water subsidiary and Barnstable had separately before the merger.

CONSIDERATION

         In the merger, each outstanding share of Barnstable common stock will be converted into the right to receive a number of shares of Connecticut Water common stock equal to the exchange ratio. The exchange ratio will be calculated by dividing 212,656 shares of Connecticut Water common stock (subject to adjustment as described below) by the number of issued and outstanding shares of Barnstable common stock outstanding on the closing date. The exchange ratio will be rounded to the nearest thousandth.

         The purchase price of 212,656 shares of Connecticut Water common stock may be increased or decreased depending upon Barnstable's ownership of its subsidiaries' stock on the closing date. On October 4, 2000, the date of signing of the merger agreement, Barnstable owned 716 of the 750 issued and outstanding shares of Barnstable Water and 716 of the 758 issued and outstanding shares of common stock of Barlaco. The number of shares of Connecticut Water common stock paid to Barnstable stockholders will be increased by 4,000 shares if Barnstable owns all of the issued and outstanding common stock of both Barnstable Water and Barlaco on the closing date. However, the number of shares of Connecticut Water common stock payable to Barnstable stockholders will be reduced by 215 shares for each share of Barnstable Water common stock (in excess of 5 shares) not owned by Barnstable on the closing date, and by 68 shares for each share of common stock of Barlaco (in excess of 5 shares) not owned by Barnstable on the closing date.

         The merger agreement requires Barnstable to offer to exchange shares of its common stock for Barnstable Water and Barlaco common stock not owned by Barnstable. Barnstable plans to offer to exchange 11.433 shares of its common stock for each share of Barnstable Water common stock and 3.567 shares of its common stock for each share of Barlaco common stock. Connecticut Water is not obligated to proceed with the merger unless, as of the closing date, Barnstable owns all of the 8 issued and outstanding shares of Barlaco non-voting common stock. However, the holders of the 8 shares of Barlaco nonvoting common stock have agreed to exchange those shares for 28.54 shares of Barnstable common stock. If all minority holders of Barnstable Water and Barlaco voting common stock accept the offer, Barnstable will issue 538.54 shares of Barnstable common stock, the number of shares of Connecticut Water common stock issued to Barnstable stockholders in the merger would be increased to 216,656 shares and each share of Barnstable would be converted in the merger into the right to receive approximately 19.2 shares of Connecticut Water common stock.

         Based upon the capitalization of Barnstable and Connecticut Water as of December 31, 2001 and assuming that the number of Connecticut Water common shares issuable in the merger is 212,656, the holders of the then outstanding shares of Barnstable common stock would own approximately 4% of the outstanding shares of Connecticut Water common stock after the merger.

FRACTIONAL SHARES

         No fractional shares of Connecticut Water common stock will be distributed pursuant to the merger. Barnstable stockholders will receive a cash payment in lieu of any entitlement to a fractional share of Connecticut Water common stock based on an agreed price of $31.25 per share of Connecticut Water common stock.

EXCHANGE OF SHARES


         Upon and after the effective time of the merger, the stock transfer books of Barnstable will be closed and there will be no further registration of transfers of Barnstable common stock. Promptly after the effective time, transmittal letters will be mailed to each holder of record of Barnstable common stock to be used in forwarding the share certificates for surrender and exchange for certificates for the shares of Connecticut Water common stock. After receipt of the transmittal letter, each holder of certificates formerly representing Barnstable common stock may surrender those certificates to a paying agent which will be designated by Connecticut Water and referenced in the transmittal letter, and each such holder will receive in return certificates for the number of whole shares of Connecticut Water common stock to which such holder is entitled. The transmittal letters will be accompanied by instructions specifying other details of the exchange procedure. BARNSTABLE STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL LETTER FOLLOWING THE EFFECTIVE TIME.

         If a certificate for Barnstable common stock has been lost, stolen or destroyed, the paying agent will issue Connecticut Water common stock to the registered holder upon receipt of an affidavit of that fact, subject to conditions as the paying agent may impose including customary indemnification obligations.

         Following the merger, Barnstable stockholders will hold stock in a Connecticut corporation rather than a Delaware corporation. For a description of the differences between the rights of the holders of Connecticut Water common stock and Barnstable common stock, see "Comparison of Stockholder Rights" on page 64.

NO FURTHER RIGHTS


         After the effective time, holders of certificates representing shares of Barnstable common stock will cease to have any rights with respect to Barnstable common stock except as otherwise provided in the merger agreement or by applicable law. The only right of holders of the certificates shall be the right to receive the number of shares of Connecticut Water common stock which the holder of the certificate is entitled to receive, subject to any properly constituted assertions of appraisal rights. Barnstable stockholders will be entitled to dividends on Connecticut Water common stock received in the merger if the record date for the dividend is after the effective time of the merger. Neither the Connecticut Water common stock nor any such dividends will be delivered to a former holder of Barnstable common stock unless and until the Barnstable stockholder surrenders his certificate for Barnstable common stock as described above under "Exchange of Shares."

REPRESENTATIONS AND WARRANTIES


         The merger agreement contains customary reciprocal representations and warranties of Barnstable and Connecticut Water on:

         -        due organization and good standing;

         -        corporate authority to carry on its business;

         - authorization and corporate authority to enter into the merger agreement and the other contemplated transactions;

         -        enforceability of the merger agreement;

         - absence of violations of, and conflicts with, organizational documents, agreements, judgments or other court orders, rules or regulations by which each party is bound, laws and certain regulatory requirements;

         -        use of brokers;

         - absence of material adverse changes in the financial position, results of operations, assets, liabilities or business of Connecticut Water and Barnstable (including subsidiaries);

         -        governmental investigations and litigation;

         -        completeness of disclosure under the merger agreement; and

         - competency of parties, responsibility for the merger agreement and representation by counsel.

         In addition, Barnstable has made representations and warranties regarding:

         - due organization, good standing and authority to carry on business of the Barnstable subsidiaries;

         -        rates, prices and charges of  Barnstable Water;

         - absence of creation of material liens or encumbrances on its assets as a result of entering into the merger agreement;

         - obtaining requisite material consents and releases from governmental bodies and third parties;

         - title to the assets of Barnstable Water and title to the real property of Barnstable Water and Barlaco;

         - water supply sources and facilities and the rights of Barnstable Water to use the water;

         - ownership of interests in entities other than Barnstable Water and Barlaco;

         - compliance with zoning and other restrictions and, as applicable, possession of permits or variances relating to such restrictions;

         -        effectiveness of charter documents;

         -        material contracts, agreements and leases;

         - financial statements and annual return filings with regulatory authorities;

         - compliance with health and safety, environmental and other regulatory laws;

         - Superfund and other liability for the presence or disposal of hazardous substances;

         -        insurance;

         -        condition of Barnstable Water's system;

         -        taxes and tax returns, liens and liability;

         -        employees and labor matters;

         -        related party transactions;

         -        employee benefit plans;

         -        capitalization of Barnstable and its subsidiaries;

         -        corporate records of Barnstable and its subsidiaries;

         -        bank accounts, loans and other credit arrangements; and

         -        required vote of Barnstable stockholders.

         And, in addition, Connecticut Water has made representations and warranties regarding:

         - the shares of Connecticut Water common stock being issued in the merger, and the registration of those shares; and

         -        Securities and Exchange Commission filings.

         Many of these representations and warranties are qualified by the concept of material adverse effect and/or are made to a party's knowledge. None of the Barnstable representations and warranties contained in the merger agreement will survive the closing date.

CERTAIN COVENANTS


Conduct of Businesses Pending the Merger


         Barnstable has agreed that until the closing date, each of Barnstable, Barnstable Water and Barlaco (collectively, the "Companies") will conduct its business and affairs only in the ordinary course so that the representations and warranties made by Barnstable, subject to certain exceptions, will remain true and correct in all material respects at and as of the closing date and that each will use its commercially reasonable efforts to maintain and preserve its business, operations and business relationships.

         Specifically, from the date of the merger agreement until the closing date and without the prior written consent of Connecticut Water:

         - none of the Companies will dispose of any asset (as defined in the merger agreement) having a value of $5,000 or more (or assets having value of $25,000 or more in the aggregate), except for the sale of water in the ordinary course of business;

         - none of the Companies will incur additional liabilities in the aggregate amount of $25,000 or more, except for normal expenses incurred in the ordinary course of business or borrowing in the ordinary course of business, not to exceed $830,000, under an existing revolving note of Barnstable;

         - none of the Companies will take any action that would reasonably be expected to adversely affect the ability of Barnstable to complete the merger;

         - each of the Companies will maintain in force all existing liability insurance policies and fidelity bonds (or policies or bonds on similar terms) related to Barnstable Water's water system and assets;

         - the Companies will notify Connecticut Water of the occurrence of certain material adverse changes;

         - the Companies will maintain their assets in good condition, except for reasonable wear and tear;

         - none of the Companies will enter into new leases or contacts, or modifications thereof, that would impose obligations on the Companies or Connecticut Water in excess of $25,000;

         - none of the Companies shall make unfavorable material alterations to specified assets (with certain exceptions), change or attempt to change zoning or other restrictions applicable to the Companies' real property or cancel or materially amend any material easement or similar right held by any of the Companies;

         - none of the Companies will take any action to adopt certain employee benefits, amend existing employee benefits plans, or enter into certain other employment or compensation arrangements;

         - except for the issuance of Barnstable common stock in exchange for minority stockholder interests in Barnstable Water and Barlaco, the acquisition or redemption of Barlaco non-voting common stock and the amendment of the terms of Barnstable Water preferred stock, none of the Companies will issue or sell shares of capital stock or other securities of the Companies, agree to acquire or redeem shares of their capital stock, or authorize or grant any options, warrants or other rights to acquire shares of their capital stock or other securities convertible or exchangeable into shares of such capital stock;

         - none of the Companies will declare or pay any dividends or make any distributions on their capital stock except for dividend payments required by the terms of Barnstable Water preferred stock or regular dividend payments in Barnstable Water's ordinary course of business, the issuance of shares of Barnstable common stock in return for minority stockholder interests in Barnstable Water and Barlaco and dividend payments by Barnstable of not more than $7.00 per share of common stock payable on or before April 15, 2001 to stockholders of record on or before April 15, 2001 (which are payable only if the closing date has not occurred by the declaration date);

         - none of the Companies will change its method of accounting (except as required by generally accepted accounting principles) or its fiscal year, settle or compromise any tax liability or refund claim, or make a material tax election that is inconsistent with prior practice or which would increase current or future tax liabilities of the Companies;

         - Barnstable Water will not make, propose or agree to any change in its rates, charges, standards or accounting from those in effect on the date of the merger agreement; and

         - none of the Companies will authorize, or commit or agree to take, any of the actions listed above.

All Parties

         Connecticut Water and Barnstable have each agreed that prior to the closing date, each will, among other things,

         - use commercially reasonable efforts to secure the requisite approvals for the transactions contemplated by the merger agreement,

         - execute and deliver such instruments and take such actions as may be required to carry out the purpose and intent of the merger agreement,

         - treat information received from the other party as confidential, and

         - notify one another of the occurrence, or failure to occur, of any event which would be likely to cause any representation or warranty contained in the merger agreement to be untrue or inaccurate, and of any failure of the parties, their officers, directors or employees to comply with any covenant, condition or agreement to be complied with or satisfied under the merger agreement.

         If any preferred stock of Barnstable Water is redeemed or repurchased by it prior to the fifth anniversary of the closing date, none of the funds used for such redemption or repurchase shall come from, nor shall any borrowing of such funds be guaranteed by, Barnstable, Connecticut Water , Barlaco, the Connecticut Water subsidiary or any affiliate of them, nor shall any preferred stock of Barnstable Water be purchased by Barnstable, Connecticut Water, Barlaco, the Connecticut Water subsidiary or any affiliate of them prior to the fifth anniversary of the closing date.

         Connecticut Water

         In addition to the covenants above, Connecticut Water has agreed to:

         - use its best efforts to prevent any Connecticut Water representation or warranty made in the merger agreement from becoming inaccurate, to satisfy the requirements, covenants and agreements applicable to it under the merger agreement and to satisfy the conditions to the consummation of the transactions contemplated in the merger agreement;

         - notify Barnstable promptly of any lawsuit, claim, proceeding or investigation which may be threatened, brought, asserted or commenced with respect to the transactions contemplated in the merger agreement or which might have an adverse impact on Connecticut Water or the Connecticut Water common stock;

         - prepare and file with the SEC and seek effectiveness of a registration statement on Form S-4 containing this proxy statement/prospectus that covers the issuance of Connecticut Water common stock issued in connection with the merger and the resale of Connecticut Water common stock by certain affiliates of Barnstable during the one-year period following the effective time of the merger and which shall be subject to Barnstable's approval prior to filing;

         - not make any amendment or supplement to the registration statement without the approval of Barnstable; and

         - obtain certain waivers with respect to agreements between each of Barnstable Water and Barnstable and Indianapolis Life Insurance Company. The receipt of these waivers is not a condition precedent to the merger.

Barnstable


         In addition to the covenants above, Barnstable has agreed to:

         - provide access to Connecticut Water and its representatives to certain assets of Barnstable and the books, contracts, records and files of the Companies, including

                  Barnstable Water's water system and personnel records (as permitted by law) of the Companies;

         - ensure the Companies use commercially reasonable efforts to remain in compliance in all material respects with all foreign, federal, state, local and other laws, statutes, ordinances, rules, regulations, orders, judgments, and decrees applicable to any of the Companies and their operations and assets if noncompliance with such laws, etc., could have a material adverse effect on the Companies taken as a whole;

         - recommend and submit the merger agreement to the Barnstable stockholders for approval and use commercially reasonable efforts to solicit the requisite approval of the merger;

         - cooperate with Connecticut Water in the preparation of the registration statement and the accompanying proxy statement/prospectus (including amendments and supplements thereto) and supply Connecticut Water with all information necessary about the Companies and their affiliates to enable Connecticut Water to comply with federal and state securities laws;

         - deliver or cause to be delivered to Connecticut Water all financial statements and audit reports available subsequent to the date of the merger agreement, and such other information as Connecticut Water may from time to time reasonably request;

         - make available designated representatives to confer with a representative of Connecticut Water regarding the status of the Companies' ongoing operations; and

         - notify Connecticut Water of any material change in the normal course of business or operations of the Companies and of any governmental complaints, investigations or hearings.

AMENDMENT OF TERMS OF BARNSTABLE WATER PREFERRED STOCK


         Barnstable is also required to cause Barnstable Water to amend its articles of organization to provide that each outstanding share of preferred stock of Barnstable Water shall be entitled to one-sixth vote per share, and that the holders of Barnstable Water common stock and Barnstable Water preferred stock shall vote together as a single class, on all matters subject to a vote of the stockholders of Barnstable Water. Holders of the Barnstable Water preferred stock currently do not have voting rights.


         Under Massachusetts law, the proposed amendment requires the approval of holders of at least two-thirds of the issued and outstanding shares of Barnstable Water common stock. A special meeting of the stockholders of Barnstable Water will be held immediately prior to the February 22, 2001 special meeting of the stockholders of Barnstable for the purpose of obtaining the necessary stockholder approval. Barnstable, the holder of 95.5% of the outstanding shares of Barnstable Water common stock, intends to vote in favor of the amendment. Barnstable does not hold any shares of Barnstable Water preferred stock.

CONDITIONS PRECEDENT TO THE MERGER


         The respective obligations of each party to the merger agreement to effect the merger are subject to the fulfillment prior to the closing date of certain conditions precedent.

All Parties


         The obligations of Connecticut Water and Barnstable are subject to the fulfillment of each of the following conditions prior to or as of the closing date, unless waived in writing by the other party:

         - the merger agreement, the merger and the transactions contemplated thereby shall have been approved by the requisite vote of the Barnstable stockholders;

         - the registration statement of which this proxy statement/prospectus is a part shall have become effective and shall not be the subject of a stop order or proceedings seeking a stop order; and

         - no preliminary or permanent injunction or other order issued by any federal or state court or governmental regulatory body nor any statute, rule, regulation or executive order of any federal or state governmental authority which restrains, enjoins or otherwise prohibits the transactions contemplated by the merger agreement shall be in effect.

Connecticut Water


         The obligation of Connecticut Water to effect the merger is subject to the fulfillment of various conditions, prior to or at the closing date, unless waived by Connecticut Water, including, among others:

         - the merger agreement and the merger shall have been approved by the board of directors of Barnstable;

         - holders of no more than 10% of Barnstable's capital stock shall have exercised appraisal rights under Delaware law;

         - the representations and warranties of Barnstable in the merger agreement shall be true, correct and complete in all material respects;

         - the Companies shall have performed and complied in all material respects with the obligations required to be performed or complied with by them prior to or at the closing date pursuant to the merger agreement;

         - there shall have been no material adverse change in the assets, business, results of operations, or condition (financial or otherwise), of the Companies taken as a whole;

         - Connecticut Water shall have available to it one or more title insurance policies or commitments to issue such policies with respect to the real property of Barnstable Water and Barlaco insuring that they hold marketable and/or insurable title to, or a good and valid leasehold in, such real property (except as otherwise provided in the schedules to the merger agreement);

         - except as otherwise disclosed in the merger agreement, there shall be no judicial or administrative or condemnation proceeding pending or, to Barnstable's knowledge, threatened concerning certain assets of the Companies and the real property of Barnstable Water and Barlaco set forth in schedules to the merger agreement which could have a material adverse effect on the Companies taken as a whole;

         - no suit, action, proceeding or governmental investigation shall be pending or to the parties' knowledge threatened, which in the reasonable opinion of Connecticut Water or its counsel could have a material adverse effect on the Companies taken as a whole;

         - all actions, proceedings, instruments and documents to be taken or delivered by the Companies in connection with the merger shall be reasonably satisfactory in form and substance to Connecticut Water;

         -        Connecticut Water shall have received an opinion of Ropes &
                  Gray;

         - receipt of resignations of officers and directors of each of the Companies (except for Mr. Wadsworth who will remain President of Barnstable Water);

         - execution by Mr. Wadsworth of his employment agreement with Barnstable Water; and

         - the merger shall have met the requirements for pooling of interests accounting treatment, unless the failure to qualify is due to the inability of Connecticut Water to engage in a pooling transaction, to actions of Connecticut Water, to actions contemplated in the merger agreement or to a change in the pooling of interest rules.

         In addition, the parties have agreed that Connecticut Water shall not be obligated to acquire Barnstable pursuant to the merger agreement unless, as of the closing date, Barnstable owns all of the issued and outstanding shares of Barlaco non-voting common stock.

Barnstable


         The obligation of Barnstable to effect the merger is subject to the fulfillment of various conditions, prior to or at the closing date, unless waived by Barnstable, including, among others:

         - the merger agreement and the merger shall have been approved by the stockholders of Barnstable and by the board of directors of Connecticut Water;

         - the representations and warranties of Connecticut Water in the merger agreement shall be true, correct and complete in all material respects;

         - Connecticut Water shall have performed and complied in all material respects with the obligations required to be performed by it prior to or at the closing date pursuant to the merger agreement;

         - there shall have been no material adverse change in the assets, business, results of operations, or condition (financial or otherwise), of Connecticut Water;

         - no suit, action, proceeding or governmental investigation shall be pending or to the parties' knowledge threatened, which in the reasonable opinion of Barnstable or its counsel could have a material adverse effect on Connecticut Water;

         -        Barnstable shall have received an opinion from Day, Berry &
                  Howard LLP;

         - all actions, proceedings, instruments and documents to be taken or delivered by Connecticut Water in connection with the merger shall be reasonably satisfactory in form and substance to Barnstable; and

         - the merger shall be treated as a reorganization, within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Barnstable shall have received an opinion to that effect from Day, Berry & Howard, LLP.

EXPENSES


         The parties shall pay their own fees, costs, taxes and expenses incurred in connection with the transactions contemplated by the merger agreement regardless of whether or not the transactions are consummated, except that Connecticut Water has paid a fee of $80,000 in connection with a waiver of certain covenants in agreements between each of Barnstable Water and Barnstable and Indianapolis Life Insurance Company, with Barnstable agreeing to reimburse up to $40,000 of this fee if the merger agreement is terminated because of Barnstable's failure to satisfy conditions contained in the merger agreement.

TERMINATION, AMENDMENT, INTERPRETATION AND WAIVER


         The merger agreement may be terminated at any time prior to the closing date, by mutual agreement of Connecticut Water and Barnstable or by either Connecticut Water or Barnstable if the closing date has not occurred by June 30, 2001. This date shall be extended if delays occur in the effectiveness of this registration statement and the timing of the Barnstable special stockholder meeting.

         If the merger agreement is terminated in these events, all obligations of all of the parties will generally terminate and no party will have any obligation or liability to any of the other parties for any breach of the merger agreement.

         The merger agreement can be amended by mutual written consent of Barnstable and Connecticut Water at any time before the closing date. Any failure of either Barnstable or Connecticut Water to comply with any of the conditions set forth in the merger agreement may be waived in writing by the other party. The board of directors of Barnstable and the president or any vice president of Connecticut Water have full power to interpret the merger agreement on behalf of their companies.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE


         The Connecticut Water subsidiary into which Barnstable will merge has agreed to indemnify each director, officer or employee of Barnstable or Barnstable's subsidiaries for any losses or expenses relating to claims arising from the merger or any actions taken prior to the merger. In addition, the certificate of incorporation and by-laws of the Connecticut Water subsidiary shall contain provisions relating to indemnification that are as favorable to the directors, officers and employees of Barnstable as similar provisions in the Barnstable certificate of incorporation and by-laws. The Connecticut Water subsidiary shall also maintain directors' and officers' liability insurance policies covering the current directors and officers of Barnstable and its subsidiaries. These provisions are effective for six years following the merger.

                         AMENDMENTS TO MERGER AGREEMENT


         The merger agreement required Connecticut Water to obtain by November 18, 2000 a waiver meeting certain conditions with respect to the change in control provisions in the note agreement and related guaranty agreement between Barnstable Water and Barnstable, respectively, and the Indianapolis Life Insurance Company. As Connecticut Water did not acquire the waiver by November 18, 2000, the parties entered into an amendment dated December 4, 2000 to the merger agreement to provide for the possibility that Connecticut Water may not obtain prior to closing a waiver containing the required provisions from the Indianapolis Life Insurance Company. Connecticut Water is required to use its best efforts to obtain such a waiver. Connecticut Water has agreed to indemnify Barnstable, each Barnstable subsidiary and certain affiliates of Barnstable but only to the extent of all losses or expenses arising from the failure of the waiver to be issued. In addition, the December 4, 2000 amendment confirms that receipt of the waiver is not a condition to either party's obligation to proceed with the transaction.

         The December 4, 2000 amendment also provides that if the merger agreement is terminated by Connecticut Water because of Barnstable's failure to satisfy closing conditions in the merger agreement, Barnstable will pay to Connecticut Water one-half of the amount of any waiver fee paid by Connecticut Water to the Indianapolis Life Insurance Company, up to a maximum amount payable by Barnstable of $40,000.

         In addition, the December 4, 2000 amendment extended the date after which either CWS or Barnstable could terminate the merger agreement if the closing of the merger had not yet occurred from March 31, 2000 to April 30, 2001. The December 4, 2000 amendment also extended the date after which Barnstable would not be permitted to pay dividends to its stockholders from December 31, 2000 to February 15, 2001.

         On January 24, 2001, the parties entered into a second amendment to the merger agreement. The merger agreement required Barnstable to cause Barnstable Water to amend its articles of organization to grant the holders of Barnstable Water's outstanding preferred stock one-fifth vote per share on matters subject to a vote of the Barnstable Water stockholders. The January 24, 2001 amendment amends this obligation to provide that holders of Barnstable Water preferred stock will receive one-sixth vote per share. See "The Merger Agreement - Amendment of Terms of Barnstable Water Preferred Stock." The January amendment also clarifies that Barnstable stockholders will be entitled to participate in all Connecticut Water dividends for which the record date is after the effective date of the merger. Thirdly, the January amendment requires Barnstable to use reasonable efforts, consistent with its duties and obligations under applicable law, to cause a special meeting of the Barnstable stockholders for the purpose of acting on the merger agreement to be called for a date within 45 days of the date on which this prospectus/proxy statement is declared effective.

         Finally, the January amendment extended the date after which either CWS or Barnstable could terminate the merger agreement if the closing of the merger had not yet occurred from April 30, 2001 to June 30, 2001. The second amendment also extended the date after which Barnstable would not be permitted to pay dividends to its stockholders from February 15, 2001 to April 15, 2001.

         The December 4, 2000 amendment and January 24, 2001 amendment follow the merger agreement in Appendix A of this prospectus/proxy statement.

                                 EXCHANGE OFFER


         Barnstable is obligated before the closing of the merger to offer to exchange shares of its common stock for the shares of common stock of Barnstable Water and Barlaco not currently owned by Barnstable. In addition, Connecticut Water is not obligated to proceed with the merger unless, as of the closing date, Barnstable owns all of the issued and outstanding shares of non-voting common stock of Barlaco. The aggregate number of shares of Connecticut Water common stock issued in the merger will be increased or decreased depending on the number of shares of Barnstable Water and Barlaco common stock which Barnstable acquires as a result of this exchange offer. In addition, the number of shares of common stock which Barnstable issues in the exchange will affect the number of shares of Connecticut Water common stock which each Barnstable stockholder will receive in the merger.


         To satisfy the requirements of the merger agreement, simultaneously with the mailing of this proxy statement/prospectus to Barnstable stockholders, Barnstable will offer to exchange 11.433 shares of Barnstable common stock for each share of Barnstable Water common stock not owned by Barnstable, and 3.567 shares of Barnstable common stock for each share of Barlaco voting and non-voting common stock not owned by Barnstable. Persons holding both Barnstable Water and Barlaco common stock may thus exchange one share of Barnstable Water common stock and one share of Barlaco common stock for 15 shares of Barnstable common stock. Holders of Barnstable Water and Barlaco common stock can exchange their shares on any date prior to the day before the February 22, 2001 special meeting of the Barnstable stockholders, unless this date is extended by Barnstable. Barnstable's obligation to complete the exchange will be conditioned on the satisfaction or waiver of all of the conditions to the obligations of both Connecticut Water and Barnstable to complete the merger, and the exchange itself will occur immediately prior to the consummation of the merger. Holders of Barnstable Water and Barlaco common stock participating in the exchange will not be record holders of Barnstable common stock on the record date fixed for the special meeting, and therefore will not be eligible to vote on, or seek appraisal rights under Delaware law in connection with, the merger. Shares of Barnstable common stock issuable in the exchange will be converted in the merger into shares of Connecticut Water common stock on the same basis as all other shares of Barnstable common stock.

         The holders of the eight outstanding shares of non-voting Barlaco common stock, Mr. Wadsworth and Ms. Darby, have agreed to participate in the exchange.

         The ratio at which Barnstable Water and Barlaco common stock will be exchanged for Barnstable common stock is based on the ratio at which Barnstable Water common stock was exchanged for Barnstable common stock at the time of the formation of Barnstable and Barlaco in 1990. Before the formation of Barnstable and Barlaco, the real estate assets now held by Barlaco were held by Barnstable Water. In 1990, in a series of related transactions:

         - holders of Barnstable Water were given an offer to exchange each of their shares of Barnstable Water common stock for one share of common stock of Barnstable, a newly-formed corporation;

         - Barnstable Water contributed real estate not needed in the operation of its water supply business to Barlaco in exchange for all of the outstanding stock of Barlaco;

         - The eight outstanding shares of Barlaco non-voting common stock were paid from Barnstable Water to the current holders as compensation; and

         - all of the shares of Barlaco common stock held by Barnstable Water were distributed to its stockholders, namely Barnstable and the holders of Barnstable Water not participating in the 1990 exchange offer. The current holders of common stock of Barnstable Water and voting common stock of Barlaco, other than Barnstable, are those persons (or their successors) who elected not to participate in the 1990 exchange.

         In March 1995, Barnstable distributed to its stockholders a stock dividend of 14 shares of Barnstable common stock for each outstanding share.

         The ratio at which shares of Barnstable common stock are to be exchanged for shares of Barnstable Water and Barlaco common stock in the current exchange is based on the effective 15:1 exchange ratio applicable to the 1990 transactions, enabling holders of Barnstable Water and Barlaco common stock to participate in the current exchange on the same basis as holders of Barnstable Water common stock participating in the 1990 exchange.

         Barnstable believes most of the current record holders of Barnstable Water common stock hold an equivalent number of shares of Barlaco common stock. Barnstable anticipates that most persons participating in the exchange will tender Barnstable Water and Barlaco shares together, receiving 15 shares of Barnstable common stock for one share of Barnstable Water common stock plus one share of Barlaco voting common stock. To the extent that a holder exchanges only shares of Barnstable Water or Barlaco common stock, an allocation of the exchange ratio between shares of Barnstable Water and Barlaco common stock is necessary. Barnstable has determined this allocation on the basis of the relative values assigned to Barnstable Water and Barlaco in the Connecticut Water transaction. Thus, of the 15 shares of Barnstable common stock issuable in exchange for one share of each of Barnstable Water and Barlaco common stock, 11.433 shares of Barnstable common stock will be issued in exchange for each share of Barnstable Water common stock and 3.567 shares of Barnstable common stock will be issued in exchange for each share of Barlaco common stock.

         The proposed exchange of Barnstable common stock for Barnstable Water and Barlaco common stock will be accomplished as a private placement pursuant to Rule 504 under the Securities Act of 1933.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES


         The following summary discusses the material federal income tax consequences of the merger. The summary is based upon the Internal Revenue Code, applicable Treasury regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the following discussion. The discussion assumes that holders of Barnstable common stock hold such stock as a capital asset for federal income tax purposes. Further, the discussion does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, stockholders who acquired Barnstable common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, and holders of options under Barnstable benefit plans. The discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

         Neither Barnstable nor Connecticut Water has requested a ruling from the Internal Revenue Service ("IRS") regarding any of the federal income tax consequences of the merger. The opinion of counsel as to such federal income tax consequences described below will not be binding on the IRS and will not preclude the IRS from adopting a position contrary to that of the opinion.

         As of the date hereof, it is intended that the merger will constitute a reorganization pursuant to Section 368(a) of the Code and that for federal income tax purposes, no gain or loss will be recognized by Barnstable or the Barnstable stockholders to the extent the Barnstable stockholders receive shares of Connecticut Water. The obligation of Barnstable to consummate the merger is conditioned on the receipt of an opinion of Day, Berry & Howard LLP, counsel to Connecticut Water, to the effect that the merger qualifies as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code and that no gain or loss will be recognized by a Barnstable stockholder on the exchange of his or her Barnstable common stock for Connecticut Water common stock, except that a Barnstable stockholder who receives cash proceeds in lieu of a fractional share interest in Connecticut Water common stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest. Such opinion will be based upon facts, representations and assumptions set forth in such opinion and upon certificates of officers of Barnstable and Connecticut Water.

         Assuming the merger constitutes a reorganization under Section 368(a) of the Code, no gain or loss will be recognized by holders of Barnstable common stock as a result of the surrender of their Barnstable common stock for Connecticut Water common stock pursuant to the merger (except as discussed below with respect to cash received in lieu of fractional shares). The aggregate tax basis of the Connecticut Water common stock received in the merger (including any fractional shares of Connecticut Water stock deemed received) will be the same as the aggregate tax basis of the Barnstable common stock surrendered in exchange therefor in the merger. The holding period of the Connecticut Water common stock received in the merger (including any fractional shares of Connecticut Water stock deemed received) will be the same as the holding period of the Barnstable common stock surrendered in exchange therefor in the merger.

         If a holder of Barnstable common stock receives cash in lieu of a fractional share interest in Connecticut Water common stock in the merger, the holder will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest. Such gain or loss will constitute capital gain or loss if such holder's Barnstable common stock is a capital asset at the effective time and will be long-term capital gain or loss if such stockholder's Barnstable common stock has been held for more than one year at the effective time.

         THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN TAX LAWS.

                              ACCOUNTING TREATMENT


         The merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this accounting method, the assets and liabilities of Barnstable will be carried forward to Connecticut Water on a consolidated basis at their historical recorded bases. Results of operations of Connecticut Water on a consolidated basis will include the results of Barnstable from inception. The reported balance sheet amounts and results of operations of the separate corporations for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined balance sheets and statements of results of operations for Barnstable and Connecticut Water.

         It is a condition to the obligations of Connecticut Water under the merger agreement that the transactions contemplated by the merger agreement, if consummated, will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of generally accepted accounting principles unless the failure to qualify is due to the inability of Connecticut Water to engage in a pooling transaction, to actions of Connecticut Water, to actions contemplated by the merger agreement or to a change in the pooling of interest rules. Although the parties expect that the merger will be treated as a pooling of interests, if the cash value of the sum of the total number of Connecticut Water fractional shares sold and the number of Barnstable shares for which the appraisal rights are exercised is more than 10% of the total merger consideration, the merger will not qualify for pooling.


                      RESTRICTIONS ON RESALE OF SECURITIES


         The shares of Connecticut Water common stock to be issued to Barnstable stockholders in the merger have been registered under the Securities Act. Connecticut Water common stock received by Barnstable stockholders upon consummation of the merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "affiliate" (as defined below) of Barnstable within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally persons who control, are controlled by, or are under common control with Barnstable at the time the merger is submitted for vote or consent (generally, directors and executive officers of Barnstable and major holders of Barnstable common stock).

         Affiliates of Barnstable may not sell shares of Connecticut Water common stock acquired in the merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Affiliates of Barnstable named as selling stockholders in this proxy statement/prospectus may sell shares of Connecticut Water common stock acquired in the merger pursuant to this proxy statement/prospectus. In general, under Rule 145, for one year following the closing date, an affiliate (together with certain related persons) would be entitled to sell shares of Connecticut Water common stock acquired in connection with the merger only through transactions that the affiliate does not solicit through a broker or directly with a securities dealer. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) during the one-year period within any three-month period may not exceed the greater of 1% of the outstanding shares of Connecticut Water common stock or the average weekly trading volume of such stock during the four calendar weeks preceding the sale. Rule 145 would remain available to affiliates only if Connecticut Water remained current with its periodic filings with the SEC under the Exchange Act. Beginning one year after the closing date, an affiliate would be able to sell the Connecticut Water common stock without these manner of sale or volume limitations, if Connecticut Water was current with its Exchange Act filings and the affiliate was not then an affiliate of Connecticut Water. Beginning two years after the closing date, an affiliate would be able to sell the shares of Connecticut Water common stock without any restrictions so long as the affiliate had not been an affiliate of Connecticut Water for at least three months prior to the date of the sale. The merger agreement requires Barnstable to cause each of its affiliates to execute a written agreement that the persons will not offer or sell or otherwise dispose of any of the shares of Connecticut Water common stock issued to them in the merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

         SEC guidelines regarding qualifying for the method of pooling of interests accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines also indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of more than a minimal amount of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning thirty days before the merger is consummated and ending when financial results covering at least thirty days of post-merger operations of Connecticut Water have been published.

                                 NASDAQ LISTING


         The merger agreement requires that the Connecticut Water common stock issued in the merger be freely tradable on NASDAQ. Connecticut Water will file a notification form for the listing of additional shares prior to the closing date with the NASDAQ National Market relating to the shares of Connecticut Water common stock to be issued in the merger to the Barnstable stockholders. Although no assurance can be given that the NASDAQ National Market will accept the shares of Connecticut Water common stock to be so issued for listing, Connecticut Water anticipates that such shares of Connecticut Water common stock will be listed. It is not a condition to the consummation of the merger that such shares of Connecticut Water common stock be listed on the NASDAQ National Market.

                        RIGHTS OF DISSENTING STOCKHOLDERS


RIGHTS OF STOCKHOLDERS TO APPRAISALS


         Under Delaware law, any holder of Barnstable common stock who does not wish to accept the consideration contemplated by the merger agreement for the shares of Barnstable common stock has the right to dissent from the merger and seek an appraisal of, and to be paid the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for, shares of Barnstable common stock, as determined by the Delaware Chancery Court and paid to the stockholder in cash, together with a fair rate of interest, if any. Your entitlement to appraisal rights is subject in all cases to your compliance with the provisions of Section 262 of the Delaware General Corporation Law. A copy of Section 262 is attached as Appendix C to this proxy statement/prospectus.

         Making sure that you actually perfect your appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. Your failure to comply with these procedural rules may result in your becoming ineligible to pursue appraisal rights. The following information is intended as only a brief summary of the material provisions of the statutory procedures you must follow in order to perfect your appraisal rights. Please review Section 262 for a complete description of the necessary procedures to be followed.

SUMMARY OF APPRAISAL RIGHTS PROCEDURES


         If you are a Barnstable common stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

         - YOU MUST MAKE A WRITTEN DEMAND FOR APPRAISAL: You must deliver a written demand for appraisal to Barnstable before the vote on the merger agreement is taken at the special meeting. This written demand for appraisal must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for appraisal.

         - YOU MUST REFRAIN FROM VOTING FOR APPROVAL OF THE MERGER: You must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy card and:

                  -        fail to vote against approval of the merger; or

                  -        fail to note that you are abstaining from voting.

                           If you do either of these two things, your appraisal rights will terminate even if you previously filed a written demand for appraisal.

         - YOU MUST CONTINUOUSLY HOLD YOUR BARNSTABLE SHARES: You must continuously hold your shares of Barnstable common stock from the date you make the demand for appraisal through the closing of the merger. If you are the record holder of Barnstable common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the merger, you will lose any right to appraisal for those shares.

         You should read the paragraphs below for more details on making a demand for appraisal:

         A written demand for appraisal of Barnstable common stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must also be signed precisely as the stockholder's name appears on his or her share certificate. If you are the beneficial owner of Barnstable common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal.

         If you own Barnstable common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

         If you own Barnstable common stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder's agent.

         If you are a record owner, such as a broker, who holds Barnstable common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of Barnstable common stock that are in your name.

         If you are a Barnstable stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to:

                              47 Old Yarmouth Road
                        Hyannis, Massachusetts 02601-0326
                              Attention: Secretary

         It is important that Barnstable receive all written demands before the vote concerning the merger agreement is taken at the special meeting. As explained above, this written demand would be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is demanding appraisal of his or her shares.

         If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.

         WRITTEN NOTICE: Within ten days after the closing of the merger, Barnstable must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

         PETITION WITH THE DELAWARE CHANCERY COURT: Within 120 days after the merger, either the surviving corporation of the merger or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Chancery Court. This petition should request that the Chancery Court determine the value of the shares of stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the Chancery Court. Barnstable has no obligation to file this petition, and if you do not file this petition within 120 days after the closing, you will lose your rights of appraisal.

         WITHDRAWAL OF DEMAND: If you change your mind and decide you no longer want appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the closing of the merger. You may also withdraw your demand for appraisal rights after 60 days after the closing of the merger, but only with the written consent of Barnstable. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

         REQUEST FOR APPRAISAL RIGHTS STATEMENT: If you have complied with the conditions of Section 262, you are entitled to receive a statement from Barnstable. This statement will set forth the number of shares that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement you must send a written request to Barnstable within 120 days after the merger. After the merger, Barnstable has ten days after receiving a request to mail you the statement.

         CHANCERY COURT PROCEDURES: If you properly file a petition for appraisal in the Chancery Court and deliver a copy to Barnstable, Barnstable will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Barnstable as to the value of their shares. The Chancery Court will then send notice to all the stockholders who have demanded appraisal rights. If the Chancery Court thinks it is appropriate, the Chancery Court has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under that section. The Chancery Court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates than an appraisal proceeding is pending. If you do not follow the Chancery Court's directions, you may be dismissed from the proceeding.

         APPRAISAL OF SHARES: After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock that are the subject of the demand for appraisal. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct the surviving corporation of the merger to pay that value to the stockholders who have successfully sought appraisal rights. The Chancery Court can also direct Barnstable to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for your shares under an appraisal procedure, you must surrender your stock certificates to Barnstable.

         The Chancery Court could determine that the fair value of shares of stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement.

         COSTS AND EXPENSES OF APPRAISAL PROCEEDING: The costs of the appraisal proceeding may be assessed against Barnstable and/or the stockholders participating in the appraisal proceeding, as the Chancery Court deems equitable under the circumstances. You may request that the Chancery Court determine the amount of interest, if any, Barnstable should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the Chancery Court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all the shares entitled to appraisal.

         LOSS OF STOCKHOLDER'S RIGHTS: If you demand appraisal rights, after the closing of the merger you will not be entitled:

         - to vote the shares of stock for which you have demanded appraisal rights for any purpose;

         - to receive payment of dividends or any other distribution with respect to the shares of stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

         - to receive the payment of the consideration provided for the merger agreement (unless you properly withdraw your demand for appraisal).

         If you do not file a petition for an appraisal within 120 days after the closing of the merger, your right to an appraisal will terminate. You may withdraw your demand for appraisal and accept the merger consideration by delivering to Barnstable a written withdrawal of your demand, except that:

         - any attempt to withdraw made more than 60 days after the closing of the merger will require the written approval of Barnstable; and

         - an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

         IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE YOUR APPRAISAL RIGHTS.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER


         Mr. Wadsworth, a member of the Barnstable board of directors and President of Barnstable and each of its subsidiaries, may be deemed to have certain interests in the merger which are in addition to his interests as a holder of Barnstable common stock. Under the terms of his employment contract, which will be signed before the closing, Mr. Wadsworth will continue to serve as President of Barnstable Water for a period of five years at an annual base salary of $84,113. If Mr. Wadsworth is terminated by Barnstable Water during his employment period without cause, he will become entitled to a severance payment equal to his salary for the remainder of the employment period.

         The directors and officers of Barnstable and its subsidiaries may also be deemed to have certain interests in the merger. The merger agreement requires that, for a period of six years following the merger, the directors and officers of Barnstable receive indemnification against certain losses and that directors' and officers' insurance be maintained on their behalf.

              MANAGEMENT OF CONNECTICUT WATER FOLLOWING THE MERGER


         Following the merger, the composition of the Connecticut Water board of directors will consist of the then current members of the Connecticut Water board of directors. The

Connecticut Water board of directors is divided into three classes, each of which have a nominal term of three years. The present officers of Connecticut Water will remain in their respective positions after the merger. See Appendix D hereto which contains information with respect to the present directors and officers of Connecticut Water.


             INFORMATION CONCERNING CONNECTICUT WATER SERVICE, INC.


         This proxy statement/prospectus includes Connecticut Water's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, proxy statement for the annual meeting of Connecticut Water Stockholders held on April 28, 2000 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, each of which is attached as Appendix D. Please read Appendix D for detailed information concerning Connecticut Water and its business, properties, regulation, management, operations, financial condition and recent financial performance as well as other important information.


         Connecticut Water, founded in 1956, is a nonoperating holding company whose income is derived principally from CWC. Connecticut Water's utility subsidiaries, CWC, Gallup and Crystal, supply water to over 70,000 customers for residential, commercial, industrial and municipal purposes throughout 39 municipalities in the State of Connecticut. CWC operates through three non-contiguous regions with an estimated combined population of 230,000.

         The water utility subsidiaries' water systems consist of some 1,100 miles of water main with reservoir storage capacity of approximately 6.9 billion gallons. The safe, dependable yield from their 29 active wells and 19 reservoirs is approximately 45 million gallons per day. Water supply sources vary among the regions. Overall, however, about 45% of the total dependable yield comes from reservoirs and 55% from wells.

         CWC, Gallup and Crystal are subject to the regulations of the Connecticut Department of Public Utility Control and various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the profitability of CWC, Gallup and Crystal, and the water industry in general, is materially dependent on the adequacy of approved water rates to allow for a fair rate of return on the water utility's investment in utility plant in service. The ability of CWC, Gallup and Crystal to maintain their operating costs at the lowest level possible while providing good quality water service is beneficial to customers and stockholders. Profitability is also dependent on the timeliness of rate relief, when necessary, and numerous factors over which CWC, Gallup and Crystal have little or no control, such as the quantity of rainfall and temperature in a given period of time, industrial demand, financing costs, energy rates, and compliance with environmental and water quality regulations.

         The mission of Connecticut Water is to provide good quality water service to our customers at a fair return to our stockholders through a work environment that will attract, retain and motivate employees to achieve a high level of performance.

         Connecticut Water, CWC, Gallup and Crystal represent the second largest investor-owned water system in New England in terms of operating revenues and utility plant investment.

                  PRINCIPAL CONNECTICUT WATER STOCKHOLDERS AND
                 STOCK OWNERSHIP OF CONNECTICUT WATER MANAGEMENT


         The following table sets forth certain information regarding the beneficial ownership of the Connecticut Water common stock by (i) each director of Connecticut Water, (ii) each named executive officer of Connecticut Water,
(iii) all directors and executive officers of Connecticut Water as a group, and
(iv) each person known by Connecticut Water to be the beneficial owner of more than 5% of the outstanding shares of Connecticut Water capital stock. Except as otherwise indicated, all shares are owned directly.

                                                                       Amount
                                                                    Beneficially   Percent
    Title of Class                Name of Beneficial Owner            Owned(1)     of Class
    --------------                ------------------------            --------     --------
Common Stock                OUTSIDE DIRECTORS
                            Harold E. Bigler, Jr.                       3,500          *
                            Roger Engle                                 8,039
                            Mary Ann Hanley                               200          *
                            Marcia L. Hincks                              990          *
                            Ronald D. Lengyel                             750          *
                            Robert F. Neal                              1,000          *
                            Lisa J. Thibdaue                              400          *
                            Arthur C. Reeds                             1,000          *
                            Donald B. Wilbur                            1,351          *



                            EXECUTIVE OFFICERS
                            Marshall T. Chiaraluce (& Director)        18,762(2)       *
                            David C. Benoit                             5,080(3)       *
                            James R. McQueen                            5,686(4)       *
                            Terrance P. O'Neill                         2,147(5)       *
                            Maureen P. Westbrook                        2,040(6)       *
                            Directors and Executive Officer Group      50,945          *

$.90 cumulative preferred   (no owner holds 5% of class)
stock, $16 par value

cumulative preferred        Herbert Johnson                               900         6%
stock -- Series A,          Annabelle Johnson
$20 par value               35 Carter Street
                            Bolton, CT  06043-7543

                            Francis J. Prichard, Jr.                      900         6%
                            Main St., Box 379
                            Ellington, CT  06029-0379

* Indicates ownership of less than one percent of the class of securities.

(1)  All amounts owned are as of December 1, 2000.

(2) Includes 8,063 unrestricted and 3,229 restricted performance share Units under Connecticut Water's Performance Stock Program.

(3) Includes 1,471 unrestricted and 738 restricted performance share units and 738 shares of restricted stock under Connecticut Water's Performance Stock Program.

(4) Includes 1,987 unrestricted and 911 restricted performance share units and 391 shares of restricted stock under Connecticut Water's Performance Stock Program.

(5) Includes 1,302 shares of restricted stock under Connecticut Water's Performance Stock Program.

(6) Includes 1,302 shares of restricted stock under Connecticut Water's Performance Stock Program.

                        INFORMATION CONCERNING BARNSTABLE


BARNSTABLE AND ITS SUBSIDIARIES


         Barnstable is a holding company whose two subsidiaries are Barnstable Water and Barlaco. Barnstable Water is a regulated water utility providing water service for consumption and fire protection in the Town of Barnstable, Massachusetts. Barlaco is a real estate company owning and managing land in Barnstable not needed in the utility operation. Barnstable's offices are located at 47 Old Yarmouth Road, Hyannis, MA 02601 and its telephone number is (508) 775-0063.

DESCRIPTION OF THE BUSINESSES OF BARLACO AND BARNSTABLE WATER


BARLACO

         Barlaco is a Massachusetts corporation incorporated in 1990 for the purposes of owning and managing properties not needed in the utility operation and deemed surplus by Barnstable Water. It owns 95.83 acres of land comprising eight parcels ranging in size from 0.31 to 59.4 acres in size. Its properties are zoned residential, commercial and industrial.

BARNSTABLE WATER

         Barnstable Water is a Massachusetts corporation incorporated by a special act of the Massachusetts legislature in 1911. It collects, treats and distributes water to residential, municipal and commercial customers within the Hyannis Fire District, a section of the Town of Barnstable consisting of the villages of Hyannis, Hyannisport and part of Craigville Beach. The water company currently provides water to approximately 7,000 metered customers, private fire protection to 175 building fire sprinkler customers and 52 hydrant service customers, and public fire protection to the Hyannis Fire District for approximately 575 hydrants.

         Barnstable Water's water supply comes exclusively from eleven active wells within four well fields with a combined safe yield of approximately 7,500 gallons per minute, for a daily maximum yield of 10,800,000 gallons. The utility's peak day demand in 1999 was 5,519,451 gallons, slightly under its most significant peak day in 1993 of 5,524,038 gallons and significantly less than its all-time peak day demand during the summer of 1980 of 6,873,000 gallons. The water quality for all eleven wells meets or exceeds all state and federal standards although the Maher Well field comprising three wells with a combined safe yield of 2,100 gallons per minute has been impacted by upgradient airport activities. In 1991, Barnstable Water installed an air stripping facility to remove low levels of degreasers which had been deposited on the airport grounds. Since that time, low levels of MTBE have also been observed within the same field.

         In 1998, Barnstable Water began a program to adjust water pH by adding sodium hydroxide at each of four treatment facilities. Barnstable Water also adds iron sequestering agents and pipe lining agents, resulting in lowering levels of copper and lead at the service locations. Chlorination is also provided at the air stripping facility.

         Barnstable Water distributes water from its production facilities through 100 miles of water mains. Estimated fire flows range from less than 500 gallons per minute to more than 5,000 gallons per minute. Storage facilities consist of two standpipes, one with 370,000 gallons capacity and one with 1,000,000 gallons capacity with systems pressures from 45 pounds to 90 pounds per square inch. Water main flow capacity can be affected over time by mineral deposits, which requires periodic main cleaning and replacement.

         As a regulated utility, Barnstable Water cannot change its rates without approval from the Massachusetts Department of Telecommunications and Energy. To change its rates, Barnstable Water must file a rate case with the department and await a decision, a process which can take up to ten months. In the absence of a rate increase, Barnstable Water revenues can be increased only through growth in Barnstable Water's service area or customer demand for water. This growth has historically been less than one and one half percent per year.

         All operations and maintenance activities are carried on from its main office at 47 Old Yarmouth Road in Hyannis, Massachusetts. Barnstable Water has ten employees, including one on a part-time basis.

SEASONALITY OF DEMAND


         The business of Barnstable Water is subject to seasonal fluctuations, caused principally by weather factors and the business environment. Because the service area largely supports summer tourists, water consumption and revenues change significantly from summer to winter, and may vary from year to year with rainfall and temperature changes. Additionally, changes in the economy affect the tourist economy significantly.

OPERATING AUTHORITY


         Barnstable Water is incorporated under, and operates as a public utility by virtue of authority granted by, a special act of the Massachusetts legislature, as amended from time to time. By the terms of its charter, Barnstable Water is permitted to exercise the power of eminent domain in support of water service operations. If the company exercises this power, appropriate compensation must be paid to those injured by the taking. Barnstable Water has the right to lay, maintain and remove mains and service lines in the public way. As a result of the creation of fire districts in the Town of Barnstable and the subsequent creation of water departments servicing those fire districts, Barnstable Water currently operates wholly within the boundaries of a particular fire district.

REGULATION


         Barnstable Water is subject to Department of Telecommunications and Energy regulation of retail rates, service levels, and other related economic matters. The following table sets forth information regarding rate increase requests by Barnstable Water and allowed increases in the last three rate cases.

DECISION EFFECTIVE DATE        JANUARY 14, 1992     OCTOBER 28, 1994      MAY 29, 1998
RETURNS ON RATE BASE
  Requested                         11.47%               11.38%               11.56%
  Allowed                           11.52%               11.34%               11.31%

REVENUE INCREASE
  Requested in Dollars           $296,011             $377,510             $362,870
  Requested in Percentage           19.15%               21.21%               17.91%

  Allowed in Dollars             $245,001             $196,566             $280,098
  Allowed in Percentage             15.85%               11.04%               13.69%

         Barnstable Water is subject to regulation by the Department of Environmental Protection of water quality and withdrawal rates. Barnstable Water is also subject to regulation under the Federal Safe Drinking Water Act as amended from time to time (SDWA). That statute relates to water quality standards and testing protocols among others. DEP regulates the development of new water supplies, including the placement, design and construction of facilities; and DEP regulates the placement, design and construction of water treatment facilities required for compliance with the SDWA. Under the Water Management Act, DEP regulates all water withdrawals in excess of an average of 100,000 gallons per day per year, and requires water conservation, meter testing and leak detection programs to reduce demand.

         The regulation described above may result in Barnstable Water incurring capital investment demands from time to time, at levels which may be significantly higher than in recent history. Barnstable Water may also incur higher operating costs from time to time in response to regulatory initiatives.

            PRINCIPAL BARNSTABLE STOCKHOLDERS AND STOCK OWNERSHIP OF
                             BARNSTABLE MANAGEMENT


         The following table sets forth certain information known to Barnstable regarding the beneficial ownership of Barnstable common stock as of December 31, 2000, by (i) each director of Barnstable; (ii) each named executive officer of Barnstable; (iii) all directors and executive officers of Barnstable as a group; and (iv) each person known by Barnstable to be the beneficial owner of more than 5% of the outstanding Barnstable common stock. Except as otherwise indicated, all shares are owned directly.

                                    BENEFICIAL OWNERSHIP AS OF DECEMBER 31, 2000


                                           SHARES (#)      PERCENT OF CLASS
                                           ----------      ----------------
5% BENEFICIAL HOLDERS
Lavinia T. Wadsworth(1)                       3030               28.21%
  575 Osgood Street, Unit 5304
  No. Andover, MA  01845-1934
Thomas H. Belknap, Jonathan Strong and
Virginia W. Adams(2)                          2850               26.54%
  c/o State Street Bank & Trust
  108 Myrtle Street
  No. Quincy, MA 02171
James D. Ewing and Marc Bloostein(3)          770                 7.17%
  c/o Welch & Forbes:  Kathleen Murphy
  45 School Street
  Boston, MA  02108
James D. Ewing and Mark Bloostein(4)          770                 7.17%
  c/o Welch & Forbes:  Kathleen Murphy
  45 School Street
  Boston, MA  02108

EXECUTIVE OFFICERS AND DIRECTORS

Jonathan S. Avery(5)                           169                1.57%
Robert A. Stringer, Jr.(6)                     435                4.05%
George D. Wadsworth(7)(8)                      210                1.96%
Mary Wadsworth-Darby(8)(9)                     45                    *
Lawrence A. Darby(10)                          45                    *
Henry L. Murphy(11)                            255                2.37%

All executive officers and directors
as a group (5 individuals)                    1159               10.79%


* Beneficial ownership does not exceed 1% of the outstanding Barnstable common stock.

(1)  As trustee of the Lavinia T. Wadsworth Trust dated January 24, 1991.

(2)  As trustees of the Charles Wadsworth Trust of April 10, 1953 (Marital
     Share).

(3)  As trustees of the Frances R. Dewing Revocable Trust - Morain.

(4)  As trustees of the Frances R. Dewing Revocable Trust - Ewing.

(5) Does not include 770 shares held in the Frances R. Dewing Revocable Trust-Morain and 15 shares held in the Arthur Stone Dewing Irrevocable Trust for the benefit of Mr. Avery. Mr. Avery is not a trustee of either trust.

(6) Represents 435 shares owned by Susan Stringer, Mr. Stringer's spouse. Mr. Stringer disclaims beneficial ownership of these shares.

(7) George Wadsworth is the son of Virginia W. Adams, listed above as the beneficial owner of 5% or more of Barnstable common stock in her capacity as trustee.

(8) Does not include 4 shares of nonvoting common stock of Barlaco held by each of Mr. Wadsworth and Ms. Darby. Mr. Wadsworth and Ms. Darby have each agreed to exchange their 4 shares of Barlaco nonvoting common stock for
     14.27 shares of Barnstable common stock.

(9) Mary Wadsworth-Darby is the daughter of Lavinia T. Wadsworth, listed above as the beneficial owner of 5% or more of Barnstable common stock in her capacity as trustee.

(10) Represents 45 shares owned by Mary Wadsworth-Darby, Mr. Darby's spouse. Mr. Darby disclaims beneficial ownership of these shares.

(11) Does not include 5 shares of Barnstable Water preferred stock owned by Mr. Murphy.

                              SELLING STOCKHOLDERS


         Connecticut Water has agreed to register under the Securities Act the resale of the Connecticut Water common stock to be received by certain Barnstable affiliates in the merger for a period of one year following the merger.

         The table below sets forth information regarding ownership of Connecticut Water common stock by the selling stockholders and the number of shares that may be sold by them under this prospectus. The shares listed below represent the maximum number of shares issuable to the selling stockholders in the merger.

         Because the selling stockholders may offer all or some portion of the common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholders upon termination of the offering. The selling stockholders may sell all, part, or none of the shares listed. The percentage ownership shown in the table is based on 4,852,667 shares of Connecticut Water common stock issued and outstanding on December 31, 2000. The number of shares owned by the selling stockholders is determined by rules promulgated by the SEC and is not necessarily indicative of ownership for any other purpose. None of the selling stockholders has had any position, office or other material relationship with Connecticut Water or Barnstable or their respective predecessors or affiliates, other than as a security holder, during the past three years. The net proceeds from the sale of the Connecticut Water common stock will be received by the selling stockholders. Connecticut Water will not receive any proceeds from the sale of Connecticut Water common stock by the selling stockholders.

                                          Securities Owned Prior            Securities Owned
                                               to Offering                   After Offering
                                               -----------                   --------------
                                                                        Number of
                          Shares of    Shares of          Percent of    Shares of    Percent of
Name of Selling           Common       Common Stock       Common        Common       Common
Stockholder               Stock        Offered Hereby     Stock         Stock        Stock
-----------               -----        --------------     -----         -----        -----

Lavinia T. Wadsworth(2)   58,205(1)       58,205            1.199           0             *

Thomas H. Belknap,
Jonathan Strong and
Virginia W. Adams(3)      54,747(1)       54,747            1.128           0             *

     *    Less than one percent

     (1) Represents the maximum number of shares that may be received upon consummation of the merger.

     (2)  As trustee of the Lavinia T. Wadsworth Trust dated January 24, 1991.

     (3) As trustees of the Charles Wadsworth Trust of April 10, 1953 (Marital Share).


PLAN OF DISTRIBUTION


         The selling stockholders may sell the Connecticut Water common stock being offered by this prospectus directly to other purchasers or to or through dealers or agents. To the extent required, a prospectus supplement with respect to the common stock will set forth the terms of the offering of the common stock, including the names(s) of any dealer or agents, the number of shares of common stock to be sold, the price of the common stock, and any underwriting discount or other items constituting underwriters' compensation.

         The Connecticut Water common stock offered for resale hereby may be sold from time to time directly by the selling stockholders or, alternatively, through broker-dealers or agents. Common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Sales may be effected in transactions (which may involve crosses or block transactions) (1) on any national securities exchange for quotation services on which the common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) in transactions other than on such exchanges or services or in the over-the-counter market, or (4) through the writing of options. In connection with sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of such common stock in the course of hedging the positions they assume. The selling stockholders may also sell the common stock offered hereby short and deliver such common stock or close out such short positions, or loan or pledge such common stock to broker-dealers that in turn may sell such securities. Some of the common stock offered hereby also may be sold pursuant to Rule 145 under the Securities Act of 1933.

         The selling stockholders and any brokers, dealers or agents may be deemed "underwriters" as that term is defined by the Securities Act of 1933.

         If a dealer is used in the sale of any Connecticut Water common stock where this prospectus is delivered, the selling stockholders may sell the common stock to the public at varying prices to be determined by the dealer and at the time of resale. To the extent required, the name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

         In connection with the sale of Connecticut Water common stock, dealers or agents may receive compensation from the selling stockholders or from purchasers of such common stock for whom they may act as agents in the form of discounts, concessions, or commissions. Agents and dealers participating in the distribution of the common stock may be deemed to be underwriters, and any compensation received by them and any profit on the resale of common stock by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

         Connecticut Water has agreed to pay all costs and expenses associated with the registration of the shares of common stock to be sold pursuant to this prospectus under the Securities Act.

                 DESCRIPTION OF CONNECTICUT WATER CAPITAL STOCK


         The Connecticut Water common stock that will be delivered to holders of Barnstable's common stock will be newly issued from the authorized but unissued shares of Connecticut Water's common stock. These shares, when delivered pursuant to the merger agreement, will be duly authorized, validly issued, fully paid and nonassessable. Connecticut Water is authorized to issue up to 7,500,000 shares of common stock, no par value (stated value $1), of which 4,852,667 shares were outstanding on December 31, 2000 (including common stock equivalents), 15,000 shares of voting cumulative preferred stock, Series A, $20 par value, all of which are outstanding and 50,000 shares of cumulative preferred stock, Series $.90, $16 par value, of which 29,499 shares are outstanding. Connecticut Water is also authorized to issue 400,000 shares of an additional class of preferred stock, $25 par value, and 1,000,000 shares of preference stock, $1 par value, none of which is outstanding. Other significant provisions of Connecticut Water's capital stock, including provisions relating to corporate governance, are described under the caption "COMPARISON OF STOCKHOLDER RIGHTS". The description herein and under the caption "COMPARISON OF STOCKHOLDER RIGHTS" include brief summaries of certain provisions relating to the Connecticut Water common stock and Connecticut Water's preferred stock and preference stock contained in its certificate of incorporation and the rights agreement, do not purport to be complete and are subject in all respects to the applicable provisions thereof.

COMMON STOCK


         Each share of the Connecticut Water common stock is entitled to dividends when and as declared by the board of directors out of sources legally available therefor, subject to the limitations set forth under "CONNECTICUT WATER COMMON STOCK PRICE RANGE AND DIVIDENDS". Each share of Connecticut Water common stock is entitled to three votes, voting on all matters as a single class with the holders of the $20 par cumulative preferred stock. Holders of Connecticut Water common stock do not have any cumulative voting rights, which means that the holders of more than 50% of the outstanding common stock voting in the election of directors can elect all of the directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any director.

         The board of directors is authorized to issue all unissued shares of the common stock from time to time, without any further action or authorization by the stockholders. The holders of common stock have no preemptive or conversion rights. The shares of common stock presently outstanding are, and the shares issued in the merger will be upon issuance, fully paid and nonassessable.

         Each of the outstanding shares of Connecticut Water common stock will share equally in respect to all dividends paid on such common stock. The certificate of incorporation empowers Connecticut Water's board of directors to issue preferred stock and/or preference stock with such preferences and other rights as the board of directors may provide in the resolutions providing for the issuance of such preferred stock and/or preference stock. Such preferences and other rights may restrict or otherwise limit the rights of holders of Connecticut Water common stock to receive dividends. Any future issues of cumulative preferred stock or preference stock will increase the preference of such stock, as classes, over common stock as to matters such as dividends and liquidation rights.

         In the event of any liquidation, dissolution or winding up of the affairs of Connecticut Water, whether voluntary or involuntary, all assets available for distribution to its stockholders, after the payment to the holders of preferred stock and preference stock, if any, at the time outstanding of the full amounts to which they shall be entitled, shall be divided and distributed pro rata among the holders of Connecticut Water common stock.

The Connecticut Water common stock is traded on NASDAQ under the symbol "CTWS".


         All holders of record of Connecticut Water common stock are eligible to participate in Connecticut Water's Dividend Reinvestment and Common Stock Purchase Plan. See "CONNECTICUT WATER COMMON STOCK PRICE RANGE AND DIVIDENDS -- Dividend Reinvestment and Common Stock Purchase Plan".

         The Transfer Agent and Registrar of Connecticut Water common stock is EquiServe, P.O. Box 8200, Boston, Massachusetts 02266-8200.

PREFERRED AND PREFERENCE STOCK


$20 Par Value Cumulative Preferred Stock


         Connecticut Water's $20 par cumulative preferred stock is preferred as to dividends and on liquidation over the Connecticut Water common stock and is on a parity with Connecticut Water's $16 par cumulative preferred stock as to preferences on dividends and liquidation. It is entitled to one vote per share voting with the holders of common stock (entitled to three votes per share). Dividends on the presently outstanding Series A preferred stock are at the rate of 80 cents per annum and are cumulative. In the case of involuntary liquidation, shares of the $20 par cumulative preferred stock are entitled to a liquidation preference of $20 per share plus accrued dividends. In the case of voluntary liquidation or redemption, such shares are entitled to the applicable redemption price for the series thereof. The redemption price with respect to Series A is $21 per share plus accrued dividends. The $20 par cumulative preferred stock, voting as a single class with all cumulative preferred stock (including the $16 par cumulative preferred stock) of Connecticut Water, is also entitled to elect a majority of the board of directors upon default in the payment of six quarterly dividends on any outstanding shares of preferred stock (including $16 par cumulative preferred stock) and upon certain other defaults. The shares of $20 par cumulative preferred stock have no conversion, sinking fund or preemptive rights. The shares of the $20 par cumulative preferred stock presently outstanding are fully paid and nonassessable.

$16 Par Value Cumulative Preferred Stock


         The Connecticut Water $16 par cumulative preferred stock is similarly preferred as to dividends and on liquidation over the Connecticut Water common stock. It is entitled, voting as a single Connecticut Water class with all cumulative preferred stock (including the $20 par cumulative preferred stock) of Connecticut Water, to elect a majority of the board of directors upon default in the payment of six quarterly dividends on any outstanding shares of preferred stock (including the $20 par cumulative preferred stock), and upon certain other defaults, but otherwise it has no voting rights except as provided by law. Dividends on the presently outstanding $16 par cumulative preferred stock are $.90 per share per annum and are cumulative. In the case of involuntary liquidation, shares of the $16 par cumulative preferred stock are entitled to a liquidation preference of $16 per share plus accrued dividends. In the event of voluntary liquidation or redemption, such shares are entitled to the applicable redemption price therefor, which, with respect to the $.90 Series preferred stock, is $16 per share plus accrued dividends. The shares of $16 par cumulative preferred stock have no conversion, sinking fund or preemptive rights. The shares of $16 par cumulative preferred stock presently outstanding are fully paid and nonassessable.

$25 Par Value Cumulative Preferred Stock


         Connecticut Water has authorized 400,000 shares of preferred stock, $25 par value per share, the general preferences, voting powers, restrictions and qualifications of which are generally similar to the Company's existing cumulative preferred stock. No shares of the $25 par cumulative preferred stock have been issued to date.

$1 Par Value Preference Stock


         Connecticut Water also has authorized 1,000,000 shares of preference stock, $1 par value per share. To the extent that Connecticut Water's certificate of incorporation does not otherwise provide, the board of directors has the authority to determine, from time to time, the terms, limitations and relative rights and preferences of the preference stock, to establish series and to fix and determine variations as among series of the preference stock. The preference stock is junior to Connecticut Water's existing cumulative preferred stock (but ranks ahead of the common stock) in rights to dividends and on voluntary or involuntary liquidation of Connecticut Water. The preference stock has no preemptive, conversion or voting rights, except as may be specifically provided in the board of directors' resolutions creating any series of the preference stock. No shares of the preference stock have been issued, but 150,000 of such shares has been designated Series A Junior Participating preference stock and are reserved and available for issuance under the Connecticut Water Stockholder Rights Plan.

                        COMPARISON OF STOCKHOLDER RIGHTS


         Upon the consummation of the merger, stockholders of Barnstable, a Delaware corporation, will become stockholders of Connecticut Water, a Connecticut corporation. Differences between Barnstable's certificate of incorporation, as amended, and by-laws, and Connecticut Water's certificate of incorporation, as amended, and by-laws, as well as differences between the General Corporation Law of Delaware ("DGCL") (under which Barnstable is governed) and the Connecticut Business Corporation Act ("CBCA") (under which Connecticut Water is governed), will result in several changes in the rights of stockholders of Barnstable when the merger is effected. A summary of the more significant changes is set forth below.

ISSUANCE OF SHARES


                                Connecticut Water

The CBCA provides that, subject to the limitations contained in the certificate of incorporation of a corporation, the board of directors of a corporation may authorize the issuance of additional shares of the corporation's capital stock up to the amount authorized in its certificate of incorporation.


Connecticut Water's certificate of incorporation empowers the board of directors to issue and dispose of preferred stock, preference stock and common stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof as the board may decide. The Connecticut Water board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could limit the voting rights of holders of Connecticut Water common stock. The issuance of preferred stock and/or preference stock may have the effect of delaying, deferring or preventing a change in control of Connecticut Water. Connecticut Water's board of directors has designated the Series A Junior Participating preference stock ("Series A Preference Stock"). No shares of this series are outstanding. However, the Series A Preference Stock is issuable in certain circumstances, and Connecticut Water has issued rights to purchase such preference stock to holders of common stock. The preference stock purchase rights are exercisable only in the event of certain threatened changes in control described more fully below.

                                   Barnstable

The DGCL provides that, subject to the limitations contained in the certificate of incorporation of a corporation, the board of directors of a corporation may authorize the issuance of additional shares of the corporation's capital stock up to the amount authorized in its certificate of incorporation. The Barnstable certificate of incorporation does not alter this statutory authority.

VOTING RIGHTS


                                Connecticut Water

The CBCA provides that every stockholder shall be entitled to one vote for each share of capital stock held by such stockholder unless otherwise specified in the certificate of incorporation. The CBCA also provides that the holders of outstanding shares of any class of stock (even nonvoting stock) are entitled to vote as a class upon any proposed amendment to the certificate of incorporation submitted to stockholder vote which would have certain specified effects on their rights.

Holders of Connecticut Water common stock are entitled to cast three votes per share, and holders of Connecticut Water cumulative preferred stock, Series A are entitled to one vote per share, on each matter submitted to a vote of stockholders of Connecticut Water. The holders of the Connecticut Water common stock and cumulative preferred stock, Series A vote together as one class. If issued, each share of Series A Preference Stock would have at least 300 votes per share.

                                   Barnstable

The DGCL provides that every stockholder shall be entitled to one vote for each share of capital stock held by such stockholder unless otherwise specified in the certificate of incorporation. Barnstable's certificate of incorporation does not alter the statutory authority. Other than one class of voting common stock, Barnstable has no other classes of capital stock.

PREEMPTIVE RIGHTS


                                Connecticut Water

The certificate of incorporation of Connecticut Water eliminates preemptive rights to subscribe to any future issues of shares of common stock.

                                   Barnstable

The DGCL does not provide for any preemptive rights to subscribe to any future issue of shares of common stock unless the rights are granted in the certificate of incorporation. The Barnstable certificate of incorporation does not grant any preemptive rights.

DISSENTERS' RIGHTS OF APPRAISAL


                                Connecticut Water

The CBCA grants dissenters' rights to stockholders (i.e., the right to cash payment of the fair value of one's shares determined by judicial appraisal) in the case of a merger, consolidation or a sale of all or substantially all of the corporation's assets, and certain other corporate actions and transactions.

                                   Barnstable

The DGCL grants appraisal (dissenters') rights to stockholders. See "RIGHTS OF DISSENTING STOCKHOLDERS".

DIVIDENDS AND DISTRIBUTIONS


                                Connecticut Water

Each of the outstanding shares of Connecticut Water common stock will share equally in respect to all dividends paid on such common stock but only after all dividends have been paid on the outstanding Connecticut Water preferred stock and preference stock.

Holders of Connecticut Water's Series A preferred stock, if issued, would be entitled to receive dividend, voting and liquidation rights which are at least 100 times the equivalent rights of one share of Connecticut Water common stock. The rights would become exercisable only if a person or group acquires, or announces or commences a tender or exchange offer for, 15% or more of Connecticut Water' common stock.

In the event of any liquidation, dissolution or winding up of the affairs of Connecticut Water, whether voluntary or involuntary, all assets available for distribution to its stockholders, after the payment to the holders of preferred stock and preference stock, shall be divided and distributed pro rata among the holders of Connecticut Water common stock.

                                   Barnstable

Each share of Barnstable common stock shares equally with respect to all dividends paid on the common stock. Barnstable has no other class of capital stock.

FILLING DIRECTOR VACANCIES


                                Connecticut Water

The CBCA provides that unless otherwise specified in the certificate of incorporation, a vacancy occurring on a board of directors (including one resulting from an increase in the number of directors) may be filled by the stockholders or directors. In the event that the directors remaining in office constitute less than a quorum of the board, the directors remaining in office may fill the vacancy by a majority vote.

Connecticut Water's certificate of incorporation and by-laws provide that any newly created or vacated directorship may be filled only by a majority vote of the directors then in office, although less than a quorum.

                                   Barnstable

The DGCL provides that unless otherwise specified in the certificate of incorporation or by-laws, vacancies and newly created directorships may be filled by a majority of the directors then in office. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Chancery Court may, upon application of any stockholder or stockholders holding at least 10 percent of the total number of the shares of the corporation, order an election to be held to fill the vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Barnstable's by-laws provide that any newly created directorship or any vacancy occurring on the board of directors for any cause may be filled by a majority of the remaining members of the board of directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of the stockholders.

STANDARDS OF CONDUCT FOR DIRECTORS


                                Connecticut Water

The CBCA generally requires that a director shall discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner that such director reasonably believes to be in the best interests of the corporation.

In addition, directors of corporations such as Connecticut Water with a class of voting stock registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall consider, in determining what such director believes to be in the best interests of the corporation (i) the long-term as well as the short-term interests of the corporation, (ii) the long-term and short-term interests of the stockholders of the corporation, including the possibility that those interests may be best served by the continued independence of the corporation, (iii) the interests of the corporation's employees, customers, creditors and suppliers, and (iv) community and societal considerations including those of the community in which any office or other facility of the corporation is located.

                                   Barnstable

Although there is substantial judicial authority in Delaware concerning the fiduciary duties of directors of Delaware corporations, as a general matter the DGCL sets forth no explicit standards of conduct for directors.

REMOVAL OF DIRECTORS


                                Connecticut Water

The CBCA allows stockholders to remove directors, with or without cause, unless the corporation's certificate of incorporation provides that directors may be removed only for cause, if the number of votes cast in favor of his or her removal exceeds the number cast against removal. In addition, a director may be removed in a judicial proceeding commenced either by the corporation or its stockholders holding at least ten percent of the outstanding shares of any class of stock.

Connecticut Water's by-laws and certificate of incorporation provide that, subject to the rights of Preferred and Preference stockholders, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the combined voting power of all of the then-outstanding shares of the voting stock, voting together as a class.

                                   Barnstable

The DGCL and Barnstable's by-laws provide that any director or the entire board of directors of Barnstable may be removed with or without cause by the holders of a majority of the shares entitled to vote at an election of directors.

AMENDMENTS TO CERTIFICATE OF INCORPORATION


                                Connecticut Water

Under the CBCA, unless the CBCA or the corporation's certificate of incorporation or directors requires a greater vote, amendments to the certificate of incorporation generally require the affirmative vote of the majority of the voting power of the shares entitled to vote thereon, and if any class of shares is entitled to vote thereon as a class, by the affirmative vote of the holders of the shares of each class of shares entitled to vote thereon as a class.

Under the CBCA, the holders of the outstanding shares of any class of stock (even nonvoting stock) are entitled to vote as a class upon any proposed amendment to the certificate of incorporation submitted to stockholder vote which would affect their rights in certain specified ways.

Connecticut Water's certificate of incorporation requires a supermajority vote of 80% of the combined voting power of all of the then-outstanding shares of the voting stock to alter, amend or repeal the provisions in the certificate of incorporation (or to amend comparable by-law provisions) covering certain change-in-control type matters including membership and classification of the board, filling of board vacancies, removal of directors, stockholder action, calling of special meeting of stockholders, quorum at board meetings, business combinations with certain stockholders or their affiliates and amendment of the foregoing voting requirements.

                                   Barnstable

Under the DGCL, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

Barnstable's certificate of incorporation contains no provisions requiring a vote greater than that required by Delaware law to amend its certificate of incorporation.

AMENDMENTS TO BY-LAWS


                                Connecticut Water

Under the CBCA, the board of directors of a Connecticut corporation may adopt, amend or repeal the corporation's by-laws unless: (1) the corporation's certificate of incorporation reserves this power to the corporation's stockholders; or (2) the stockholders, in amending or repealing a particular by-law, provide expressly that the board of directors may not amend or repeal that by-law. Furthermore, the CBCA allows a corporation's stockholders to amend or repeal a corporation's by-laws even though the by-laws may also be amended or repealed by its board of directors.

Both Connecticut Water's certificate of incorporation and by-laws provide that Connecticut Water's by-laws may be amended by the board of directors with the exception that amendment of certain provisions requires the affirmative vote of 80% of the outstanding shares entitled to vote. Those by-law provisions are those relating to membership and classification of the board, filling of board vacancies, removal of directors, stockholder action, calling of special meeting of stockholders, quorum at board meetings, business combinations with certain stockholders or their affiliates and amendment of the foregoing voting requirements.

                                   Barnstable

Under the DGCL, stockholders entitled to vote have the power to adopt, amend or repeal by-laws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors.

Barnstable's certificate of incorporation and by-laws provide that the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation, but that the stockholders may make additional by-laws and may alter or repeal existing by-laws whether adopted by them or not.

PROVISIONS RELATING TO CHANGE IN CONTROL


         Barnstable

         Neither the DGCL nor the Barnstable certificate of incorporation contains provisions relating to change in control.

         Connecticut Water


         Change in control issues may be specifically addressed in a corporation's certificate of incorporation, and are also governed in certain circumstances under the CBCA provisions relating to Business Combinations (see discussion below under the heading "Business Combination Statute").

         The Connecticut Water certificate of incorporation provides that the board of directors of Connecticut Water, when evaluating any offer of another party (1) to make a tender or exchange offer for any equity security of Connecticut Water, (2) to merge or consolidate Connecticut Water with or into another corporation or (3) to purchase or otherwise acquire all or a substantial part of the properties and assets of Connecticut Water or any of its subsidiaries, may, in connection with the exercise of its judgment in determining what it reasonably believes is in the best interests of Connecticut Water as a whole, give consideration to all such factors as the board of directors determines to be relevant, including, without limitation:

                  (i) the interests of the Connecticut Water stockholders, long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of the Company;

                  (ii) the interest of the customers of CWC;

                  (iii) whether the proposed transaction might violate federal or state law;

                  (iv) the form and amount of consideration being offered in the proposed transaction not only in relation to the then-current market price for the outstanding capital stock of Connecticut Water, but also in relation to the market price for the capital stock of Connecticut Water over a period of years, the estimated price that might be achieved in a negotiated sale of Connecticut Water or CWC as a whole or in part to either public or private entities or through orderly liquidation, the estimated future value of Connecticut Water, the premiums over market price paid for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices, and Connecticut Water's financial condition and future prospects; and

                  (v) the social, legal and economic effects upon employees, customers, suppliers and others that have similar relationships with Connecticut Water or CWC, and the communities in which Connecticut Water and CWC conduct business, including, without limitation, the public interest obligations imposed on CWC as an operating public utility and the effect or impact of any such transaction on the ability of Connecticut Water, any subsidiaries or any successor entity to provide prudent, adequate and effective water supply service to the areas served by CWC.

         In connection with such evaluation, the board of directors may conduct such investigations and engage in such legal proceedings as the board of directors may determine. None of the foregoing provisions may be altered, amended or repealed without the affirmative vote of the holders of at least 80 percent of all of the then-outstanding shares of the voting stock of Connecticut Water, in addition to any affirmative vote of the holders of any particular class or series of such voting stock required by law or Connecticut Water's certificate of incorporation.

BUSINESS COMBINATION STATUTE


                                Connecticut Water

CBCA Sections 33-840 through 33-845 (the "CBCA Business Combination Statute") provide for limitations and prohibitions on certain business combinations. In general, a "business combination" includes mergers, combinations, certain transfers, or issuances of equity securities to interested stockholders and their affiliates, liquidation/dissolution resolutions passed by such persons or reclassifications of securities that result in the proportionate increase of ownership of outstanding shares by such persons.

         The CBCA Business Combination Statute generally requires that in addition to any vote otherwise required by law or the certificate of incorporation, a business combination shall first be approved by the board of directors and then be approved by the affirmative vote of at least (i) the holders of eighty percent (80%) of the voting power of the outstanding shares of the corporation, and (ii) the holders of two-thirds of the voting power of the outstanding shares of the corporation (other than shares held by the interested stockholder and any affiliates).

         The CBCA Business Combination Statute also generally prohibits a corporation from engaging in any business combination with any interested stockholder for a period of five years following the date that such stockholder became an interested stockholder, unless:

         (1) prior to such date the board of directors of the corporation and a majority of non-employee directors (of which there must be at least two) approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

         (2)      the business combination is otherwise
                  excepted from the five-year prohibition
                  by applicable provisions of the CBCA.

         In general, "interested stockholder" is defined as the holder of 10% of the outstanding voting stock of the corporation.

The CBCA Business Combination Statute generally applies to Connecticut Water, although Connecticut Water might qualify for certain available exceptions to its application depending upon the nature of the transaction.

                                   Barnstable

DGCL has no comparable provision applicable to Barnstable.

CLASSIFICATION OF THE BOARD OF DIRECTORS


                                Connecticut Water

Under the CBCA, a Connecticut corporation may have a classified board of directors.

Connecticut Water's certificate of incorporation provides that directors (other than directors who may be elected by Preferred or Preference stockholders) are to be classified into three classes, which are to hold office in staggered three-year terms.

                                   Barnstable

Under the DGCL, a Delaware corporation may have a classified board of directors.

Barnstable's board of directors is not classified, and consequently, Barnstable has only one class of directors.

STOCKHOLDER MEETINGS


                                Connecticut Water

Under the CBCA, any action which may be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent or, if so provided by the certificate of incorporation, by the written consent of a majority of the voting power of shares. The CBCA also provides that special meetings of the stockholders may be called only by the board of directors, or by such person or persons as may be authorized by the certificate of incorporation or the bylaws or upon the written request of the holders of at least 10% (35% for certain public corporations such as Connecticut Water) of all of the votes entitled to be cast at the meeting.

Connecticut Water's certificate of incorporation provides that stockholder action may only be taken at an annual or special meeting of stockholders and not by written consent. Special meetings of stockholders may be called only by the board of directors and otherwise by stockholders as expressly permitted by applicable statute.

                                   Barnstable

The DGCL and Barnstable's by-laws provide that stockholder action may be taken at an annual or special meetings of stockholders, or with the written consent of stockholders having sufficient voting power to approve the action at a meeting. The DGCL provides that special meeting of stockholders may be called by the board of directors or by persons authorized in the certificate of incorporation or by-laws. The Barnstable by-laws provide that special meetings of stockholders may be called by a committee of the board of directors with a specific delegation from the board of directors of the power to call such a meeting.

PREFERRED STOCK PURCHASE RIGHTS


         Connecticut Water


         Connecticut Water has reserved 150,000 shares of its Series A preference stock for issuance under its Preference Stock Purchase Rights Plan. Each share of Connecticut Water common stock, including the shares to be issued to holders of Barnstable common stock in the merger, is entitled to one right to buy (the "Right" or "Rights"), under certain circumstances, one one-hundredth of a share of Series A preference stock at a price of $90.00 per one one-hundredth of a share.

         Subject to certain terms and conditions, each Right shall entitle the registered holder to purchase from Connecticut Water one one-hundredth of a share of Series A preference stock, $1 par value, of Connecticut Water at a price of $90 per one one-hundredth of a share of Series A preference stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of August 12, 1998, as the same may be amended from time to time (the "Rights Agreement"), between Connecticut Water and State Street Bank and Trust Company, as Rights Agent (the "Rights Agent").

         Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding shares of Connecticut Water common stock or (ii) 10 business days (or such later date as may be determined by action of the Connecticut Water board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Connecticut Water common stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Connecticut Water common stock certificates outstanding as of the record date, by such Connecticut Water common stock certificates together with a copy of the Summary of Rights sent to holders of such Connecticut Water common stock on the record date (the "Summary of Rights").

         The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Connecticut Water common stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Connecticut Water common stock certificates issued after the record date upon transfer or new issuances of Connecticut Water common stock, including issuances under the Connecticut Water Dividend Reinvestment and Common Stock Purchase Plan, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Connecticut Water common stock, even without such notation or a copy of the Summary of Rights, will also constitute the transfer of the Rights associated with the shares of Connecticut Water common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Connecticut Water common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on October 11, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by Connecticut Water, in each case as described below.

         The Purchase Price payable, and the number of shares of Series A preference stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preference stock, (ii) upon the grant to holders of the Series A preference stock of certain rights or warrants to subscribe for or purchase Series A preference stock at a price, or securities convertible into Series A preference stock with a conversion price, less than the then-current market price of the Series A preference stock, or (iii) upon the distribution to holders of the Series A preference stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series A preference stock) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding Rights is also subject to adjustment in the event of a stock split of the Connecticut Water common stock or a stock dividend on the Connecticut Water common stock payable in shares of Connecticut Water common stock or subdivisions, consolidations or combinations of the Connecticut Water common stock occurring, in any such case, after August 12, 1998 and prior to the Distribution Date; provided, however, that no such adjustment was made with respect to any such dividend or subdivision approved by the board of directors of Connecticut Water on August 12, 1998, including the stock split effected on September 1, 1998.

         Shares of Series A preference stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A preference stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Connecticut Water common stock. In the event of a liquidation, dissolution or winding up of Connecticut Water, the holders of the Series A preference stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per share of Connecticut Water common stock. Each share of Series A preference stock will have 100 votes, voting together with the Connecticut Water common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Connecticut Water common stock are converted or exchanged, each share of Series A preference stock will be entitled to receive 100 times the amount received per share of Connecticut Water common stock. These rights are protected by customary antidilution provisions.

         Because of the nature of the Series A preference stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Series A preference stock purchasable upon exercise of each Right should approximate the value of one share of Connecticut Water common stock.

         In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right at the then current exercise price of the Right, that number of shares of Connecticut Water common stock having a market value of two times the exercise price of the Right.

         In the event that, after a person or group has become an Acquiring Person, Connecticut Water is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the person with whom Connecticut Water has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the Right.

         At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Connecticut Water common stock or the occurrence of an event described in the prior paragraph, the board of directors of Connecticut Water may exchange the Rights (other than Rights owned by such person or group, which will have become void), in whole or in part, at an exchange ratio of one share of Connecticut Water common stock, or one one-hundredth of a share of Series A preference stock (or of a share of a class or series of Connecticut Water's Series A preference stock or preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Series A preference stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Series A preference stock, which may, at the election of Connecticut Water, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A preference stock on the last trading day prior to the date of exercise.

         At any time prior to the earlier of (i) the close of business on the tenth day following the first public announcement by Connecticut Water or an Acquiring Person that an Acquiring Person has become such or such earlier date as a majority of the Connecticut Water board of directors shall become aware of the existence of an Acquiring Person, subject to extension by the Connecticut Water board, or (ii) the close of business on the Final Expiration Date, the board of directors of Connecticut Water may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Connecticut Water board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         For so long as the Rights are then redeemable, Connecticut Water may, except with respect to the Redemption Price, amend the Rights in any manner. After the Rights are no longer redeemable, Connecticut Water may, except with respect to the Redemption Price, amend the Rights in any manner that does not adversely affect the interests of holders of the Rights.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Connecticut Water, including, without limitation, the right to vote or to receive dividends.

BARNSTABLE


         Barnstable has no equivalent Rights Plan.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS


                                Connecticut Water

The CBCA states that, unless its certificate of incorporation otherwise provides, a corporation formed under Connecticut law prior to January 1, 1997 is obligated to indemnify a director to the same extent the corporation is permitted to provide indemnification to a director pursuant to Section 33-771. This obligation to indemnify is subject to certain limitations set forth in
Section 33-775 of the CBCA, which requires a determination in each case that indemnification of the director is permissible and authorized. Under the CBCA, a director may also apply to a court of competent jurisdiction for indemnification. The CBCA provides that a corporation incorporated under Connecticut law prior to January 1, 1997, shall also indemnify each officer, employee or agent who is not a director to the same extent.

         In general, Section 33-771 provides that a corporation may indemnify an individual made a party to a proceeding because he is a director against liability incurred in the proceeding if: (1) (A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation's certificate of incorporation.
Section 33-775 also provides that, unless ordered by a court, a corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has not met the relevant standard of conduct under 33-771; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled whether or not involving action in his official capacity.

         The CBCA provides that a corporation may provide indemnification of or advancement of expenses to a director, officer, employee or agent only as permitted therein.

         Connecticut Water's certificate of incorporation provides that the personal liability of any person who is or was a director of Connecticut Water to Connecticut Water or its stockholders for monetary damages for breach of duty as a director is limited to the amount of the compensation received by the director for serving Connecticut Water during the year or years in which the violation occurred so long as such breach did not (i) involve a knowing and culpable violation of law by the director, (ii) enable the director or an associate to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to Connecticut Water under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to Connecticut Water, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to Connecticut Water, or (v) create liability under Section 33-757 of the Connecticut General Statutes.

         Connecticut Water's certificate of incorporation requires Connecticut Water to indemnify and pay for or reimburse the expenses of directors and officers to the fullest extent permitted by law; and permits Connecticut Water to indemnify and pay for or reimburse the expenses of employees or agents not otherwise entitled to indemnification on such terms and conditions as may be established by the board of directors.

         Connecticut Water's by-laws also provide that Connecticut Water, through action by its board of directors, may purchase, and Connecticut Water has purchased, indemnity insurance for directors, officers, employees or agents of Connecticut Water.

                                   Barnstable

Section 145(a) of the DGCL permits a corporation (other than with respect to an action by or in the right of the corporation) to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe were unlawful. Section 145(b) of the DGCL permits a corporation to indemnify officers, directors, employees and agents in connection with an action by or in the right of the corporation for reasonable expenses incurred if it is determined that the standard of conduct set forth in Section 145(a) is met. With limited exceptions, such indemnification for expenses is not permitted in respect of any matter as to which such person shall have been adjudged to be liable to the corporation.

         Barnstable's by-laws provide that the corporation shall indemnify and hold harmless each of its directors, officers, employees and agents to the fullest extent permitted by applicable law. The DGCL provides that a corporation may provide advancement of expenses to an officer or director in advance of a final disposition of a matter so long as such officer or director undertakes to repay such expenses if it shall be ultimately determined that he or she was not entitled to be indemnified by the corporation. The corporation may advance expenses to employees and agents on such terms as the corporation deems appropriate.

         The by-laws provide that Barnstable shall pay in advance the expenses of any director or officer (and may pay such expenses for an employee or agent) so long as such person agrees in advance to repay such expenses if it is subsequently determined that the person was not entitled to be indemnified.

The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty, subject to certain limitations, including for: (i) breach of duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability resulting from certain unlawful dividends and payments; and (iv) any transaction from which the director derived an improper personal benefit. Barnstable's certificate of incorporation includes such a provision.

                                     EXPERTS


         The audited financial statements and schedules of Connecticut Water included in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                  LEGAL MATTERS


      The validity of the issuance of the Connecticut Water common stock to be delivered at the merger closing date will be passed upon by Day, Berry & Howard LLP, Hartford, Connecticut.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION


         This proxy statement/prospectus and the documents which will be incorporated by reference into this proxy statement/prospectus contain and will contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on Connecticut Water's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not and will not be guarantees of future performance and are and will be subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

                       WHERE YOU CAN FIND MORE INFORMATION


         All documents filed by Connecticut Water pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus until the resale of Connecticut Water common stock by the selling stockholders is terminated are incorporated by reference into and to be part of this proxy statement/prospectus from the date of filing of those documents.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.


         The following documents, which were filed by Connecticut Water with the SEC, are attached as Appendix D:



         Connecticut Water's Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and the Connecticut Water Proxy Statement dated March 17, 2000 for the Connecticut Water Annual Meeting of Stockholders held on April 28, 2000.


         Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.


         The documents that will be incorporated by reference into this proxy statement/prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) to any person, without charge, upon written or oral request. Requests for documents should be directed to Corporate Secretary, Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413 (telephone 860-669-8630, extension 3015).


         Connecticut Water files reports, proxy statements and other information with the SEC. Copies of such Connecticut Water reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza            Citicorp Center             Seven World Trade Center
Room 1024                  500 West Madison Street     13th Floor
450 Fifth Street, N.W.     Suite 1400                  New York, New York 10048
Washington, D.C. 20549     Chicago, Illinois 60661

Reports, proxy statements and other information concerning Connecticut Water may also be inspected at:

The National Association of Securities Dealers
1735 K Street, N.W.
Washington, D.C. 20006

         Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website that contains reports, proxy statements and other information regarding Connecticut Water. The address of the SEC Website is http://www.sec.gov.

         Barnstable is not subject to the informational requirements of the Exchange Act and financial and other information about Barnstable and its subsidiaries is not publicly available other than as set forth in this proxy statement/prospectus.

         Connecticut Water has filed a Registration Statement on Form S-4 under the Securities Act with the SEC with respect to Connecticut Water's common stock to be issued to Barnstable stockholders in the merger. This proxy statement/prospectus constitutes the prospectus of Connecticut Water filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

         THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO CONNECTICUT WATER AND ITS SUBSIDIARIES WAS PROVIDED BY CONNECTICUT WATER AND HAS NOT BEEN VERIFIED BY BARNSTABLE AND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO BARNSTABLE AND ITS SUBSIDIARIES WAS PROVIDED BY BARNSTABLE AND HAS NOT BEEN VERIFIED BY CONNECTICUT WATER.

                                                                      APPENDIX A
                                                            MERGER AGREEMENT AND
                                                              AMENDMENTS THERETO


                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger dated as of October 4, 2000 (the "Agreement") by and among Connecticut Water Service, Inc., a Connecticut corporation (together with its subsidiaries and affiliates or successors in business, hereinafter individually and collectively "CWS"), CWS Barnstable Acquisition Corp., a Connecticut corporation and a wholly-owned subsidiary of CWS ("Newco") and Barnstable Holding Company, a Delaware corporation ("Barnstable").

         WHEREAS, Barnstable presently owns 716 of the 750 issued and outstanding shares of the common stock of Barnstable Water Company ("Water Company") and 716 of the 758 issued and outstanding shares of common stock of BARLACO, a land holding company ("BAR") (Water Company and BAR being sometimes referred to herein as the Subsidiaries and, together with Barnstable, being sometimes collectively referred to herein as the "Companies");

         WHEREAS, Barnstable desires to merge with Newco, with the shareholders of Barnstable receiving shares of Common Stock of CWS in exchange for all of the outstanding shares of the common stock of Barnstable, all on the terms and subject to the conditions hereinafter set forth;

         WHEREAS, Barnstable and CWS desire that the transaction set forth herein qualify as a tax-free Reorganization within the meaning of section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the corresponding provisions of applicable state income tax law of Connecticut and that this Agreement be interpreted accordingly;

         WHEREAS, the Water Company owns and operates a water system located in the town of Barnstable, Massachusetts (the "System"), and is subject to the jurisdiction of the Massachusetts Department of Telecommunications and Energy ("DTE"), the Massachusetts Department of Environmental Protection ("DEP") and the Massachusetts Department of Public Health ("DPH").

         NOW, THEREFORE, in consideration of these premises and the mutual agreements, representations and warranties set forth in, and subject to the terms and conditions of, this Agreement, the parties agree as follows:

1.       THE MERGER

         1.1  Surviving Corporation.

         Subject to the conditions contained herein and in accordance with the provisions of this Agreement, the Connecticut Business Corporation Act and the Delaware General Corporation Law, at the Effective Time (as defined in Section
1.9 hereof), Barnstable shall be merged with and into Newco, which, as the corporation surviving in the Merger (the "Surviving Corporation"), shall continue unaffected and unimpaired by the Merger to exist under and be governed by the laws of the State of Connecticut. Upon the effectiveness of the Merger, the separate existence of Barnstable shall cease.

         1.2  Effects of the Merger.

         Upon and after the Effective Time of the Merger, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, both of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties of Newco and Barnstable (collectively, the "Constituent Corporations"); and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all such property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as if they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

         1.3  Further Assurances.

         If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by the Surviving Corporation by reason of, or as a result of, the Merger, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such property deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.

         1.4  Certificate of Incorporation; By-Laws, Directors and Officers.

         The Certificate of Incorporation and By-Laws of Newco, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Certificate of Incorporation and By-Laws of the Surviving Corporation. From and immediately after the Effective Time, the directors of the Board of Directors of Newco and the officers of Newco shall be the directors and officers of the Surviving Corporation, respectively, until their respective successors are duly elected and qualified.

         1.5  Title and Survey.

         CWS shall have the period from the date hereof to and ending at 5:00 p.m. on the date that is forty-five (45) days from the date hereof (the "Inspection Period") to determine whether the title to all of the real property constituting part of the Assets (as that term is defined in Section 3.2 hereof) (the "Property") is marketable and/or insurable (subject to the exceptions set forth in Schedule 7.5) at regular rates. If CWS determines during the Inspection Period that such title is neither marketable nor insurable (subject to the exceptions set forth in Schedule 7.5) at regular rates, CWS shall give Barnstable a written notice delivered prior to the termination of the Inspection Period setting forth any objections (the "CWS Title Objections") that CWS has to title or survey matters affecting the marketability or insurability, as the case may be (subject to the exceptions set forth in Schedule 7.5), of the Property. For purposes of this Agreement, the standards of title of the Massachusetts Conveyancers Association, to the extent applicable, shall govern the determination of marketable and/or insurable title (subject to the exceptions set forth in Schedule 7.5) at regular rates. Barnstable shall have the option to cure the CWS Title Objections within thirty (30) days after the date of such notice. If Barnstable elects not to cure or is unable to cure the CWS Title Objections by said date, CWS shall have the option to be exercised within 10 days of said date (in its sole discretion) of either (a) accepting the title as it then is for all purposes under this Agreement, waiving any additional rights CWS may have arising from such CWS Title Objections, and proceeding to carry out the transactions contemplated herein, or (b) terminating this Agreement, whereupon this Agreement shall terminate and CWS and Barnstable shall have no further obligations or liabilities hereunder other than CWS's indemnity obligation under Section 1.6. If CWS does not give such a notice setting forth any CWS Title Objections during the Inspection Period, this Agreement shall remain in full force and effect, except that CWS' rights pursuant to Section 1.5 shall terminate from and after the termination of the Inspection Period. Except for liens securing the debt set forth on Barnstable's December 31, 1999 audited consolidated financial statements provided pursuant to
Section 3.10 hereof and liens securing debt set forth on Schedule 1.5 hereto (the "Permitted Debt"), any other mortgages and liens securing any of the Companies' obligations for borrowed money will be extinguished by Barnstable on or prior to the Closing Date. Notwithstanding the provisions of this Section 1.5, CWS shall have the rights granted pursuant to the provisions of Section 1.7 with respect to any Title Objections regardless of whether or not any such Title Objections are set forth in Schedule 7.5.

         1.6  Due Diligence.

         (a) Within 10 days of the execution of this Agreement, Barnstable shall provide CWS with a copy of the due diligence materials listed in Schedule 1.6.1. Barnstable represents to CWS that, to its knowledge, there are no due diligence materials listed in Schedule 1.6.1 within the Companies' possession and control that will not be so delivered to CWS.

         (b) During the Inspection Period, CWS, through its authorized agents or representatives, shall be entitled, upon reasonable advance notice to Barnstable, to enter upon the Property during normal business hours, and shall have the right to make such reasonable investigations and conduct such reasonable tests, including engineering studies, soil tests, and environmental studies, as CWS deems necessary or advisable (the "Testing Rights"), subject to the following limitations: (a) CWS shall give Barnstable written or telephonic notice at least one (1) business day before conducting any inspections on the Property, and a representative of Barnstable shall have the right to be present when CWS or its agents or representatives conducts its or their investigations on the Property; (b) neither CWS nor its representatives shall materially interfere with the use, occupancy or enjoyment of the Property by the Companies; (c) neither CWS nor its agents or representatives shall damage the Property or any portion thereof, except for any immaterial damage caused by invasive tests, all of which shall promptly be repaired by CWS; and (d) CWS shall indemnify, hold harmless and defend the Companies against all costs (including reasonable attorneys' fees) and direct damages caused by the activities of CWS or its agents or representatives under this Section 1.6(b); provided, however, that such indemnity shall not include any costs or damages caused by (1) the acts of the Companies or their agents or representatives or (2) any pre-existing condition of the Property. The foregoing indemnification obligation shall survive the Closing Date or termination of this Agreement for a period of six (6) months.

         1.7  Inspection Period.

         CWS shall have the Inspection Period to exercise CWS's Testing Rights and to otherwise conduct such due diligence, including without limitation such investigation of any matters disclosed or not disclosed herein or in any Schedule hereto as CWS, in its sole and absolute discretion, deems appropriate. At any time before the end of the Inspection Period, CWS may, in its discretion, give written notice thereof delivered prior to the termination of the Inspection

Period to Barnstable setting forth any objections (the "CWS Objections") that CWS has resulting from its investigation. Barnstable shall have the option to cure the CWS Objections within thirty (30) days after the date of such notice. If Barnstable elects not to cure or is unable to cure the CWS Objections by said date, CWS shall have the option to be exercised within 10 days of said date (in its sole discretion) of either (a) accepting the situation as it then is for all purposes under this Agreement, waiving any additional rights CWS may have arising from such CWS Objections, and proceeding to carry out the transactions contemplated herein, or (b) terminating this Agreement, whereupon this Agreement shall terminate and CWS and Barnstable shall have no further obligations or liabilities hereunder other than CWS's indemnity obligation under Section 1.6(b). If CWS does not give such a notice setting forth any CWS Objections during the Inspection Period, this Agreement shall remain in full force and effect, except that CWS' rights pursuant to Sections 1.6 and 1.7 shall terminate from and after the termination of the Inspection Period.

         1.8  Instruments of Title.

         At least forty (40) days prior to the Closing Date, Barnstable will provide to CWS proper legal descriptions and surveys (to the extent such surveys presently exist) for the Property. On the Closing Date, upon consummation of the Merger, Barnstable will deliver to CWS the following documents, fully and properly executed, and, with respect to item 4 in the forms attached hereto as
Schedule 1.8.

         1.       Corporate resolution of Barnstable;

         2.       Good standing certificates for the Companies;

         3. Certified vote of shareholders of Barnstable approving the Merger;

         4.       Opinion of counsel for the Companies described in Section 7.9;
                  and

         5. Releases of mortgages and liens, if any, other than those securing the Permitted Debt.

         At the request of CWS after the Closing Date, Barnstable or its successor in interest will execute and deliver any such further instruments or certificates or confirmation thereof and will take such other action as may reasonably be requested by CWS in order further to make effective the Merger.

         1.9  Closing Date.

         The closing of the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, at 10:00 A.M. on the fifth business day following the receipt of the last of the approvals described in Section 7.1 hereof, or on such other date or at such other place as the parties may mutually agree upon (the "Closing Date").

         Subject to the provisions of this Agreement, on the Closing Date, the parties hereto shall (A) file the Certificate and Plan of Merger with the Secretary of State of the State of Connecticut and (B) file the Certificate and Plan of Merger with the Secretary of State of the State of Delaware and (C) make all other filings or recordings as may be required under the Connecticut Business Corporation Act and the Delaware General Corporation Law. The Merger shall become effective at such time as (i) such Certificate and Plan of Merger is duly filed with the Secretary of State of the State of Connecticut and (ii) such Certificate and Plan of Merger is filed with the Secretary of State of the State of Delaware, or at such subsequent date or time, not to exceed 30 days after the date of filing of any Certificate and Plan of Merger, as the parties shall specify in the Certificate and Plan of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

2.       CONVERSION OF SHARES

         2.1  Conversion Terms.

         At the Effective Time by virtue of the Merger and without any further action on the part of the holders thereof:

         (a) Each share of Newco Common Stock (the "Newco Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and not be affected in any manner by the Merger.

         (b) All shares of the Common Stock of Barnstable (the "Barnstable Common Stock") that immediately prior to the Effective Time are held in the treasury of Barnstable shall be cancelled and retired and no cash or other consideration shall be paid or delivered in exchange therefor.

         (c) Each share of Barnstable Common Stock outstanding immediately prior to the Effective Time (each a "Share" and as to the holder of more than one Share, the "Shares") shall be converted by the Merger into the right to receive Common Stock of CWS as provided in Section 2.2.

         2.2  Exchange.

         (a) Aggregate Consideration

         Barnstable's shareholders will receive 212,656 shares of CWS Common Stock registered with the Securities and Exchange Commission and freely tradable (subject to certain restrictions pursuant to Section 12.3 hereof) on NASDAQ, for all of the outstanding shares of Barnstable's common stock, such number of shares to be adjusted as provided in Section 2.2(b) and (c) hereof.

         (b) Adjustment for Water Company and BAR Stock

         As of the date hereof, Barnstable owns 716 of the 750 issued and outstanding shares of common stock of the Water Company and 716 of the 758 issued and outstanding shares of common stock of BAR. The aggregate purchase price of 212,656 shares of CWS common stock payable by CWS assumes Barnstable's ownership of all 750 issued and outstanding shares of the Water Company's common stock and all 758 issued and outstanding shares of BAR's common stock, and Barnstable agrees to use its reasonable efforts to acquire ownership prior to the Closing Date of the remaining such shares which it does not now own. Barnstable shall offer to exchange shares of Barnstable common stock for each share of Water Company common stock and each share of voting (and possibly non-voting) BAR common stock not owned by Barnstable. The parties agree that the purchase price payable by CWS to Barnstable common shareholders hereunder shall be (i) increased by 4,000 shares of CWS Common Stock if Barnstable owns all of the issued and outstanding common stock of both the Water Company and of BAR on the Closing Date; (ii) reduced by 215 shares of CWS Common Stock for each share of the issued and outstanding common stock of the Water Company, in excess of 5 shares, not owned by Barnstable on the Closing Date; and (iii) reduced by 68 shares of CWS Common Stock for each share of the issued and outstanding voting common stock of BAR, in excess of 5 shares, not owned by Barnstable on the Closing Date. The parties further agree that CWS shall not be obligated to acquire Barnstable pursuant to this Agreement unless, as of the Closing Date, Barnstable shall own all of the issued and outstanding shares of non-voting common stock of BAR.

         (c) CWS Shares

         In the Merger, each share of outstanding common stock of Barnstable will be converted into the right to receive a number of shares of CWS Common Stock equal to the Exchange Ratio (the "Share Consideration"). The Exchange Ratio shall be equal to the quotient (rounded to the nearest thousandth) of (A) 212,656 shares of CWS Common Stock to be delivered by CWS on the Closing Date pursuant to Section 2.2(a) hereof, as such number of shares may be adjusted pursuant to Section 2.2(b) hereof, divided by (B) the number of issued and outstanding shares of common stock of Barnstable outstanding on the Closing Date. No fractional CWS shares will be issued and cash equal to that fraction of $31.25 (the Market Price) will be issued in lieu thereof.

         2.3  Delivery of Certificates and Payment of Cash.

         (a) Promptly after the Effective Time, CWS shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Share Consideration pursuant to Section 2.2(c) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to such bank or other agent as CWS may designate (the "Agent")) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender of a Certificate to the Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Share Consideration for each Share formerly evidenced by such Certificate, payable to such holder in accordance with the provisions of Section 2.2 hereof and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Share Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. CWS shall take all steps necessary to enable and cause the Agent to fulfill promptly its obligations under this Section 2.3(a). If payment of the Share Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of Barnstable, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Share Consideration to the Agent or shall have established to the satisfaction of the Agent that such taxes either have been paid or are not applicable.

         (b) The Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Agent. All such withheld amounts shall be disposed of by the Agent in accordance with the Code or such state, local or foreign tax law, as applicable.

         (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Agent may impose, the Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Share Consideration deliverable in respect thereof as determined in accordance herewith. When authorizing such issue of the Share Consideration in exchange therefor, the Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Agent a bond in such sum as the Agent may direct as indemnity against any claim that may be made against the Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

         (d) If any holder of Shares shall have served a written demand upon Barnstable to be paid the "fair value" of his or her Shares after having filed a timely written objection to the Merger as provided in Section 262 of the Delaware Corporation Law (the "Appraisal Act") (any such shareholder being hereinafter called an "Objecting Shareholder") and if an Objecting Shareholder has met the requirements of the Appraisal Act and if it is determined that such Objecting Shareholder has the right to receive payment of the "fair value" of his or her Shares pursuant to the provisions of the Appraisal Act, such Objecting Shareholder shall receive such payment from the Surviving Corporation (but only after the value of such Share has been agreed upon or finally determined pursuant to the provisions of the Appraisal Act).

         2.4  No Further Transfers.

         Upon and after the Effective Time, the stock transfer books of Barnstable shall be closed, and no transfer of Shares shall thereafter be made on such books. From and after the Effective Time the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

3.       REPRESENTATIONS AND WARRANTIES OF BARNSTABLE

         Barnstable hereby represents and warrants as follows:

         3.1 Organization and Good Standing of the Companies; Status of the Companies and Barnstable.


         The Water Company is a company as defined in Section 1 of Chapter 165 of the Massachusetts General Laws and is legally authorized to sell and distribute water in the town of Barnstable where it presently sells and distributes water. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all other requisite corporate power and authority and all necessary licenses and permits (except to the extent disclosed in Schedule 3.12.2) to carry on its business as it is now being conducted. The Water Company's rates, prices and charges are and have been those shown on schedules filed with and approved by the DTE. Except for the Subsidiaries, or as set forth on Schedule 3.1, to Barnstable's knowledge, Barnstable has no other subsidiaries or affiliates. As used in this Agreement, the term "affiliate" means a person (other than the Water Company or BAR) (1) which directly or indirectly controls, or is controlled by, or is under common control with, Barnstable, (2) which owns 5% or more of the voting stock of Barnstable or (3) 5% or more of the voting stock (or in the case of a person which is not a corporation, 5% or more of the equity interest) of which is owned by Barnstable or a subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. Barnstable possesses full legal and other capacity to enter into and carry out the provisions of this Agreement, and is under no receivership, impediment or prohibition imposed by any court, regulatory commission, board, administrative body, arbitration board or tribunal or other federal, state or municipal government instrumentality (any such entity being referred to herein as a "Governmental Body") that would render any of the Companies unable to enter into and carry out the provisions of this Agreement.

         3.2  Title to Properties; Use of Water.

         To Barnstable's knowledge, the Water Company has good, marketable and/or insurable (at regular rates) title to (i) all assets of the Water Company (other than the Property) including, without limitation, the System, the wells, transmission and distribution mains, tanks and standpipes, pumps and pumping stations, hydrants, meters and personal property described on pages 400-414 of the Water Company's Annual Return to the DTE for the year ended December 31, 1999, which pages are attached hereto as Schedule 3.2.1A, and those acquired subsequent to December 31, 1999, and all of the Water Company's right, title and interest in and to the curb stops, service connections (to the extent curb stops and service connections are purported to be owned by the Water Company) and easements, rights of way and leases, and any and all franchise rights, including without limitation all franchise and related rights set forth in the Special Acts attached as Schedule 3.2.1B, and (ii) all documents, reports, maps and customer records pertaining to the System including, but not limited to, all engineering, laboratory and operating reports, customer service records including meter readings and fixture surveys, financial books and records, property maps, gate drawings, main laying specifications and tap and service cards, and the Water Company's cash and bank deposits, except to the extent that the Water Company's failure to have such title has not had, and would not reasonably be expected to have, a material adverse effect on the Companies, taken as a whole. Subject to the exceptions set forth in Schedule 7.5, BAR or the Water Company, as the case may be, has good, marketable and/or insurable (at regular rates) title in fee simple (other than the Airport Well Lease) to all of the Property listed in Schedule 3.2.2, except where the failure of the Water Company (but not

BAR) to have such title has not had, and would not reasonably be expected to have, a material adverse effect on the Companies, taken as a whole. The property (real, personal and mixed, tangible and intangible), rights, privileges and assets now and hereafter owned or leased by any of the Companies are referred to in this Agreement as the "Assets". Other than the Assets owned or leased by the Water Company, no other assets are used in the conduct and operation of the Water Company's water supply businesses and the distribution and delivery of water to each of the Water Company's water customers. The Water Company has the right to use the water it is now using in the manner in which it is using such water. All water supply sources, pump stations and storage facilities for the System are located on real estate owned by the Water Company in fee simple, and all mains and service connections are located on real estate owned by the Water Company in fee simple, within the public rights-of-way, or within permanent easements of record in favor of the Water Company, except as may otherwise be set forth in Schedule 3.2.4 attached hereto. Except for the stock of the Subsidiaries owned by Barnstable, the Companies do not own, and on the Closing Date will not own, any securities of, or any other direct or indirect interest in, any other firm, corporation or other entity (including without limitation any joint venture or partnership).

         3.3  Use of Assets.

         To Barnstable's knowledge, the present use of the Property conforms in all material respects to all applicable zoning, building, building line and similar restrictions, is a permitted "non-conforming use" as defined in such zoning, building, building line or similar restrictions or the Companies have obtained the necessary permits, variances or relief therefor. The Assets are located in the Town of Barnstable, Massachusetts.

         3.4  Certificate of Incorporation, By-Laws and Resolutions.

         The copies attached hereto, or previously delivered to CWS, of the Companies' Certificates of Incorporation and By-laws are true and complete copies of said documents, and said Certificates and By-laws are in full force and effect and include any and all amendments thereto.

         3.5  Authorization of Agreement.

         Subject to the immediately following sentence, this Agreement has been validly authorized, duly executed and delivered by Barnstable and constitutes a valid and legally binding obligation of Barnstable, enforceable in accordance with its terms. Except as set forth on Schedule 3.5, approval by Barnstable's shareholders is the only other corporate action required in order to authorize Barnstable to consummate the transactions contemplated by this Agreement. The directors and officers of the Companies are listed on Schedule 3.5 hereto.

         3.6  Absence of Defaults.

         Except as specified in Schedule 3.6, the execution and delivery of this Agreement do not and, upon approval thereof by Barnstable's shareholders, the consummation of the transactions contemplated hereby will not (a) violate any provision of the Certificate of Incorporation or By-laws of any of the Companies; (b) violate, conflict with or result in the breach or termination of, or constitute a default under the terms of, any agreement or instrument to which any of the Companies is a party or by which it or any of the Assets may be bound except where such default would not reasonably be expected to have a material adverse effect on the Companies, taken as a whole; (c) result in the creation of any material lien, charge or encumbrance upon any of the Assets pursuant to the terms of any such agreement or instrument; (d) violate any judgment, order, injunction, decree, license, permit, award, rule or regulation against, or binding upon, any of the Companies or upon any of the Assets except where such violation would not reasonably be expected to have a material adverse effect on the Companies, taken as a whole; or (e) constitute a violation by any of the Companies of any law or regulation of any jurisdiction as such law or regulation relates to any of the Companies, the System or any of the Assets except where such violation would not reasonably be expected to have a material adverse effect on the Companies, taken as a whole. Barnstable has obtained or will obtain prior to Closing all material consents, releases or waivers from Governmental Bodies and third parties which may be necessary to prevent the execution of this Agreement or the consummation of the transactions contemplated herein from resulting in any violation, breach, default or other event referred to in this Section 3.6, all of which are set forth in Schedule 3.6.

         3.7  Litigation, Orders, Etc.

         Except as set forth in Schedule 3.7 hereto, there are no actions, suits, proceedings or governmental investigations pending, or insofar as is known to Barnstable, in prospect or threatened, against or relating to any of the Companies or the transactions contemplated by this Agreement in or before any Governmental Body. Except as set forth in Schedule 3.7 hereto, the System, and the Water Company in its capacity as owner or operator of the System, is not subject to or in violation of any judgment, order, decree, injunction or award of any Governmental Body entered in any proceeding to which it was a party or of which it had knowledge, including, without limitation, decisions, letter requests or proceedings of the DTE, the DPH, the DEP, the Internal Revenue Service and the Town of Barnstable, Massachusetts, where such judgment, order, decree, injunction or award or said violation would reasonably be expected to have a material adverse effect on the Companies, taken as a whole. No proceedings are pending or, to the knowledge of Barnstable, threatened against the rates now being charged by the Water Company.

         3.8  Contracts.

         Schedule 3.8 contains a true and complete list of all contracts, agreements and leases to which any of the Companies is a party involving the payment of $20,000 or more by or to any of the Companies in any one fiscal year or that are otherwise material to the business of the Companies. Except as set forth in Schedule 3.8, each of such contracts, agreements, and leases is valid, binding and in full force and effect and enforceable in accordance with its terms, and none of the Companies nor, to the best of Barnstable's knowledge, any other party to any such contract, agreement or lease has breached any material provision of, or is in default in any material respect under the terms of, any such contract, agreement or lease.

         3.9  No Brokers.

         All negotiations relative to this Agreement have been carried on by Barnstable directly with CWS, without the intervention of any person as a result of any act of Barnstable in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

         3.10 Financial Statements; Annual Reports.

         The audited financial statements of Barnstable and its consolidated subsidiaries and for the Water Company for each of the years of 1997, 1998 and 1999 heretofore furnished to CWS were prepared in accordance with generally accepted accounting principles consistently applied and present fairly in all material respects the consolidated financial position and the results of the operations of the Companies at the dates and for the periods indicated. Except as set forth on Schedule 3.10, none of the Companies is a guarantor, indemnitor, accommodation party or surety for any person, entity, liability or obligation except for liabilities or obligations to each other. All annual returns filed by the Water Company with respect to the Water Company and the System with the DTE from and after 1995 are correct and complete in all material respects and accurately represent in all material respects for the respective periods and dates covered by such reports the financial condition and operations of the Water Company.

         3.11 Absence of Adverse Change.

         Since December 31, 1999, except as may be reflected in Schedule 3.11, there has not been any material adverse change in the financial position, results of operations, assets, liabilities or business of the Companies, taken as a whole.

         3.12 Compliance with Laws; No Environmental Hazards.

              3.12.1 To Barnstable's knowledge, the location and construction, occupancy, operation and use of all improvements attached to or placed, erected, constructed or developed as a portion of any of the Property (the "Improvements") do not materially violate any applicable law, statute, ordinance, rule, regulation, order or determination of any Governmental Body, or any restrictive covenant or deed restriction affecting the Property including, without limitation, any applicable health, environmental, rates, utility, water quality, antitrust, hiring, wages, hours, collective bargaining, safety, price and wage controls, payment of withholding and social security taxes, zoning ordinances and building codes, flood and disaster laws, rules and regulations (hereinafter collectively called the "Applicable Laws") which violations would reasonably be expected to have a material adverse effect on the Companies, taken as a whole. Schedule 3.12.1 discloses a list of and copies of all material governmental licenses, permits, certifications and approvals of any governmental authority possessed by or granted to any of the Companies ("Licenses") and used or relied upon in the operation of any of the Companies or the

System. Except as set forth in Schedule 3.12.1, to Barnstable's knowledge, no material License used in or necessary for the operation of any of the Companies, the Assets or the System will terminate prior to its stated expiration date or not be renewed in accordance with past practices of the Companies or relevant Governmental Body, and none of the Companies is in material violation of any term or condition of any License.

              3.12.2 Without in any way limiting the generality of Section
3.12.1 above, except as disclosed on Schedule 3.12.2, neither any of the Assets nor any of the Companies are the subject of any pending or, to the best of Barnstable's knowledge, threatened investigation or inquiry by any Governmental Body, or are subject to any remedial obligations under any Applicable Laws pertaining to health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation Recovery Act of 1987, as amended ("RCRA"), the Safe Drinking Water Act, as amended ("SDWA"), the Clean Water Act, as amended ("CWA"), the Toxic Substances Control Act ("TSCA"), the Massachusetts Clean Waters Act ("MCWA") or any other applicable provision of the Massachusetts General Laws (all collectively hereinafter referred to as "Applicable Environmental Laws").

              3.12.3 Except as set forth on Schedule 3.12.2, to Barnstable's knowledge, the Companies, taken as a whole, are in material compliance with Applicable Environmental Laws and are not required to obtain any permits, licenses or authorizations (other than the Licenses) to construct, occupy, operate or use any portion of the Property as it is now being used by reason of any Applicable Environmental Laws.

              3.12.4 Except as set forth in Schedule 3.12.2, to the best of Barnstable's knowledge or belief, no prior use of any of the Property, by any of the Companies or the prior owners of any of the Property, has occurred which violates any Applicable Environmental Laws in any material respect. None of the Companies has at any time, directly or indirectly "treated", "disposed of", "generated", "stored" or "released" any "toxic or hazardous substances", as each term is defined under the Applicable Environmental Laws, or arranged for such activities, in, on or under any of the Assets or any parcel of land, whether or not owned, occupied or leased by any of the Companies in material violation of any Applicable Environmental Law, except to the extent customary and in the ordinary course of a water supply company's business.

              3.12.5 To the best of Barnstable's knowledge and belief, there has been no litigation brought or threatened nor any settlement reached by or with any parties alleging the presence, disposal, release, or threatened release, of any toxic or hazardous substance or solid wastes from the use or operation of any of the Property, and none of the Property is on any federal or state "Superfund" list, or subject to any liens recorded or imposed pursuant to any federal or state "Superfund" laws.

         3.13 Insurance.

         The Companies maintain insurance in connection with the Assets and the System against hazards and risks and liability to persons and property to the extent and in the manner set forth on Schedule 3.13. Except for workmen's compensation insurance or as set forth on Schedule 3.13, no such insurance provides for a retroactive premium adjustment or other experienced-based liability on the part of any of the Companies.

         3.14 Condition of System.

         Except as specifically set forth in Schedule 3.14 hereto, the System was designed and installed in compliance with good waterworks engineering practice and the applicable rules and regulations of the DTE, except where the failure to comply with the foregoing has not had, and would not reasonably be expected to have, a material adverse effect on the Companies, taken as a whole. Except as set forth on Schedule 3.14, the System, taken as a whole, has been adequately maintained and is in good operating condition and repair, ordinary wear and tear excepted, is fit for its intended purpose and conforms to all restrictive covenants, applicable laws, regulations and ordinances relating to its construction, use and operation, except where the failure to comply with the foregoing has not had, and would not reasonably be expected to have, a material adverse effect on the Companies, taken as a whole.

         3.15 Tax Matters.

         Except as specifically set forth in Schedule 3.15 hereto:

              (A) Each of the Companies has (I) filed all Federal, state, local and foreign income and other tax returns or reports (including declarations of estimated tax) required to be filed by it, and all such returns are complete and accurate in all material respects, (II) paid all taxes of any nature whatsoever (together with any related penalties and interest) (any of the foregoing being referred to herein as a "Tax"), that are shown on such Tax returns as due and payable on or before the date of this Agreement, and (III) paid on behalf of itself or others all Taxes otherwise required to be paid by the Companies on or before the date of this Agreement.

              (B) There are no claims or assessments pending against any of the Companies for any alleged deficiency in Tax and, to the knowledge of Barnstable, there is not any threatened Tax claim or assessment against any of the Companies.

              (C) The liabilities for current Taxes and for deferred Taxes reflected in the financial statements provided pursuant to Section 3.10 are in all material respects adequate to cover all Taxes required to be accrued through the date thereof determined in accordance with GAAP.

              (D) All Taxes required to be withheld, collected or deposited by or with respect to each of the Companies have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority.

              (E) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of any of the Companies.

              (F) The Federal income tax returns of the consolidated group for which Barnstable is the common parent either have been examined and settled with the Internal Revenue Service or closed by virtue of the expiration of the applicable statute of limitations for all years through December 31, 1995.

              (G) None of the Companies shall be required to include in a taxable period ending after the Effective Time an amount of taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law.

              (H) None of the Companies has, within the five preceding taxable years, deferred gain recognition for Federal income tax purposes under Sections 1031 or 1033 of the Code.

              (I) None of the property owned or used by any of the Companies is subject to a lease which the Company does not treat as a "true" lease for Federal income tax purposes.

              (J) Barnstable has not made, within the five preceding taxable years, a disclosure on a Tax return pursuant to Section
         6662(d)(2)(B)(ii) of the Code.

              (K) None of the Companies has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

         None of the Companies has taken any action, or failed to take any action, or has knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from constituting a transaction described in Section 368(a) of the Code.

         3.16 Employees.

         Schedule 3.16 contains a true and complete list of all present full- and part-time Employees of each of the Companies and the hourly wage rate or biweekly salary and dates of employment of such Employees and a list of all written or oral employment contracts (including severance arrangements or any other arrangements under which the Employees will be entitled to receive payment, or accelerate any payment due from either of the Companies, as a result of the transactions contemplated by this Agreement). Except as set forth in
Schedule 3.16, none of the Companies has any liability to any director, officer, employee or to any Governmental Body or any other person for any damages, wages, bonus, salary, commission, deferred compensation, vacation pay, health or hospital insurance, claim for indemnification, worker's compensation benefits or unemployment insurance premium with respect to any Employee, except for the last pay period or any portion thereof. None of the Employees of any of the Companies is represented by any labor union or labor organization. During the past three years, there has not been any existing or threatened labor grievance or work stoppage by Employees or any investigation or proceeding of any kind pending or threatened by any Employee, and, to the best knowledge of Barnstable, there exists no set of facts which would give rise to any of the foregoing. There are no unfair labor practices or discrimination or sexual harassment charges pending or, to Barnstable's knowledge, threatened with respect to any of the Companies or any Employee.

         3.17 Related Party Transactions.

         Except as shown on Schedules 3.16 or 3.17, there are no existing transactions or agreements between any of the Companies and any shareholder, officer, director, or affiliate (or member of the immediate family of any of the foregoing) of any of the Companies.

         3.18 Employee Benefit Plans.

         Schedule 3.18 lists all "employee pension benefit plans" (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")), and all "employee welfare benefit plans" (as such term is defined in Section 3(1) of ERISA), including, without limitation, all formal or informal plans, practices, programs, contracts or arrangements (excluding workers' compensation, unemployment compensation and other government-mandated programs) which are maintained, administered or contributed to by any of the Companies or in which any Employees participate (each such employee welfare benefit plan, practice, program, contract or arrangement being hereinafter referred to as a "Plan"). No material liability under ERISA or the Code has been or, through the Closing Date will be, incurred with respect to any Plan or with respect to any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) of any trade or business (whether or not incorporated) which is under common control, or a member of an affiliated service group, with any of the Companies (within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c) or (m) of the
Code) which could result in a material lien or other claim upon any of the assets of any of the Companies, and no such liability will be incurred as a result of the transactions contemplated by this Agreement. Each Plan has been, and will continue through the Closing Date to be, operated in material compliance with the applicable provisions of such Plan, employee benefit plan, ERISA and the Code, except where the failure to comply with the foregoing has not had, and would not reasonably be expected to have, a material adverse effect on the Companies, taken as a whole. Currently, there are, and as of the Closing Date there will be, no pending or, to Barnstable's knowledge, threatened claims (other than routine claims for benefits), suits or other proceedings by any Employees or Plan participants or beneficiaries, spouses or representatives of any of them, or governmental agencies against any Plan, the assets held thereunder, the trustees of any such Plan's assets, or any of the Companies, involving any Plan. Other than salaries and other benefits in the ordinary course of business, except as set forth in Schedule 3.18, CWS will not have or incur any liability or obligation to any Employee as a result of any actions taken by the Companies prior to the Closing.

         None of the Companies is or has been since 1984 a party to any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

         Since the date of the audited financial statements provided pursuant to
Section 3.10, there has not been any adoption or amendment in any material respect by any of the Companies of any collective bargaining agreement or any bonus, pension, profit sharing, savings, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former director, officer or employee of any of the Companies, or any change in any actuarial or other assumption used to calculate funding obligations with respect to any pension or post-retirement benefit plans or arrangements of any of the Companies, or any material change in the manner in which contributions to any such pension or post-retirement benefit plans or arrangements are made or the basis on which such contributions are determined.

         3.19 Capitalization.

         As of the date of this Agreement, the authorized capital stock of Barnstable consists of 11,350 shares of common stock, of which 10,740 shares of such common stock are presently outstanding.

         The authorized capital stock of the Water Company is 2,000 shares of common stock, with 750 shares of common stock presently outstanding, and 750 shares of Preferred Stock, of which 750 shares of such Preferred Stock are presently outstanding. The authorized capital stock of BAR is 10,000 shares of voting common stock and 500 shares of non-voting common stock, with 750 shares of voting common stock and 8 shares of non-voting common stock presently outstanding.

         Except as set forth in Schedule 3.19, Barnstable is the sole record and beneficial owner of all of the shares of capital stock of each of the Subsidiaries, free and clear of any liens, encumbrances, security interests, rights and restrictions of any nature. None of the Companies is a party to any proxy, power-of-attorney, voting agreement, voting trust or shareholder agreement with respect to any of the capital stock of any of the Companies. As of the date of this Agreement, no shares of stock are held by any of the Companies in their respective treasuries.

         Except as set forth in Schedule 3.19, as of the Closing Date there will be, and as of the date hereof there are, no existing options, warrants, calls or other rights or other agreements committing any of the Companies to resell, transfer, issue or sell any shares of capital stock of any of the Companies, except as specifically contemplated in this Agreement.

         The issued and outstanding shares of capital stock of each of the Companies have been duly authorized, validly issued and are fully paid and nonassessable.

         3.20 Corporate Records.

         The stock registers delivered at the Closing, and the minutes of all directors' and shareholders' meetings for the past 10 years heretofore made available to CWS, constitute all of the transfer books and minute books and are true, complete and accurate records in all material respects of all material proceedings of the shareholders and directors of each of the Companies, and the issuance and record ownership of all shares of capital stock of each of the Companies. The accounting books and records of each of the Companies for the past ten years are in all material respects true, correct and complete, and have been maintained in accordance with good business practices.

         3.21 Disclosure.

         No representation or warranty in this Article 3 or in any information, list, schedule or certificate furnished or to be furnished by or on behalf of any of the Companies pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading.

         3.22 Investigation.

         Any investigation or examination of the business, property or operations of any of the Companies by CWS shall not affect the representations and warranties of Barnstable herein contained.

         3.23 Bank Accounts and/or Credit.

         Schedule 3.23 sets forth a true, correct and complete list of all financial institutions or vendors in which an account is maintained by, or loans, lines of credit or other credit commitments have been secured by or for, any of the Companies, together with the names of all persons authorized to draw thereon. Except as disclosed in Schedule 3.23, the Companies do not have any loan or other agreements for the borrowing of money and none of the loans or lines of credit impose any prepayment restrictions. Except as set forth in
Schedule 3.23, there are no loans or other agreements which upon the transfer of the Shares as contemplated by this Agreement will accelerate to maturity, increase the rate or charges or otherwise change their terms or provisions.

         3.24 Voting Requirements.

         The affirmative vote of a majority of the shares of Barnstable common stock outstanding as of the record date with respect to the Barnstable shareholders' meeting held pursuant to Section 5.6, voting as a single class (with each share of common stock having one vote per share), to approve this Agreement and the Merger are the only votes of the holders of any equity interest of Barnstable or any class or series of capital stock of any of the Companies necessary to approve this Agreement, the Merger and, except as stated in Schedule 3.5, the transactions contemplated hereby.


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
         3.25 Non-Reliance, Etc.

         No promise or inducement for this Agreement has been made to Barnstable except as set forth herein. This Agreement is executed by Barnstable freely and voluntarily, and Barnstable agrees that it will proceed with the transactions contemplated hereby without reliance upon any statement or representation by CWS or Newco or any of their attorneys or agents except as set forth herein. Barnstable is legally competent to enter into this Agreement and accept full responsibility therefor, and it has been represented by counsel in the course of the negotiation of this Agreement.

4.       REPRESENTATIONS AND WARRANTIES OF CWS

         CWS hereby represents and warrants as follows:

         4.1  Organization and Good Standing.

         CWS is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and has all other requisite corporate power and authority and all necessary licenses and permits to carry on its business as it is now being conducted. CWS possesses full legal and other capacity to enter into and carry out the provisions of the Agreement, and is under no receivership, impediment or prohibition imposed by any Governmental Body that would render CWS unable to enter into and carry out the provisions of this Agreement.

         4.2  Authority Relative to this Agreement.

         The execution and delivery of this Agreement by CWS has been duly and validly authorized by all requisite action on the part of CWS. No approval or other action is required in order to authorize CWS to consummate the transactions contemplated by this Agreement except for SEC action to declare effective the Registration Statement contemplated by
Section 5.8 hereof. This Agreement has been duly executed and delivered by CWS and constitutes a valid and legally binding obligation of CWS, enforceable in accordance with its terms.

         4.3  Absence of Defaults.

         The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Certificate of Incorporation or Bylaws of CWS; (b) violate, conflict with or result in the breach or termination of, or constitute a default under the terms of, any agreement or instrument to which CWS is a party or by which it or any of its assets may be bound; (c) violate any judgment, order, injunction, decree, license, permit, award, rule or regulation against, or binding upon, CWS; or (d) constitute a violation by CWS of any law or regulation of any jurisdiction as such law or regulation relates to CWS. CWS has obtained or will obtain prior to Closing all material consents, releases or waivers from Governmental Bodies and third parties which may be necessary to prevent the execution of this Agreement or the consummation of the transactions contemplated herein from resulting in any violation, breach, default or other event referred to in this Section 4.3.

         4.4  No Brokers.

         All negotiations relative to this Agreement have been carried on by CWS directly with Barnstable without the intervention of any person as a result of any act of CWS in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

         4.5  CWS Common Stock.

         The shares of CWS Common Stock delivered to Barnstable's shareholders pursuant to Section 2.2 will be duly authorized, validly issued, fully paid, nonassessable and free and clear of any preemptive rights, liens, encumbrances, security interests, rights and restrictions of any nature and the issuance of which will be duly registered pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended, in form reasonably acceptable to Barnstable and duly registered or qualified pursuant to applicable state blue sky laws, if any.

         4.6  Absence of Adverse Change.

         Since December 31, 1999, there has not been any change in the financial position, results of operations, assets, liabilities or business of CWS as described in the financial statements described in the SEC Filings, other than changes in the ordinary course of business which have not been material or adverse or changes reflected in one or more of the SEC Filings.

         4.7  Litigation, Orders, Etc.

         Except as set forth in Schedule 4.7 hereto, there are no actions, suits, proceedings or governmental investigations pending, or insofar as is known to CWS, in prospect or threatened, against or relating to CWS or the transactions contemplated by this Agreement in or before any Governmental Body.

         4.8  Disclosure.

         No representation or warranty in this Article 4 or in any information, list, schedule or certificate furnished or to be furnished by or on behalf of CWS pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading.

         4.9  SEC Filings.

         CWS has delivered to Barnstable true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the SEC, and its Annual Report to Shareholders of such year; (ii) proxy statements relating to all of CWS's meetings of shareholders (whether annual or special) since December 31, 1997; and (iii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by CWS with the SEC since December 31, 1999 (collectively, the "SEC Filings"). As of their respective dates, the SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of CWS and its subsidiaries included or incorporated by reference in the SEC Filings (including the related notes and schedules) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated assets, liabilities and financial position of CWS and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

         4.10 Non-Reliance, Etc.

         No promise or inducement for this Agreement has been made to CWS or Newco except as set forth herein. This Agreement is executed by CWS and Newco freely and voluntarily, and CWS and Newco agree that they will proceed with the transactions contemplated hereby without reliance upon any statement or representation by Barnstable or any of its attorneys or agents except as set forth herein. CWS and Newco are legally competent to enter into this Agreement and accept full responsibility therefor, and they have been represented by counsel in the course of the negotiation of this Agreement.

5.       CONDUCT OF THE PARTIES PENDING THE CLOSING DATE AND AGREEMENTS OF THE
         PARTIES

         5.1  Approvals and Consents.

         Barnstable and CWS will use commercially reasonable efforts to secure the approval of the transactions contemplated by this Agreement by all parties whose consent is required by law or under the terms of any indenture, contract or agreement to which any of the Companies or CWS is a party.

         5.2  Conduct of Companies' Business.

         Until the Closing Date, each of the Companies will conduct its business and affairs only in the ordinary course and so that the representations and warranties contained in Article 3 hereof will be true and correct in all material respects at and as of the Closing Date (except as to representations that refer to a specified earlier date), except for changes specifically permitted or contemplated by this Agreement, and so that the conditions to be satisfied by each of the Companies on or prior to the Closing Date shall then have been satisfied. Each of the Companies will use commercially reasonable efforts to maintain and preserve the business and operations of the Companies, and to preserve its relationships with persons or entities having business relations with the Companies.

         Without limiting the generality of the foregoing, pending the Closing Date, without the prior written consent of CWS:


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
              5.2.1 None of the Companies will dispose of any of the Assets having a value of $5,000 or more, or dispose of Assets having in the aggregate a value of $25,000 or more, except for the sale of water in the ordinary course of business.

              5.2.2 Except for normal expenses incurred in the ordinary course of business, none of the Companies will incur any additional liabilities in an aggregate amount of $25,000 or more, whether for borrowed money or otherwise, or encumber any of the Assets, except for borrowing in the ordinary course of business, not to exceed $830,000 at any one time outstanding, under the Company's existing Revolving Note and Covenant Agreement dated November 10, 1997, as amended.

              5.2.3 None of the Companies will take any action that would reasonably be expected to adversely affect its ability to consummate the transactions contemplated hereby.

              5.2.4 Each of the Companies will maintain in force all existing liability insurance policies and fidelity bonds relating to the System or the Assets, or policies or bonds providing substantially the same coverage.

              5.2.5 Each of the Companies will advise CWS in writing of any material adverse change or of any event, occurrence or circumstance which is likely to cause a material adverse change in any of the Assets or liabilities (whether absolute, accrued, contingent or otherwise) or operations of the Companies, taken as a whole.

              5.2.6 Each of the Companies will maintain the Assets in good condition, reasonable wear and tear excepted.

              5.2.7 None of the Companies shall enter into any new leases or contracts or material modifications or renewals of any existing leases or contracts that would impose any aggregate obligations on the Companies or CWS or on any of the Assets in excess of $25,000.

              5.2.8 None of the Companies shall, in a manner unfavorable to the Companies, (i) make any material alterations or additions to the Assets, except as may be required by law or as may reasonably be required for the prudent repair and maintenance of the Assets, (ii) change or attempt to change (or consent to any change in) the zoning or other legal requirements applicable to the Property, or (iii) cancel, amend or modify in any material respect any material easement, license, permit or other rights held by any of the Companies.

              5.2.9 None of the Companies will (i) take any of the actions described in the last paragraph of Section 3.18; (ii) amend any of the plans listed on Schedule 3.18; (iii) enter into or amend any employment, severance, retention, consulting or special pay arrangements with any person; or (iv) increase the compensation payable to any of its directors, officers or employees.

              5.2.10 Except for the proposed issuance of shares of common stock of Barnstable in exchange for the remaining privately held minority shares of common stock of the Water Company and of BAR as contemplated by Section 2.2(b) hereof, an acquisition or redemption of outstanding BAR non-voting common stock, and the amendment of the terms of the Water Company preferred stock as contemplated by Section 5.13 hereof, none of the Companies will (i) issue, sell or otherwise dispose of or agree to issue, sell or otherwise dispose of, any shares of capital stock of any of the Companies, or any other security convertible into or exchangeable for shares of any of the Companies' capital stock; (ii) acquire or agree to acquire (through redemption, repurchase or otherwise) any of its shares of capital stock; or (iii) authorize, grant or agree to grant any options, warrants or other rights to acquire any of its shares of capital stock, or any other security convertible into or exchangeable for shares of capital stock of any of the Companies.

              5.2.11 There have been no dividends or other distributions declared or paid since September 1, 2000 in respect of any of the shares of capital stock of any of the Companies, and none of the Companies will declare or pay any other dividends or make any other distributions in respect of any of the shares of its capital stock, except for (i) dividend payments required by the terms of the Water Company's outstanding Preferred Stock; (ii) the issuance of shares of Barnstable Common Stock in exchange for outstanding minority interests in the Water Company and BAR; (iii) dividend payments by Barnstable of not in excess of $7.00 per Barnstable common share payable on or before December 31, 2000 to shareholders of record on or before December 31, 2000, which amount may be payable by Barnstable only if the Closing Date has not occurred as of said record date; and (iv) regular dividend payments by the Water Company in the ordinary course of business.

              5.2.12 None of the Companies will (i) change (A) its methods of accounting, except as required by GAAP or (B) its fiscal year, (ii) settle or compromise any Tax liability or refund claim, or (iii) make any material Tax election inconsistent with prior practice or, if no comparable Tax election has previously been made, which would increase the current or future tax liability of the Companies.

              5.2.13 The Water Company will not make, propose or agree to any change in its rates, charges, standards of service or accounting from those in effect on the date of this Agreement.

              5.2.14 None of the Companies will authorize, or commit or agree to take any of the foregoing actions.

         5.3  Information and Access.

         Barnstable will give to CWS and to CWS's representatives reasonable access at such times and locations as are mutually agreed upon by CWS and Barnstable to all the Assets, and to the books, contracts, documents, records, and files of the Companies, and will furnish to CWS copies of documents, records and financial information with respect to each of the Companies' business as CWS may reasonably request. Said access shall specifically include access to (i) all personnel records of any of the Companies (to the extent permitted by applicable law); (ii) all contracts and agreements referred to in Section 3.8 hereof; (iii) all files and records described in Section 3.2; and (iv) the System.

         5.4  Lawsuits.

         Barnstable shall notify CWS promptly if it becomes aware of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against any of the Companies (a) involving the transaction contemplated by this Agreement or (b) which might have a material adverse effect on the Companies, taken as a whole.

         5.5  Compliance with Laws.

         From the date hereof, each of the Companies shall use its commercially reasonable efforts to remain in compliance in all material respects with all foreign, federal, state, local and other laws, statutes, ordinances, rules, regulations, orders, judgments, and decrees applicable to any of the Companies and any of their operations or Assets, the noncompliance with which could have a material adverse effect on the Companies, taken as a whole.

         5.6  Shareholder Approval.

         Barnstable will submit this Agreement and Plan of Merger to the shareholders of Barnstable at the earliest practicable date and the Board of Directors and management of


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
Barnstable will recommend approval of the Merger, and use their commercially reasonable efforts to solicit the requisite approval of the Merger by the Barnstable shareholders.

         5.7  Further Assurances.

         Barnstable and CWS agree to execute and deliver such instruments and take such other action as CWS or Barnstable may reasonably require in order to carry out the purpose and intent of this Agreement.

         5.8  Prospectus/Proxy Statement.

         In connection with the registration statement (the "Registration Statement") covering (i) the shares of CWS Common Stock to be received by Barnstable shareholders in the Merger and (ii) the resale of CWS Common Stock received in the Merger by affiliates (as the term is used in Rule 145 under the Securities Act of 1933, as amended) of Barnstable (the "Rule 145 Affiliates") to be filed with the Securities and Exchange Commission (the "SEC") pursuant to
Section 6.3 and the Prospectus/Proxy Statement to be sent to Barnstable's shareholders for purposes of the meeting of shareholders held pursuant to
Section 5.6, Barnstable will furnish CWS all information relating to the Companies and the Rule 145 Affiliates as is necessary to enable CWS to comply in all material respects with the requirements of federal and applicable state law. The information provided by the Companies contained in the Registration Statement and Prospectus/Proxy Statement will not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that Barnstable makes no representation or warranty in respect of any information contained in such Prospectus/Proxy Statement furnished by CWS. Barnstable will cooperate with CWS and will provide CWS with its shareholder lists, including correct addresses, to enable CWS to send the

Prospectus/Proxy Statement to Barnstable's shareholders. Barnstable will cooperate with CWS to allow CWS to send to Barnstable's shareholders amendments or supplements to the Prospectus/Proxy Statement as may be necessary, in the light of developments occurring subsequent to the mailing of such Prospectus/Proxy Statement, to ensure that the Registration Statement and Prospectus/Proxy Statement, as so amended or supplemented, will not, on the date of the meeting of shareholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.9  Confidentiality.

         CWS and Barnstable agree that they will, and will cause their directors, officers, other personnel and authorized representatives to, hold in strict confidence, and not to use, any data and information obtained from each other (other than information which is a matter of general public knowledge or which has heretofore been or is hereafter published for public distribution or filed by the applicable party as public information with any Governmental Body other than as a result of a breach of this covenant) and will not, and will ensure that such other persons do not, disclose or use such data and information unless required by legal process or applicable governmental regulations. If this Agreement is terminated for any reason, CWS and Barnstable will not disclose or use such data and information and will promptly return to the other party all tangible evidence (and all copies thereof) of such data and information which said other party has furnished to CWS or Barnstable, as the case may be.

         5.10 Other Requested Information.

         With reasonable promptness, the Companies and their respective officers, employees, accountants and other agents will deliver to CWS all financial statements and audit reports that became available subsequent to the date hereof and such other information as CWS from time to time may reasonably request.

         5.11 Current Information.

         During the period from the date of this Agreement to the Closing Date, the Companies will make available one or more of their designated representatives to confer on a regular and frequent basis with a representative of CWS and to report the general status of the ongoing operations of the Companies. Barnstable will promptly notify CWS of any material change in the normal course of business or in the operations or the properties of the Companies and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) and will keep CWS fully informed of such events. CWS and Barnstable agree that, without the consent of the other, no public disclosure of this Agreement or the transactions contemplated hereby shall be made by either party prior to the termination of CWS' rights under Sections 1.5, 1.6 and 1.7 (including the final resolution of all CWS Title Objections and CWS Objections delivered during the Inspection Period in accordance therewith).

         5.12 Notification of Certain Matters.

         Upon actual notice thereof, Barnstable shall give prompt notice to CWS of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any failure of any of the Companies, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         5.13 Amendment of Water Company Preferred Stock Terms.

         Prior to the Closing, the Water Company shall amend the terms governing its outstanding preferred stock to provide that, in addition to the voting rights currently accorded the preferred stock, each share of Water Company preferred stock shall be entitled to one-fifth vote per share, voting together with the common stock on all matters which are subject to a shareholder vote.

6.       COVENANTS OF CWS

         6.1  Cooperation.

         CWS will use best efforts (a) to prevent any CWS representation or warranty contained in this Agreement from becoming inaccurate, (b) to satisfy the requirements, covenants, and agreements applicable to it as set forth in this Agreement, and (c) to satisfy the conditions to the consummation of the transactions contemplated by this Agreement.

         6.2  Lawsuits.

         CWS shall promptly notify Barnstable promptly of any lawsuit, claim, proceeding or investigation which may be threatened, be brought, asserted or commenced involving the transactions called for in this Agreement or which might have an adverse impact upon CWS or the CWS Common Stock.

         6.3  Prospectus/Proxy Statement Preparation.

         CWS will expeditiously prepare and file the Registration Statement with the SEC and send shareholders of Barnstable for purposes of the meeting of Barnstable's shareholders the Prospectus/Proxy Statement, which will comply in all material respects with the requirements of federal and applicable state law, and will take all actions required under any applicable federal or state securities law in connection with (i) the issuance of CWS Common Stock to Barnstable's shareholders pursuant to the Merger and (ii) the resale of CWS Common Stock by the Rule 145 Affiliates during the period of one year following the Effective Time of the Merger. The Prospectus/Proxy Statement and the Registration Statement shall be subject to the approval of Barnstable prior to its filing with the SEC (such approval not to be unreasonably withheld or delayed). The information contained in the Registration Statement or the Prospectus/Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that CWS makes no representation or warranty in respect of any information contained in the Registration Statement or the Prospectus/Proxy Statement furnished by any of the Companies expressly for use therein. CWS also makes no representations or warranties regarding the accuracy or completeness of Barnstable's shareholder list which Barnstable will have provided. Subject to the ability of CWS to prevent the Rule 145 Affiliates from reselling CWS shares because of the existence of undisclosed material information (which restriction shall be set forth in the agreements contemplated by Section 12.3(b)), CWS will send to Barnstable's shareholders such amendments and supplements to the Prospectus/Proxy Statement as may be necessary, in the light of developments occurring subsequent to the mailing of the Prospectus/Proxy Statement, to ensure that the Prospectus/Proxy Statement, as so amended or supplemented, will not, on the date of the meeting of Barnstable's shareholders or any date on which the Rule 145 Affiliates may elect to resell some or all of said Affiliates' shares of CWS Common Stock received in the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CWS shall give Barnstable, its representatives and counsel a reasonable opportunity to participate in the drafting of the Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and to review the Registration Statement and the Prospectus/Proxy Statement prior to it being sent to the SEC for review and to Barnstable's shareholders. No amendment or supplement to the Prospectus/Proxy Statement or the Registration Statement will be made by CWS without the approval of Barnstable (such approval not to be unreasonably withheld or delayed). CWS will advise Barnstable, promptly after it receives notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the CWS Common Stock issuable in connection with the Merger or to be resold by the Rule 145 Affiliates pursuant to this Section 6.3 for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Prospectus/Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

         6.4  Notification of Certain Matters.

         Upon actual notice thereof, CWS shall give prompt notice to Barnstable of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any failure of CWS or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         6.5  Indianapolis Life Insurance Company Waiver.

         CWS shall obtain prior to the termination of the Inspection Period a waiver by the Indianapolis Life Insurance Company ("Insurance Company") of: (i) the Water Company's compliance with Section 2.3 of the Note Agreement ("Note Agreement") dated as of February 15, 1991 between the Water Company and the Insurance Company (as amended and currently in effect); (ii) Barnstable's compliance with Section 8 of the Guaranty Agreement ("Guaranty Agreement") dated as of February 15, 1991 between Barnstable and the Insurance Company (as amended and currently in effect); and (iii) any rights that holders of the Notes issued under the Note Agreement may have upon either a Guarantor Change of Control or a Change of Control (as defined in the Guaranty Agreement and Note Agreement, respectively). Such waiver may be conditioned upon the payment by CWS to Insurance Company on or after the Closing Date of a fee not in excess of $80,000 for such waiver, and payment by CWS of Insurance Company's reasonable legal fees in connection with documenting such waiver; provided, however, that none of the Companies shall be obligated to make any payment or incur any obligation or liability in connection with the obtaining of such waiver.

         6.6 Limitation on Redemptions and Purchases of Water Company Preferred Stock.

         If the Water Company preferred stock is redeemed or repurchased by the Water Company before the fifth anniversary of the Closing, all amounts employed to effect the redemption or repurchase will be obtained from the Water Company's available cash balances or the proceeds of amounts borrowed by the Water Company, and such amounts shall not be funded or reimbursed by, and any such borrowing shall not be guaranteed by, Barnstable, BAR, CWS, Newco or an affiliate of any of them. No share of Water Company preferred stock shall be purchased by Barnstable, BAR, CWS, Newco or an affiliate of any of them before the fifth anniversary of the Closing.

7.       CONDITIONS OF CWS'S OBLIGATIONS

         The obligations of CWS to be performed by it under this Agreement on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions. Each condition may be waived in whole or in part only by written notice of such waiver from CWS to Barnstable.

         7.1  Required Approvals.

              7.1.1 This Agreement and Plan of Merger, the Merger and the other transactions contemplated hereby shall have been approved by the shareholders and the Board of Directors of Barnstable in the manner required by law and by Barnstable's Certificate of Incorporation or By-Laws.

              7.1.2 Holders of no more than 10% of Barnstable's capital stock shall have exercised appraisal rights under Delaware law.

         7.2  Consents.

         Each of the Companies shall have obtained the consents listed on
Schedule 3.6 hereto, which consents shall be all the consents or approvals required by Section 5.1 hereof and shall be in form and substance reasonably satisfactory to CWS.

         7.3  Performance by the Company and Barnstable.

         The representations and warranties of Barnstable contained in this Agreement or in any document delivered by or on behalf of any of the Companies to CWS pursuant to this Agreement shall be true, complete and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except as to representations which speak as of a specified earlier date), each of the Companies shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Barnstable shall have certified to such effect in writing to CWS.

         7.4  Adverse Change.

         Since the date of this Agreement, there shall have been no material adverse change in the Assets or in the business, results of operations, or condition, financial or otherwise, of the Companies, taken as a whole.

         7.5  Title Insurance Policy.

         On the Closing Date, CWS shall have available to it, at its sole cost and expense and at regular rates, one or more owner's title insurance policies or commitments to issue such policies or appropriate endorsements to existing policies (on the current ALTA Form B) with respect to the Property listed on
Schedule 3.2.2, together with any reasonable and customary required endorsements, insuring that the Subsidiaries hold marketable and/or insurable (at regular rates) fee simple title to or (solely with respect to the Airport Well Lease) a good and valid leasehold interest in the Property as of the Closing Date, subject only to liens, easements, rights, restrictions, claims and other encumbrances listed on Schedule 7.5.

         7.6  Condition of Property.

         On the Closing Date, except as disclosed herein, there shall be no judicial or administrative or condemnation proceeding pending or, to Barnstable's knowledge, threatened concerning the Property which could have a material adverse effect on the Companies, taken as a whole.

         7.7  Form of Documents.

         All actions, proceedings, instruments and documents to be taken or delivered by the Companies in connection with the consummation of the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to CWS.

         7.8  Litigation.

         No suit, action, proceeding or governmental investigation shall be pending or, to Barnstable's or CWS's knowledge, threatened before or by any Governmental Body which would, in the reasonable opinion of CWS or its counsel, have a material adverse effect on the Companies, taken as a whole.

         7.9  Opinion of Counsel for the Company.

         CWS shall have received an opinion of counsel to Barnstable, dated the Closing Date, substantially in the form of Schedule 1.8 hereto.

         7.10 Resignations.

         At the Closing, Barnstable shall deliver to CWS written resignations of the officers and directors of each of the Subsidiaries (except for Mr. Wadsworth who will remain as President of the Water Company), effective upon the Closing Date.

         7.11 Employment Agreements.

         Mr. Wadsworth shall have entered into an employment agreement with the Water Company, satisfactory in form and substance to CWS.

         7.12 Registration Statement.

         (a) The Registration Statement shall have become effective; no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.

         (b) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or by any federal or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any federal or state Governmental Body which restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

         7.13 Pooling of Interests.

         The transaction contemplated by the Agreement shall qualify as a pooling of interests transaction under generally accepted accounting principles, unless such failure to qualify is due to the inability of CWS to engage in a pooling transaction, to actions of CWS, to actions contemplated by this Agreement or to a change in the pooling of interest rules.


8.       CONDITIONS OF THE OBLIGATIONS OF BARNSTABLE

         The obligations of Barnstable to be performed by it under this Agreement on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions. Each condition may be waived in whole or in part only by written notice of such waiver from Barnstable to CWS.

         8.1  Required Approvals.

         This Agreement and Plan of Merger, the Merger and the other transactions contemplated hereby shall have been approved by the shareholders of Barnstable, by the Board of Directors of CWS and by the shareholders and the Board of Directors of Newco in the manner required by law and by their respective Certificates of Incorporation or By-Laws, as applicable.

         8.2  Performance by CWS.

         The representations and warranties of CWS contained in this Agreement or in any document delivered by or on behalf of CWS to Barnstable pursuant to this Agreement shall be true, complete and correct in all material respects at and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of such date, CWS shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and CWS shall have certified to such effect in writing to Barnstable.

         8.3  Litigation.

         No suit, action, proceeding or governmental investigation shall be pending or, to Barnstable's or CWS's knowledge, threatened before or by any Governmental Body which would, in the reasonable opinion of Barnstable or its counsel, have a material adverse effect on CWS.

         8.4  Opinion of Counsel for CWS.

         Barnstable shall have received an opinion, dated the Closing Date, of Messrs. Day, Berry & Howard LLP, counsel for CWS, in the form of Schedule 8.4 hereto.

         8.5  Form of Documents.

         All actions, proceedings, instruments and documents to be taken or delivered by CWS in connection with the consummation of the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Barnstable.

         8.6   Adverse Change.

         Since the date of this Agreement, there shall have been no material adverse change in the assets or in the business, results of operations, or condition, financial or otherwise, of CWS.

         8.7  Registration Statement.

         (a) The Registration Statement shall have become effective; no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.

         (b) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or by any federal or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority which restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

         8.8  Tax-Free Merger.

         Barnstable shall have received an opinion of Messrs. Day, Berry & Howard, counsel for CWS, in form and substance and based upon representations of CWS, Newco and Barnstable all reasonably satisfactory to Barnstable, to the effect that the Merger qualifies as a reorganization within the meaning of
Section 368(a)(1)(A) or 368(a)(2)(D) of the Code and that no gain or loss will be recognized by a Barnstable stockholder on the exchange of his or her Barnstable common stock for CWS Common Stock, except that a Barnstable stockholder who receives cash proceeds in lieu of a fractional share interest in CWS Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest.


9.       EXPENSES

         Regardless of whether or not the transactions contemplated herein are consummated, all fees, costs, taxes and expenses incurred in connection with the transactions contemplated by this Agreement and the other agreements contemplated herein shall be paid by the party incurring such expenses.


10.      TERMINATION

         10.1 Termination Events.

         This Agreement may be terminated and abandoned at any time prior to the Closing Date:

         (a) by mutual agreement of CWS and Barnstable; or

         (b) by either party if the Closing Date has not occurred by March 31, 2001; provided, however, that said optional termination date shall be extended, day for day, (i) for each day, if any, in excess of 60 days between the date the CWS Registration Statement on S-4 contemplated by Section 6.3 is filed with the SEC and declared effective by the SEC, and (ii) for each day, if any, necessary to allow a minimum of 5 business days between the Barnstable Special Shareholder meeting contemplated by Section 5.6 and said optional termination date.

         10.2 Effect of Termination.

         If any party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for CWS's indemnity obligation under Section 1.6(b), obligations of the parties under Section 5.9 and any liability of any party then in breach).


11.      AMENDMENT, WAIVER, AND INTERPRETATION

         This Agreement may be amended in writing at any time prior to the Closing Date by the mutual written consent of Barnstable and of CWS. At any time prior to the Effective Time, either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         The Board of Directors of Barnstable shall have full power to interpret this Agreement on behalf of each of the Companies and such interpretations shall be binding thereon. The President or any Vice President of CWS have full power to interpret this Agreement on behalf of CWS and such interpretations shall be binding thereon.


12.      OTHER REQUIREMENTS

         12.1 No Inconsistent Action/Tax Treatment.

         Neither Barnstable nor CWS shall take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement. Each of CWS, Barnstable and Newco shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any action which would prevent the Merger or the exchanges pursuant to the exchange offers contemplated by
Section 2.2(b) hereof from qualifying, as reorganizations within the meaning of
Section 368 of the Code.

         12.2 Barnstable Office.

         CWS agrees that the Water Company's office and operations center will remain in Hyannis, Massachusetts indefinitely.

         12.3 Certain Trading Restrictions.

         (a) As soon as practicable after the date of this Agreement, Barnstable shall deliver to CWS a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the shareholders of Barnstable, "affiliates" of Barnstable, for purposes of Rule 145 under the Securities Act of 1933, as amended.

         (b) The Rule 145 Affiliates shall enter into customary agreements with CWS restricting the resale of the CWS Common Stock to be acquired by them pursuant to this Agreement and Plan of Merger, except as may be permitted by (i) the terms of such agreement, (ii) the Registration Statement contemplated by
Section 6.3 or Rule 145(d) under said Act which permits regular trading transactions in limited quantities and (iii) generally accepted accounting principles which must be met in order to permit CWS to treat the Merger as a pooling of interests.

13.      OTHER PROVISIONS

         13.1 Governing Law.

         This Agreement shall be construed and interpreted according to the laws of the State of Delaware.

         13.2 Assignment.

         This Agreement may not be assigned by any party hereto without the prior written consent of the parties and any attempt to assign without such consent shall be voidable by any party.

         13.3 Notices.

         All notices, waivers and consents under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first-class mail, postage prepaid, addressed as follows:

         If to the Companies to:

              George D. Wadsworth
              President
              Barnstable Water Company
              47 Old Yarmouth Road
              P.O. Box 326
              Hyannis, MA  02601-0326

         with a copy to:

              Dwight W. Quayle
              Ropes & Gray
              One International Pl.
              Boston, MA  02110-2624

         If to CWS to:

              Mr. David C. Benoit
              Vice President-Finance
              Connecticut Water Service, Inc.
              93 West Main Street
              Clinton, CT 06413

         with a copy to:

              Michael F. Halloran
              Day, Berry & Howard LLP
              CityPlace I
              Hartford, CT 06103

         13.4 Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be treated as an original, but all of which, collectively, shall constitute only one instrument.

         13.5 No Survival of Representations and Warranties; No Recourse.

         CWS and Barnstable agree that the representations and warranties contained in Section 3 of this Agreement or in any certificate delivered by Barnstable hereunder shall not survive the Closing Date, and no officer, director, shareholder, employee, agent or affiliate of any of the Companies or CWS shall be under any liability or obligation whatsoever with respect to any representation or warranty or any covenant or agreement of any of the Companies or CWS contained in this Agreement or in any certificate delivered hereunder.

         13.6 No Additional Representations.

         CWS and Barnstable agree that, other than the representations, warranties, covenants and agreements of Barnstable or CWS, as the case may be, expressly set forth in this Agreement, Barnstable and its Subsidiaries and CWS and its subsidiaries and their respective officers, directors, shareholders, employees, agents and affiliates have not made, nor shall any of them be deemed to have made, any representation, warranty, covenant or agreement, express or implied, with respect to (i) Barnstable or any of its Subsidiaries or CWS and its subsidiaries and affiliates, as the case may be, (ii) the business of Barnstable or any of its Subsidiaries or of CWS or any of its subsidiaries or affiliates, as the case may be, or (iii) any of the transactions contemplated by this Agreement.

         13.7 Successors and Assigns.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the parties hereto.

         13.8 Severability.

         In case one or more provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, rule or regulation, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         13.9 Attorney-Client Privilege.

         The parties agree to take all steps necessary to ensure that any privilege attaching as a result of Ropes & Gray representing the Companies in connection with this transaction shall survive the Merger and remain in effect as belonging to the directors of Barnstable as of the date of this Agreement and not to CWS or the Surviving Corporation. In addition, CWS and the Surviving Corporation hereby waive any conflicts that may arise in connection with (i) Ropes & Gray representing any of the Companies' shareholders, directors, officers or employees after the Merger and (ii) any communication by Ropes & Gray in any such representation to any such person, including in connection with a dispute with CWS or the Surviving Corporation following the Merger.

         13.10 Indemnification; Directors' and Officers' Insurance.

         (a) The By-Laws and Certificate of Incorporation of the Surviving Corporation shall contain provisions with respect to indemnification at least as favorable to the persons indemnified thereby as the provisions set forth in the By-Laws and Certificate of Incorporation of Barnstable on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Barnstable, unless such modification is required by law. The provisions with respect to indemnification set forth in the By-Laws and Certificate of Incorporation of the Water Company and BAR on the date hereof shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Water Company or BAR, unless such modification is required by law.

         (b) Each of the Companies shall, to the fullest extent permitted under applicable law or under the relevant Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and , after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws as in effect at the Effective Time, or pursuant to any applicable contract or agreement as in effect on the date hereof, in each case for the period ending six years after the Effective Time, indemnify and hold harmless each present and former director, officer or employee of the relevant Company (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'

fees), judgements, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time; provided, however, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any such claims.

         (c) For a period of six years after the Effective Time, CWS shall cause the Surviving Corporation, the Water Company and BAR to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the directors' and officers' liability insurance policies of Barnstable, the Water Company and BAR, the terms, coverage and scope of which shall be no less favorable to such persons than those now applicable under the Companies' current directors' and officers' liability insurance policies.

         (d) This Section 13.10 shall survive the consummation of the Merger at the Effective Time, is intended to benefit each of the Companies, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of CWS, the Surviving Corporation and each of the Companies and shall be enforceable by the Indemnified Parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



ATTEST:                                CONNECTICUT WATER SERVICE, INC. ("CWS")


By:  /s/ Michelle G. DiAcri            By:  /s/ Marshall T. Chiaraluce
    ------------------------------         -------------------------------------
     Name:  Michelle G. DiAcri              Name:  Marshall T. Chiaraluce
     Title: Secretary                       Title: Its President



ATTEST:                                BARNSTABLE HOLDING COMPANY


By:  /s/  Henry L. Murphy              By:  /s/ George D. Wadsworth
    ------------------------------         -------------------------------------
     Name:  Henry L. Murphy                 Name:  George D. Wadsworth
     Title: Assistant Clerk                 Title: Its President



ATTEST:                                CWS BARNSTABLE ACQUISITION CORP.


By:  /s/ Michele G. DiAcri             By:  /s/ Marshall T. Chiaraluce
    ------------------------------         -------------------------------------
     Title:   Secretary                     Name:    Marshall T. Chiaraluce
                                            Title:   Its President

                                                                DECEMBER 4, 2000
                                                                    AMENDMENT TO
                                                                MERGER AGREEMENT


         AMENDMENT dated December 4, 2000 (this "Amendment") to the Agreement and Plan of Merger dated as of October 4, 2000 (the "Merger Agreement") by and among Connecticut Water Service Inc. ("CWS"), CWS Barnstable Acquisition Corp. ("Newco") and Barnstable Holding Co., Inc. ("Barnstable").


                                   WITNESSETH:

         WHEREAS, CWS and Newco have requested that Barnstable agree to amend the Merger Agreement in the manner provided for herein; and

         WHEREAS, Barnstable is willing to amend the Merger Amendment in the manner provided for herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

Section 1. Definitions and Section References

1.1 Defined Terms. Unless otherwise defined herein, terms which are defined in the Merger Agreement and used herein are so used as so defined.

1.2 Section References. Unless otherwise indicated, all section and subsection references are to the Merger Agreement.

Section 2. Amendments to Merger Agreement

2.1 Amendment to Section 5.2.11. Section 5.2.11 of the Merger Agreement is hereby amended by replacing the references to "December 31, 2000" in the eighth and ninth lines thereof, in each case, with "February 15, 2001".

2.2 Amendment to Section 6.5. Section 6.5 of the Merger Agreement is hereby amended to read in its entirety as follows:

         "6.5  Indianapolis Life Insurance Company Waiver.

                  CWS shall use its best efforts to obtain a waiver (the "Note Waiver") by the holder (the "Holder") of the Notes (the "Notes") issued pursuant to the Note Agreement dated as of February 15, 1991 between the Water Company and the Indianapolis Life Insurance Company (as amended and currently in effect, the "Note Agreement") of (i) the Water Company's compliance with Section 2.3 of the Note Agreement, (ii) Barnstable's compliance with Section 8 of the Guaranty Agreement dated as of February 15, 1991 between Barnstable and the Indianapolis Life Insurance Company (as amended and currently in effect, the "Guaranty Agreement"), (iii) Barnstable's compliance with Section 7.7(2) of the Guaranty Agreement and (iv) all rights that the Holder, and any obligations that the Water Company or Barnstable, may have (A) upon the occurrence of events constituting either a Guarantor Change of Control or a Change of Control (as such terms are defined in the Guaranty Agreement and the Note Agreement, respectively) or (B) the Water Company's or Barnstable's failure to comply with the provisions of the Note Agreement and the Guaranty Agreement described in clauses (i), (ii) and (iii) above, in each case to the extent such obligations and rights arise in connection with the Merger. In connection with obtaining the Note Waiver, CWS hereby agrees to pay all fees, costs and expenses incurred by CWS and the Holder in connection with the negotiation, execution and delivery of the Note Waiver, including without limitation the full amount of any waiver or consent fee and the legal fees of counsel to the Holder, and the Companies shall not be obligated to make any payment or incur any expense, obligation or liability whatsoever in connection with the obtaining of the Note Waiver (other than as provided in the proviso to Section 10.2 hereof). Notwithstanding any other provision of this Agreement (including the previous sentence of this Section 6.5), CWS, Barnstable and Newco hereby confirm and agree that neither the receipt nor the effectiveness of the Note Waiver shall be a condition precedent to any of the respective obligations of Barnstable, CWS and Newco to be performed by any of them under this Agreement on the Closing Date and such obligations shall be unaffected by the failure of the Holder to issue the Note Waiver."

              2.3 Amendments to Section 10. Section 10 of the Merger Agreement is hereby amended as follows:

              2.3.1. Section 10.1(b) of the Merger Agreement is hereby amended by replacing the reference to "March 31, 2001" in the first line thereof to "April 30, 2001".

              2.3.2 Section 10.2 of the Merger Agreement is hereby amended to read in its entirety as follows:

         "10.2 Effect of Termination.

         If either party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for CWS's indemnity obligations under Section 1.6(b) and Section 13.11, obligations of the parties under Section 5.9 and any liability of any party then in breach); provided, however, that if this Agreement is terminated pursuant to Section 10.1 and the Merger has not occurred solely by reason of the failure of the conditions to CWS's obligations set forth in Sections 7.1, 7.3, 7.4, 7.6, 7.8, or 7.9 hereof to be satisfied or waived on or prior to the date of such termination, Barnstable will pay to CWS within 10 business days of the date of such termination an amount equal to one-half of the amount of any waiver or consent fee paid by CWS to the Holder pursuant to Section 6.5 hereof prior to the date of such termination, up to a maximum aggregate amount payable by Barnstable pursuant to this proviso of $40,000."

         2.4 Amendment to Section 13. Section 13 of the Merger Agreement is hereby amended by inserting at the end thereof a new Section 13.11 to read in its entirety as follows:

         "13.11. Indemnification In Respect Of Note Waiver.

                  (a) CWS hereby agrees to indemnify and hold harmless, to the fullest extent permitted by law, Barnstable, each of its subsidiaries and each of their respective shareholders, directors, officers, employees and agents from, against and in respect of all Losses arising or resulting from any actions taken by the Holder or CWS, but only to the extent such actions result from the failure of the Holder to issue the Note Waiver contemplated by Section 6.5 hereof, regardless of when or in respect of which period such Losses are incurred and regardless of whether the Merger is consummated or this Agreement terminated. For purposes of this Section 13.11, "Losses" shall mean any and all damages, deficiencies, claims, actions, charges, suits, proceedings, demands, assessments, judgments, orders, decrees, awards, penalties, fines, amounts paid in settlement, losses, costs, fees, expenses (including without limitation (i) attorneys' fees and expenses and (ii) if the Merger is not consummated, expenses incurred by Barnstable and its subsidiaries in connection with the transactions contemplated by the Merger Agreement), obligations and liabilities, including without limitation all prepayment obligations pursuant to the Note Agreement or the Guaranty Agreement, and all obligations or liabilities arising upon acceleration of the Notes or upon a default or event of default under the Note Agreement or the Guaranty Agreement.

                  (b) Promptly after the receipt by any party entitled to indemnification pursuant to this Section 13.11 (each, an "Indemnified Party") of notice of the commencement of any action against such Indemnified Party by a third party, such Indemnified Party shall, if a claim with respect thereto is to be made against CWS, give CWS written notice of such action in reasonable detail in light of the circumstances then known to such Indemnified Party. The failure to give such notice shall not relieve CWS from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of CWS. CWS shall have the right to defend such action, at CWS's expense and with counsel of its choice reasonably satisfactory to the Indemnified Party, provided that CWS conducts the defense of such action actively and diligently. If CWS assumes the defense of such action, the Indemnified Party agrees to reasonably cooperate in such defense so long as the Indemnified Party is not materially prejudiced thereby. So long as CWS is conducting the defense of such action actively and diligently, the Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such action, and neither CWS nor any Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to such action without the prior written consent of the other, which consent will not be unreasonably withheld. In the event the Indemnifying Party does not or ceases to conduct the defense of such action actively and diligently, (x) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such action in any manner it may reasonably deem to be appropriate, (y) CWS will reimburse the Indemnified Party promptly and periodically for the costs of defending against such action, including attorneys' fees and expenses, and (z) CWS will remain responsible for any Losses the Indemnified Party may suffer as a result of such action to the full extent provided in this Section 13.11."

Section 3. Miscellaneous.

         3.1 Continuing Effect. Except as expressly amended hereby, all of the terms and provisions of the Merger Agreement are and shall remain in full force and effect.

         3.2 Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

         3.3 Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of delaware.



            [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

                                       CONNECTICUT WATER SERVICE, INC.


                                       By:  /s/  Marshall T. Chiaraluce
                                           -------------------------------------
                                            Name:   Marshall T. Chiaraluce
                                            Title:  Its President



                                       CWS BARNSTABLE ACQUISITION CORP.


                                       By:  /s/  Marshall T. Chiaraluce
                                           -------------------------------------
                                            Name:   Marshall T. Chiaraluce
                                            Title:  Its President



                                       BARNSTABLE HOLDING CO., INC.


                                       By:  /s/ George D. Wadsworth
                                           -------------------------------------
                                            Name:   George D. Wadsworth
                                            Title:  Its President

                                                                JANUARY 24, 2001
                                                                       AMENDMENT
                                                             TO MERGER AGREEMENT



         SECOND AMENDMENT dated January 24, 2001 (this "Amendment") to the Agreement and Plan of Merger dated as of October 4, 2000 by and among Connecticut Water Service Inc. ("CWS"), CWS Barnstable Acquisition Corp. ("Newco") and Barnstable Holding Co., Inc. ("Barnstable"), as amended as of December 4, 2000 (the "Merger Agreement").


                                   WITNESSETH:

         WHEREAS, Barnstable has requested that CWS and Newco agree to amend the Merger Agreement in the manner provided for herein; and

         WHEREAS, CWS and Newco are willing to amend the Merger Amendment in the manner provided for herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

Section 1. Definitions And Section References

         1.1 Defined Terms. Unless otherwise defined herein, terms which are defined in the Merger Agreement and used herein are so used as so defined.

         1.2 Section References. Unless otherwise indicated, all section and subsection references are to the Merger Agreement.

Section 2. Amendments To Merger Agreement

         2.1 Amendment To Section 2. Section 2 of the Merger Agreement is hereby amended by inserting at the end thereof a new Section 2.5 to read in its entirety as follows:

                  2.5 Distributions With Respect to CWS Shares. No dividends or other distributions with respect to shares of CWS Common Stock declared or made, and with a record date, after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CWS Common Stock which such holder is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with Section 2.3(a). Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing the number of whole shares of CWS Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of shares of CWS Common Stock.

         2.2. Amendment To Section 5.2.11. Section 5.2.11 of the Merger Agreement is hereby amended by replacing the references to "February 15, 2001" in the eighth and ninth lines thereof, in each case, with "April 15, 2001".

         2.3. Amendment to Section 5.6. Section 5.6 of the Merger Agreement is hereby amended to read in its entirety as follows:

                  5.6 Shareholder Approval. Barnstable will submit this Agreement and Plan of Merger to the shareholders of Barnstable at the earliest practicable date and will use reasonable efforts, consistent with their duties and obligations under applicable law, to cause a special meeting of the Barnstable shareholders for the purpose of acting on the Agreement and Plan of Merger to be called for a date within 45 days of the date the Registration Statement (as defined below) is declared effective. The Board of Directors and management of Barnstable will recommend approval of the Merger, and use their commercially reasonable efforts to solicit the requisite approval of the Merger by the Barnstable shareholders.

         2.4 Amendment to Section 5.13. Section 5.13 of the Merger Agreement is hereby amended by replacing the reference to "one-fifth" in the third line thereof with "one-sixth".

         2.5. Amendment to Section 10.1(b). Section 10.1(b) of the Merger Agreement is hereby amended by replacing the reference to "April 30, 2001" in the first line thereof with "June 30, 2001".

SECTION 3. MISCELLANEOUS.

         3.1 Continuing Effect. Except as expressly amended hereby, all of the terms and provisions of the Merger Agreement are and shall remain in full force and effect.

         3.2 Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

         3.3 Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.



            [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.


                                       CONNECTICUT WATER SERVICE, INC.


                                       By:  /s/  Marshall T. Chiaraluce
                                           ------------------------------------
                                            Name:   Marshall T. Chiaraluce
                                            Title:  Its President



                                       CWS BARNSTABLE ACQUISITION CORP.


                                       By:  /s/  Marshall T. Chiaraluce
                                           ------------------------------------
                                            Name:   Marshall T. Chiaraluce
                                            Title:  Its President



                                       BARNSTABLE HOLDING CO., INC.


                                       By:  /s/ George D. Wadsworth
                                           ------------------------------------
                                            Name:   George D. Wadsworth
                                            Title:  Its President

                                                                      APPENDIX B
                                                                      OPINION OF
                                                            DWQ ASSOCIATES, LTD.




                              DWQ ASSOCIATES, LTD.
                               38 N. COURT STREET
                              PROVIDENCE, RI 02903
                        (401) 273-5220 FAX (401) 521-5221




TO:      Board of Directors
         Barnstable Holding Company

FROM:    David W. Quigley

SUBJECT: Stock Valuation

DATE:    February 9, 2001





      Because of the passage of time, you have asked us to review and up-date our opinion of April 10, 2000 on the process that you undertook and the value your shareholders are to receive for the sale of the stock of Barnstable Holding Company ("BHC") to Connecticut Water Service ("CWS") pursuant to a merger of BHC with a wholly-owned subsidiary of CWS. Because we were not involved in the actual sale process and have had no direct contact with any potential buyers, our conclusions are based on a recitation of events as related by management and a brief overview of the water utility industry.

      By way of review, at the time of our April 10, 2000 opinion, the basic agreement set forth in a February 8, 2000 letter of intent with CWS called for the shareholders of BHC to receive aggregate consideration in the merger of $6,727,500 in the form of CWS common stock. The derivation of this offer came from an offer of $5,127,500 for the value of Barnstable Water Company and $1,600,000 for the value of Barlaco, Inc., the real estate holding company. The number of CWS shares to be received in the merger would fluctuate based on the average closing price for these shares for the thirty days prior to the closing.

      In our opinion of April 10, 2000, we advised you that, excluding the price to be paid in respect to the Barlaco land holdings, the price to earnings and the price to book value multiples being paid by CWS were less than the corresponding multiples applicable to CWS stock at that time. The price to earnings ratio, however, was close to the average for the six other water utility holding companies surveyed at that time, and the price to book ratio was slightly higher than the six company average.

      We also advised you that the price to earnings and the price to book ratios were clearly more favorable if the value paid in respect of the Barlaco land were taken into consideration. We noted, however, that to the extent the value paid in respect of the land was considered separately, estimates of land value provided by management indicated that the realizable value of the land over time might be higher than the $1,600,000 that was negotiated with CWS for the Barlaco land. We recognized, however, that in BHC's opinion this price was reasonable in the context of the overall transaction considering among other factors the form and timing of the consideration to be received by the BHC shareholders in the CWS transaction.

      Subject to the analysis summarized above, we rendered to you on April 10, 2000 our opinion that the process engaged in by the board to locate a suitable buyer appeared to be reasonable and that the price to be received by BHC's shareholders appeared to be within a fair range of values.

      In the course of negotiating the definitive Agreement and Plan of Merger dated October 4, 2000 (the "Agreement"), the parties revised the terms of the transaction to provide for an exchange of 216,656 shares of CWS stock for 100% of BHC stock in the event that BHC owns 100% of the shares of Barnstable Water Company and BARLACO, its subsidiaries. This would equate to a total dollar consideration of $6,553,844 based on a closing value of CWS shares of $30.25 on January 10, 2001. The number of shares to be issued to BHC shareholders in the merger is subject to a downward adjustment in the event that BHC owns less than 100% of the outstanding shares of either subsidiary at the time of closing.

      Management estimates that the book value of BHC at December 31, 2000 was approximately $2,300,000, which is about equal to book value at December 31, 1999. After tax earnings for fiscal year 2000 will be approximately $35,000. These operating results are off significantly from 1999 due to a decrease in revenue in Barnstable Water Company from $2,607,000 to $2,477,000 because of a wet, cool summer. Estimates of expenses related to this transaction were not available at the time of our April 10, 2000 opinion and therefore were not included in the analysis. However, in light of the magnitude of these expenses in fiscal year 2000 (approximately $300,000), they should probably be considered non-recurring and would increase net income by $180,000 to approximately $215,000 assuming a 40% tax rate for the purposes of this discussion.

      From the standpoint of a multiple of earnings, using our adjusted fiscal year 2000 estimate of $215,000, the total current value of $6,553,884 represents
30.48 times earnings. The total entity value equals 2.85 times book value.






-------------------------------------------------------------------------------
Barnstable Holding Company             2                                  2/9/01

      To put this in perspective, the following are some random comparisons as of January 10, 2001:

--------------------------------------------------------------------------------
         COMPANY              P/EARNINGS RATIO          P/BOOK RATIO
--------------------------------------------------------------------------------
Connecticut Water Source           19.64                    2.28
American Water Works               17.15                    1.58
DQE, Inc.                          11.49                    2.06
American State Water               18.10                    1.74
California Water Service           19.54                    1.99
Birmingham Utilities               32.74                    2.72
Philadelphia Suburban              23.75                    2.93
AVERAGE                            20.34                    2.19
--------------------------------------------------------------------------------

Proposed Transaction:              30.48                    2.85


      The values to be received by BHC shareholders compare favorably to the average price to earnings and price to book ratios computed in our sample. Obviously, BHC operating results, even on an adjusted basis, were depressed in fiscal year 2000, which had the effect of increasing the P/E on this transaction. However, most of the industry was depressed in fiscal year 2000.

      The price to book value ratio also seems considerably more favorable than the sample average or that of CWS. This reflects in part, however, the inclusion in the analysis of the value being paid in respect of the Barlaco land, to which the same considerations noted in our April 10, 2000 opinion summarized above apply.

      While the purchase price to be paid in the transaction might not be the highest or the lowest value that might be obtained, it appears that the entity value remains within a fair range of values at the present time. In addition, the CWS stock which is to be received in the merger is apparently attractive to the sellers in terms of tax consequences, yield and marketability. In our opinion, the conclusions reached in our memo of April 10, 2000 that the process that was used to locate a suitable buyer appears reasonable and



-------------------------------------------------------------------------------
Barnstable Holding Company             3                                  2/9/01
the price to be received appears to be within a fair range of values are still valid at this time.

      In arriving at our opinion, we have not conducted a detailed physical inspection of the properties and facilities of BHC and its subsidiaries, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities. We have assumed the accuracy and completeness of the financial and other information provided us on which we have relied and have not attempted to independently verify the same.

      This opinion should in no way be construed to constitute a recommendation to the shareholders of BHC or any other party for or against accepting the proposed terms of the Agreement.

      Should you furnish this opinion to any third party, we wish to point out that we are being compensated for rendering this opinion, and that we have received certain indemnities from BHC.



                                              Very truly yours,

                                              DWQ ASSOCIATES, LTD.


-------------------------------------------------------------------------------
Barnstable Holding Company             4                                  2/9/01

                                                                      APPENDIX C

              SECTION 262 OF DELAWARE GENERAL CORPORATION LAW - THE
                        DISSENTING STOCKHOLDER PROVISIONS


                          8 DEL. C. SECTION 262 (2000)

Appraisal rights

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fAIr value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of
Section 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.


                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to
Section 228 or Section 253 of this tItle, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D
                                                 Connecticut Water Service, Inc.
                                                  Selected Financial Information


Schedule 1     10-K (for year ended December 31, 1999)

Schedule 2 Proxy Statement (for Annual Meeting of stockholders held April 28, 2000)

Schedule 3     10-Q (for quarter ended September 30, 2000)

                                                       Schedule 1 to Appendix D


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM 10-K

[X]   ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934
                     FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999

                                         OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
          FOR THE TRANSITION PERIOD FROM                TO                .

                            COMMISSION FILE NUMBER 0-8084

                           CONNECTICUT WATER SERVICE, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  CONNECTICUT                                     06-0739839
        (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

       93 WEST MAIN STREET, CLINTON, CT                              06413
    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)                       (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (860) 669-8636

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

              TITLE OF EACH CLASS                  NAME OF EACH EXCHANGE ON WHICH REGISTERED
              -------------------                  -----------------------------------------
                     NONE                                       NOT APPLICABLE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                  COMMON STOCK
                                (TITLE OF CLASS)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (229,405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     The aggregate market value of the registrant's voting Common Stock, computed on the price of such stock at the close of business on March 1, 2000 is $142,428,000.

                                   4,828,075

          NUMBER OF SHARES OF COMMON STOCK OUTSTANDING, MARCH 1, 2000
               (EXCLUDING 15,748 COMMON STOCK EQUIVALENT SHARES)

                      DOCUMENTS INCORPORATED BY REFERENCE

                                                         PART OF FORM 10-K INTO WHICH
                   DOCUMENT                                DOCUMENT IS INCORPORATED
                   --------                              ----------------------------
  Definitive Proxy Statement, dated March 18,                      Part III
2000, for Annual Meeting of Shareholders to be
            held on April 28, 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1.   BUSINESS

a.   GENERAL DEVELOPMENT OF BUSINESS

     The Registrant, Connecticut Water Service, Inc. (the Company), is the parent company of three regulated water companies, which generate over 95% of the Company's consolidated net earnings. Our water companies supply water for residential, commercial, industrial and municipal purposes in 39 towns throughout the State of Connecticut. The Company and its subsidiaries represent the second largest investor-owned water system in Connecticut measured by of operating revenue and utility plant investment.

     The Company was organized in 1956 under the General Statutes of Connecticut as Suburban Water Service, Inc. and has been engaged in the business of acquiring and operating water companies through controlling stock ownership. In 1975, the Company changed its name to Connecticut Water Service, Inc. after acquiring all of the outstanding common stock of The Connecticut Water Company. The Company is a non-operating company whose income is derived from the earnings of its subsidiary companies. In addition to our core regulated water business, we offer related services on a contract basis to other water utilities, communities, businesses and homeowner associations through our unregulated subsidiary companies and through a joint venture we formed in 1999 with a pump service provider. These services range from one-time contracts for a particular service to long-term assignments for system operation and management. We are also engaged in selling off our limited excess real estate holdings.

     The Company's six wholly owned subsidiary companies are:

      The Connecticut Water Company (Connecticut Water)
      The Gallup Water Service, Incorporated (Gallup)
      The Crystal Water Company of Danielson (Crystal)
      Crystal Water Utilities Corporation
      Chester Realty, Inc.
      Connecticut Water Utility Services, Inc.

     Gallup and Crystal Water Utilities (along with its subsidiary Crystal) were acquired in 1999. Both of these acquisitions were treated as "pooling of interests" so all of the Company's financial statements have been restated from what was reported in the past to include the results of the acquired companies for all periods presented. The Company's consolidated financial statements now encompass all six of the Company's subsidiaries.

     In 1999 we formed a joint venture with Hungerfords, Inc., a pump service provider, which has been in business in Connecticut for over 75 years. Hungerfords installs and maintains potable water and wastewater systems for commercial, industrial and residential customers in the state. Our three year joint venture, named Hungerfords/Connecticut Water, will engage in a marketing and management strategy designed to boost our two companies' presence by collectively offering a full range of services to water users in the state. If specific financial targets are met, our Company will purchase Hungerfords in 2002.

b.   GENERAL DESCRIPTION OF BUSINESS

     The Company, a Connecticut corporation, owns all of the outstanding stock of Connecticut Water, Gallup, Crystal Water Utilities Corporation, Chester Realty and Connecticut Water Utility Services. The Crystal Water Utilities Corporation owns all of the outstanding stock of the Crystal Water Company. Substantially all of the Company's revenues and operating income are attributable to the sale and distribution of water. In 1999 $.04 a share or approximately 2.6% of the Company's consolidated net income came from real estate sales and non-water sales earnings. See "Business -- Consolidated Operating Statistics".

     Connecticut Water, Crystal and Gallup are specially chartered by the General Assembly of the State of Connecticut as public service companies. As public service companies, their rates and operations are regulated by the Connecticut Department of Public Utility Control (DPUC). See "Business -- Rates" and "Business -- Regulation".

     Chester Realty was organized in 1969 to assist Connecticut Water in the acquisition of real estate. The assets and operations of this company are not significant. In 1999 the ownership of this company was transferred directly to the Company from Connecticut Water.

     In 1999, Connecticut Water Utilities Services was established to handle our unregulated business activities. By forming a separate company to handle these transactions we were able to move these transactions off the books of Connecticut Water. By removing these transactions from the oversight of the regulated arena, this new structure should give us more flexibility in the way we respond to changing market conditions and needs.

     Crystal Water Utilities is a holding company, owning 100% of the outstanding common stock of Crystal. In addition, it owns some rental properties. The assets and operations of this company other than its ownership of Crystal is not significant.

     Our three water companies supply water and, in most instances, provide fire protection in all or portions of 39 towns in Connecticut. The service areas have an estimated total population of approximately 243,000 based on DPUC population estimates of 3.5 people per average household. During the twelve months ended December 31, 1999, approximately 64% of the Company's consolidated operating revenues were received from residential customers, 12% from commercial customers, 4% from industrial customers, 3% from public authority customers, and 17% from public fire protection and other customers.

     Each of our water companies serve a separate franchise area. Rates are different for each company. The systems of the three water companies are not physically interconnected.

     The following table sets forth the percentage of the Company's net utility plant for each of its water companies as of December 31, 1999:

                                                      UTILITY PLANT
COMPANY                                            DOLLARS       PERCENT
-------                                          ------------    -------
Connecticut Water                                $172,094,000       95%
Crystal                                             7,779,000        4%
Gallup                                              1,469,000        1%
                                                 ------------      ---
                                                 $181,342,000      100%
                                                 ============      ===

     At December 31, 1999, our three water companies served a total of 69,474 customers. At that date, all customers were metered except fire protection customers, 402 customers of Connecticut Water's Sound View Water System, acquired in 1995; and 379 customers of its Point O'Woods Water System, acquired in 1997. The water companies require all applicants for new service, other than customers at certain seasonal systems and fire protection customers, to be metered.

     The Company's principal office is located at 93 West Main Street, Clinton, Connecticut 06413, and its telephone number is 860-669-8636.

     Our business is subject to seasonal fluctuations and weather variations. The demand for water during the warmer months is generally greater than during the cooler months due primarily to additional requirements for water in connection with cooling systems, and various outdoor uses such as private and public swimming pools and lawn sprinklers. From year to year and season to season, particularly during the warmer months, demand will vary with rainfall and temperature levels.

     The profitability of the operations of the water utility industry generally and of our three water companies (and hence the Company) is largely dependent on the timeliness and adequacy of the rates allowed by utility regulatory commissions. In addition, profitability is dependent on numerous factors over which we have little or no control, such as the quantity of rainfall and temperature in a given period of time, and compliance with environmental and water quality regulations. In addition, inflation and other factors beyond our control impact the cost of construction, materials and employee costs. See "Business -- Financing", "Business -- Rates", and "Business -- Regulation".

   Water Supply

     The estimated minimum dependable yields of sources of water supply for each of our transmission and distribution systems, as set forth under "Business -- Production Facilities as of December 31, 1999" are in excess of present average daily consumption. Except for requests for voluntary conservation in the summers of 1988, 1995 and 1999, no restrictions on water use have been required in over 25 years.

     Water is secured from both surface and subsurface supplies and supplied through interconnections with other water systems. In 1999, approximately 1% of our water was supplied through our interconnections with other companies. Of the water supplied by our sources, surface sources provided approximately 50% of the supply, and well supplies provided 50%. Studies are made periodically to determine the supply and distribution needs. Major studies, covering a fifty-year planning period required of all water companies supplying 1,000 or more persons, were completed by our three water companies and submitted to the Connecticut Department of Public Health (DPH) for approval. An updated plan must be prepared every five years or as requested by the DPH. Updated plans for each of our water systems have been prepared and approved by the DPH. We will continue to explore and develop additional ground water supplies and study further development of surface water sources in anticipation of meeting future water requirements.

     See "Business -- Construction Program", "Business -- Rates" and "Business -- Regulation".

     Information on our water systems, broken down by company, and for Connecticut Water into its three operating regions is as follows:

                      CONNECTICUT WATER'S NORTHERN REGION

     Connecticut Water's Northern Region is composed of eight separate systems, as listed below:

                                                                            NUMBER OF
                                                                            CUSTOMERS
SYSTEM                                 TOWNS (OR PORTIONS THEREOF) SERVED  AT 12/31/99
------                                 ----------------------------------  -----------
Western (including the former Tolland  Suffield, Windsor Locks, East         29,878
   Aquaduct System)                    Granby, Enfield, East Windsor,
                                       South Windsor, Vernon, Ellington,
                                       Tolland
Somers                                 Somers                                   420
Crescent Lake                          Enfield                                  161
Stafford Springs                       Stafford                               1,016
Lakewood/Lakeview                      Coventry                                 177
Nathan Hale                            Coventry                                  40
Llynwood                               Bolton, Vernon                            75
Reservoir Heights                      Vernon                                    21
                                                                             ------
                                                                             31,788
                                                                             ======

     The territory served is primarily residential and commercial with some industry.

     Connecticut Water has entered into an agreement with the State of Connecticut, Department of Transportation, pursuant to which Connecticut Water operates and maintains, as part of its Western System, the State's water distribution system for Bradley International Airport located in Windsor Locks, Suffield and East Granby, Connecticut.

     The Western System has three emergency standby interconnections with the water system of the Metropolitan District Commission (MDC) (a public water and sewer authority presently serving the City of Hartford and portions of surrounding towns), one in

South Windsor and two in Windsor Locks. The Western System also has an emergency interconnection with the water system of the Hazardville Water Company in Enfield. During 1995 an interconnection was completed between the Somers System and the water system of the Hazardville Water Company in Somers to provide water to the Hazardville Water Company.

     See "Business -- Franchises" with respect to proposals that the MDC expand its operations into the Northern Region and that MDC take over Connecticut Water's operations in South Windsor.

                      CONNECTICUT WATER'S SHORELINE REGION

     Connecticut Water's Shoreline Region is composed of eight separate systems, as listed below:

                                                                             NUMBER OF
                                                                             CUSTOMERS
SYSTEM                                 TOWNS (OR PORTIONS THEREOF) SERVED   AT 12/31/99
------                                 ----------------------------------   -----------
Guilford                               Guilford, Old Saybrook, Westbrook,     16,002
                                       Clinton, Madison
Chester                                Chester, Deep River, Essex              2,326
Chester Village West                   Chester                                    11
Sound View                             Old Lyme                                  402
Point O'Woods                          Old Lyme                                  379
Bay Mountain                           Griswold                                  106
SDC                                    Voluntown                                  54
Mason's Island                         Stonington                                177
                                                                              ------
                                                                              19,457
                                                                              ======

     The territory served is primarily residential with some commercial and industry. In 1998 Connecticut Water purchased the Mason's Island system and in 1997 purchased the Point O'Woods, Bay Mountain, and SDC water systems, all in southeastern Connecticut. These systems increased the region's water customer base by nearly 4%.

                      CONNECTICUT WATER'S NAUGATUCK REGION

     Connecticut Water's Naugatuck Region is composed of four separate systems, as listed below:

                                                                             NUMBER OF
                                                                             CUSTOMERS
SYSTEM                                 TOWNS (OR PORTIONS THEREOF) SERVED   AT 12/31/99
------                                 ----------------------------------   -----------
Central                                Naugatuck, City of Waterbury,           8,885
                                       Beacon Falls, Bethany, Prospect
Terryville                             Plymouth, Thomaston                     2,048
Thomaston                              Thomaston                               1,276
Collinsville                           Canton, Avon, Burlington                1,328
                                                                              ------
                                                                              13,537
                                                                              ======

     The territory served is residential and industrial including a municipality which represented approximately 7.0% of the region's 1999 revenues.

     Water for the Collinsville System is supplied under an agreement with the MDC from treatment facilities drawing from a large surface water reservoir owned by the MDC. See "Item 2. Properties" for a description of this agreement.

                                    CRYSTAL

     Crystal Water Company is comprised of four separate systems, as listed below:

                                                                             NUMBER OF
                                                                             CUSTOMERS
SYSTEM                                 TOWNS (OR PORTIONS THEREOF) SERVED   AT 12/31/99
------                                 ----------------------------------   -----------
Crystal                                Brooklyn, Killingly                     2,294
Plainfield                             Plainfield                                592
Thompson                               Thompson                                  474
P&A                                    Killingly                                  96
                                                                               -----
                                                                               3,456
                                                                               =====

     Crystal's territory served is primarily residential and commercial with some industry. Crystal's largest customer, a municipality, accounts for approximately 7.5% of its operating revenue.

                                     GALLUP

     Gallup is composed of three separate systems, as listed below:

                                                                             NUMBER OF
                                                                             CUSTOMERS
SYSTEM                                 TOWNS (OR PORTIONS THEREOF) SERVED   AT 12/31/99
------                                 ----------------------------------   -----------
Gallup                                 Plainfield                              1,056
Country Mobile                         Griswold                                   79
Lillibridge                            Plainfield                                 43
                                                                               -----
                                                                               1,178
                                                                               =====

     Gallup's territory served is primarily residential and commercial with some industry. Gallup's largest customer, a municipality, accounted for approximately 11.5% of its operating revenue.

                       CONSOLIDATED OPERATING STATISTICS*

                                               Year Ended December 31,
                                  1999       1998       1997       1996       1995
                                 -------    -------    -------    -------    -------
Customers (Average)
  Residential Metered             61,608     60,745     59,834     59,503     58,749
  Commercial Metered               4,323      4,301      4,316      4,277      4,224
  Industrial Metered                 350        377        406        411        406
  Public Authorities Metered         476        495        545        543        545
  Fire Protection and Other        2,188      1,937      1,686      1,138      1,108
                                 -------    -------    -------    -------    -------
           Total                  68,945     67,855     66,787     65,872     65,032
                                 =======    =======    =======    =======    =======
Production (Millions of
  Gallons)
  Residential Metered Sales        4,602      4,334      4,291      4,179      4,302
  Commercial Metered Sales         1,054        983        990        973      1,008
  Industrial Metered Sales           475        444        490        485        485
  Public Authorities Metered
     Sales                           299        286        278        270        280
                                 -------    -------    -------    -------    -------
           Total Metered
              Consumption          6,430      6,047      6,049      5,907      6,075
  Fire Protection, Company Use
     and Unaccounted For             921        798        811        682        877
                                 -------    -------    -------    -------    -------
           Total                   7,351      6,845      6,860      6,589      6,952
                                 =======    =======    =======    =======    =======
Operating Revenues (Thousands
  of Dollars)
  Residential Metered            $27,077    $25,495    $25,816    $25,888    $26,463
  Commercial Metered               5,160      4,820      4,890      4,931      5,109
  Industrial Metered               1,850      1,747      1,962      1,960      1,967
  Public Authorities Metered       1,374      1,208      1,218      1,216      1,247
  Fire Protection and Other
     Non-Metered                   7,163      7,033      7,031      7,019      6,901
                                 -------    -------    -------    -------    -------
           Total                 $42,624    $40,303    $40,917    $41,013    $41,687
                                 =======    =======    =======    =======    =======
Average Revenue per 1,000
  Gallons
  Residential Metered            $  5.88    $  5.88    $  6.02    $  6.19    $  6.15
  Commercial Metered             $  4.90    $  4.90    $  4.94    $  5.07    $  5.07
  Industrial Metered             $  3.89    $  3.93    $  4.00    $  4.04    $  4.05
  Public Authorities Metered     $  4.60    $  4.22    $  4.38    $  4.50    $  4.45
Miles of Distribution Mains
  (End of Period)                  1,109      1,094      1,079      1,062      1,058

---------------
* The numbers for years 1995 - 1998 have been restated to include the operations of Gallup and Crystal, which were acquired in 1999.

CONSTRUCTION PROGRAM

     We annually project our capital expenditures for the upcoming three year period. These projections are reviewed and revised from time to time to the extent necessary to meet changing conditions, including adequacy of rate relief, customer demand, revised construction schedules, water quality requirements, pollution control requirements and inflation.

     The current estimate of the total cost of our construction program for 2000-2002, excluding plant financed by customer advances and contributions in aid of construction, aggregates approximately $22,500,000. Of this amount, routine improvements to water systems and equipment total approximately $10,500,000, while the remaining $12,000,000 is comprised of individual larger projects addressing the replacement and expansion of infrastructure, water treatment facilities, and increased storage capacity. No significant capital expenditures are anticipated to be required by any of our non-utility subsidiaries during this period.

     The $22,500,000 estimate includes approximately $2,000,000 for all known costs of studies and construction of facilities to comply with existing Safe Drinking Water Act (SDWA) and OSHA regulations. Construction expenditures which may be required in the future to comply with Federal and State regulations, which have not yet been issued but which may be required due to changes to the SDWA, are excluded.

FINANCING

     The Company expects to finance a significant portion of the anticipated $22,500,000 construction expenditures through 2002 with net funds generated from operations (net cash provided by operating activities less dividends paid). Net funds generated from operations were $8,447,000, $6,762,000, and $9,231,000, for the years 1999, 1998 and 1997, respectively (see Consolidated Statements of Cash Flows for additional information). Construction and other expenditures in excess of net funds generated from operations are expected to be financed through short-term interim bank loans which may be refinanced through the sale of Preferred Stock and/or long or medium-term unsecured or secured debt and/or the sale of Common Stock when financial market conditions are considered favorable. The Company's subsidiaries are expected to receive the proceeds of any such financing by the Company in the form of advances or capital contributions.

     We currently have lines of credit aggregating $9,000,000, consisting of conventional lines of credit with three banks. We consider this amount adequate at this time. As of December 31, 1999, we had $2,411,000 of borrowings outstanding under these lines of credit plus $245,000 allocated to secure a Letter of Credit for one of our real estate development projects.

RATES

     The rates of our three water companies are established under the jurisdiction of, and approved by, the DPUC. It is the Company's policy to seek rate relief as necessary to enable us to achieve an adequate rate of return.

     The last general rate increase of Connecticut Water, our largest water company, was requested in 1990 and became effective March 25, 1991 based upon an allowed rate of return of 12.7% on common stock equity and 10.74% on rate base. During 1997 this rate decision was reopened for the limited purpose of flowing through to customers cost savings related to a reduction in state taxes and to allow the water company to collect FAS 106 (Postretirement Benefits other than Pension) costs in rates. Overall the water company's rates were reduced approximately 4 1/2% in 1997 due to these limited reopened rate proceedings.

     Crystal Water Company's last general rate increase was effective March 31, 1995 and was based upon an allowed rate of return of 12.35% on common stock equity and 10.16% on rate base. During 1997, this rate decision was also reopened for the limited purpose of flowing through to customers cost savings from a reduction in state taxes. Crystal's rates were reduced 5%, effective July 1, 1997 due to this reopener.

     Gallup's last general rate increase was effective January 1, 1994. Gallup's rates were not based on rate of return or rate base methodology, but rather based on its net income requirement. Similar to those for our other two water companies, Gallup's rates were reduced 5%, effective July 1, 1997 to flow through a reduction in state taxes to customers.

     We do not expect to file for a general rate increase for any of our water companies in 2000.

     The DPUC allows a surcharge to be applied to rates charged by water utilities in order to provide a current cash return on the major portion of a water utility's Construction Work In Progress (CWIP) applicable to facilities required by SDWA facilities. We have, in the past, been allowed to collect these surcharges from our customers. We expect to apply for the application of similar surcharges with respect to any major future construction projects which may be required by the SDWA. There is no assurance that any future surcharges will be permitted.

     Under certain circumstances the DPUC, in consultation with the DPH, can order a water company with good managerial and technical resources to acquire the water system of another company to assure the availability and potability of water for customers of the company to be acquired. In 1989 the DPUC promulgated regulations permitting the DPUC to approve a surcharge to be applied to rates charged by water utilities in order to cover the costs incurred to acquire the other system and to make improvements as required. If appropriate, we will apply for the application of such a surcharge with respect to any mandated water system acquisition. Although there is no assurance that such a surcharge will be permitted, such a surcharge was permitted in 1995 when the DPUC and DPH ordered Connecticut Water to acquire the assets and facilities of the Sound View Water Company in Old Lyme.

     In 1993 the DPUC approved regulations which would permit a water company to apply for a limited rate adjustment to compensate for the effect of changes in certain costs. These costs include rate changes related to the cost of purchased water, energy, and taxes. The effects of limited reopened rate proceedings in 1997 is discussed above. We will apply for the application of this type of adjustment in the future when appropriate. There is no assurance that any such rate adjustment will be permitted.

     See also "Franchises and Competition" below for a discussion of Connecticut legislation dealing with the competitiveness of water rates.

FRANCHISES AND COMPETITION

     Legislation was passed in 1994 by the Connecticut General Assembly that required the DPUC to adopt regulations regarding whether the rates that have been charged by a water company for a period of five consecutive years are so excessive in comparison to the rates charged by other water companies providing the same or similar service as to inhibit the economic development of the area serviced by the water company or impose an unreasonable cost to the customers of such company. If the DPUC makes such a finding and also concludes that the water company is unable or unwilling to provide service at a reasonable cost to customers, it may order the provision of such service or revoke the franchise held by such company. We believe that, in light of the tax and other advantages of governmentally-owned entities which are not available to Connecticut Water and our two other water companies, their rates are not excessive and we would vigorously oppose any such attempt to revoke their franchises.

     The Metropolitan District Commission (MDC) is a legislatively authorized quasi-government agency providing primarily water and sewer service in and around the city of Hartford and within and/or adjacent to towns in Connecticut Water's Northern Region. MDC's water rates are substantially lower than those of Connecticut Water, primarily because MDC is a tax-exempt entity, generally serving a denser population with fewer sources of supply and treatment facilities. Legislation has been proposed at various times in the past 25 years that would have the effect of permitting MDC to purchase the water company operations of Connecticut Water in South Windsor, a town which is presently served by both MDC and Connecticut Water. The Company has opposed and will continue to oppose such legislation vigorously each time and to date no such legislative proposals have passed in the General Assembly. It is not clear, at this time, whether similar legislation will be introduced or adopted by the General Assembly. It is also possible that any legislation in this area could be written in a manner which would permit a similar acquisition of Connecticut Water's water operations in towns other than South Windsor.

     It is not possible at this time to assess the likelihood of any legislation being enacted to implement these or similar recommendations or the impact of any such legislation on our three water companies and the Company, but such impact could be substantial. There can be no assurance that the Connecticut General Assembly will not take action to authorize such a takeover. As of December 31, 1999, Connecticut Water's Northern Region, which includes customers in the towns mentioned above, represented approximately 50% of Connecticut Water's utility plant. Further, if such legislation were introduced, the amount of compensation to be received by Connecticut Water for its assets cannot be determined at this time.

     The issues relating to water rates and service areas for customers served by privately-owned or publicly-owned water utilities have been studied more than once by legislatively established task forces as well as by the Legislature's Program Review and Investigations Committee. These studies have generally concluded that there are reasons for the differences in rates between public and privately owned water utilities and to date the legislature has not intervened regarding Connecticut Water's service area.

     In common with most water companies in Connecticut, our three water companies derive their rights and franchises to operate from special acts of the Connecticut General Assembly, which are subject to alteration, amendment or repeal by the General Assembly and which do not grant exclusive rights to our water companies in their respective service areas.

     Subject to such power of alteration, amendment or repeal by the Connecticut General Assembly and subject to certain approvals, permits and consents of public authority and others prescribed by statute and by their charters, our three water companies have, with minor exceptions, valid franchises free from burdensome restrictions and unlimited as to time, and are authorized to sell potable water in the towns (or parts thereof) in which water is now being supplied.

     In addition to the right to sell water as set forth above, the franchises of our three water companies include rights and powers to erect and maintain certain facilities on public highways and grounds, all subject to such consents and approvals of public authority and others as may be required by law. Under the Connecticut General Statutes, our three water companies, upon payment of compensation, may (subject to the various requirements described under "Business -- Regulation") take and use such lands, springs, streams or ponds, or such rights or interests therein as the Connecticut Superior Court, upon application, may determine is necessary to enable the affected company to supply potable water for public or domestic use in its franchise areas.

     Our water companies face competition, presently not material, from a few private water systems operated within, or adjacent to, their franchise areas and from municipal and public authority systems whose service areas in some cases overlap portions of Connecticut Water's franchise areas. At the present time, except as noted above, there are no publicly owned utilities, cooperatives or other private utility companies competing with our water companies in the areas now served, although within certain areas there are wells owned by individuals or private industries.

     See also "Business -- Regulation" for a description of the so-called Connecticut Plan which is intended, among other things, to eliminate competition among water systems.

REGULATION

                  DEPARTMENT OF PUBLIC UTILITY CONTROL (DPUC)

     Our three water companies are subject to regulation by the Connecticut DPUC, which has jurisdiction over rates, standards of service, accounting procedures, issuance of securities, disposition of utility properties and related matters. The DPUC consists of five Commissioners, appointed by the Governor of Connecticut with the advice and consent of both houses of the Connecticut legislature.

     The DPUC is required by law to institute management audits, to be conducted periodically, of companies such as ours. Such audits might result in the DPUC ordering implementation of new management practices or procedures. The DPUC has not conducted any such audit of any of our companies.

     Connecticut Water Service, the parent holding company, is not an operating utility company. It is not a "public service company" within the meaning of the Connecticut General Statutes and is not generally subject to regulation by the DPUC.

                  DEPARTMENT OF ENVIRONMENTAL PROTECTION (DEP)

     While the construction of dams, reservoirs and other facilities necessary to the impounding, storage and withdrawal of water in connection with public water supplies is a permitted use under the Connecticut Inland Wetlands and Water Courses Act, our water companies are required, pursuant to other statutory provisions, to obtain permits from the Connecticut Commissioner of Environmental Protection (Commissioner) for the location, construction or alteration of any dam or reservoir and to secure the approval of the Commissioner for the diversion and use of water from any river or underground source for public use. Various criteria must be satisfied under the respective statutes and regulations of the Connecticut Department of Environmental Protection (DEP) in order to obtain such permits or approvals and the Commissioner has the power to impose such conditions as he deems reasonably necessary in connection with such permits or approvals in order to assure compliance with such statutes. We have obtained, or applied for, and complied with the terms of, all such requisite permits or approvals.

     Legislation was adopted in 1982 conferring upon the DEP authority to require a permit for any new diversion of water, including both surface and ground water, within the State of Connecticut. Any water diversion which might be effected by us in the future would require compliance with a lengthy permit application process and approval by the Commissioner. Our water companies have several potential well sites which are subject to this legislation and the DEP regulations thereunder. Such legislation requires the registration with the Commissioner of all diversions of water maintained prior to July 1, 1982. All of Connecticut Water and Crystal diversions have been registered, and the Gallup diversions have a permit application pending at DEP. Although the legislation provides that registered diversions are not subject to the permit requirement, DEP regulations adopted in March, 1990 are being used by DEP, on a case by case basis, to require compliance with the permit application process before some registered diversions can be used as a source of water supply, and have been interpreted by DEP to require diversion permits in situations which the Company believes were not intended by the legislation. It is not possible at this time to fully assess the impact of DEP's application of this legislation and the DEP regulations on our water companies and their operations, but such impact may be significant and adverse, particularly on sources held for future use or acquired sources which may not have been properly registered.

     The Federal Clean Water Act requires permits for discharges of effluents into navigable waters and requires that all discharges of pollutants comply with federally approved state water quality standards. The DEP has adopted, and the federal government has approved, water quality standards of receiving waters. A joint Federal and State permit system has been established to ensure that applicable effluent limitations and water quality standards are met in connection with the construction and operation of facilities which affect or discharge into state or interstate waters. Our water companies have received all such requisite permits. A new general permit and permit renewal program for water treatment waste water discharges was adopted by DEP in 1995. We are in compliance with the new program.

     All of Connecticut Water's dams were registered with the Connecticut DEP as required by state statute.

     Crystal has two dams registered with the Connecticut DEP and one small structure that was acquired in the 1998 acquisition of the Powdrell and Alexander Memorial Water Association, Inc. in Killingly that was not registered by the previous owner. The DEP has issued a maintenance request for minor work at one of the registered dams, which Crystal will complete in year 2000. Expect for this item, there are no outstanding orders on either of the registered dams and Crystal is taking the initial steps to register the third structure.

     Gallup does not have any dams.

     While we recognize that a certain degree of risk is attached to ownership of dams in connection with our water companies' water collection systems, we believe that all of our dams are well maintained and are structurally stable.

     The DEP has promulgated regulations requiring that certain minimum flows be maintained in various waterways within the State of Connecticut. Pursuant to said regulations, our water companies are exempt from compliance at certain of our facilities. However, DEP is considering making changes in the regulations. The Company cannot predict either the substance of those changes or their impact on the Company. However, it is possible that such changes could reduce the safe yield of certain of our sources. The cost to restore the lost safe yield is not now determinable but could be substantial.

                       DEPARTMENT OF PUBLIC HEALTH (DPH)

     Our water companies are also subject to regulation by the Connecticut DPH with respect to water quality matters. Plans for new water supply systems or enlargement of existing water supply systems also must be submitted to the DPH for approval.

     In 1985 the Connecticut General Assembly enacted comprehensive legislation (the so-called Connecticut Plan) designed to maximize the efficient and effective development of the state's public water supply systems. This legislation authorized DPH to administer procedures designed to coordinate the comprehensive planning of public water systems. The legislation mandates the establishment of public water supply management areas, with each such area having a water utility coordinating committee comprised of representatives of the various public water systems and regional planning agencies in the area. Each such committee is required to establish exclusive service areas for each public water system in the area, after taking into consideration a number of factors including existing water service areas, land use plans, etc., optimum utilization of existing water supplies and existing franchise rights of water companies. DPH is authorized to resolve any disagreements among members of the respective committees. This legislation is intended not only to promote cooperation among various water suppliers in each management area, but also to provide (through DPH's role) for the centralized planning of water supply. In implementing this legislation, DPH has created seven water supply management areas and is in the process of implementing the creation of the appropriate water utility coordinating committees. The operations of our water companies, which cover many areas of the state, fall within five of the seven management areas. We are actively involved with the planning process in three of these management areas at this time. The remaining two areas of our interest are expected to begin the planning process within the next several years. It is not possible at this time to predict the impact on the Company of the above described legislation, regulations and procedures, but the Company was an active participant in moving for the adoption of this scheme, and is presently hopeful that such centralized and cooperative planning will have a beneficial impact on its future water supply and water supply operations.

                         SAFE DRINKING WATER ACT (SDWA)

     Our water companies are subject to regulation of water quality under the SDWA. The SDWA provides for the establishment of uniform minimum national quality standards by the Federal Environmental Protection Agency (EPA), as well as governmental authority to specify the type of treatment process to be used for public drinking water. The EPA regulations, pursuant to the SDWA, set limits for, among other things, certain organic and inorganic chemical contaminants, pesticides, turbidity, microbiological contaminants, and radioactivity. The SDWA provides that the states have primary enforcement responsibility for public drinking water systems, so long as the states' regulations are no less stringent than those adopted pursuant to the SDWA. The DPH has adopted regulations which are in some cases more stringent than the Federal regulations.

     The SDWA was originally enacted in 1974 with major amendments in 1986 and 1996. The original SDWA authorized EPA to establish 22 interim standards for drinking water contaminants between 1977 and 1986. The 1986 SDWA amendments dictated that 83 primary drinking water standards be established within three years and an additional 25 contaminants be regulated every three years thereafter. EPA promulgated the Surface Water Treatment Rule (SWTR), the Lead and Copper Rule and the Total Coliform Rule (TCR) as well as establishing standards for various volatile and synthetic organic contaminants and inorganic contaminants pursuant to the 1986 SDWA amendments. Our water companies were in compliance with each of these rules from the time they became effective and continue to be in compliance.

     At the time that the 1996 SDWA was reauthorized there were still several schedules for establishment of various regulations required by the 1986 amendments in process. The 1996 SDWA changed these schedules. The new law also eliminated the requirement to regulate 25 new contaminants every three years and replaced it with a requirement that the EPA consider five new contaminants for regulation every five years. The law also changed the basis for setting regulations to consider the costs and benefits of new regulations and to show that new regulations improve public health.

     The first regulations to be promulgated under the 1996 SDWA are the Stage I Disinfectant and Disinfection Byproducts (D/DBP) and Interim Enhanced Surface Water Treatment Rules. Both of these regulations were promulgated in December 1998. The Stage II D/DBP rule is scheduled to be promulgated in 2002 while the Long Term Enhanced Surface Water Treatment Rule (LTESWTR) will be promulgated in 2000. The Filter Backwash Recycle Rule is scheduled to be promulaged with the LTESWTR.

     Standards for radionuclides, including radon, are expected to be finalized in 2000, as is the Ground Water Disinfection Rule. A standard for arsenic is planned to be promulgated by 2001. A decision to regulate sulfate must be made by EPA by 2001. If the decision is to regulate, then the final rule must be complete by 2005. Finally, the first five contaminants that EPA must consider for regulation must be selected in 2001. Those that are regulated will be completed by 2003.

     Through December 31, 1999, the Company has expended approximately $49,275,000 in constructing facilities and conducting aquifer mapping necessary to comply with the requirements of the SDWA of which $11,775,000 was expended during the last 5 years. We believe that our three water companies are in substantial compliance with regulations promulgated by the EPA and DPH, as currently applied. Connecticut's aquifer protection legislation not only requires aquifer mapping, but also requires DEP, in consultation with DPH and DPUC, to prepare guidelines for acquisition by water companies of lands surrounding public water supply wellfields. The extent to which those guidelines, not yet prepared, might lead to regulations requiring the Company to purchase additional land around the wellfields of its water companies is not known at this time. The Company anticipates spending an additional $2,700,000 on required aquifer mapping. Although the Company cannot predict either the substance of the regulations required by the 1996 SDWA amendments which have not yet been promulgated or their impact on us, the primary impact on our water companies is expected to be in the area of increased monitoring and reporting, although it is possible that such regulations may require us to make modifications to existing filtration facilities. Construction of new facilities may be required for certain groundwater sources. It is possible that costs of compliance could be substantial.

                            DISPOSITION OF PROPERTY

     Although our water companies have established a program of selling various, relatively small, discrete parcels of land over the next several years, the total of which is less than

700 acres (350 owned by Connecticut Water and 350 owned by Crystal), we have no other significant amounts of excess land which we expect to sell or otherwise dispose of.

     Connecticut law presently imposes the following restrictions upon the disposition of property owned by water companies: (a) no property greater than three acres or any portion of a large parcel or having a value of greater than $50,000 may be sold or otherwise transferred without the prior approval of the DPUC; (b) the sale, transfer and change in the use of watershed land (lands draining into a public water supply) and certain non-watershed lands which are contiguous to reservoirs and their tributaries are subject to regulation by the DPH; (c) when a water company intends to transfer or dispose of an interest in any present, potential or abandoned water supply source, other water companies which might reasonably be expected to utilize the source are given the opportunity through the DPH to seek to acquire such source; (d) subject to such acquisition opportunities by other water companies as to water supply sources, when a water company intends to transfer or dispose of an interest in three or more contiguous acres of its unimproved real property, the municipality in which such property is located, the State of Connecticut and private, nonprofit land-holding organizations have prior options to acquire such interest in the context of priorities based on intended use, with open space use being favored;
(e) the proceeds from the sale of water company land must generally be reinvested in utility improvements or land necessary to protect water supply sources; and (f) land may be sold only if consistent with the utility's water supply plan. Legislation enacted in 1988 provides that the DPUC use an accounting treatment which equitably allocates between the utility's ratepayers and its stockholders the economic benefits of the net proceeds from the sales of land which has ever been in the utility's rate base. Our capital gains on sales of property before income taxes totaled $161,000 in 1999, $475,000 in 1998 and $184,000 in 1997. Consistent with the 1988 legislation, the DPUC requires that benefits of the gains pertaining to property previously in the utility's rate base be allocated between the water customers and its stockholders.

     There has been significant interest in recent years from environmental groups, the communities where our excess lands are located, and certain legislators to attempt to maintain these lands as protected open space. Thus far, measures have focused primarily on ensuring the land sale process, established through the DPUC and DPH regulations provides adequate notice and opportunities for the state, municipalities and non-profit land holding organizations to purchase the properties before they are sold for development. Additionally, legislative initiatives have been proposed to provide tax incentives to encourage water utilities to donate or sell these parcels at a discount to such organizations.

     Concerns have been raised recently regarding whether the sale of a large private water company in the state with significant land holdings to an international organization will result in accelerated disposition of their lands and limited opportunities for acquisition for public open space. As the attention is focused on this matter, it is possible that there may be initiatives in this session of the General Assembly to restrict or prohibit the sale of utility lands for a period of time until the state may further study the issue and/or generate additional funding mechanisms to allow for purchase by the state, towns or non-profit land holding organizations. Connecticut Water will work vigorously to see that any such legislation includes measures that would effectively avoid or minimize the impact on any immediately pending land sales. The likelihood that such measures will be passed by the General Assembly or the impact that such legislation would have on the Company is not clear, at this time. The impact could be significant, however, if it had the effect of a total moratorium on water company land sales, without exceptions that would allow for pending land sales to proceed.

                                    GENERAL

     Federal and State regulations and controls concerning environmental matters, water quality, pollution and the effluent from treatment facilities are still in the process of being developed and it is not possible to predict the scope or enforceability of regulations or standards which may be established in the future, or the cost and effect of existing and potential regulations and legislation upon any of the existing and proposed facilities and operations of our water companies. Further, recent and possible future developments with respect to the identification and measurement of various elements in water supplies and concern with respect to the impact of one or more of such elements on public health may in the future require us to replace or modify all or portions of our various water supplies, to develop replacement supplies and/or to implement new treatment techniques. In addition, we anticipate that environmental concerns including threatened and actual contamination of our water sources will become an increasing problem in the future. We have expended and will in the future be required to expend substantial amounts to prevent or remove contamination or to develop alternative water supplies. Any of the aforesaid developments may significantly increase our operating costs and capital requirements. Since the DPUC's rate setting methodology permits utilities to recover through rates prudently incurred expenses and investments in plant, based upon past DPUC practice, we expect that these expenditures and costs will ultimately be recovered through rates for water service.

EMPLOYEES

     The Company has no employees and no subsidiaries have employees except for our water companies. The following table lists the number of employees of our water companies as of December 31, 1999:

                                                     NUMBER OF
COMPANY                                              EMPLOYEES
-------                                              ---------
Connecticut Water                                       157
Crystal                                                   7
Gallup                                                    4
                                                        ---
            Total                                       168
                                                        ===

     The Company's officers are also officers of Connecticut Water and their compensation is paid by Connecticut Water. All full-time employees of Connecticut Water and Crystal who meet specified age and length of service requirements participate in their respective Employee's Retirement Plans which are non-contributory trusteed pension plans providing for a monthly income for employees at retirement. None of the Company's employees are covered by a collective bargaining agreement. We believe that our relationship with our employees is satisfactory.

ITEM 2.   PROPERTIES

     The properties of our water companies consist of land, easements, rights (including water rights), buildings, reservoirs, standpipes, dams, wells, supply lines, treatment plants, pumping plants, transmission and distribution mains and conduits, mains and other facilities and equipment used for the collection, purification, storage and distribution of water. Our water companies own their principal properties in fee, except that Connecticut Water's Collinsville System's principal source of water supply is a water supply contract with the MDC. (See below for description of this contract.) We believe that our properties are in good operating condition. Water mains are located, for the most part, in public streets and, in a few instances, are located on land we own in fee and land occupied under easements, most of which are perpetual and valid and sufficient for the purpose for which they are held. Although it is impractical to investigate the validity of the title to some of our easements for distribution mains or to clear title in the cases where such distribution easement titles have been found defective, any such irregularities or defects in title which may exist do not materially impair the use of such properties in our business. Substantially all of Connecticut Water's property is subject to the lien of its Mortgage Indenture securing its First Mortgage Bonds.

     Connecticut Water owns twelve water filtration facilities which are listed below. Gallup and Crystal do not have, nor require, water filtration facilities.

                                      YEAR                    TREATMENT CAPACITY
FILTRATION                          PLACED IN                    (IN MILLION
FACILITIES                          OPERATION     REGION       GALLONS PER DAY)
----------                          ---------    ---------    ------------------
Connecticut Water
   Guilford Well                      1965       Shoreline           0.70
   Rockville                          1970       Northern            5.00
   Westbrook Well                     1975       Shoreline           0.23
   Hunt Well Field                    1976       Northern            2.50
   MacKenzie                          1980       Shoreline           4.00
   Williams                           1981       Shoreline           1.00
   Stafford Springs                   1984       Northern            1.00
   Reynolds Bridge                    1986       Naugatuck           1.00
   Windsor Locks                      1988       Northern            0.30
   Stewart                            1989       Naugatuck           6.00
   O'Bready Well                      1994       Northern            0.50
   Clinton Well                       1997       Shoreline           1.00

     Connecticut Water has an agreement with the MDC, which provides, among other things, for the operation and maintenance by MDC of a filtration plant (completed in

1990) to supply treated water for substantially all of Connecticut Water's Collinsville System, with a capacity of 650,000 gallons per day, and the provision by MDC to the Collinsville System of up to 650,000 gallons per day of water from this plant meeting all applicable Federal and State requirements. Connecticut Water paid 40% of the cost to construct this plant and pays MDC an appropriate rate for water used in excess of 400,000 gallons per day.

     As of December 31, 1999, the transmission and distribution systems of our three water companies consisted of approximately 1,109 miles of main, of which approximately 76 miles have been laid or acquired in the past five years. On that date, approximately 75% of our mains were eight-inch diameter or larger. Substantially all new main installations are cement-lined ductile iron pipe of eight-inch diameter or larger. Approximately 107 miles of our pipelines are asbestos cement.

     From January 1, 1995 through December 31, 1999, our water companies have expended $53,793,000 on gross plant additions (including plant financed by customer advances and contributions in aid of construction, allowance for funds used during construction and expenditures reimbursed by any other sources), and have retired or sold property having a book value of $2,474,000, resulting in net additions during the period of $51,319,000.

                 PRODUCTION FACILITIES AS OF DECEMBER 31, 1999

                                               TOTAL       DEPENDABLE      GREATEST         1999
                                              STORAGE       YIELD(1)      AVG. DAILY     AVG. DAILY
                                             CAPACITY      (THOUSANDS      DELIVERY       DELIVERY
                                            (THOUSANDS     OF GALLONS     (THOUSANDS     (THOUSANDS
CONNECTICUT WATER                           OF GALLONS)     PER DAY)      OF GALLONS)    OF GALLONS)
-----------------                           -----------    -----------    -----------    -----------
Northern Region:
  Western System
     Enfield-East Windsor System Wells                        7,200
     Suffield System Wells                                      200
     South Windsor Wells                                        720
     Ellsworth Wells                                            100
     Lake Shenipsit                          5,050,000       11,200
     Talcottville Well                                          300
     Vernon Wells                                               690
     Windsor Locks Wells                                        300
     Tolland Aqueduct Wells(16)                                  42
                                                             ------
                                                             20,752          9,167(18)      9,167
                                                             ------          -----          -----
  Somers System Wells                                           390            135(18)        135
                                                             ------          -----          -----
  Crescent Lake System(4)                                        --             37(18)         37
                                                             ------          -----          -----
  Reservoir Heights(6)                                           --              5(7)           4
                                                             ------          -----          -----
  Stafford Springs System
     #4 Reservoir                               51,000
     #3 Reservoir                               15,000          700
     #2 Reservoir                               60,000
                                                             ------
                                                                700            629(8)         529
                                                             ------          -----          -----
  Llynwood System Wells                                          30             13(3)           9
                                                             ------          -----          -----
  Lakewood/Lakeview System Wells                                 49             30(5)          23
                                                             ------          -----          -----
  Nathan Hale System Wells                                       20              9(8)           5
                                                             ------          -----          -----
Shoreline Region:
  Guilford System
     Killingworth & Kelseytown Reservoirs      273,000        2,300
     Wells                                                    4,540
                                                             ------
                                                              6,840          3,676(9)       3,505
                                                             ------          -----          -----
  Chester System
     Upper and Lower Reservoirs                176,000
     Turkey Hill Reservoir -- Haddam           149,000        1,200
     Wilcox Reservoir -- Chester                65,000
     Deuse Pond -- Chester                       4,800
     Well                                                       190
                                                             ------
                                                              1,390            900(10)        650
                                                             ------          -----          -----

                                               TOTAL       DEPENDABLE      GREATEST         1999
                                              STORAGE       YIELD(1)      AVG. DAILY     AVG. DAILY
                                             CAPACITY      (THOUSANDS      DELIVERY       DELIVERY
                                            (THOUSANDS     OF GALLONS     (THOUSANDS     (THOUSANDS
CONNECTICUT WATER                           OF GALLONS)     PER DAY)      OF GALLONS)    OF GALLONS)
-----------------                           -----------    -----------    -----------    -----------
     Chester Village West Wells                                  30             13(17)         10
                                                             ------          -----          -----
     Sound View System Wells                                    182             42(17)         29
                                                             ------          -----          -----
     Point O'Woods                                              114             43(19)         21
                                                             ------          -----          -----
     Bay Mountain                                                56             21(19)         20
                                                             ------          -----          -----
     SDC                                                         94              8(19)          8
                                                             ------          -----          -----
     Masons Island(20)                                           --             56(18)         56
                                                             ------          -----          -----
Naugatuck Region:
  Central System
     Long Hill Reservoir                       506,000
     Twitchell Reservoir                         1,000
     Candee Reservoirs(11)                       7,000        3,600
     W. H. Moody Reservoir                     335,000
     Straitsville Reservoir                      7,000
     Mulberry Reservoir                         50,000
     Beacon Valley Brook Supply                     --
     Meshaddock Brook Supply                                    300
     Wells                                                    1,000
                                                             ------
                                                              4,900          4,970(13)      2,865
                                                             ------          -----          -----
  Terryville System
     Harwinton Ave. Reservoir(11)               14,800           50
     Wells                                                      910
                                                             ------
                                                                960            498(2)         480
                                                             ------          -----          -----
  Thomaston System
     Thomaston Reservoir(11)                    93,000          310
     Wells                                                    1,080
     Waterbury Interconnection(12)                              864
                                                             ------
                                                              2,254            852(14)        391
                                                             ------          -----          -----
  Collinsville System
     Water Acquired by Contract(15)                             650
     Reservoir (distribution)                      100
                                                             ------
                                                                650            403(18)        403
                                                             ------          -----          -----
CRYSTAL
  Crystal System                                              3,650            997(21)        997
                                                             ------          -----          -----
  Plainfield System                                             990            237(21)        237
                                                             ------          -----          -----
  Thompson System                                               290            177(21)        177
                                                             ------          -----          -----
  P&A System
     Reservoir                                   1,500            0
     Wells                                                       86
                                                             ------
                                                                 86             32(21)         32
                                                             ------          -----          -----

                                               TOTAL       DEPENDABLE      GREATEST         1999
                                              STORAGE       YIELD(1)      AVG. DAILY     AVG. DAILY
                                             CAPACITY      (THOUSANDS      DELIVERY       DELIVERY
                                            (THOUSANDS     OF GALLONS     (THOUSANDS     (THOUSANDS
                                            OF GALLONS)     PER DAY)      OF GALLONS)    OF GALLONS)
                                            -----------    -----------    -----------    -----------
GALLUP
  Gallup System                                                 800            309(21)        309
                                                             ------          -----          -----
  Country Mobile System                                          67              8(21)          8
                                                             ------          -----          -----
  Lillibridge System                                            N/A             16(21)         16
                                                             ------          -----          -----

---------------
 (1) Dependable yield is the maximum continuous rate of withdrawal available from a source of supply without seriously depleting the source. Dependable yield is based on long-term (99% dry year) rainfall records, storage capacity and watershed area.

 (2) Occurred in 1988.

 (3) Occurred in 1989.

 (4) Supplied by water purchased from the Town of East Longmeadow, Massachusetts.

 (5) Occurred in 1994.

 (6) Supplied by water purchased from the Town of Manchester.

 (7) Occurred in 1995.

 (8) Occurred in 1990.

 (9) Occurred in 1987.

(10) Occurred in 1969.

(11) Reservoir held in reserve and used for emergencies only.

(12) Generally used for emergencies.

(13) Occurred in 1964.

(14) Occurred in 1966.

(15) The Collinsville System has a right to up to 650,000 gallons per day through agreement with MDC. The source is Nepaug Reservoir with a storage capacity of 9.5 billion gallons. See "Item 2. Properties" for a description of this agreement.

(16) Connected to Northern Region, Western System on August 9, 1995.

(17) Occurred in 1996.

(18) Occurred in 1999.

(19) Occurred in 1998.

(20) Supplied by water purchased from Connecticut-American Water Company, Mystic Division.

(21) Historical data before 1999 is not available.

ITEM 3.   LEGAL PROCEEDINGS

     There are no pending legal matters, other than ordinary, routine litigation incidental to the business to which the Company or any of its subsidiaries is a party or of which any of their property is the subject.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

                                    PART II

ITEM 5.  MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock is traded in the over-the-counter market under the symbol CTWS and is included in the NASDAQ National Market System. The following table sets forth, for the periods indicated, the high and low last sale prices of the Company's Common Stock in the over-the-counter market and the dividends paid by the Company during the two most recent calendar years. The quotations represent actual sales prices, but the sales reflected may be inter-dealer transactions which do not reflect retail mark-up, mark-down or commission. NASDAQ is the source of the quotations for all periods. Since its affiliation with Connecticut Water in 1975, the Company has paid quarterly cash dividends on its Common Stock.

                                                       PRICE
                                                 ------------------    DIVIDENDS
PERIOD                                            HIGH        LOW        PAID*
------                                           -------    -------    ---------
1999:
   First Quarter                                 $27.750    $23.750     $.29333
   Second Quarter                                 29.250     19.000      .29333
   Third Quarter                                  37.000     28.500      .29666
   Fourth Quarter                                 37.000     27.875      .29666
1998:
   First Quarter                                 $23.000    $20.000     $.29000
   Second Quarter                                 24.000     21.420      .29000
   Third Quarter                                  24.420     22.917      .29333
   Fourth Quarter                                 28.375     25.000      .29333

* Excluding effect of the 1999 Gallup and Crystal mergers.

     As of March 1, 2000 there were approximately 5,200 holders of record of the Company's Common Stock.

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from funds legally available therefor. Future dividends of the Company will be dependent upon timely and adequate rate relief, consolidated and parent company net income, availability of cash to the Company and its subsidiaries, the financial condition of the Company and its subsidiaries, the ability of its subsidiaries to pay dividends to the Company, the ability of the Company and the subsidiaries to sell their securities, the requirements of the construction programs of our water company subsidiaries and other conditions existing at the time.

     The Company is not permitted to pay any dividends on its Common Stock unless full cumulative dividends to the last preceding dividend date for all outstanding shares of Cumulative Preferred Stock of the Company have been paid or set aside for payment.

     The Company has a Dividend Reinvestment and Common Stock Purchase Plan. Under the plan, customers and employees of Connecticut Water and holders of Common Stock who elect to participate may automatically reinvest all or specified percentages of their dividends in additional shares of Common Stock and may also make optional cash payments of up to $1,000 per month to purchase additional shares of Common Stock. The Company may issue authorized but unissued shares of Common Stock to meet the requirements of the plan, or buy the shares on the open market at its discretion. 1,500,000 shares have been registered with the Securities and Exchange Commission for that purpose. Under the plan, approximately 1,170,000 shares had been issued by the Company as of December 31, 1999. Since the third quarter of 1996, the Company has been buying shares on the open market to satisfy Plan requirements.

     The Company has a Performance Stock Program that provides for shares of Common Stock of the Company to be issued as awards of restricted stock to eligible employees of Connecticut Water, conditioned on the attainment of performance goals established by the Compensation Committee. Under the plan 54,104 shares, 6,088 of which are restricted, and 13,357 of which are common stock equivalent shares had been issued by the Company as of December 31, 1999.

     In 1999 the Company's shareholders approved an amendment to our Performance Stock Program allowing the Company to issue stock options to officers and key employees. The total number of shares authorized for both the Performance Stock Program and the Stock Option Plan was set at 300,000 shares. In 1999, options for 127,723 shares were granted. These options were granted at the market price when granted which was $22.25 for 75,150 of the shares, and $33.50 for the other 52,573 shares. None of these shares were exercisable in 1999. One fifth of these shares, or 25,544 become exercisable each year over the next five years, starting in 2000.

     The Company has an Employee Savings 401-K Match Plan for Connecticut Water employees. Under the Plan approximately 20,550 shares of Common Stock had been issued by the Company as of December 31, 1999.

     On August 12, 1998 the Company's Board of Directors authorized a new Shareholder Rights Plan to replace the previous Rights Plan which had been adopted in 1988 and expired on October 11, 1998. Pursuant to the new Plan, the Board authorized a dividend distribution of one Right to purchase one one-hundredth of a share of Series A Junior Participating Preference Stock of the Company for each outstanding share of the Company's Common Stock. The distribution was effected October 11, 1998.

     Upon the terms of the new Shareholder Rights Plan, each Right will entitle shareholders to buy one one-hundredth of a share of Series A Junior Participating Preference Stock at a purchase price of $90, and the Rights will expire October 11, 2008. The Rights will be exercisable only if a person or group acquires 15% or more of the Company's Common Stock or announces a tender or exchange offer for 15% or more of the Company's Common Stock. The Board will be entitled to redeem the Rights at $0.01 per Right at any time before such acquisition occurs and upon certain conditions after such a position has been acquired.

     Upon the acquisition of 15% or more of the Company's Common Stock by any person or group, each Right will entitle its holder to purchase, at the Right's purchase price, a number of shares of the Company's Common Stock having a market value equal to twice the Right's purchase price. In such event, Rights held by the acquiring person will not be allowed to purchase any of the Company's Common Stock or other securities of the Company. If, after the acquisition of 15% or more of the Company's Common Stock by any person or group, the Company should consolidate with or merge with and into any person and the Company should not be the surviving company, or, if the Company should be the surviving company and all or part of its Common Stock should be exchanged for the securities of any other person, or if more than 50% of the assets or earning power of the Company were sold, each Right (other than Rights held by the acquiring person, which will become void) will entitle its holder to purchase, at the Right's purchase price, a number of shares of the acquiring company's common stock having a market value at that time equal to twice the Right's purchase price.

ITEM 6.   SELECTED FINANCIAL DATA

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES
                             (1998 - 1995 RESTATED)

                      SUPPLEMENTAL INFORMATION (UNAUDITED)

                                                        Years Ended December 31,
SELECTED FINANCIAL DATA                 1999         1998         1997         1996         1995
-----------------------              ----------   ----------   ----------   ----------   ----------
                                             (Thousands of dollars except where indicated)
INCOME
Operating Revenues                   $   42,624   $   40,303   $   40,917   $   41,013   $   41,687
Operating Expenses                   $   31,397   $   29,543   $   30,060   $   30,274   $   31,070
Operating Income                     $   11,227   $   10,760   $   10,857   $   10,739   $   10,616
Interest and Debt Expense            $    4,526   $    4,606   $    4,602   $    4,286   $    4,305
Net Income Applicable to Common
  Stock                              $    7,456   $    7,136   $    7,027   $    6,884   $    6,608
Weighted Average Common Shares
  Outstanding                         4,836,951    4,827,484    4,816,753    4,788,340    4,669,960
Basic Earnings Per Average Common
  Share                              $     1.54   $     1.48   $     1.46   $     1.44   $     1.42
Number of Shares Outstanding at
  Year End                            4,838,794    4,828,619    4,819,970    4,810,459    4,742,470
ROE on Year End Common Equity              11.9%        11.8%        12.0%        12.2%        12.3%

                                                        Years Ended December 31,
SELECTED FINANCIAL DATA                 1999         1998         1997         1996         1995
-----------------------              ----------   ----------   ----------   ----------   ----------
                                             (Thousands of dollars except where indicated)
Cash Dividends Paid Per Common
  Share                              $    1.145   $    1.119   $    1.105   $    1.082   $    1.061
Dividend Payout Ratio                        74%          76%          76%          75%          75%
BALANCE SHEET
Common Stockholders' Equity          $   62,495   $   60,326   $   58,346   $   56,520   $   53,695
Long-Term Debt                       $   65,399   $   65,611   $   58,056   $   58,034   $   58,072
Preferred Stock (Consolidated,
  Excluding Current Maturities)      $      772   $      772   $      772   $      772   $      772
                                     ----------   ----------   ----------   ----------   ----------
Total Capitalization                 $  128,666   $  126,709   $  117,174   $  115,326   $  112,539
Stockholders' Equity (Includes
  Preferred Stock)                           49%          48%          50%          50%          48%
Long-Term Debt                               51%          52%          50%          50%          52%
Net Utility Plant                    $  181,342   $  175,723   $  172,081   $  162,186   $  154,430
Book Value -- Per Common Share       $    12.91   $    12.49   $    12.11   $    11.75   $    11.32

OPERATING DATA                           1999        1998        1997         1996         1995
--------------                          -------     -------     -------      -------      -------
                                              (Thousands of dollars except where indicated)
REVENUE CLASS
Residential                             $27,077     $25,495     $25,816      $25,888      $26,463
Commercial                                5,160       4,820       4,890        4,931        5,109
Industrial                                1,850       1,747       1,962        1,960        1,967
Public Authority                          1,374       1,208       1,218        1,215        1,247
Fire Protection                           6,788       6,660       6,698        6,720        6,586
Other (including non-metered accounts)      375         373         333          299          315
                                        -------     -------     -------      -------      -------
Total Operating Revenues                $42,624     $40,303     $40,917      $41,013      $41,687
                                        =======     =======     =======      =======      =======
Number of Customers (Average)            68,945      67,855      66,787       65,872       65,032
Billed Consumption (Millions of
  Gallons)                                6,430       6,047       6,049        5,907        6,075
Number of Employees                         168         175         176          178          179

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION

   Overview

     Connecticut Water Service, Inc. (the Company) is a non-operating holding company, whose income is derived from the earnings of its six wholly owned subsidiary companies. Approximately 97% of the Company's earnings are attributable to The Connecticut Water Company, the Company's largest water utility subsidiary with approximately an additional 2% derived from the Company's two other regulated water utility companies, The Gallup Water Service, Incorporated and The Crystal Water Company of Danielson. These three companies supply water to 69,416 customers in 39 towns throughout the State of Connecticut. Each of these companies is subject to regulation by the Connecticut Department of Public Utility Control regarding financial issues, rates, and operating issues and to various other state and federal regulatory agencies concerning water quality and environmental standards. In addition to its regulated utilities, the Company owns three unregulated companies; Chester Realty, Inc. a real estate company, Connecticut Water Utility Services, Inc. which provides contract water and sewer operations and other water related services and Crystal Water Utilities Corporation, a holding company which owns The Crystal Water Company of Danielson and 3 small rental properties. These unregulated companies currently generate 1% of the Company's total earnings.

     1999 was the Company's 9th consecutive year of increased earnings and its 30th year of increased dividend payments.

   Regulatory Matters and Inflation

     The Connecticut Water Company is the Company's largest subsidiary serving 64,782 of the Company's 69,416 utility customers. Connecticut Water Company's revenues are based on regulated rates that are determined in a regulatory rate proceeding. Connecticut Water's last general rate proceeding was in 1991. The resulting rate decision granted Connecticut Water a 12.7% allowed return on common equity and a 10.74% allowed return on rate base. During 1997 this decision was reopened for the limited purposes of flowing through to customers cost savings related to a reduction in state gross earnings taxes payable by Connecticut Water and allowing Connecticut Water to collect certain costs related to postretirement benefits other than pension. Connecticut Water's rates were reduced approximately 4.5% due to the limited reopened rate proceeding. Connecticut Water's resulting reduction in revenues was offset by a corresponding reduction in its operating expenses.

     The Company, like all other businesses, is affected by inflation, most notably by the continually increasing costs required to maintain, improve and expand its service capability. The cumulative effect of inflation results in significantly higher facility replacement costs, which must be recovered from future cash flows. The ability of the Company's water utility subsidiaries to recover this increased investment in facilities is primarily dependent upon future rate increases, which are subject to approval by the Connecticut Department of Public Utility Control.

     We do not presently plan to petition the DPUC for an increase in permanent rates in 2000. Future economic and financial market conditions, coupled with governmental regulations and fiscal policy, plus other factors which are unpredictable and often beyond our control, will influence when we request revisions to rates charged to our customers.

   Outlook

     The Company's profitability is primarily attributable to the sale and distribution of water, the amount of which is dependent on seasonal weather fluctuations, particularly during the summer months when water demand will vary with rainfall and temperature levels.

     We are continuing our expansion through acquisitions into 2000. In 1999 we signed an agreement to purchase the White Sand Beach water system in Old Lyme, Connecticut which services 148 customers. A decision by the Department of Public Utility Control on our application to acquire White Sand is expected in March, 2000.

RESULTS OF OPERATIONS

   1999 Compared with 1998

     During 1999 the Company acquired Gallup Water Service, Inc. and Crystal Water Utilities Corporation and accounted for these acquisitions as "pooling of interests". Financial statements have been restated to include the results of the acquired companies for all periods presented.

     Net income applicable to common stock for 1999 increased from that of 1998 by $320,000, or $.06 per average common share, on an increased number of common shares outstanding due primarily to the following:

     - Operating revenues increased $2,321,000:

         -- Metered revenues increased $2,191,000 or 6.6% due to customer growth which increased metered revenues approximately $530,000 or 1.6% and an extremely hot, dry 1999 summer which significantly increased our customers' water consumption.

         -- Non-metered revenues increased $130,000 or 1.8% primarily due to increased Public Fire Protection revenues related to our infrastructure additions upon which the revenues are based.

     - Operating expenses increased $1,854,000 primarily due to the following:

         -- Increase in Operations and Maintenance Expense primarily due to an increase in labor and benefit costs

         -- Increase in Depreciation Expense due to higher investment in utility plant

         -- Increase in Income Tax Expense primarily due to higher taxable income

         -- Increase in Property Tax Expense due to our higher investment in utility plant

     - Other income (Deductions) decreased $227,000 primarily due to lower gains on land sales and non-water sales earnings.

     - Interest and debt expense decreased $80,000 primarily from lower average balances of interim bank loans payable outstanding throughout 1999.

   1998 Compared with 1997

     Net income applicable to common stock for 1998 increased from that of 1997 by $109,000, or $.02 per average common share, on an increased number of common shares outstanding due primarily to the following:

     - Other income increased $210,000, or 26%, primarily due to increased profits from land sales partially offset by

     - An increase in interest and debt expense of $4,000 due to a higher level of debt (long and short-term combined) outstanding in 1998 as compared to 1997. Refinancing $18,000,000 of debt in 1998 at lower interest rates minimized the overall increase in interest expense; and

     - A decrease in operating income of $97,000. The elimination of the Connecticut Gross Earnings Tax for water companies on July 1, 1997 and the third quarter 1997 adoption of FAS 106 for rates had no impact on operating income but did reduce both revenues and operating expenses by approximately $835,000 in 1998 as compared to 1997. (Reduction in Gross Earnings Tax of $990,000 less an increase of $155,000 in FAS 106 costs).

         --   Operating revenues decreased 1.5% primarily due to:

             X The overall 4.5% rate reduction during the second half of 1997 primarily related to the elimination of the Connecticut Gross Earnings Tax for water companies partially offset by

             X Increase in metered revenues due to expansion of the customer base achieved through the Company's ongoing growth strategy; and

             X Higher unmetered revenues due to an increasing fire protection charges related to the expansion of the water systems

         --   Operating expenses decreased 1.7% primarily due to:

             X   The elimination of the Connecticut Gross Earnings Tax; and

             X   The 1997 Early Retirement Program; and

             X Reduced income tax expense due to lower taxable income, a decline in the State Corporate tax rate and utilization of new State Corporate Tax Credits partially offset by

             X   Increased operation and maintenance expense; and

             X   Increased depreciation expense

LIQUIDITY AND CAPITAL RESOURCES

     Interim bank loans payable at year end 1999 were $2,411,000, $516,000 higher than at the end of 1998. The Company elected not to fund any of the 1999 construction expenditures with equity funding through its Dividend Reinvestment Program (DRIP) by issuing new shares of common stock, but instead provided DRIP shares through open market purchases and negotiated transactions.

     We consider the current $9,000,000 line of credit with three banks adequate to finance any expected short-term borrowing requirements that may arise from operations during 2000. Interest expense charged on interim bank loans will fluctuate based on financial market conditions experienced during 2000.

     The Board of Directors has approved a construction budget for 2000 of $7,445,000, net of amounts to be financed by customer advances and contributions in aid of construction. Funds provided by operating activities are expected to finance all of this construction program given normal weather patterns and related operating revenue billings. Refer to Note 10, Utility Plant and Construction Program, in Notes to Consolidated Financial Statements for additional discussion for the Company's future construction program.

Y2K DISCLOSURE

     By the end of 1999, the Company had completed all the changes it considered necessary for its systems to handle Year 2000 issues. As of February 11, 2000, the Company is not aware of any Year 2000-related problems associated with our internal systems or software or with the software and systems of our vendors, distributors or suppliers. It is possible, however, that Year 2000-related problems could arise at a later date. There are no plans at this time to perform additional work, nor do we expect to experience any material adverse effects on our business, financial condition or results of operations from any vendor, distributor or supplier who may experience Year 2000 problems.

     However, because the Company's continued Year 2000 compliance in calendar 2000 is in part dependent on the continued Year 2000 compliance of third parties, there can be no assurance that the Company's efforts alone have resolved all Year 2000 issues or that key third parties will not experience Year 2000 compliance failures as calendar year 2000 progresses.

     The Company's costs associated with Year 2000 were approximately $300,000 in 1999. This cost was anticipated well in advance and was funded along with the other costs in our 1999 Construction Program with internally generated funds.

FORWARD LOOKING INFORMATION

     This report contains statements which, to the extent they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties. Actual results may differ materially from such forward-looking statements for reasons including, but not limited to, changes to and development in the legislative and regulatory environments or in environmental or water quality regulations affecting the Company's business, the impact of competitive services on our non-regulated operations, weather conditions, and changes in the water utility industry, as well as such other factors as set forth in this report and in the Company's other filings with the Securities and Exchange Commission.

ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The Consolidated Financial Statements of Connecticut Water Service, Inc. and the Notes to Consolidated Financial Statements, together with the reports of the Company's management and of Arthur Andersen LLP are included herein on page F-1 through F-26.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10.   EXECUTIVE OFFICERS OF THE COMPANY

                                            PERIOD HELD OR       TERM OF OFFICE
NAME              AGE        OFFICE         PRIOR POSITION           EXPIRES
----              ---   ----------------  -------------------  -------------------
M. T. Chiaraluce  57    President, Chief  Held position of     2000 Annual Meeting
                        Executive         President since
                        Officer and       January, 1992 and
                        Chairman of the   position of Chief
                        Board             Executive Officer
                                          since July, 1992
D. C. Benoit      42    Vice              Held current         2000 Annual Meeting
                        President --      position or other
                        Finance, Chief    executive position
                        Financial         with the Company
                        Officer and       since April, 1996
                        Treasurer
J. R. McQueen     57    Vice              Held current         2000 Annual Meeting
                        President --      position or other
                        Engineering and   management or
                        Planning          engineering
                                          position with the
                                          Company since
                                          October, 1965
T. P. O'Neill     46    Vice              Held current         2000 Annual Meeting
                        President --      position or other
                        Operations        engineering
                                          position with the
                                          Company since
                                          February, 1980
M. P. Westbrook   40    Vice              Held current         2000 Annual Meeting
                        President --      position or other
                        Administration    management position
                        and Government    with the Company
                        Affairs           since September,
                                          1988
P. J. Bancroft    50    Assistant         Held current         2000 Annual Meeting
                        Treasurer and     position or other
                        Controller        accounting position
                                          with the Company
                                          since October, 1979
M. G. DiAcri      54    Corporate         Held administrative  2000 Annual Meeting
                        Secretary         position with the
                                          Company since
                                          February, 1990

     There are no family relationships between any of the Directors and Executive Officers of the Company.

ITEM 11.   EXECUTIVE COMPENSATION

ITEM 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to General Instruction G(3), the information called for by Items 10, (except for information concerning the executive officers of the Company) 11, 12, and 13 is hereby incorporated by reference from the Company's definitive proxy statement filed by EDGAR on or about March 17, 2000. Information concerning the executive officers of the Company is included as Item 4.1 of this report.

                                    PART IV

ITEM 14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     (a) 1.   Financial Statements:

         The report of the Company's management, the report of independent public accountants and the Company's Consolidated Financial Statements listed in the Index to Consolidated Financial Statements on page F-1 hereof are filed as part of this report, commencing on page F-2.

                                                              PAGE
                                                              ----
Index to Consolidated Financial Statements                    F-1
Report of Independent Public Accountants                      F-2
Consolidated Statements of Income for the years ended
   December 31, 1999, 1998 and 1997                           F-3
Consolidated Balance Sheets at December 31, 1999 and 1998     F-4
Consolidated Statements of Cash Flows for the years ended
   December 31, 1999, 1998 and 1997                           F-5
Notes to Consolidated Financial Statements                    F-6

     2.   Financial Statement Schedules:

         The following schedules of the Company are included on the attached pages as indicated:

                                                              PAGE
                                                              ----
Report of Independent Public Accountants on Schedule          S-1
Schedule II Valuation and Qualifying Accounts and Reserves
   for the years ended December 31, 1999, 1998 and 1997       S-2

         All other schedules provided for in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because of the absence of conditions under which they are required or because the required information is set forth in the financial statements or notes thereto.

     3.   Exhibits:

Exhibits for Connecticut Water Service, Inc are in the Index
   to Exhibits                                                E-1

         Exhibits heretofore filed with the Securities and Exchange Commission as indicated below are incorporated herein by reference and made a part hereof as if filed herewith. Exhibits marked by asterisk (*) are being filed herewith.

     (b) Reports on Form 8-K:

         On October 7, 1999, the Company filed a Form 8-K dated September 29, 1999, reporting in Item 5, Other
     Events, that the Company had completed the pending merger with Crystal Water Utilities Corporation.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Index to Consolidated Financial Statements                    F-1
Report of Independent Public Accountants                      F-2
Consolidated Statements of Income for the years ended
   December 31, 1999, 1998 and 1997                           F-3
Consolidated Balance Sheets at December 31, 1999 and 1998     F-4
Consolidated Statements of Cash Flows for the years ended
   December 31, 1999, 1998 and 1997                           F-5
Notes to Consolidated Financial Statements                    F-6

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Connecticut Water Service, Inc.:

     We have audited the accompanying consolidated balance sheets of Connecticut Water Service, Inc. (a Connecticut corporation) and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Connecticut Water Service, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

Hartford, Connecticut
February 11, 2000

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                              For the Years Ended December 31,
                                                        (Restated)    (Restated)
                                              1999         1998          1997
                                             -------    ----------    ----------
                                               (In thousands except per share
                                                          amounts)
Operating Revenues                           $42,624     $40,303       $40,917
                                             -------     -------       -------
Operating Expenses
   Operation and Maintenance                  17,812      17,241        16,272
   Depreciation                                4,390       4,133         3,774
   Income Taxes                                5,008       4,089         4,706
   Taxes Other Than Income Taxes               4,187       4,080         4,884
   Organizational Charges                         --          --           424
                                             -------     -------       -------
            Total Operating Expenses          31,397      29,543        30,060
                                             =======     =======       =======
Utility Operating Income                      11,227      10,760        10,857
                                             -------     -------       -------
Other Income (Deductions)
   Interest                                      135         152           136
   Allowance for Funds Used During
      Construction                               454         476           575
   Gain on Sale of Property                      161         475           184
   Non-Water Sales Earnings                      170         247           215
   Miscellaneous Income (Deductions)             (70)        (42)          (69)
   Taxes on Other Income                         (57)       (288)         (231)
                                             -------     -------       -------
            Total Other Income (Deductions)      793       1,020           810
                                             =======     =======       =======
Interest and Debt Expenses
   Interest on Long-Term Debt                  3,943       3,918         3,751
   Other Interest Charges                        337         472           656
   Amortization of Debt Expense                  246         216           195
                                             -------     -------       -------
            Total Interest and Debt
               Expenses                        4,526       4,606         4,602
                                             =======     =======       =======
Net Income Before Preferred Dividends          7,494       7,174         7,065
Preferred Stock Dividend Requirement              38          38            38
                                             -------     -------       -------
Net Income Applicable to Common Stock        $ 7,456     $ 7,136       $ 7,027
                                             -------     -------       -------
Weighted Average Common Shares Outstanding:
   Basic                                       4,837       4,827         4,816
   Diluted                                     4,848       4,827         4,816
                                             -------     -------       -------
Earnings Per Common Share:
   Basic                                     $  1.54     $  1.48       $  1.46
   Diluted                                   $  1.54     $  1.48       $  1.46
                                             -------     -------       -------

  The accompanying notes are an integral part of these consolidated financial statements.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   December 31,
                                                                          (Restated)
                                                                1999         1998
                                                              --------    ----------
                                                              (Thousands of dollars)
ASSETS
  Utility Plant                                               $240,122     $232,120
  Construction Work in Progress                                  5,804        4,458
  Utility Plant Acquisition Adjustments                         (1,273)      (1,273)
                                                              --------     --------
                                                               244,653      235,305
  Accumulated Provision for Depreciation                       (63,311)     (59,582)
                                                              --------     --------
    Net Utility Plant                                          181,342      175,723
                                                              --------     --------
Other Property and Investments                                   2,747        2,628
                                                              --------     --------
  Cash                                                           1,013          372
  Accounts Receivable (Less Allowance, 1999 -- $455;
    1998 -- $315)                                                5,301        5,247
  Accrued Unbilled Revenues                                      2,805        2,894
  Materials and Supplies, at Average Cost                          761          729
  Prepayments and Other Current Assets                             237          245
                                                              --------     --------
         Total Current Assets                                   10,117        9,487
                                                              ========     ========
  Unamortized Debt Issuance Expense                              5,722        5,968
  Unrecovered Income Taxes                                       8,843        9,859
  Postretirement Benefits Other Than Pension                     1,083        1,150
  Other Costs                                                    1,031        1,140
                                                              --------     --------
      Total Deferred Charges and Regulatory Assets              16,679       18,117
                                                              --------     --------
         Total Assets                                         $210,885     $205,955
                                                              ========     ========
CAPITALIZATION AND LIABILITIES
  Common Stockholders' Equity:
    Common Stock without Par Value:
      Authorized -- 7,500,000 Shares -- Issued and
       Outstanding: 1999 -- 4,838,794; 1998 -- 4,828,619      $ 44,654     $ 44,403
    Retained Earnings                                           17,841       15,923
  Preferred Stock                                                  772          772
  Long-Term Debt                                                65,399       65,611
                                                              --------     --------
         Total Capitalization                                  128,666      126,709
                                                              ========     ========
Interim Bank Loans Payable                                       2,411        1,895
Current Portion Long Term Debt                                     194          424
Accrued Pension Benefits                                         1,816        1,767
Accounts Payable                                                 5,124        4,287
Accrued Taxes                                                      815          770
Accrued Interest                                                   650        1,216
Other Current Liabilities                                        2,864        2,538
                                                              --------     --------
         Total Current Liabilities                              13,874       12,897
                                                              ========     ========
Advances for Construction                                       15,994       15,273
                                                              --------     --------
Contributions in Aid of Construction                            24,165       22,944
                                                              --------     --------
Deferred Federal Income Taxes                                   16,743       15,601
                                                              --------     --------
Unfunded Future Income Taxes                                     8,349        9,309
                                                              --------     --------
Unfunded Postretirement Benefits Other Than Pensions             1,083        1,150
                                                              --------     --------
Unamortized Investment Tax Credits                               2,011        2,072
                                                              --------     --------
Commitments and Contingencies                                       --           --
                                                              --------     --------
         Total Capitalization and Liabilities                 $210,885     $205,955
                                                              ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               For the Years Ended December 31,
                                                                         (Restated)   (Restated)
                                                                1999        1998         1997
                                                              --------   ----------   ----------
                                                                    (Thousands of dollars)
Operating Activities:
  Net Income Before Preferred Dividends                       $  7,494    $  7,174     $  7,065
                                                              --------    --------     --------
  Adjustments to Reconcile Net Income to Net Cash Provided
    by Operating Activities:
    Depreciation (including $124 in 1999, $127 in 1998, and
       $119 in 1997 charged to other accounts)                   4,514       4,260        3,893
    Change in Assets and Liabilities:
       (Increase) Decrease in Accounts Receivable and
         Accrued Unbilled Revenues                                  35        (298)        (730)
       (Increase) Decrease in Other Current Assets                 (24)       (161)           3
       (Increase) Decrease in Other Non-Current Items              292         (73)         682
       Increase (Decrease) in Accounts Payable, Accrued
         Expenses and Other Current Liabilities                    691         233          562
       Increase in Deferred Income Taxes and Investment Tax
         Credits, Net                                            1,081       1,068          775
       Recoverable Cleanup Costs (net)                              --          --        2,343
                                                              --------    --------     --------
         Total Adjustments                                       6,589       5,029        7,528
                                                              ========    ========     ========
         Net Cash Provided by Operating Activities              14,083      12,203       14,593
                                                              ========    ========     ========
Investing Activities:
  Gross Additions to Utility Plant (including Allowance For
    Funds Used During Construction of $454 in 1999, $476 in
    1998 and $575 in 1997)                                     (10,289)     (7,964)     (14,034)
                                                              --------    --------     --------
Financing Activities:
  Proceeds from Interim Bank Loans                               2,411       1,895        8,811
  Repayment of Interim Bank Loans                               (1,895)     (8,811)      (5,795)
  Proceeds from Issuance of Long-Term Debt                          --      18,018          272
  Reduction of Long-Term Debt Including Current Portion           (442)    (10,249)        (200)
  Proceeds from Issuance of Common Stock                           251         280          256
  Advances, Contributions and Funds from Others for
    Construction, Net                                            2,098         761        1,835
  Costs Incurred to Issue Long-Term Debt, Preferred Stock,
    and Common Stock                                                --      (1,091)        (133)
  Cash Dividends Paid                                           (5,576)     (5,438)      (5,362)
                                                              --------    --------     --------
         Net Cash Provided by (Used in) Financing Activities    (3,153)     (4,635)        (316)
                                                              ========    ========     ========
Net Increase (Decrease) in Cash                                    641        (408)         243
Cash at Beginning of Year                                          372         780          537
                                                              --------    --------     --------
Cash at End of Year                                           $  1,013    $    372     $    780
                                                              --------    --------     --------
Supplemental Disclosures of Cash Flow Information:
  Cash Paid During the Year for:
    Interest (Net of Amounts Capitalized)                     $  4,488    $  3,382     $  4,633
    State and Federal Income Taxes                            $  3,650    $  3,397     $  3,537

  The accompanying notes are an integral part of these consolidated financial statements.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION -- The consolidated financial statements include the accounts of Connecticut Water Service, Inc. an investor-owned holding company (the Company) and its six wholly owned subsidiaries, listed below:

    The Connecticut Water Company
    The Gallup Water Service, Incorporated
    Crystal Water Utilities Corporation
    The Crystal Water Company of Danielson
    Chester Realty, Inc.
    Connecticut Water Utility Services, Inc.

     During 1999 the Company acquired Gallup Water Service, Inc and Crystal Water Utilities Corporation and accounted for these acquisitions as "pooling of interests". Accordingly, the Company's financial statements have been restated to include the results of the acquired companies for all periods presented.

     Connecticut Water, Gallup, and Crystal (our "water companies") are public water utility companies serving more than 69,400 customers in 39 towns throughout Connecticut.

     Crystal Water Utilities Corporation is a holding company, owning the stock of Crystal Water Company of Danielson and three small rental properties.

     Chester Realty, Inc. is a real estate company whose pretax profits from land sales are included in the "Gain on Sale of Property", category in the "Other Income (Deductions)" section of the Consolidated Statements of Income. Chester's pretax profits from rental of property are included in the "Other Income (Deductions)" section of the Income Statement in the "Non-Water Sales Earnings" category.

     Connecticut Water Utility Services, Inc. is engaged in water related services and contract operations. Its earnings are included in the "Non-Water Sales Earnings" category in the "Other Income (Deductions)" section of the Consolidated Statements of Income.

     Intercompany accounts and transactions have been eliminated, except those allocating costs for regulatory purposes between our regulated and non-regulated companies.

     PUBLIC UTILITY REGULATION -- Our three water companies are subject to regulation for rates and other matters by the Connecticut Department of Public Utility Control (DPUC) and follow accounting policies prescribed by the DPUC. The Company prepares its financial statements in accordance with generally accepted accounting principles which includes the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," (FAS 71). FAS 71 requires cost-based, rate-regulated enterprises such as our water companies to reflect the impact of regulatory decisions in their financial statements. The DPUC, through the rate regulation process, can create regulatory assets that result when costs are allowed for ratemaking purposes in a period other than the period in which the costs would be charged to expense

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES by an unregulated enterprise. The balance sheets include regulatory assets and liabilities as appropriate, primarily related to income taxes and postretirement benefits costs. The Company believes, based on current regulatory circumstances, that the regulatory assets recorded are probable of recovery and that its use of regulatory accounting is appropriate and in accordance with the provisions of FAS 71.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

     REVENUES -- Generally, water customers are billed quarterly, except larger commercial and industrial customers, and public fire protection customers, who are billed monthly. Most customers, except fire protection customers, are metered. Revenues from metered customers are based on their usage times approved regulated rates. Public fire protection charges are based on the length and diameter of the water main and number of hydrants in service. Private fire protection charges are based on the diameter of the connection to the water main. Our water companies accrue an estimate for the amount of revenues relating to sales unbilled at the end of each quarter.

     UTILITY PLANT -- Utility plant is stated at the original cost of such property when first devoted to public service. The difference between the original cost and the cost to our water companies is charged or credited to utility plant acquisition adjustments. Utility plant accounts are charged with the cost of improvements and replacements of property including an allowance for funds used during construction. Retired or disposed of depreciable plant is charged to accumulated provision for depreciation together with any costs applicable to retirement, less any salvage received. Maintenance of utility plant is charged to expense.

     ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION -- Allowance for Funds Used During Construction (AFUDC) is the cost of funds used to finance the construction of our water companies' utility plant. Generally, utility plant under construction is not recognized as part of rate base for ratemaking purposes until facilities are placed into service, and accordingly, AFUDC is charged to the construction cost of utility plant. Capitalized AFUDC, which does not represent current cash income, is recovered through rates over the service lives of the facilities.

     In order for certain water system acquisitions made in and after 1995 not to degrade earnings, The Connecticut Water Company has received DPUC approval to record AFUDC on certain of its investments in these systems. Through December 31, 1999 The Connecticut Water Company has capitalized $406,000 relating to financing these acquisitions.

     The allowed rate of return on rate base is used to calculate AFUDC.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

     DEPRECIATION -- Virtually all of the Company's depreciable plant is owned by its three water companies. Depreciation is computed on a straight line basis at various rates as approved by the DPUC on a company by company basis. Depreciation allows the utility to recover the investment in utility plant over its useful life. The overall consolidated company depreciation rates, based on the average balances of depreciable property, were 2.1% for 1999, 2.0% for 1998 and 1.9% for 1997.

     CUSTOMERS' ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF CONSTRUCTION -- Under the terms of construction contracts with real estate developers and others, our water companies receive advances for the costs of new main installations. Refunds are made, without interest, as services are connected to the main, over periods not exceeding fifteen years and not in excess of the original advance. Unrefunded balances, at the end of the contract period, are credited to contributions in aid of construction (CIAC) and are no longer refundable.

     INCOME TAXES -- The Company provided deferred taxes for all temporary book-tax differences using the liability method. Under the liability method, deferred income taxes are recognized at currently enacted income tax rates to reflect the tax effect of temporary differences between the financial reporting and tax bases of assets and liabilities. Such temporary differences are the result of provisions in the income tax law that either require or permit certain items to be reported on the income tax return in a different period than they are reported in the financial statements. To the extent such income taxes increase or decrease future rates, an offsetting regulatory asset and liability have been recorded in the accompanying consolidated balance sheets.

     The Company believes that all deferred income tax assets will be realized in the future. Approximately $500,000 of the December 31, 1999 and $900,000 of the 1998 unfunded future income taxes are related to deferred Federal income taxes. The remaining balance of the unfunded future income taxes is related to deferred State income taxes.

     Deferred Federal income taxes consist primarily of amounts that have been provided for accelerated depreciation subsequent to 1981, as required by Federal income tax regulations. Deferred taxes have also been provided for temporary differences in the recognition of certain expenses for tax and financial statement purposes as allowed by DPUC ratemaking policies.

     Connecticut Corporation Business Taxes have been reflected primarily using the flow-through method of accounting for temporary differences in accordance with required DPUC ratemaking policies.

     MUNICIPAL TAXES -- Municipal taxes are expensed over the 12 month period beginning on July 1 following the lien date, corresponding with the period in which the municipal services are provided.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

     OTHER DEFERRED COSTS -- In accordance with DPUC ratemaking procedures, costs which benefit future periods, such as tank painting, are expensed over the periods they benefit.

     UNAMORTIZED DEBT ISSUANCE EXPENSE -- The issuance costs of long-term debt, including the remaining balance of issuance costs on long-term debt issues that have been refinanced prior to maturity and related call premiums, are amortized over the respective lives of the outstanding debt, as approved by the DPUC.

     EARNINGS PER SHARE -- The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share for the twelve months ended December 31, 1999, 1998, and 1997.

                                                         Twelve Months Ended
                                                       1999      1998      1997
                                                      ------    ------    ------
Basic earnings per share                              $ 1.54    $ 1.48    $ 1.46
Dilutive effect of unexercised stock options              --        --        --
                                                      ------    ------    ------
Diluted earnings per share                            $ 1.54    $ 1.48    $ 1.46
                                                      ======    ======    ======
NUMERATOR (IN THOUSANDS):                              1999      1998      1997
-------------------------                             ------    ------    ------
Basic net income                                      $7,456    $7,136    $7,027
Diluted net income                                    $7,456    $7,136    $7,027
                                                      ======    ======    ======
DENOMINATOR (IN THOUSANDS):                            1999      1998      1997
---------------------------                           ------    ------    ------
Basic weighted average shares outstanding              4,837     4,827     4,816
Dilutive effect of unexercised stock options              11       N/A       N/A
                                                      ------    ------    ------
Diluted weighted average shares outstanding            4,848     4,827     4,816
                                                      ======    ======    ======

     RECLASSIFICATION -- Certain reclassifications have been made to conform previously reported data to the current presentation.

NOTE 2:   1999 POOLING OF INTEREST ACQUISITIONS

     On April 16, 1999 Gallup was acquired by the Company through the issuance of 47,826 shares of common stock of the Company which were exchanged for all of the outstanding common stock of Gallup.

     On September 29, 1999 Crystal was acquired by the Company through the issuance of 244,508 common stock shares of the Company which were exchanged for all of the outstanding stock of Crystal.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

     The combined and separate results of Connecticut Water Service, Gallup and Crystal during the period preceding and after the merger were as follows:

                                            1999       1998       1997
                                           -------    -------    -------
                                              (Thousands of dollars)
OPERATING REVENUES
   Connecticut Water Service               $40,087    $37,924    $38,501
   Gallup                                      638        583        592
   Crystal                                   1,899      1,796      1,824
                                           -------    -------    -------
            Combined Operating Revenues    $42,624    $40,303    $40,917
                                           =======    =======    =======
NET INCOME (LOSS) APPLICABLE TO COMMON
   STOCK
   Connecticut Water Service               $ 7,373    $ 6,927    $ 6,766
   Gallup                                      (74)        69         32
   Crystal                                     157        140        229
                                           -------    -------    -------
            Combined Net Income            $ 7,456    $ 7,136    $ 7,027
                                           =======    =======    =======

NOTE 3:   INCOME TAX EXPENSE

     Income Tax Expense is comprised of the following:

                                             1999       1998       1997
                                            ------     ------     ------
                                               (Thousands of dollars)
Federal Classified as Operating Expense     $4,322     $3,472     $3,842
Federal Classified as Other Income              32        216        157
                                            ------     ------     ------
            Total Federal Income Tax
               Expense                       4,354      3,688      3,999
                                            ------     ------     ------
State Classified as Operating Expense          686        617        864
State Classified as Other Income                25         72         65
                                            ------     ------     ------
            Total State Income Tax
               Expense                         711        689        929
                                            ------     ------     ------
                  Total Income Tax
                     Expense                $5,065     $4,377     $4,928
                                            ======     ======     ======

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

     The components of the Federal and State income tax provisions are:

                                              1999       1998      1997
                                             ------     ------    ------
Current:
   Federal                                   $3,273     $2,620    $2,715
                                             ------     ------    ------
   State                                        711        689       929
                                             ------     ------    ------
            Total Current                     3,984      3,309     3,644
                                             ------     ------    ------
Deferred Income Taxes, Net:
   Federal
      Investment Tax Credit                     (61)       (61)      (62)
      Capitalized Interest                       36         32        47
      Depreciation                            1,106      1,097     1,299
                                             ------     ------    ------
            Total Deferred Income Taxes,
               Net                            1,081      1,068     1,284
                                             ------     ------    ------
                  Total                      $5,065     $4,377    $4,928
                                             ======     ======    ======

     Deferred income tax liabilities are categorized as following on the Consolidated Balance Sheet:

                                             1999       1998
                                            -------    -------
Deferred Federal Income Taxes               $16,743    $15,601
Unfunded Future Income Taxes                  8,349      9,309
                                            -------    -------
                                            $25,092    $24,910

     Deferred income tax liabilities (assets) are comprised of the following:

                                             1999       1998
                                            -------    -------
Depreciation                                $23,710    $23,166
Other                                         1,382      1,744
                                            -------    -------
Net deferred income tax liability           $25,092    $24,910
                                            =======    =======

     The calculation of Pre-Tax Income is as follows:

                                            1999       1998       1997
                                           -------    -------    -------
Pre-Tax Income
   Net Income Before Preferred Dividends   $ 7,494    $ 7,174    $ 7,065
   Income Taxes                              5,065      4,377      4,928
                                           -------    -------    -------
            Total Pre-Tax Income           $12,559    $11,551    $11,993
                                           =======    =======    =======

     In accordance with required regulatory treatment, deferred income taxes are not provided for certain timing differences. This treatment, along with other items, causes differences between the statutory income tax rate and the effective income tax rate. The

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES differences between the effective income tax rate recorded by the Company and the statutory Federal tax rate are as follows:

                                                  1999    1998    1997
                                                  ----    ----    ----
Federal Statutory Income Tax Rate                 34.0%   34.0%   34.0%
   Tax Effect of Differences:
      State Income Taxes Net of Federal Benefit   3.7%    3.9%     5.1%
      Depreciation                                1.2%    1.5%     1.4%
      Pension Costs                                .2%     .4%      .5%
      Debt Refinancing Costs                       .2%    (2.6)%    .2%
      Non-deductible Merger Costs                  .4%      0%       0%
      Other                                        .6%     .7%     (.1)%
                                                  ----    ----    ----
            Effective Income Tax Rate             40.3%   37.9%   41.1%
                                                  ====    ====    ====

NOTE 4:   COMMON STOCK

     The Company has 7,500,000 authorized shares of common stock, no par value. A summary of the changes in the common stock accounts for the period January 1, 1997 through December 31, 1999, appears below:

                                                ISSUANCE
                                     SHARES      AMOUNT    EXPENSE    TOTAL
                                    ---------   --------   -------   -------
                                       (Thousands of dollars except share
                                                    amounts)
Balance, January 1, 1997            4,810,459   $45,252    $(1,216)  $44,036
                                    ---------   -------    -------   -------
   Dividend Reinvestment Plan              --        --      (133)      (133)
   Stock and equivalents issued
      through Performance Stock
      Program                           5,526       178        --        178
   Stock issued to Employee
      Savings 401-K Match Plan          3,985        78        --         78
                                    ---------   -------    -------   -------
Balance, December 31, 1997
   (restated)                       4,819,970    45,508    (1,349)    44,159
   Stock Split -- fractional
      shares                             (587)       --       (36)       (36)
   Stock and equivalents issued
      through Performance Stock
      Program                           7,281       211        --        211
   Stock issued to Employee
      Savings 401-K Match Plan          1,955        69        --         69
                                    ---------   -------    -------   -------
Balance, December 31, 1998
   (restated)                       4,828,619    45,788    (1,385)    44,403

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                                                ISSUANCE
                                     SHARES      AMOUNT    EXPENSE    TOTAL
                                    ---------   --------   -------   -------
                                       (Thousands of dollars except share
                                                    amounts)
   Stock and equivalents issued
      through Performance Stock
      Program                          10,175       251        --        251
                                    ---------   -------    -------   -------
Balance, December 31, 1999(1)       4,838,794   $46,039    $(1,385)  $44,654
                                    =========   =======    =======   =======

(1) Includes 6,088 restricted and 13,357 common stock equivalent shares issued through the Performance Stock Program.

     On August 12, 1998 the Board and Directors authorized a new Shareholder Rights Plan. Pursuant to the new Plan, the Board authorized a dividend distribution of one Right to purchase one one-hundredth of a share of Series A Junior Participating Preference Stock of the Company for each outstanding share of the Company's common stock. The distribution was effected October 11, 1998.

     Upon the terms of the new Shareholder Rights Plan, each Right will entitle shareholders to buy one one-hundredth of a share of Series A Junior Participating Preference Stock at a purchase price of $90, and the Rights will expire October 11, 2008. The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender or exchange offer for 15% or more of the Company's common stock. The Board will be entitled to redeem the Rights at $0.01 per Right at any time before such acquisition occurs and upon certain conditions after such a position has been acquired.

     Upon the acquisition of 15% or more of the Company's common stock by any person or group, each Right will entitle its holder to purchase, at the Right's purchase price, a number of shares of the Company's common stock having a market value equal to twice the Right's purchase price. In such event, Rights held by the acquiring person will not be allowed to purchase any of the Company's common stock or other securities of the Company. If, after the acquisition of 15% or more of the Company's common stock by any person or group the Company should consolidate with or merge with and into any person and the Company should not be the surviving company, or, if the Company should be the surviving company and all or part of its common stock should be exchanged for the securities of any other person, or if more than 50% of the assets or earning power of the Company were sold, each Right (other than Rights held by the acquiring person, which will become void) will entitle its holder to purchase, at the Right's purchase price, a number of shares of the acquiring Company's common stock having a market value at that time equal to twice the Right's purchase price.

     The Company may not pay any dividends on its common stock unless full cumulative dividends to the preceding dividend date for all outstanding shares of Preferred Stock of

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES the Company have been paid or set aside for payment. All such Preferred Stock dividends have been paid.

NOTE 5:   ANALYSIS OF RETAINED EARNINGS

     The summary of the changes in Retained Earnings for the period January 1, 1997 through December 31, 1999, appears below:

                                                    1999       1998       1997
                                                   -------    -------    -------
                                                      (Thousands of dollars)
Balance at Beginning of Year (restated)            $15,923    $14,187    $12,484
Income Before Preferred Dividends                    7,494      7,174      7,065
                                                   -------    -------    -------
                                                    23,417     21,361     19,549
                                                   =======    =======    =======
Dividends Declared:
   Cumulative Preferred, Series A, $.80 Per Share       12         12         12
   Cumulative Preferred, Series $.90, $.90 Per
      Share                                             26         26         26
   Common Stock:
      1999 $1.15 Per Share                           5,538         --         --
      1998 $1.12 Per Share                              --      5,400         --
      1997 $1.11 Per Share                              --         --      5,324
                                                   -------    -------    -------
                                                     5,576      5,438      5,362
                                                   -------    -------    -------
Balance at End of Year                             $17,841    $15,923    $14,187
                                                   =======    =======    =======

NOTE 6:   FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each of the following financial instruments.

     CASH -- The carrying amount approximates fair value.

     LONG-TERM DEBT -- The fair value of the Company's fixed rate long-term debt is based upon borrowing rates currently available to the Company. As of December 31, 1999 and 1998, the estimated fair value of the Company's long-term debt was $57,324,000 and $69,350,000, respectively, as compared to the carrying amounts of $65,399,000 and $65,611,000, respectively.

     The fair values shown above have been reported to meet the disclosure requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Values of Financial Instruments" and do not purport to represent the amounts at which those obligations would be settled.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

NOTE 7:   LONG-TERM DEBT

     Long-Term Debt at December 31, consisted of the following:

                                                              1999       1998
                                                             -------    -------
                                                               (Thousands of
                                                                  dollars)
The Connecticut Water Company
   First Mortgage Bonds:
      5.875% Series R, Due 2022                              $14,800    $14,800
      6.65% Series S, Due 2020                                 8,000      8,000
      5.75% Series T, Due 2028                                 5,000      5,000
      5.3% Series U, Due 2028                                  4,550      4,550
      6.94% Series V, Due 2029                                12,050     12,050
                                                             -------    -------
                                                              44,400     44,400
                                                             -------    -------
   Unsecured Water Facilities Revenue Refinancing Bonds
      5.05% 1998 Series A, Due 2028                           10,000     10,000
      5.125% 1998 Series B, Due 2028                           8,000      8,000
                                                             -------    -------
                                                              18,000     18,000
                                                             -------    -------
   Other
      5.5% Unsecured Promissory Note, Due 2002                   103        132
                                                             -------    -------
      Total Connecticut Water Company                         62,503     62,532
                                                             -------    -------
Crystal Water Utilities Corporation
      8.0% New London Trust, Due 2017                        $   133    $   137
                                                             -------    -------
Crystal Water Company of Danielson
      6.25% Farmer's Home Administration, Due 2015                --         18
      7.82% Connecticut Development Authority, Due 2020          518        528
      8.0% New London Trust, Due 2011                          2,298      2,416
                                                             -------    -------
      Total Crystal                                            2,816      2,962
                                                             -------    -------
Gallup Water Service
      9.58% Citizens Bank, Due 1999                          $    --    $   255
                                                             -------    -------
Chester Realty
      6% Note Payable, Due 2006                              $   141    $   149
                                                             -------    -------
            Total Connecticut Water Service, Inc.             65,593     66,035
                                                             -------    -------
            Less Current Portion                                (194)      (424)
                                                             -------    -------
            Total Long-Term Debt                             $65,399    $65,611
                                                             =======    =======

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

     Principal payments required for years 2000 - 2004 are as follows:

2000  --   $194,000
2001  --   $209,000
2002  --   $225,000
2003  --   $204,000
2004  --   $220,000

     Substantially all utility plant is pledged as collateral for long-term debt.

     There are no mandatory sinking fund payments required on Connecticut Water Company's outstanding First Mortgage Bonds or the Unsecured Water Facilities Revenue Refinancing Bonds. However, the Series R First Mortgage Bonds and the 1998 Series A & B Unsecured Water Facilities Revenue Refinancing Bonds provide for an estate redemption right whereby the estate of deceased bondholders or surviving joint owners may submit bonds to the Trustee for redemption at par subject to a $25,000 per individual holder and a 3% annual aggregate limitation.

     The call price of the Series R bonds will reduce annually until the year 2003, when the call price becomes 100%. Series R bonds are callable for redemption at 102% from September 1, 1999 through August 31, 2000, then at 101.5% from September 1, 2000 through August 31, 2001.

     The other outstanding bonds may be initially called for redemption by the Company at the following dates and prices -- Series S, December 15, 2003 at 102%; Series T, July 1, 2003 and Series U, September 1, 2003 at 100% plus accrued interest to the date of redemption; Series V, January 1, 2004 at 103.5%, 1998 Series A & B Unsecured Water Facilities Revenue Refinancing Bonds, March 1, 2008 at 100% plus accrued interest.

     In 1998 Connecticut Water Company's Series Q, First Mortgage Bonds were refinanced with 5.05% 1998 Series A Unsecured, Tax-Exempt Water Facilities Revenue Refinancing Bonds. Also Connecticut Water Company's $8,000,000 interim bank loans were refinanced with 5.125% tax exempt, 1998 Series B Unsecured Water Facilities Revenue Refinancing Bonds.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

NOTE 8:   PREFERRED STOCK

     The Company's Preferred Stock at December 31, consisted of the following:

                                                          1999    1998
                                                          ----    ----
                                                           (Thousands
                                                          of dollars)
Cumulative Series A Voting, $20 Par Value; Authorized
   Issued and Outstanding 15,000 Shares                   $300    $300
Cumulative Series $.90 Non-Voting, $16 Par Value;
   Authorized 50,000 Shares, Issued and Outstanding
   29,499 Shares                                           472     472
                                                          ----    ----
            Total                                         $772    $772
                                                          ====    ====

     All or any part of any series of either class of the Company's issued Preferred Stock may be called for redemption by the Company at any time. The per share redemption prices of the Series A and Series $.90 Preferred Stock, if called by the Company, are $21.00 and $16.00, respectively.

     The Company is authorized to issue 400,000 shares of an additional class of Preferred Stock, $25 par value, the general preferences, voting powers, restrictions and qualifications of which are similar to the Company's existing Preferred Stock. No shares of the $25 par value Preferred Stock have been issued.

     The Company is also authorized to issue 1,000,000 shares of $1 par value Preference Stock, junior to the Company's existing Preferred Stock in rights to dividends and upon liquidation of the Company. 150,000 of such shares have been designated as "Series A Junior Participating Preference Stock". Pursuant to the new Shareholder Rights Plan, described in Note 4, the Company keeps reserved and available for issuance one one-hundredth of a share of Series A Junior Participating Preference Stock for each outstanding share of the Company's common stock.

NOTE 9:   BANK LINES OF CREDIT

     The Company has a total of $9,000,000 in lines of credit provided by three banks. The available lines of credit as of December 31, 1999 was $6,335,000. In addition to the $2,411,000 of interim borrowing against these lines of credit, an additional $254,000 has been allocated to secure a Letter of Credit for one of the Company's real estate development projects. Bank commitment fees were approximately $25,000, $19,000, and $20,000 in 1999, 1998, and 1997,
respectively, on the lines of credit.

     At December 31, 1999 and 1998, the weighted average interest rates on short-term borrowings outstanding were 6.81% and 5.82%, respectively.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

NOTE 10:   UTILITY PLANT AND CONSTRUCTION PROGRAM

     The components of utility plant and equipment at December 31, are as follows:

                                                     1999        1998
                                                   --------    --------
                                                      (Thousands of
                                                         dollars)
Source of Supply                                   $ 20,805    $ 20,028
Pumping                                              16,922      16,041
Water Treatment                                      42,864      42,194
Transmission and Distribution                       144,417     139,022
General (including intangible)                       14,505      14,226
Held for Future Use                                     609         609
                                                   --------    --------
            Total                                  $240,122    $232,120
                                                   ========    ========

     The amounts of depreciable plant at December 31, 1999 and 1998 included in total plant were $219,530,000 and $213,897,000, respectively.

     Our water companies are engaged in continuous construction programs. Estimated annual capital expenditures, net of amounts financed by customer advances and contributions in aid of construction, are expected to be $7,445,000 during 2000, $8,204,000 during 2001, and $7,203,000 in 2002. During the period
2003 to 2004, construction expenditures for routine improvements to the water distribution system are expected to be approximately $5,000,000 each year.

NOTE 11:   TAXES OTHER THAN INCOME TAXES

     Taxes Other than Income Taxes consist of the following:

                                               1999      1998      1997
                                              ------    ------    ------
                                                (Thousands of dollars)
Municipal Property Taxes                      $3,644    $3,525    $3,338
Payroll Taxes                                    543       555       555
Connecticut Gross Earnings Tax(A)                 --        --       991
                                              ------    ------    ------
            Total                             $4,187    $4,080    $4,884
                                              ======    ======    ======

(A) The Connecticut Gross Earnings Tax was legislatively eliminated for water companies effective July 1, 1997. The rates of our three water companies were correspondingly reduced at the same time.

NOTE 12:   PENSION AND OTHER POST-RETIREMENT EMPLOYEE BENEFITS

     GENERAL -- As of December 31, 1999 Connecticut Water had 157 employees, Gallup 4, and Crystal 7 for a total of 168 employees. The Company's officers are employees of Connecticut Water Company. Employee expenses are charged between

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES companies as appropriate. Connecticut Water Company has a post-retirement benefit plan including pension and post-retirement medical, dental, and life insurance. Crystal has a pension plan, whereas Gallup does not have any post-retirement benefits plans.

   Connecticut Water:

     PENSION -- Connecticut Water Company has a trusteed, non-contributory defined benefit retirement plan (the Pension Plan) which covers all employees who have completed one year of service. Benefits under the Pension Plan are based on credited years of service and "average earnings", as defined in the Pension Plan. Connecticut Water's policy is to fund accrued pension costs as permitted by Federal income tax regulations. No funding was made for 1999. Funding of $159,000 was made for 1998.

     POST-RETIREMENT BENEFITS OTHER THAN PENSION (PBOP) -- In addition to providing pension benefits, Connecticut Water provides certain medical, dental and life insurance benefits to retired employees partially funded by a 501(c)(9) Voluntary Employee Beneficiary Association Trust that has been approved by the DPUC. Substantially all of Connecticut Water's employees may become eligible for these benefits if they retire on or after age 55 with 10 years of service. The contributions for calendar years 1999, 1998, and 1997 were $473,000, $473,000, and $317,000, respectively.

     A deferred regulatory asset has been recorded to reflect the amount which represents the future operating revenues expected to be recovered in customers rates under FAS 106. In 1997 Connecticut Water requested and received approval from the DPUC to include FAS 106 costs in customer rates. The DPUC's 1997 limited reopener of Connecticut Water's general rate proceeding allowed it to increase customer rates $208,000 annually for FAS 106 costs. Connecticut Water's current rates now allow for recovery of $473,000 annually for post-retirement benefits costs other than pension.

     Connecticut Water has elected to recognize the transition obligation on a delayed basis over a period equal to the plan participants' 21.6 years of average future service.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                                         PENSION BENEFITS       OTHER BENEFITS
CONNECTICUT WATER:                       1999       1998       1999       1998
------------------                      -------    -------    -------    -------
                                                 (Thousands of Dollars)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, beginning of year   $12,557    $11,472    $ 3,866    $ 3,907
Service Cost                                504        392        173        152
Interest Cost                               908        872        268        262
Actuarial loss/(gain)                      (624)       541       (154)      (321)
Benefits paid                              (729)      (720)      (290)      (134)
                                        -------    -------    -------    -------
BENEFIT OBLIGATION, END OF YEAR         $12,616    $12,557    $ 3,863    $ 3,866
                                        =======    =======    =======    =======
CHANGE IN PLAN ASSETS
Fair Value, beginning of year           $16,915    $14,851    $ 2,057    $ 1,558
Actual return on plan assets              2,417      2,625        181        130
Employer contribution                        --        159        473        473
Participant's contributions                 N/A        N/A         38         30
Benefits paid                              (729)      (720)      (290)      (134)
                                        -------    -------    -------    -------
FAIR VALUE, END OF YEAR                 $18,603    $16,915    $ 2,459    $ 2,057
                                        =======    =======    =======    =======
Funded Status                           $ 5,987    $ 4,358    $(1,404)   $(1,809)
Unrecognized net actuarial (gain)        (7,917)    (6,090)    (1,823)    (1,650)
Unrecognized transition obligation          (65)       (97)     2,144      2,309
Unrecognized prior service cost             186        218        N/A        N/A
                                        -------    -------    -------    -------
ACCRUED BENEFIT (COST)                  $(1,809)   $(1,611)   $(1,083)   $(1,150)
                                        =======    =======    =======    =======

                                         PENSION BENEFITS       OTHER BENEFITS
                                         1999       1998       1999       1998
                                        -------    -------    -------    -------
Weighted-average assumptions as of
   December 31
   Discount rate                            7.5%       7.0%       7.5%       7.0%
   Expected return on plan assets           8.0%       8.0%       5.0%       5.0%
   Rate of compensation increase            4.5%       4.5%       N/A        N/A

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                                    PENSION BENEFITS          OTHER BENEFITS
                                  1999     1998    1997    1999    1998    1997
                                 -------   -----   -----   -----   -----   -----
                                             (Thousands of Dollars)
COMPONENTS OF NET PERIODIC
   BENEFIT COSTS
Service cost                     $   504   $ 393   $ 392   $ 173   $ 152   $ 164
Interest cost                        908     872     740     268     262     272
Expected return on plan assets    (1,093)   (928)   (835)    (94)    (63)    (54)
Amortization of:
   Unrecognized Net Transition
      Asset                          (32)    (32)    (32)    165     165     165
   Unrecognized net (Gain) Loss     (121)   (118)   (190)   (106)   (113)   (127)
   Unrecognized Prior Service
      Cost                            32      32      32      --      --      --
FAS 88 Early Retirement Costs         --      --     366      --      --      81
                                 -------   -----   -----   -----   -----   -----
Net Periodic Pension Costs       $   198   $ 219   $ 473   $ 406   $ 403   $ 501
                                 =======   =====   =====   =====   =====   =====

     In determining the 1998 accumulated post-retirement benefit obligation, health care cost trends of 6% were assumed for 1998, grading down to 5.5% in 1999 and after. For the 1999 accumulated post-retirement benefit obligation, the rate of 5.5% was assumed for all years.

     Assumed health care costs trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                 1-PERCENTAGE-POINT    1-PERCENTAGE-POINT
                                      INCREASE              DECREASE
                                 ------------------    ------------------
                                          (Thousands of Dollars)
Effect on total of service and
   interest cost components             $ 67                 $ (63)
Effect on postretirement
   benefit obligation                   $475                 $(442)

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN -- Connecticut Water provides additional pension benefits to senior management through a supplemental executive retirement plan. At December 31, 1999 the actuarial present value of the projected benefit obligation was $503,000. Expense associated with this plan was $76,000 for 1999, $99,000 for 1998 and 1997.

     SAVINGS PLAN -- The Connecticut Water Company maintains an employee savings plan which allows participants to contribute from 1% to 15% of pre-tax compensation. The Company matches 50 cents for each dollar contributed by the employee up to 4% of the employees' compensation. The contribution charged to expense in 1999, 1998 and 1997 was $127,000, $85,000 and $78,000, respectively.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

     Effective for 1999 the Plan was modified to create the possibility for an "incentive bonus" contribution to the 401(k) plan tied to the attainment of a specific goal or goals to be identified each year starting in 1999. If the specific goal or goals are attained by the end of the year, all employees, except officers and certain key employees, will receive an additional 1% of their annual base salary as a direct contribution to their 401(k) account. In 1999 the goal was not met and therefore no incentive contribution was made.

   Crystal Water:

     PENSION -- Crystal has a defined benefit pension plan covering employees who have completed six months of service and who have attained the age of 20 1/2. Accrued pension costs and required contributions to the plan are actuarially calculated annually taking into account the employees' service to date and their expected future earnings. The following tables set forth the plan's funded status as of December 31, 1999 and 1998 and the net pension cost for 1999, 1998 and 1997 of ($150,000), $14,000 and $27,000 respectively.

                                                       1999      1998
                                                       -----    -------
                                                        (Thousands of
                                                           Dollars)
Actuarial present value of benefit obligations         $ 576    $ 1,008
Projected benefit obligation for salary increase         313        367
Projected benefit obligation                             889      1,375
Plan assets at fair value                                764      1,503
Unfunded (overfunding) projected benefits                125       (128)
Unrecognized gains/(loss)                                243        663
Unrecognized prior service cost                         (334)      (350)
Unrecognized transition obligation                       (27)       (29)
                                                       -----    -------
   Accrued pension costs                               $   7    $   156
                                                       -----    -------

                                                       1999      1998
                                                       -----    -------
Weighted-average assumptions as of December 31
   Discount rate                                         7.5%       8.0%
   Expected return on plan assets                        8.0%       8.0%
   Rate of compensation increase                         4.5%       5.0%

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

Crystal Water:

                                                  1999     1998     1997
                                                 ------    -----    -----
                                                  (Thousands of Dollars)
Service costs                                    $  48     $ 49     $ 44
Interest cost of benefit obligation                110       73       63
Return on assets                                  (117)     (96)     (73)
Amortization of unrecognized gain/loss             (23)     (15)      (9)
Amortization of prior service cost                  15        1       --
Amortization of transition asset                     2        2        2
Settlement (gain)/loss                            (185)      --       --
                                                 -----     ----     ----
   Net pension (gain) cost                       $(150)    $ 14     $ 27

NOTE 13:   STOCK BASED COMPENSATION PLANS

INCENTIVE OPTIONS --

     In 1999 the Company's shareholders approved an amendment to its Performance Stock Program to permit the issuance of stock options to officers and key employees. The Company accounts for the plan under APB Opinion No. 25, under which no compensation cost has been recognized in the Consolidated Statements of Income. On a pro forma basis, the Company's net income and earnings per share would have been the following amounts had compensation cost for the plan been determined consistent with SFAS No. 123, "Accounting for Stock Based Compensation." Under SFAS No. 123, the Company would have been required to value such options and record such amounts in the financial statements as compensation expense.

                                                          1999
                                                         ------
Net income (in thousands of dollars):
   As reported                                           $7,456
   Pro forma                                             $6,589
Earnings Per Share:
   As reported                                           $ 1.54
   Pro forma                                             $ 1.36

     For purposes of this calculation, the Company arrived at the fair value of each stock grant at the date of grant by using the Black Scholes Option Pricing model with the following weighted average assumptions used for grants for the year ended December 31, 1999; risk-free interest rate of 5.5%; estimated period to exercise of 8 years; expected volatility of 25.89 percent and a dividend yield of 3.7 percent.

     At December 31, 1999, options which have been granted are not exercisable. The options begin to become exercisable in 2000, one year from the dates of the grants.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                                  NUMBER OF    NUMBER OF
                                   OPTIONS      OPTIONS
                                 EXERCISABLE    GRANTED
                                    AS OF        AS OF       PRICE PER
                                  12/31/99     12/31/99        SHARE
                                 -----------   ---------   -------------
Balance at January 1, 1999           --              --              N/A
   Granted April 23, 1999            --          75,150    $       22.25
   Granted December 8, 1999          --          52,573    $       33.50
                                      --        -------
Balance at December 31, 1999         --         127,723    $22.25-$33.50
                                      ==        =======

     Weighted average fair values of options granted in 1999 was $6.78.

     PERFORMANCE STOCK PROGRAM -- Under the Company's Performance Stock Program, restricted shares of Common Stock may be awarded annually to officers and key employees. To the extent that the goals established by the Compensation Committee have been attained, the restrictions on the stock are removed. Amounts charged to expense pursuant to this plan were $216,000, $170,000, and $173,000 for 1999, 1998 and 1997, respectively.

NOTE 14:   SEGMENT REPORTING

     Our Company operates principally in three segments: water activities, real estate sales and services/rentals. The water segment is comprised of our core regulated water activities to supply water to our customers. Our real estate sales segment involves the selling off our limited excess real estate holdings. Our services and rentals segment is comprised of providing services on a contract basis and leasing certain of our properties to others. The accounting policies of each reportable segment are the same as those described in the summary of significant accounting policies. Financial data for reportable segments is as follows:

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                                                                            INTEREST
                                                                             EXPENSE
                                                                               AND
                                                                            PREFERRED
                                                   OTHER        OTHER       DIVIDEND
                                                 OPERATING      INCOME       (NET OF    INCOME    NET
                       REVENUES   DEPRECIATION   EXPENSES    (DEDUCTIONS)    AFUDC)     TAXES    INCOME
                       --------   ------------   ---------   ------------   ---------   ------   ------
                                                        (In thousands)
Year ended December
  31, 1999
Water Activities       $42,624       $4,390       $21,999        $ 65        $4,084     $4,943   $7,273
Real Estate Sales          447                        286           0             0        64        97
Services/Rentals         1,410           16         1,224           0            26        58        86
                       -------       ------       -------        ----        ------     ------   ------
           Total       $44,481       $4,390       $23,509        $ 65        $4,110     $5,065   $7,456
                       =======       ======       =======        ====        ======     ======   ======
Year ended December
  31, 1998
Water Activities       $40,303       $4,133       $21,321        $110        $4,168     $4,089   $6,702
Real Estate Sales          710                        235           0             0       190       285
Services/Rentals         1,073           21           805           0             0        98       149
                       -------       ------       -------        ----        ------     ------   ------
           Total       $42,086       $4,154       $22,361        $110        $4,168     $4,377   $7,136
                       =======       ======       =======        ====        ======     ======   ======
Year ended December
  31, 1997
Water Activities       $40,917       $3,774       $21,580        $ 58        $4,065     $4,768   $6,788
Real Estate Sales          349                        165           0             0        74       110
Services/Rentals         1,091           18           858           0             0        86       129
                       -------       ------       -------        ----        ------     ------   ------
           Total       $42,357       $3,792       $22,603        $ 58        $4,065     $4,928   $7,027
                       =======       ======       =======        ====        ======     ======   ======

                                                                 AT DECEMBER 31
                                                                1999        1998
                                                              --------    --------
                                                                 (In thousands)
Total Plant and Other Investments                             $183,310    $177,550
Water                                                              779         801
                                                              --------    --------
Non-water                                                      184,089     178,351
                                                              ========    ========
Other Assets                                                    26,246      27,465

Water                                                              550         139
                                                              --------    --------
Non-water                                                       26,796      27,604
                                                              --------    --------
           Total Assets                                       $210,885    $205,955
                                                              ========    ========

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

NOTE 15:   QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected quarterly financial data for the years ended December 31, 1999 and 1998 appears below:

                                                                                     BASIC
                                                                                 EARNINGS PER
                                                                 NET INCOME         AVERAGE
                           OPERATING            UTILITY         APPLICABLE TO       COMMON
                           REVENUES        OPERATING INCOME     COMMON STOCK         SHARE
                       -----------------   -----------------   ---------------   -------------
                        1999      1998      1999      1998      1999     1998    1999    1998
                       -------   -------   -------   -------   ------   ------   -----   -----
                                   (Thousands of dollars except per share amounts)
First Quarter          $ 9,450   $ 9,240   $ 2,414   $ 2,404   $1,510   $1,419   $0.31   $0.30
Second Quarter          10,233     9,383     2,765     2,363    1,811    1,529    0.37    0.32
Third Quarter           12,892    12,020     3,763     3,639    2,716    2,658    0.56    0.55
Fourth Quarter          10,049     9,660     2,285     2,354    1,419    1,530    0.30    0.31
                       -------   -------   -------   -------   ------   ------   -----   -----
           Year        $42,624   $40,303   $11,227   $10,760   $7,456   $7,136   $1.54   $1.48
                       =======   =======   =======   =======   ======   ======   =====   =====

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
 3.1       Certificate of Incorporation of Connecticut Water Service, Inc.
           amended and restated as of April, 1998.
 3.2*      By-Laws, as amended, of Connecticut Water Service, Inc. as amended and restated as of August 12, 1999.
 3.3       Certification of Incorporation of The Connecticut Water Company
           effective April, 1998.
 4.1       Indenture of Mortgage and Deed of Trust from The Connecticut Water
           Company to The Connecticut Bank and Trust Company, Trustee, dated as of June 1, 1956. (Exhibit 4.3(a) to Registration Statement No.
           2-61843)
 4.2       Supplemental Indentures thereto dated as of
           (i)      February 1, 1958 (Exhibit 4.3(b) (i) to Registration
                    Statement No. 2-61843)
           (ii)     September 1, 1962 (Exhibit 4.3(b) (ii) to Registration
                    Statement No. 2-61843)
           (iii)    January 1, 1966 (Exhibit 4.3(b) (iii) to Registration
                    Statement No. 2-61843)
           (iv)     July 1, 1966 (Exhibit 4.3(b) (iv) to Registration Statement
                    No. 2-61843)
           (v)      January 1, 1971 (Exhibit 4.3(b) (v) to Registration
                    Statement No. 2-61843)
           (vi)     September 1, 1974 (Exhibit 4.3(b) (vi) to Registration
                    Statement No. 2-61843)
           (vii)    December 1, 1974 (Exhibit 4.3(b) (vii) to Registration
                    Statement No. 2-61843)
           (viii)   January 1, 1976 (Exhibit 4(b) to Form 10-K for the year
                    ended 12/31/76)
           (ix)     January 1, 1977 (Exhibit 4(b) to Form 10-K for the year
                    ended 12/31/76)
           (x)      September 1, 1978 (Exhibit 2.12(b) (x) to Registration
                    Statement No. 2-66855)
           (xi)     December 1, 1978 (Exhibit 2.12(b) (xi) to Registration
                    Statement No. 2-66855)
           (xii)    June 1, 1979 (Exhibit 2.12(b) (xii) to Registration
                    Statement No. 2-66855)
           (xiii)   December 1, 1983 (Exhibit 4.2 (xiii) to Form 10-K for the
                    year ended 12/31/83)
           (xiv)    January 1, 1987 (Exhibit 4.2(xiv) to Form 10-K for the year ended 12/31/86)
           (xv)     May 1, 1989 (Exhibit 4.2 (xv) to Form 10-K for year ended
                    12/31/89)
           (xvi)    June 1, 1991 (Exhibit 4.2 (xvi) to Form 10-K for year ended
                    12/31/91)
           (xvii)   August 1, 1992 (Exhibit 4.2 (xvii) to Form 10-K for year
                    ended 12/31/92)

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
           (xviii)  October 1, 1993 (Exhibit 4.2 (xviii) to Form 10-K for year ended 12/31/93)
           (xix)    June 1, 1993 (Exhibit 4.2 (xix) to Form 10-K for year ended
                    12/31/93)
           (xx)     September 1, 1993 (Exhibit 4.2 (xx) to Form 10-K for year
                    ended 12/31/93)
           (xxi)    December 1, 1993 (Exhibit 4.2 (xxi) to Form 10-K for year
                    ended 12/31/93)
           (xxii)   March 1, 1994 (Exhibit 4.2 (xxii) to Form 10-K for year
                    ended 12/31/94)
 4.3       Loan Agreement dated as of October 1, 1993, between the Connecticut
           Development Authority and The Connecticut Water Company. (Exhibit 4.3
           to Form 10-K for year ended December 31, 1993)
 4.4       Loan Agreement dated as of June 1, 1993, between the Connecticut
           Development Authority and The Connecticut Water Company. (Exhibit 4.4
           to Form 10-K for year ended December 31, 1993)
 4.5       Loan Agreement dated as of September 1, 1993, between the Connecticut
           Development Authority and The Connecticut Water Company. (Exhibit 4.5
           to Form 10-K for year ended December 31, 1993)
 4.6       Loan Agreement dated as of August 1, 1992 between the Connecticut
           Development Authority and The Connecticut Water Company. (Exhibit
           4.10 to Form 10-K for the year ended December 31, 1992)
 4.7       Bond Purchase Agreement dated as of December 1, 1993. (Exhibit 4.8 to
           Form 10-K for year ended December 31, 1993)
 4.8       Loan Agreement dated as of March 9, 1998 between the Connecticut
           Development Authority and The Connecticut Water Company.
 4.9*      Loan Agreement dated as of April 19, 1990 between the Connecticut
           Development Authority and The Crystal Water Company of Danielson.
 4.10*     Loan Agreement dated as of February 9, 1996 between New London Trust,
           F.S.B. and The Crystal Water Company of Danielson.
10.1       Pension Plan Fiduciary Liability Insurance for The Connecticut Water
           Company Employees' Retirement Plan and Trust, The Connecticut Water
           Company Tax Credit Employee Stock Ownership Plan, as Amended and
           Restated, Savings Plan of The Connecticut Water Company and The
           Connecticut Water Company VEBA Trust Fund. (Exhibit 10.1 to
           Registration Statement No. 2-74938)
10.2       Directors and Officers Liability and Corporation Reimbursement
           Insurance. (Exhibit 10.2 to Registration Statement No. 2-74938)
10.3       Directors Deferred Compensation Plan, effective as of January 1,
           1980, as amended as of March 20, 1981. (Exhibit 10.3 to Registration
           Statement No. 2-74938)
10.4       The Connecticut Water Company Deferred Compensation Agreement dated
           December 1, 1984. (Exhibit 10.4 to Form 10-K for the year ended
           December 31, 1984)
10.5*      The Connecticut Water Company Amended and Restated Deferred
           Compensation Agreement dated May 14, 1999

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
           a) Marshall T. Chiaraluce
           b) David C. Benoit
           c) James R. McQueen
           d) Kenneth W. Kells
10.6       The Connecticut Water Company Supplemental Executive Retirement
           Agreement with William C. Stewart. (Exhibit 10.6a to Form 10-K for year ended December 31, 1991)
10.7.1     The Connecticut Water Company Supplemental Executive Retirement
           Agreement with Marshall T. Chiaraluce. (Exhibit 10.6b to Form 10-K for year ended December 31, 1991)
10.7.2*    The Connecticut Water Company Amended Supplemental Executive
           Retirement Agreement with Marshall T. Chiaraluce dated August 1,
           1999.
10.8.1     The Connecticut Water Company Supplemental Executive Retirement
           Agreement -- standard form for other officers. (Exhibit 10.6c to Form
           10-K for year ended December 31, 1991)
10.8.2*    The Connecticut Water Company Amended Supplemental Executive
           Retirement Agreement -- standard form for other officers, dated
           August 1, 1999.
10.9*      The Connecticut Water Company Employment Agreements with Officers, amended and restated as of November 18, 1999
           a) Marshall T. Chiaraluce
           b) Michele G. DiAcri
           c) James R. McQueen
           d) David C. Benoit
           e) Peter J. Bancroft
           f) Maureen P. Westbrook
           g) Terrance P. O'Neill
10.10*     Employment and Consulting Agreement between Richard L. Mercier and
           Gallup Water Service, Inc. dated April 15, 1999.
10.11*     Employment and Consulting Agreement between Roger Engle and Crystal
           Water Company of Danielson dated September 29, 1999.
10.12      Savings Plan of The Connecticut Water Company, amended and restated
           effective as of January 1, 1999.
10.13      The Connecticut Water Company Employees' Retirement Plan as amended and restated as of January 1, 1997.
10.14      Water Supply Agreement dated June 13, 1994, between The Connecticut
           Water Company and the Hazardville Water Company. (Exhibit 10.15 to
           Form 10-K for year ended December 31, 1994)
10.15      November 4, 1994 Amendment to Agreement dated December 11, 1957 between The Connecticut Water Company (successor to the Thomaston
           Water Company) and the City of Waterbury. (Exhibit 10.16 to Form 10-K
           for year ended December 31, 1994)

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
10.16      Contract between The Connecticut Water Company and The Rockville
           Water and Aqueduct Company dated as of January 1, 1976. (Exhibit 9(b)
           to Form 10-K for the year ended December 31, 1975)
10.17      Agreement dated August 13, 1986 between The Connecticut Water Company and the Metropolitan District. (Exhibit 10.14 to Form 10-K for the
           year ended December 31, 1986)
10.18      Report of the Commission to Study the Feasibility of Expanding the
           Water Supply Services of the Metropolitan District. (Exhibit 14 to
           Registration Statement No. 2-61843)
10.19      Plan of Merger dated December 18, 1978 of Broad Brook Water Company,
           The Collinsville Water Company, The Rockville Water and Aqueduct
           Company, The Terryville Water Company and The Thomaston Water Company
           with and into The Connecticut Water Company. (Exhibit 13 to Form 10-K for the year ended December 31, 1978)
10.20      Bond Exchange Agreements between Connecticut Water Service, Inc., The
           Connecticut Water Company Bankers Life Company and Connecticut Mutual
           Life Insurance Company dated October 23, 1978. (Exhibit 14 to Form
           10-K for the year ended December 31, 1978)
10.21      Dividend Reinvestment and Common Stock Purchase Plan as amended.
           (Registration Statement No. 33-53211 as amended)
10.22      Contract for Supplying Bradley International Airport. (Exhibit 10.21
           to Form 10-K for the year ended December 31, 1984)
10.23      Report of South Windsor Task Force. (Exhibit 10.23 to Form 10-K for
           the year ended December 31, 1987)
10.24      Trust Agreement for The Connecticut Water Company Welfare Benefits
           Plan (VEBA) dated January 1, 1989. (Exhibit 10.21 to Form 10-K for year ended December 31, 1989)
10.25      Performance Stock Program, as amended and restated as of April 23,
           1999. (Exhibit A to CTWS Proxy Statement dated March 17, 1999)
24.1*      Consent of Arthur Andersen LLP
27.0*      Financial Data Schedule

---------------
Note: Exhibits 10.1 through 10.13, 10.24 and 10.25 set forth each management contract or compensatory plan or arrangement required to be filed as an exhibit to this Form-10K.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         CONNECTICUT WATER SERVICE, INC.
                                         Registrant

                                         By   /s/ MARSHALL T. CHIARALUCE
                                          --------------------------------------
                                                  Marshall T. Chiaraluce
                                           President, Chairman of the Board and
                                                 Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of Connecticut Water Service, Inc. in the capacities and on the dates indicated.

              SIGNATURE                                TITLE                          DATE
              ---------                                -----                          ----

     /s/ MARSHALL T. CHIARALUCE         Director, President Chairman of the     February 28, 2000
-------------------------------------   Board, and Chief Executive Officer
       Marshall T. Chiaraluce
    (Principal Executive Officer)

         /s/ DAVID C. BENOIT             Vice President -- Finance, Chief       February 25, 2000
-------------------------------------     Financial Officer and Treasurer
           David C. Benoit
      (Principal Financial and
         Accounting Officer)

              SIGNATURE                                TITLE                          DATE
              ---------                                -----                          ----
      /s/ FRANCIS E. BAKER, JR.                      Director                   February 25, 2000
-------------------------------------
        Francis E. Baker, Jr.

      /s/ HAROLD E. BIGLER, JR.                      Director                   February 28, 2000
-------------------------------------
        Harold E. Bigler, Jr.

         /s/ MARY ANN HANLEY                         Director                   February 25, 2000
-------------------------------------
           Mary Ann Hanley

        /s/ MARCIA L. HINCKS                         Director                   February 25, 2000
-------------------------------------
          Marcia L. Hincks

        /s/ RONALD D. LENGYEL                        Director                   February 25, 2000
-------------------------------------
          Ronald D. Lengyel

      /s/ RUDOLPH E. LUGINBUHL                       Director                   February 25, 2000
-------------------------------------
        Rudolph E. Luginbuhl

         /s/ HARVEY G. MOGER                         Director                   February 25, 2000
-------------------------------------
           Harvey G. Moger

         /s/ ROBERT F. NEAL                          Director                   February 25, 2000
-------------------------------------
           Robert F. Neal

        /s/ WARREN C. PACKARD                        Director                   February 24, 2000
-------------------------------------
          Warren C. Packard

         /s/ ARTHUR C. REEDS                         Director                   February 24, 2000
-------------------------------------
           Arthur C. Reeds

        /s/ DONALD B. WILBUR                         Director                   February 25, 2000
-------------------------------------
          Donald B. Wilbur

                                   SCHEDULES

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

     We have audited, in accordance with generally accepted auditing standards, the financial statements of Connecticut Water Service, Inc. included in this Form 10-K, and have issued our report thereon dated February 11, 2000. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in the accompanying index to financial statements and schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                         /s/ ARTHUR ANDERSEN LLP
                                         ---------------------------------------

Hartford, Connecticut
February 11, 2000

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                   BALANCE    ADDITIONS     DEDUCTIONS    BALANCE
                                  BEGINNING   CHARGED TO       FROM       END OF
DESCRIPTION                        OF YEAR      INCOME     RESERVES(1)     YEAR
-----------                       ---------   ----------   ------------   -------
                                              (Thousands of Dollars)
Allowance for Uncollectible
   Accounts
   Year Ended December 31, 1999     $315         $171          $ 31        $455
                                    ====         ====          ====        ====
   Year Ended December 31,
      1998(2)                       $147         $162          $ (6)       $315
                                    ====         ====          ====        ====
   Year Ended December 31,
      1997(2)                       $162         $134          $149        $147
                                    ====         ====          ====        ====

---------------
(1) Amounts charged off as uncollectible after deducting recoveries

(2) Restated

                                    EXHIBITS
                         TO ANNUAL REPORT ON FORM 10-K
                                  FOR THE YEAR
                            ENDED DECEMBER 31, 1999

                      24.1 Consent of Arthur Andersen LLP
                          27.0 Financial Data Schedule

                                ARTHUR ANDERSON                  EXHIBIT 24.1
                                   Letterhead


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation of our reports included in this Form 10-K, into the Company's previously filed Registration Statement File Nos. 33-53211 and 33-394525.

                                         /s/ ARTHUR ANDERSEN LLP
                                         ---------------------------------------
                                             ARTHUR ANDERSEN LLP
Hartford, Connecticut
March 07, 2000

                                                       Schedule 2 to Appendix D

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a

                        CONNECTICUT WATER SERVICE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            [CONNECTICUT WATER LOGO]

                        Connecticut Water Service, Inc.
                              93 West Main Street
                           Clinton, Connecticut 06413

                                                                  March 17, 2000

Dear Shareholder:

     You are cordially invited to the Annual Meeting of Shareholders of Connecticut Water Service, Inc., scheduled to be held on April 28, 2000, in the auditorium of the Mashantucket Pequot Museum & Research Center, 110 Pequot Trail, Mashantucket, Connecticut, beginning at 2:00 PM. If you plan to attend, please call 1-800-428-3985, Extension 305, and leave your name, address and telephone number. Directions for the meeting are printed on the back of the proxy statement. Your Board of Directors and executive officers look forward to personally meeting you.

     At the meeting, you will be asked to elect three directors and to appoint independent auditors for the calendar year ending December 31, 2000.

     In addition to the specific matters to be voted on, there will be a report on the progress of the Company and an opportunity for you to ask questions of general interest to shareholders. Important information is contained in the accompanying proxy statement which you are urged to carefully read.

     It is important that your shares are represented and voted at the meeting, regardless of the number you own or whether you attend. Accordingly, please vote by mail, telephone or internet. It is also very helpful to us if you would call and let us know if you plan to attend. We need to reserve a ticket so that after the meeting you will be able to tour the museum free as our guest.

     Your interest and participation in the affairs of the Company are appreciated.

                                         Sincerely,

                                         CONNECTICUT WATER SERVICE, INC.

                                         /s/ Marshall T. Chiaraluce
                                         Marshall T. Chiaraluce
                                         Chairman, President and CEO

CNSCM-PS-00

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Notice of Meeting...........................................
General Information.........................................    1
Voting of Shares............................................    1
PROPOSAL (1) -- ELECTION OF DIRECTORS.......................    2
Committees..................................................    6
Director Compensation.......................................    7
Certain Relationships and Related Transactions..............    8
Section 16(a) Beneficial Ownership Reporting Compliance.....    8
Management Compensation.....................................    9
Retirement Plans............................................   11
Employment Contracts, Change in Control, and Termination
  Arrangements..............................................   12
Compensation Committee Report...............................   14
Performance Comparison Graph................................   18
Security Ownership of Certain Beneficial Owners and
  Management................................................   19
PROPOSAL (2) -- APPOINTMENT OF AUDITORS.....................   20
OTHER MATTERS...............................................   20
Shareholder Proposals and Nominations for Directors for the
  2001 Annual Meeting.......................................   20
Map and Directions to Annual Meeting........................   22

                        CONNECTICUT WATER SERVICE, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

            AUDITORIUM, MASHANTUCKET PEQUOT MUSEUM & RESEARCH CENTER

                  110 PEQUOT TRAIL, MASHANTUCKET, CONNECTICUT

Notice is hereby given that the Annual Meeting of Shareholders of Connecticut Water Service, Inc. (the "Company") will be held on April 28, 2000, 2:00 PM, in the auditorium of the Mashantucket Pequot Museum & Research Center, 110 Pequot Trail, Mashantucket, Connecticut, for the following purposes:

1.   To elect three directors;

2. To appoint Arthur Andersen LLP, independent public accountants, as independent auditors for the Company for the calendar year ending December 31, 2000; and

3.   To transact such other business as may properly come before the meeting.

Only holders of the Company's Common Stock and its Cumulative Preferred Stock -- Series A of record at the close of business on March 1, 2000 are entitled to notice of and to vote at this meeting.

Shareholders are urged to attend the meeting in person.

By order of the Board of Directors,

/s/ Michelle G. DiAcri

Michele G. DiAcri, Secretary

March 17, 2000

                        CONNECTICUT WATER SERVICE, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 28, 2000

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held in the auditorium of the Mashantucket Museum & Research Center, 110 Pequot Trail, Mashantucket, Connecticut, on April 28, 2000, at 2:00 PM.

VOTING OF SHARES

Only holders of the Company's Common Stock and its Cumulative Preferred Stock -- Series A of record at the close of business on March 1, 2000 are entitled to notice of and to vote at the meeting. On March 1, 2000, the Company had outstanding 4,828,075 shares of Common Stock, 15,000 shares of Cumulative Preferred Stock -- Series A, $20 par value, and 29,499 shares of $.90 Cumulative Preferred Stock, $16 par value. Each share of Common Stock is entitled to three votes and each share of Cumulative Preferred Stock -- Series A is entitled to one vote on all matters coming before the meeting. The holders of shares of $.90 Cumulative Preferred Stock, $16 par value have no general voting rights.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE USE ONE OF THREE VOTING
OPTIONS:

     - MAIL -- You may submit your proxy by signing your proxy card and mailing it in the enclosed, postage prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominees and mail it in the envelope provided.

     - TELEPHONE -- If you live in the U.S. or Canada, you may submit your proxy by following the "Vote by Telephone" instructions on the proxy card.

     - INTERNET -- If you have internet access, you may submit your proxy from any location in the world by following the "Vote by Internet" instructions on the proxy card.

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a later-dated proxy, submitting a later vote by telephone or computer or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked, unless you specifically request it. You may change your proxy instructions for beneficially held shares by submitting new voting instructions to your broker or nominee.

Proxy solicitation costs will be paid by the Company. In addition to this solicitation by mail being made initially on or about March 17, 2000, officers and regular employees of the Company may make solicitations by telephone, mail, or personal interviews, and arrangements may be made with banks, brokerage firms, and others to forward proxy material to their principals. The Company has retained Morrow & Company, Inc. to assist in the solicitation of proxies at an estimated cost of $9,000, including expenses, which will be paid by the Company.

PROPOSAL (1) -- ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for a Board of no less than nine or more than fifteen directors, the exact number of directorships to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board. The directors are divided into three classes, I, II and III, as nearly equal in number as practicable, with members to hold office until successors are elected and qualified. Each class is to be elected for a three-year term at successive annual meetings. As a result, only one class of directors is to be elected at each annual meeting.

The Board of Directors selected the three nominees listed below for election. Two Class III nominees, Ms. Thibdaue and Mr. Engle, are new to the Company. The remaining Class III nominee, Mr. Wilbur, a board member since 1993, was redesignated from his previous Class II designation to make the three classes of directors as nearly equal in number as practicable. Of the remaining directors, the Class I terms of Messrs. Chiaraluce, Neal and Reeds and Ms. Hincks expire in 2001 and the Class II terms of Messrs. Bigler and Lengyel and Ms. Hanley expire in 2002. Messrs. Baker, Luginbuhl and Moger reached the Board's age limit and are not standing for reelection. Mr. Packard, who is presently a director, will be retiring as of the date of the Annual Meeting. The Board of Directors has determined to fix the number of directorships for the ensuing year at eleven, leaving a vacancy resulting from this retirement. No nominee has been proposed for election to fill this vacancy. The Board of Directors is in the process of seeking a qualified individual to fill such vacancy, but anticipates that it will not elect a candidate to fill such vacancy before the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named.

UNLESS OTHERWISE DIRECTED, IT IS INTENDED THAT THE ENCLOSED PROXY WILL BE VOTED
FOR THE ELECTION OF MS. THIBDAUE AND MESSRS. ENGLE AND WILBUR.   If any nominee
is unable or declines to serve, the persons named in the proxy may vote for some other person(s). Under Connecticut law, directors are elected by a plurality of the votes cast. Votes withheld and broker non-votes are counted for purposes of determining whether a quorum is present at the meeting but are not considered as voted in the election of directors. Broker non-votes and abstentions are, therefore, not counted as votes cast and have no effect.

CLASS I -- DIRECTORS WHOSE TERMS CONTINUE UNTIL 2001.

----------------------------------------------------------------------------------------------

                                      Marshall T. Chiaraluce, age 57, has been a
      [PHOTO OF MARSHALL T.           director since 1992. He is Chairman of the Board
           CHIARALUCE]                of Directors, President and Chief Executive
                                      Officer of the Company.
----------------------------------------------------------------------------------------------

                                      Marcia L. Hincks, age 64, presently serves on the
                                      Audit (Chairman), Compensation and Strategic
   [PHOTO OF MARCIA L. HINCKS]        Planning Committees and has been a director since
                                      1983. She retired as Vice President and Senior
                                      Counsel of Aetna Life & Casualty in December 1993.
----------------------------------------------------------------------------------------------

                                      Robert F. Neal, age 65, presently serves on the
                                      Compensation (Chairman), Pension Trust and
    [PHOTO OF ROBERT F. NEAL]         Strategic Planning Committees and has been a
                                      director since 1990. He retired as Senior Vice
                                      President-Network Services of Southern New England
                                      Telecommunications Corporation in June 1994.
----------------------------------------------------------------------------------------------
                                      Arthur C. Reeds, age 56, presently serves on the
                                      Corporate Governance and Pension Trust Committees
                                      and he has been a director since 1999. He is CEO
    [PHOTO OF ARTHUR C. REEDS]        and Director of Conning Corporation, an investment
                                      banking firm, and Director of U.S. Alliance Funds
                                      and U.S. Alliance VIP Funds. He was the Chief
                                      Investment Officer at Cigna Corporation until his
                                      retirement from Cigna in November 1997.
----------------------------------------------------------------------------------------------

CLASS II -- DIRECTORS WHOSE TERMS CONTINUE UNTIL IN 2002.

----------------------------------------------------------------------------------------------

                                      Harold E. Bigler, age 68, presently serves on the
                                      Compensation, Finance and Strategic Planning
   [PHOTO OF HAROLD E. BIGLER]        Committees and has been a director since 1983. He
                                      retired as Chairman of Bigler Investment
                                      Management Company, Inc. in April 1999.
----------------------------------------------------------------------------------------------
                                      Mary Ann Hanley, age 42, presently serves on
                                      Corporate Governance and Strategic Planning
                                      Committees and has been a director since 1999. She
                                      is Assistant to the President of St. Francis
    [PHOTO OF MARY ANN HANLEY]        Hospital & Medical Center and Director of The
                                      Valencia Society, the endowment fund for the
                                      hospital. From January 1995 to February 1998, she
                                      was legal counsel to the Governor's Office, State
                                      of Connecticut.
----------------------------------------------------------------------------------------------

                                      Ronald D. Lengyel, age 61, presently serves on the
                                      Audit and Corporate Governance Committees and has
   [PHOTO OF RONALD D. LENGYEL]       been a director since 1999. He is Treasurer and
                                      Chairman of the Board of Naugatuck Valley Savings
                                      & Loan Association.
----------------------------------------------------------------------------------------------

CLASS III -- NOMINEES FOR ELECTION AT THIS MEETING FOR TERMS EXPIRING IN 2003.

----------------------------------------------------------------------------------------------

                                      Roger Engle, age 62, is a nominee for the Board of
                                      Directors. He retired as President of Crystal
      [PHOTO OF ROGER ENGLE]          Water Utilities Corporation/The Crystal Water
                                      Company of Danielson in January 2000. He also is a
                                      Director of the Savings Institute of Willimantic,
                                      Connecticut, a mutual savings bank.
----------------------------------------------------------------------------------------------

                                      Lisa Thibdaue, age 47, is a nominee for the Board
                                      of Directors. She has been the Vice President,
                                      Rates, Regulatory Affairs and Compliance at
     [PHOTO OF LISA THIBDAUE]         Northeast Utilities since 1998. From 1996 to 1997,
                                      she was Executive Director, Rates and Regulatory
                                      Affairs at Consumers Energy, a natural gas and
                                      electric utility located in Michigan.
----------------------------------------------------------------------------------------------

                                      Donald B. Wilbur, age 58, presently serves on the
                                      Compensation, Corporate Governance and Strategic
                                      Planning Committees and has been a director since
   [PHOTO OF DONALD B. WILBUR]        1993. He is Plant Manager of Unilever Home and
                                      Personal Care, a personal products manufacturer,
                                      and is a Director of Middlesex Hospital and a
                                      Director of Liberty Bank.
----------------------------------------------------------------------------------------------

     With the exception of Ms. Hanley, who was formerly legal counsel to the Governor's Office, State of Connecticut, from January 1995 to February 1998, and Mr. Reeds, who retired from Cigna Corporation in November 1997, each of the nominees and directors listed above has had the same employment for more than the past five years either in the position indicated or in other similar or executive capacities with the same company or a predecessor.

COMMITTEES

     The Company's Board of Directors met five times during 1999. In addition, the Company has a number of committees, including an Audit Committee, a Finance Committee, a Pension Trust Committee, a Compensation Committee, a Corporate Governance Committee, and a Strategic Planning Committee, which met periodically during the year. In 1999, all directors attended more than 80% of the aggregate number of meetings of the Board and Committees on which they served while they were directors.

     The Audit Committee, composed of Ms. Hincks (Chairman) and Messrs. Lengyel, Luginbuhl, Moger, and Packard, reviews the activities, procedures and recommendations of the independent auditors of the Company and The Connecticut Water Company, and recommends annually the appointment of independent auditors for the year. The Committee met twice during 1999.

     The Finance Committee, composed of Messrs. Baker, Bigler, Moger, and Reeds, makes recommendations to and advises the Board of Directors on financial policy and issuance of securities. The Committee did not meet in 1999.

     The Pension Trust Committee, composed of Messrs. Baker, Moger, Neal, Packard, and Reeds, reviews the Pension Trust Fund of The Connecticut Water Company Employee Retirement Fund, the VEBA Trust Fund for retiree medical benefits, and the Supplemental Executive Retirement Program, reviews and determines actuarial policies and investment guidelines, and selects the investment managers. The Committee met six times during 1999.

     The Compensation Committee, composed of Ms. Hincks and Messrs. Baker, Bigler, Neal (Chairman) and Wilbur, makes recommendations to and advises the Board of Directors on officer compensation and the promotion and hiring of officers, reviews Company fringe benefit plans other than retirement plans and administers the Performance Stock Program. The Committee met four times during 1999.

     The Corporate Governance Committee, composed of Ms. Hanley and Messrs. Baker, Lengyel, Reeds, and Wilbur (Chairman), recommends director nominees to the Board of Directors, reviews the overall effectiveness of the Board, and recommends to the Board chief executive succession. The Committee met twice during 1999.

     The Strategic Planning Committee, composed of Mesdames Hanley and Hincks and Messrs. Bigler, Luginbuhl, Moger, Neal, Packard, and Wilbur, oversees the preparation and implementation of the Company's Strategic Plan. The Committee met once during 1999.

     Pursuant to the Company's Bylaws, nominations for directors may be made by any shareholder entitled to vote for the election of directors at the meeting who complies with the following procedures. A nomination by a shareholder shall be made only if a shareholder has given proper and timely notice in writing to the Secretary of the Company of a shareholder's intent to make such nomination. To be timely, a shareholder's notice must be delivered to or mailed and received by the Secretary of the Company at the General Offices of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, the close of business on a day which is not less than 120 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders called for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first mailed to shareholders. Each notice must set forth: (a) the name and address of the person or persons to be nominated; (b) the name and address, as they appear on the Company's books, of the shareholder making such nomination;
(c) the class and number of shares of the Company which are beneficially owned by the shareholder; (d) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (e) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (f) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (g) the consent of each nominee to serve as a director of the Company if so elected. Any notice of nominations for consideration at the 2001 Annual Meeting must be received by the Company's Secretary by the close of business on December 28, 2000. The presiding officer at the meeting shall determine if the facts warrant a determination that such nomination was not made in accordance with the provisions of the Company's Bylaws, and if the officer should so determine, he shall so declare to the meeting and any nominations not properly made shall be disregarded.

DIRECTOR COMPENSATION

     Since the Boards of Directors of the Company and The Connecticut Water Company are identical, regular meetings of each are generally held on the same day. Following is the current listing of fees paid to Board members.

                       Fee for each regular   Fee for each special
                       meeting of the Board   meeting of the Board   Annual retainer        Annual
                         and each regular       and each special        for each         retainer for
       Company          committee meeting      committee meeting      Board Member*    committee chairs*
  Connecticut Water
  Service, Inc.                $250                   $300                  None              None
--------------------------------------------------------------------------------------------------------
  The Connecticut
  Water Company                $450                   $500                $6,000            $2,000

* Note: In 1999 the annual retainer was increased to $6,000 from $4,000 and the annual retainer for committee chairs became effective.

     Mr. Chiaraluce, Chairman, President and Chief Executive Officer, receives the same retainer and meeting fees as other directors; he does not receive a fee for committee meetings. These amounts are included in the Summary Compensation Table on Page 9. Directors who are not officers are not entitled to retirement benefits from the Company.

     Pursuant to a Directors Deferred Compensation Plan, the directors of the Company and The Connecticut Water Company may elect to defer receipt of all or a specified portion of the compensation payable to them for services as directors until after retiring as directors. Any amounts so deferred are credited to accounts maintained for each participating director, and interest at an annual rate of 10.74% is currently credited monthly to all deferred amounts. Distribution of amounts deferred and accumulated interest may be made, at the election of each participating director, in a lump sum or in annual installments over a period of years specified by the director, such distribution to commence in the year following the year in which the individual ceases to be a director. In 1999, four directors elected to participate in the Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTION

     Mr. Engle retired as President of Crystal Water Utilities Corporation/The Crystal Water Company of Danielson on December 31, 1999, having served in that position since 1978. As part of the arrangements relating to the Company's acquisition of Crystal Water Utilities Corporation/The Crystal Water Company of Danielson on September 30, 1999, Connecticut Water Service entered into an employment/consulting agreement with Mr. Engle which covered his employment for the three-month period prior to his retirement and which provides that, beginning January 1, 2000, Mr. Engle will receive a $16,000 annual consulting fee from The Crystal Water Company of Danielson. This consulting agreement will terminate on the earlier of December 31, 2009 or Mr. Engle's death or resignation. Upon completion of the consulting agreement, Mr. Engle will receive a $16,000 annual supplemental retirement benefit until his death.

     During 1999, the law firm of Day, Berry & Howard LLP, of which Michael F. Halloran, Assistant Secretary of the Company and The Connecticut Water Company, is a partner, performed certain legal services for the company and The Connecticut Water Company. The Company believes that the charges made by said firm for legal services were not more than others would have charged for similar services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16 of the Securities Exchange Act of 1934, directors, officers and certain beneficial owners of the Company's equity securities are required to file reports of their transactions in the Company's equity securities with the Securities and Exchange Commission on specified due dates. In 1999, reports of transactions by all directors, officers and such beneficial holders were timely filed, except (i) a late-filed Form 4 for Francis E. Baker, Jr., reporting the purchase of 100 shares of Connecticut Water Service, Inc. and
(ii) a late-filed Form 4 for reporting awards of stock options for Peter J. Bancroft, David C. Benoit, Marshall T. Chiaraluce, James R. McQueen, Terrance P. O'Neill, and Maureen Westbrook. In making this statement, the Company has relied on the written representations of its directors, officers and ten percent shareholders and copies of the reports that they have filed with the Securities and Exchange Commission.

MANAGEMENT COMPENSATION

     The following tabulation sets forth the total compensation paid by the Company and The Connecticut Water Company during 1999, 1998 and 1997 to each of the executive officers, including the Chief Executive Officer of the Company, receiving more than $100,000 aggregate compensation in 1999. The Company has no employees. All officers are employees of The Connecticut Water Company and all of their compensation is paid by The Connecticut Water Company.

                           SUMMARY COMPENSATION TABLE

                                                             Long Term Compensation Awards
                                                                                Securities
        Name and                            Annual        Restricted Stock      Underlying          All Other
   Principal Position        Year      Compensation($)      Awards($)(1)     Stock Options(2)   Compensation($)(3)
  Marshall T. Chiaraluce     1999          253,500(2)          66,164             35,223              4,910
  Chairman, President        1998          238,000(2)          56,161                 --              3,457
  and Chief Executive        1997          222,722(2)          52,320                 --              3,284
  Officer
------------------------------------------------------------------------------------------------------------------
  David C. Benoit,           1999          141,000             26,626             17,970              2,820
  Vice President,            1998          130,500             19,621                 --              1,958
  Finance and Chief          1997          118,000             17,888                 --                895
  Financial Officer
------------------------------------------------------------------------------------------------------------------
  James R. McQueen,          1999          139,000             26,626             17,040              2,780
  Vice President,            1998          126,500             22,145                 --              1,897
  Engineering and            1997          114,000             14,272                 --              1,679
  Planning
------------------------------------------------------------------------------------------------------------------
  Terrance P. O'Neill,       1999          139,000             26,626             17,040              2,780
  Vice President of          1998          124,500             19,106                 --              1,868
  Operations                 1997          110,000             14,784                 --              1,565
------------------------------------------------------------------------------------------------------------------
  Maureen P. Westbrook       1999          123,500             26,626             17,040              2,197
  Vice President,            1998           99,500             16,840                 --              1,492
  Administration and         1997           78,907                 --                 --                882
  Government Affairs

(1) The values shown on the table above are based on shares actually earned in the given year, valued at the closing market price of the Company's common stock on the date vested: 1999 vested 2/17/00; 1998 vested 3/1/99; and 1997 vested 2/13/98. The value of the full number of shares of restricted stock initially allocated to Messrs. Chiaraluce, Benoit, McQueen and O'Neill and Ms. Westbrook was $104,500, $42,129, $42,129, $42,129 and $42,129
    respectively in 1999; $56,092, $20,352, $20,352, $20,352 and $15,835
    respectively in 1998; and $54,196, $19,664, $15,299, $15,299 and 0
    respectively in 1997. Pursuant to the Company's Amended and Restated Performance Stock Program, Messrs. Chiaraluce, Benoit, and McQueen elected to defer 100% 50%, and 70% respectively of their 1999, 1998, and 1997 awards. At December 31, 1999, and prior to partial vesting (due to meeting some but not all performance goals) on February 17, 2000, Mr. Chiaraluce held 3,870 shares of restricted stock with an aggregate value of $123,840; and Messrs. Benoit, McQueen and O'Neill and Ms. Westbrook each held 1,560 shares of restricted stock with an aggregate value of $49,920, respectively. Dividends are paid on restricted stock.

(2) This amount includes Mr. Chiaraluce's fees as a director of the Company.

(3) "All Other Compensation" consists of employer matching contributions under the The Connecticut Water Company 401(k) Plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows certain information regarding stock options granted under the Company's Performance Stock Program to the individuals names in the Summary Compensation Table during the year ended December 31, 1999.

                         Number of    % of Total                               Potential Realizable Value
                         Securities    Options                                     at Assumed Annual
                         Underlying   Granted to                                  Rates of Stock Price
                          Options     Employees    Exercise                         Appreciation for
                          Granted     in Fiscal      Price     Expiration        10-Year Option Term(2)
                           (#)(1)        Year      ($/share)      Date           5%($)           10%($)
  Marshall T.
     Chiaraluce            20,874         16%       $22.25      04/23/09        $292,086        $740,207
                           14,349         11%       $33.50      12/08/09        $302,302        $766,097
---------------------------------------------------------------------------------------------------------------
  David C. Benoit          10,098          8%       $22.25      04/23/09        $141,299        $358,082
                            7,872          6%       $33.50      12/08/09        $165,846        $420,288
---------------------------------------------------------------------------------------------------------------
  James R. McQueen         10,098          8%       $22.25      04/23/09        $141,299        $358,082
                            6,942          5%       $33.50      12/08/09        $146,253        $370,635
---------------------------------------------------------------------------------------------------------------
  Terrance P. O'Neill      10,098          8%       $22.25      04/23/09        $141,299        $358,082
                            6,942          5%       $33.50      12/08/09        $146,253        $370,635
---------------------------------------------------------------------------------------------------------------
  Maureen P. Westbrook     10,098          8%       $22.25      04/23/09        $141,299        $358,082
                            6,942          5%       $33.50      12/08/09        $146,253        $370,635

(1) Options granted vest ratably over five years on each of the first five anniversary dates of the grant date.

(2) The dollar amounts under these columns are the result of calculations assuming 5 percent and 10 percent growth rates as set by the Securities and Exchange Commission and therefore are not intended to forecast future price appreciation, if any, of the Company's Common Stock. The "realizable value" is based upon 10 years of appreciation.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth certain information with respect to the individuals named in the Summary Compensation Table regarding options held as of December 31, 1999.

                                                         Number of Securities    Value of Unexercised
                                                        Underlying Unexercised       In-The-Money
                               Shares                     Options at Fiscal       Options at Fiscal
                              Acquired       Value           Year End(#)            Year-End($)(1)
                             on Exercise    Realized         Exercisable/            Exercisable/
           Name                  (#)          ($)           Unexercisable           Unexercisable
  Marshall T. Chiaraluce         -0-          -0-              0/35,223             $0.00/$187,866
-----------------------------------------------------------------------------------------------------
  David C. Benoit                -0-          -0-              0/17,970             $0.00/$90,882
-----------------------------------------------------------------------------------------------------
  James R. McQueen               -0-          -0-              0/17,040             $0.00/$90,882
-----------------------------------------------------------------------------------------------------
  Terrance P. O'Neill            -0-          -0-              0/17,040             $0.00/$90,882
-----------------------------------------------------------------------------------------------------
  Maureen P. Westbrook           -0-          -0-              0/17,040             $0.00/$90,882

Note:  No options were eligible to be exercised in 1999.

(1) Based on the fair market value of the Company's Common Stock as of December 31, 1999 ($32.00) less the exercise price of the option

RETIREMENT PLANS

     All employees and officers of The Connecticut Water Company are entitled to participate in The Connecticut Water Company Employees' Retirement Plan (the "Retirement Plan"), a non-contributory, qualified defined benefit plan. Retirement benefits are based on years of credited service and average annual earnings, which is defined to mean the highest average regular basic compensation received by an individual from the Company and The Connecticut Water Company during any 60 consecutive months. Retirement benefits under the Retirement Plan are not reduced by employees' Social Security benefits. Contributions, which are actuarially determined, are made to the Retirement Plan by The Connecticut Water Company for the benefit of all employees covered by the Retirement Plan.

     The Internal Revenue Code of 1986, as amended (the "IRC), imposes limits upon the amount of compensation that may be used in calculating retirement benefits and the maximum annual benefit that can be paid to a participant from a tax-qualified benefit plan. These limits affect the benefit calculation for certain individuals and effectively reduce their benefits under the Retirement Plan. In order to supplement Retirement Plan benefits, The Connecticut Water Company has entered into individual supplemental executive retirement agreements with certain executives, including all of the current executive officers named in the Summary Compensation Table. If the executive meets the age and any applicable service requirements under such an agreement, the annual retirement benefit payable will be equal to 60% of average annual earnings, as defined under the Retirement Plan but without the IRC compensation limit, offset by his or her benefit payable under the Retirement Plan. As of December 31, 1999, the estimated years of credited service under the Retirement Plan for Messrs. Chiaraluce, Benoit, McQueen and O'Neill were 8, 4, 34 and 19, respectively, and for Ms. Westbrook 11 years.

     Examples of the annual benefit payable under the Retirement Plan and the supplemental executive retirement agreements, based on a straight life annuity, are presented in the table below.

           HIGHEST AVERAGE ANNUAL
             COMPENSATION DURING               ANNUAL
            60 CONSECUTIVE MONTHS              BENEFIT
      $100,000...............................  $ 60,000
       125,000...............................    75,000
       160,000...............................    96,000
       170,000...............................   102,000
       200,000...............................   120,000
       225,000...............................   135,000
       250,000...............................   150,000
       275,000...............................   165,000
       300,000...............................   180,000

     In the case of each of Mr. Chiaraluce and Mr. Benoit, the annual benefit amounts are reduced by benefits payable under the retirement plan of a prior employer.

EMPLOYMENT CONTRACTS, CHANGE-IN-CONTROL, AND TERMINATION ARRANGEMENTS

     The Company and The Connecticut Water Company have entered into Amended and Restated Employment Agreements with Messrs. Chiaraluce, Benoit, McQueen and O'Neill and Ms. Westbrook. The intent of the agreements is to ensure continuity in the management of the Company in the event of a change in control of the Company. The agreements do not become effective until a change in control occurs (the "Effective Date"). A change in control is deemed to occur when (i) any person, other than the Company, The Connecticut Water Company or any employee benefit plan sponsored by the Company or The Connecticut Water Company, becomes the beneficial owner, directly or indirectly, of 20 percent or more of the common stock of the Company or The Connecticut Water Company; (ii) the stockholders of the Company or The Connecticut Water Company approve (A) any consolidation or merger of the Company or The Connecticut Water Company in which the Company or The Connecticut Water Company is not the continuing or surviving corporation (other than a merger of the Company or The Connecticut Water Company in which holders of the common stock of the Company or The Connecticut Water Company have the same proportionate ownership of common stock of the surviving corporation) or pursuant to which the common stock of the Company or The Connecticut Water Company would be converted into cash, securities or other property, or (B) any sale, lease, exchange or other transfer of all or substantially all the assets of the Company or The Connecticut Water Company;
(iii) there is a change in the majority of the Board of Directors of the Company or The Connecticut Water Company (the "Board") during a 24-month period, or (iv) the Board adopts a resolution to the effect that a change in control has occurred.

     As of the Effective Date, The Connecticut Water Company agrees to employ the executives for a continuously renewing three-year period commencing on the Effective Date. Compensation under the agreements is paid by The Connecticut Water Company and consists of (i) base salary, (ii) annual bonus, (iii) participation in incentive, savings and retirement plans and welfare plans applicable to executive employees, (iv) fringe benefits, (v) an office and support staff, and (vi) if the executive is employed on the date the Board approves a consolidation, merger, transfer of assets or other transaction described in clause (ii) of the definition of change in control above, a stay-on bonus equal to the executive's then-current base salary, plus an amount equal to the target bonus under The Connecticut Water Company's Officers Incentive Program for the year in which such date occurs, payable in a lump sum, provided the executive is employed on the fifth day following the closing of such transaction. The stay-on bonus is also payable if the executive's employment is terminated following such approval but prior to the fifth day following the closing of such transaction by the employer for any reason other than for cause, death or attainment of age 65, or if employment is terminated because of the executive's disability or if the executive voluntarily terminates employment prior to such date for good reason.

     If the executive's employment is terminated for cause or by reason of the executive's death or attainment of age 65 or voluntarily by the executive other than for good reason, the obligations of The Connecticut Water Company under the agreements cease and the executive forfeits all rights to receive any compensation or other benefits under the agreement except compensation or benefits accrued or earned and vested by the executive as of the date of termination, including base salary through the date of termination and benefits payable under the terms of any qualified or nonqualified retirement or deferred compensation plans maintained by The Connecticut Water Company; provided, that if the executive's employment is terminated by reason of the executive's death, in addition to the preceding and any other death benefits which may become payable, base salary continues to be paid at the then current rate for a period of six months to the executive's beneficiary or estate.

     If the executive's employment is terminated for any reason other than cause, death or attainment of age 65, or if the executive's employment is terminated by reason of the executive's disability, or if the executive voluntarily terminates employment for good reason, the obligations of The Connecticut Water Company are, in addition to the stay-on bonus described above, payment or provision of: (i) a lump-sum payment in consideration of the executive's covenants regarding confidential information and non-competition (the "Covenants"), in an amount determined by an independent expert to be the reasonable value of such Covenants as the termination date (the "Covenant Value"), but in no event greater than the aggregate value of the benefits provided in subparagraphs (ii) -- (ix) below (the "Termination Benefits"); such Termination Benefits are to be offset by the Covenant Value, provided, however, that the executive may elect to receive any Termination Benefit that would be so offset, but in such event the Covenant Value will be reduced by the value of such Termination Benefit; (ii) an amount equal to three times the base salary of the executive plus three times the target bonus for the executive under the Officers Incentive Program for the year in which termination occurs, reduced by any amount payable under any applicable severance plan, payable over the three years following termination; (iii) the value of the aggregate amounts that would have been contributed on behalf of the executive under any qualified defined contribution retirement plan(s) then in effect, plus estimated earnings thereon had the executive continued to participate in such plan(s) for an additional three years; (iv) an amount equal to the difference between benefits which would have been payable to the executive under any deferred compensation agreement had the executive continued in the employ of The Connecticut Water Company for an additional three years and the benefits actually payable; (v) additional retirement benefits equal to the present value of the difference between the annual pension benefits that would have been payable to the executive under The Connecticut Water Company's qualified defined benefit retirement plan and under any nonqualified supplemental executive retirement plan covering the executive had the executive continued to participate in such plan(s) for an additional three years and the benefits actually payable; (vi) if the executive's employment is terminated by reason of disability, disability benefits at least equal to the most favorable of those provided by The Connecticut Water Company or the Company; (vii) all life, health, disability and similar welfare benefit plans and programs of

The Connecticut Water Company for a period of three years, plus three additional years of credit for purposes of determining eligibility to participate in any such plan for retirees; (viii) three additional years of all other perquisites as the executive was receiving at the date of termination; and (ix) outplacement services for one year.

     In addition to the above, the executive will become fully vested in any form of compensation previously granted, such as restricted stock options, and performance share awards.

     In the event that any payment or benefit received or to be received by the executive under the agreement would be an "excess parachute payment", as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC
Section 4999, then the payment or benefit will be reduced to the extent necessary to avoid the application of such excise tax, but only if such reduction would result in the executive's receipt of a greater payment or benefit on an after-tax basis than would have been receivable had such excise tax been paid.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for making recommendations to the Board on executive compensation and administering the Company's Performance Stock Program.

EXECUTIVE COMPENSATION PRINCIPLES

     The Company's executive compensation plan is designed to align executive compensation with the Company's and/or The Connecticut Water Company's strategic business planning, which includes management initiatives and business financial performance. Through this process the Compensation Committee has established a program to:

- Attract and retain key executives critical to the long-term success of the Company.

- Reward executives for the accomplishment of strategic goals which reflect customer service and satisfaction as well as the enhancement of shareholder value.

- Integrate compensation programs with both The Connecticut Water Company's annual performance review and the Company's and/or The Connecticut Water Company's strategic planning and measuring processes.

- Support a performance-oriented environment that rewards performance with respect to overall performance goals and performance on individual goals for each participant in the plan.

EXECUTIVE COMPENSATION PROGRAM

     The Company's Compensation Program in 1999 consisted of three components: base salary, annual incentive compensation and stock options. The annual compensation consists of a base salary and incentive compensation consists of any Common Stock awarded through the Performance Stock Program. The Compensation Committee recommends a salary range and a level of salary for executive officers. The Compensation Committee determines the salary or salary range, incentive compensation and stock options based upon competitive norms from periodic studies of a peer group of other water companies. Actual salary changes are based upon such norms and upon performance. Incentive compensation is provided through the Performance Stock Program.(1) The Compensation Committee also reviews and approves the participation of executive officers of The Connecticut Water Company under the Performance Stock Program and the granting of stock options under the program. The Compensation Committee also approves the award value of Performance Stock each year as a percentage of base salary and the basis for judging performance over the following year.

     Each year, the Committee determines the maximum incentive award for each participant, which is generally based on a percentage of the salary range midpoint for the participant. The Committee also establishes corporate and individual performance measures for the chief executive officer and other executive officers based upon strategic priorities for the purpose of determining the percentage of maximum incentive award a participant is entitled to receive. The Committee may also determine the relative weights to be given to corporate and individual goals.

     Performance Stock awards for 1998 were based on whether the Company and/or The Connecticut Water Company had met certain goals based on objective performance criteria and attainment by participants of individual goals. The criteria for the 1999 awards were based on The Connecticut Water Company's customer value rating and water quality measures, the Company's return on equity, other service and financial measures, and

---------------

(1) The Performance Stock Program provides for an aggregate maximum of up to 300,000 shares of Common Stock of the Company to be issued as either stock option grants or awards of restricted stock to eligible employees. An award of a share of restricted stock is an award to a participant of a share of the Common Stock of the Company generally conditioned upon the attainment of performance goals established by the Compensation Committee for the performance period to which the award relates and the continued employment of the participant with the Company or any majority-owned subsidiary of the Company through the end of the performance period. During the performance period, the participant has all of the rights of a shareholder of the Company, including the right to receive dividends, except that the participant does not have custody of the shares of Common Stock nor the right to transfer ownership of the shares during the performance period. Commencing with 1997 awards, the Program was amended to permit participants to defer income taxation of all or a portion of such restricted stock awards by electing instead to receive "performance shares" at the end of a chosen deferral period. Until the end of the deferral period, a participant holding performance shares has no rights as a shareholder of the Company. However, dividend equivalents are credited to such participant as additional performance shares. The Performance Stock Program was amended and restated, effective April 23, 1999, at which time the Program authorized the Compensation Committee to also issue stock options to eligible employees.

corporate goals. The Compensation Committee has approved and implemented an award program for 2000 based upon similar criteria and corporate goals.

     Awards granted as annual incentive compensation are payable in restricted shares of the Company's Common Stock or, at the election of a participant, deferred "performance shares". Any shares awarded are subject to certain transfer restrictions imposed by the Committee. Each executive has a threshold, target and maximum incentive amount expressed as a percentage of the salary range midpoint. In 1999, these amounts were 15 percent, 30 percent and 45 percent, respectively, of the salary midpoint for the chief executive officer, and 10 percent, 20 percent and 30 percent, respectively, for the other executive officers. The plan is intended to pay fully competitive annual cash compensation when performance against goals matches the target level. Based on a December 31, 1999 closing price, the Committee awarded $71,168 to Mr. Chiaraluce and $28,640 individually to Messrs. Benoit, McQueen, and O'Neill and Ms. Westbrook. Mr. Chiaraluce elected to defer his award in performance stock only; Mr. Benoit and Mr. McQueen elected to receive their awards split between restricted and performance stock; and Mr. O'Neill and Ms. Westbrook elected to receive their award in restricted stock only.

     At the end of each fiscal year, the Committee reviews a management report on results versus goals and meets with the chief executive officer to evaluate the performance of the other executive officers. The Committee also meets in the absence of the chief executive officer to evaluate his performance. This performance, expressed as a percentage with threshold (80%), expected (100%), and maximum probable (120%), is used in the determination of annual restricted stock amounts. The Committee has the authority to modify the mathematical results of applying the terms of the Program when the Committee, exercising sound business judgment, deems it prudent to do so.

     Also under the Performance Stock Program, the Committee has the authority to award stock options to executive officers and other key employees. The ability to grant a variety of awards enables the Committee to respond to changing strategic, competitive, regulatory, tax and accounting forces in an efficient manner. Over time and through the use of the grant of awards, the Committee intends to grant options based on competitive norms and achieve the objective of having the executive officers and other senior management become significant shareholders of the Company so that their interests are aligned with the interests of the Company's other shareholders.

     Executive officers may also participate in the Company's Savings and Investment 401(k) Plan and other benefit plans generally available to all levels of salaried employees. Also, executive officers may elect to defer compensation under a non-qualified salary deferral plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee determined the compensation for 1999 of Mr. Chiaraluce, the Chief Executive Officer ("CEO"), based upon a number of factors and criteria, including a review of the total compensation package of Chief Executive Officers for similar companies of comparable size and capitalization and a review by the Compensation Committee of the CEO's performance. The Compensation Committee approved the CEO's participation in the Program for 1999. The Committee noted the continued efforts of Mr. Chiaraluce to avoid having The Connecticut Water Company request a general rate increase while achieving consistently higher earnings and increasing shareholder value during his 8 years as CEO. Mr. Chiaraluce was awarded 57.5% of the Common Stock allocated to him under the Performance Stock Program in 1999 (2,224 of 3,870 shares originally allocated) based upon his actual performance as measured against pre-established objectives identified by the Committee. Mr. Chiaraluce also received stock option grants in 1999 of 35,223 options, in each case exercisable at a price equal to the market price of the Company's Common Stock on the date of the grant.

                             COMPENSATION COMMITTEE

                            Robert F. Neal, Chairman
                             Francis E. Baker, Jr.
                             Harold E. Bigler, Jr.
                                Marcia L. Hincks
                                Donald B. Wilbur

PERFORMANCE COMPARISON GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return for each of the years 1994 -- 1999 on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total shareholder return of companies in the Standard & Poor's 500 Stock Index and the Standard & Poor's Utilities Index.
[Performance Graph]

                                             CONNECTICUT WATER SERVICE,
                                                        INC.                STANDARD & POOR'S 500     STANDARD & POOR'S UTILITIES
                                             --------------------------     ---------------------     ---------------------------
1994                                                   100.00                      100.00                        100.00
1995                                                   129.00                      138.00                        142.00
1996                                                   146.00                      169.00                        146.00
1997                                                   172.00                      226.00                        183.00
1998                                                   225.00                      290.00                        210.00
1999                                                   279.00                      351.00                        191.00

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

     The table below shows the amount of the Company's voting securities owned by directors, nominees, the named executive officers and beneficial owners of more than 5% of a class of the Company's voting securities.

----------------------------------------------------------------------------------------------------
                                                                         Amount           Percent
      Title of                           Name of                      Beneficially           of
        Class                       Beneficial Owner                    Owned(1)           Class
----------------------------------------------------------------------------------------------------
 Common                OUTSIDE DIRECTORS
 Stock                 Francis E. Baker, Jr.                                288               *
                       -----------------------------------------------------------------------------
                       Harold E. Bigler, Jr.                              3,500               *
                       -----------------------------------------------------------------------------
                       Mary Ann Hanley                                      200               *
                       -----------------------------------------------------------------------------
                       Marcia L. Hincks                                     520               *
                       -----------------------------------------------------------------------------
                       Ronald D. Lengyel                                    750               *
                       -----------------------------------------------------------------------------
                       Rudolph Luginbuhl                                    450               *
                       -----------------------------------------------------------------------------
                       Harvey G. Moger                                    3,517               *
                       -----------------------------------------------------------------------------
                       Robert F. Neal                                     1,000               *
                       -----------------------------------------------------------------------------
                       Warren E. Packard                                    700               *
                       -----------------------------------------------------------------------------
                       Arthur C. Reeds                                      300               *
                       -----------------------------------------------------------------------------
                       Donald B. Wilbur                                   1,298               *
                       -----------------------------------------------------------------------------
                       EXECUTIVE OFFICERS
                       Marshall T. Chiaraluce (& director)(2)            17,940               *
                       -----------------------------------------------------------------------------
                       David C. Benoit(3)                                 4,881               *
                       -----------------------------------------------------------------------------
                       James R. McQueen(4)                                6,161               *
                       -----------------------------------------------------------------------------
                       Terrance P. O'Neill(5)                             3,663               *
                       -----------------------------------------------------------------------------
                       Maureen P. Westbrook(6)                            2,774               *
                       -----------------------------------------------------------------------------
                       Directors and Executive Officers as a Group       47,942               *
                       -----------------------------------------------------------------------------
                       DIRECTOR NOMINEES
                       Roger Engle                                       10,539               *
                       -----------------------------------------------------------------------------
                       Lisa Thibdaue                                        200               *
----------------------------------------------------------------------------------------------------
$.90 Cumulative        None                                                  --
Preferred Stock, $16
par value
----------------------------------------------------------------------------------------------------
Cumulative Preferred   Herbert Johnson                                      900              6%
Stock -- Series A,     Annabelle Johnson
$20 par value          35 Carter Street,
                       Bolton, CT 06043
                       -----------------------------------------------------------------------------
                       Francis J. Prichard, Jr.                             900              6%
                       Main Street, Box 379,
                       Ellington, CT 06029
----------------------------------------------------------------------------------------------------

 *   Indicates ownership of less than one percent of the class of securities.

(1) All amounts owned are as of February 17, 2000.

(2) Includes 7,644 unrestricted and 3,229 restricted performance share units under the Company's Performance Stock Program.

(3) Includes 1,390 unrestricted and 738 restricted performance share units and 738 shares of restricted stock under the Company's Performance Stock Program.

(4) Includes 1,879 unrestricted and 911 restricted performance share units and 391 shares of restricted stock under the Company's Performance Stock Program.

(5) Includes 1,302 shares of restricted stock under the Company's Performance Stock Program.

(6) Includes 1,302 shares of restricted stock under the Company's Performance Stock Program.

PROPOSAL (2) -- APPOINTMENT OF AUDITORS

     Arthur Andersen LLP served as independent auditors for the Company and The Connecticut Water Company for the calendar year ending December 31, 1999. One or more representatives of Arthur Andersen LLP will attend the annual meeting, with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     It is intended that unless otherwise specified, proxies will be voted in favor of the appointment of Arthur Andersen LLP, independent public accountants, of Hartford, Connecticut, as independent auditors for the Company and The Connecticut Water Company for the calendar year ending December 31, 2000. The Company's Audit Committee has recommended that Arthur Andersen LLP be so appointed. Arthur Andersen LLP has no direct or indirect financial interest in the Company. Proposal (2) will be approved if the votes cast at the meeting favoring the appointment of Arthur Andersen LLP exceed the votes cast opposing such appointment. Broker non-votes and abstentions are not counted as votes cast and, therefore, have no effect.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL (2).

OTHER MATTERS

     The Board of Directors knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in their discretion on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS FOR THE 2001 ANNUAL MEETING

     For business to be properly brought before an annual meeting by a shareholder, the business must be an appropriate matter to be voted by the shareholders at an annual meeting and the shareholder must have given proper and timely notice in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to or mailed and received by the Secretary of the Company at the Main Offices of the Company, 93 West Main Street, Clinton, CT 06413, no later than the close of business on a day which is not less than 120 days prior to the anniversary date of the immediately preceding annual meeting, which date for purposes of the 2001 Annual Meeting of Shareholders is December 28, 2000. A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business.

     In addition, shareholder proposals intended to be presented at the Annual Meeting of Shareholders in 2001 must be received by the Company no later than November 17, 2000 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2001 Annual Meeting of Shareholders.

                                           /s/ Michelle G. DiAcri
                                           Michele G. DiAcri
                                           Corporate Secretary

March 17, 2000

     THE COMPANY IS SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 AND FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF FORM 10-K WAS SENT TO EACH SHAREHOLDER OF RECORD AS OF MARCH 1, 2000. ADDITIONAL COPIES OF THE 1999 ANNUAL REPORT ON FORM 10-K FILED BY THE COMPANY, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES, BUT WITHOUT EXHIBITS, CAN BE MAILED WITHOUT CHARGE TO ANY SHAREHOLDER. THE EXHIBITS ARE OBTAINABLE FROM THE COMPANY UPON PAYMENT OF THE REASONABLE COST OF COPYING SUCH EXHIBITS. SHAREHOLDERS CAN REQUEST THIS INFORMATION BY PHONE AT 1-800-428-3985, EXT. 305, OR BY MAIL TO MICHELE G. DIACRI, CORPORATE SECRETARY, CONNECTICUT WATER SERVICE, INC., 93 WEST MAIN STREET, CLINTON, CONNECTICUT 06413.

                                                        Schedule 3 to Appendix D


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                   FORM 10-Q

(Mark One)

    (X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED September 30, 2000

                                       OR

    ( ) TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM

                                       TO

Commission File Number 0-8084


                        Connecticut Water Service, Inc.
            (Exact name of registrant as specified in its charter)


          Connecticut                                     06-0739839
 (State or other jurisdiction of                      (I.R.S.  Employer
 incorporation or organization)                       Identification No.)


    93 West Main Street, Clinton, CT                        06413-1600
(Address of principal executive offices)                    (Zip Code)


                                 (860) 669-8636
              (Registrant's telephone number, including area code)


                                 Not Applicable
  (Former name, address and former fiscal year, if changed since last report)

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing
requirements for the past 90 days.    Yes    X      No

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

    Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan
confirmed by a count.                  Yes  ___    No   ___


APPLICABLE ONLY TO CORPORATE ISSUERS:

    Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.


                                    4,844,275
        Number of shares of common stock outstanding, September 30, 2000

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                                Financial Report
                           September 30, 2000 and 1999



                              TABLE OF CONTENTS

PART I, ITEM 1:  FINANCIAL STATEMENTS

Consolidated Balance Sheets at September 30, 2000
   and December 31, 1999                                          Page 3

Consolidated Statements of Capitalization at
   September 30, 2000 and December 31, 1999                       Page 4

Consolidated Statements of Income for Three Months
   Ended September 30, 2000 and 1999                              Page 5

Consolidated Statements of Income for Nine Months
   Ended September 30, 2000 and 1999                              Page 6

Consolidated Statements of Income for Twelve Months
   Ended September 30, 2000 and 1999                              Page 7

Consolidated Statements of Retained Earnings for Three
   Months Ended September 30, 2000 and 1999                       Page 8

Consolidated Statements of Retained Earnings for Nine
   Months Ended September 30, 2000 and 1999                       Page 8

Consolidated Statements of Retained Earnings for Twelve
  Months Ended September 30, 2000 and 1999                        Page 8

Consolidated Statements of Cash Flows for Nine Months
   Ended September 30, 2000 and 1999                              Page 9

Notes to Consolidated Financial Statements                        Page 10

PART I, ITEM 2:  Management's Discussion and Analysis of
  Financial Condition and Results of Operations                   Page 11-13

Signature Page                                                    Page 14

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                   At September 30, 2000 and December 31, 1999
                                 (In thousands)

                                                                        SEPTEMBER 30,
                                                                            2000                  DEC. 31,
                                                                         (UNAUDITED)               1999
                                                                           ---------             ---------
ASSETS

Utility Plant
  Utility Plant                                                            $ 244,701             $ 240,122
  Construction Work in Progress                                                6,400                 5,804
  Utility Plant Acquisition Adjustments                                       (1,256)               (1,273)
                                                                           ---------             ---------
                                                                             249,845               244,653
  Accumulated Provision for Depreciation                                     (66,811)              (63,311)
                                                                           ---------             ---------
    Net Utility Plant                                                        183,034               181,342
                                                                           ---------             ---------
Investments                                                                    2,771                 2,747
                                                                           ---------             ---------
Current Assets
  Cash                                                                            57                 1,013
  Accounts Receivable (Less Allowance, 2000- $160; 1999 - $455)                5,601                 5,301
  Accrued Unbilled Revenues                                                    3,264                 2,805
  Materials and Supplies at Average Cost                                         825                   761
  Prepayments and Other Current Assets                                           875                   237
                                                                           ---------             ---------
    Total Current Assets                                                      10,622                10,117
                                                                           ---------             ---------

Deferred Charges and Regulatory Assets
  Unamortized Debt Issuance Expense                                            5,557                 5,722
  Unrecovered Income Taxes                                                     8,907                 8,843
  Postretirement Benefits Other Than Pension                                   1,083                 1,083
  Other Costs                                                                  1,075                 1,031
                                                                           ---------             ---------
    Total Deferred Charges and Regulatory Assets                              16,622                16,679
                                                                           ---------             ---------

      TOTAL ASSETS                                                         $ 213,049             $ 210,885
                                                                           =========             =========

CAPITALIZATION AND LIABILITIES

Capitalization (See accompanying statements)
  Common Stockholders' Equity                                              $  64,396             $  62,495
  Preferred Stock                                                                772                   772
  Long-Term Debt                                                              64,825                65,399
                                                                           ---------             ---------
    Total Capitalization                                                     129,993               128,666
                                                                           ---------             ---------

Current Liabilities
  Current Portion Long Term Debt                                                 194                   194
  Interim Bank Loans Payable                                                   1,931                 2,411
  Accounts Payable and Accrued Taxes and Interest                              7,726                 8,405
  Other                                                                        3,043                 2,864
                                                                           ---------             ---------
    Total Current Liabilities                                                 12,894                13,874
                                                                           ---------             ---------

Long-Term Liabilities
  Advances for Construction                                                   17,093                15,994
  Contributions in Aid of Construction                                        24,415                24,165
  Deferred Federal Income Taxes                                               17,253                16,743
  Unfunded Future Income Taxes                                                 8,349                 8,349
  Unfunded Postretirement Benefits Other Than Pension                          1,083                 1,083
  Unamortized Investment Tax Credits                                           1,969                 2,011
  Commitments and Contingencies
                                                                           ---------             ---------
    Total Long-Term Liabilities                                               70,162                68,345
                                                                           ---------             ---------

      TOTAL CAPITALIZATION AND LIABILITIES                                 $ 213,049             $ 210,885
                                                                           =========             =========


   The accompanying notes are an integral part of these financial statements.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
                   At September 30, 2000 and December 31, 1999
                        (In thousands, except share data)

                                                                                   SEPTEMBER 30,
                                                                                       2000                  DEC. 31,
                                                                                    (UNAUDITED)               1999
                                                                                      ---------             ---------
Common Stockholders' Equity
  Common Stock Without Par Value; Authorized - 7,500,000 Shares;
    Shares Issued and Outstanding: 2000 - 4,844,275; 1999 - 4,838,688                 $  46,194             $  46,039
    Stock Issuance Expense                                                               (1,385)               (1,385)
    Retained Earnings                                                                    19,587                17,841
                                                                                      ---------             ---------
        Total Common Stockholders' Equity                                                64,396                62,495
                                                                                      ---------             ---------

Cumulative Preferred Stock of Connecticut Water Service, Inc.
    Series A Voting, $20 Par Value; Authorized, Issued and
      Outstanding 15,000 Shares, Redeemable at $21.00 Per Share                             300                   300
    Series $.90 Non-Voting, $16 Par Value; Authorized 50,000 Shares
      Issued and Outstanding 29,499 Shares, Redeemable at $16.00 Per Share                  472                   472
                                                                                      ---------             ---------
         Total Preferred Stock of Connecticut Water Service, Inc.                           772                   772
                                                                                      ---------             ---------

Long-Term Debt
  The Connecticut Water Company
    First Mortgage Bonds
      5.875% Series R, due 2022                                                          14,715                14,800
      6.65%  Series S, due 2020                                                           8,000                 8,000
      5.75%  Series T, due 2028                                                           5,000                 5,000
      5.3%   Series U, due 2028                                                           4,550                 4,550
      6.94%  Series V, due 2029                                                          12,050                12,050
                                                                                      ---------             ---------
                                                                                         44,315                44,400
                                                                                      ---------             ---------

    Unsecured Water Facilities Revenue Refinancing Bonds
      5.05%  1998 Series A, due 2028                                                      9,780                10,000
      5.125% 1998 Series B, due 2028                                                      7,880                 8,000
                                                                                      ---------             ---------
                                                                                         17,660                18,000
                                                                                      ---------             ---------

    Other
      5.5%   Unsecured Promissory Note                                                       76                   103
                                                                                      ---------             ---------
               Total Connecticut Water Company                                           62,051                62,503
                                                                                      ---------             ---------

    Crystal Water Utilities Corporation
      8.0%   New London Trust, Due 2017                                                     131                   133
                                                                                      ---------             ---------
                                                                                            131                   133
                                                                                      ---------             ---------

    Crystal Water Company of Danielson
      7.82%  Connecticut Development Authority, Due 2020                                    510                   518
      8.0%   New London Trust, Due 2011                                                   2,203                 2,298
                                                                                      ---------             ---------
                Total Crystal Water Company                                               2,713                 2,816
                                                                                      ---------             ---------

    Chester Realty
      6%   Note Payable Due 2006                                                            124                   141
                                                                                      ---------             ---------
                                                                                            124                   141
                                                                                      ---------             ---------
          TOTAL CONNECTICUT WATER SERVICE, INC.                                          65,019                65,593
                                                                                      ---------             ---------

    Less Current Portion of Long-Term Debt                                                 (194)                 (194)
                                                                                      ---------             ---------
        Total Long-Term Debt                                                             64,825                65,399
                                                                                      ---------             ---------

          TOTAL CAPITALIZATION                                                        $ 129,993             $ 128,666
                                                                                      =========             =========

   The accompanying notes are an integral part of these financial statements.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
             For the Three Months Ended September 30, 2000 and 1999
                        (In thousands, except share data)

                                                           2000                  1999
                                                        (UNAUDITED)           (UNAUDITED)
                                                          --------             --------
Operating Revenues                                        $ 11,532             $ 12,892
                                                          --------             --------

Operating Expenses
  Operation and Maintenance                                  3,965                4,681
  Depreciation                                               1,133                1,133
  Federal and State Income Taxes                             1,607                2,222
  Other Taxes                                                1,182                1,093
                                                          --------             --------
       Total Operating Expenses                              7,887                9,129
                                                          --------             --------

Utility Operating Income                                     3,645                3,763
                                                          --------             --------

Other Income (Deductions)
  Interest                                                      22                   15
  Allowance for Funds Used During Construction                 118                   84
  Gain on Sale of Property                                       0                   53
  Non-Water Sales Earnings                                     104                    0
  Miscellaneous Income (Deductions)                             (8)                  (8)
  Taxes on Other Income                                        (37)                 (14)
                                                          --------             --------
       Total Other Income (Deductions)                         199                  130
                                                          --------             --------

Interest and Debt Expense
  Interest on Long-Term Debt                                   980                  984
  Other Interest Charges                                       122                  128
  Amortization of Debt Expense                                  55                   55
                                                          --------             --------
       Total Interest and Debt Expense                       1,157                1,167
                                                          --------             --------

Net Income Before Preferred Dividends                        2,687                2,726
Preferred Stock Dividend Requirement                            10                   10
                                                          --------             --------
Net Income Applicable to Common Stockholders              $  2,677             $  2,716
                                                          ========             ========

Weighted Average Common Shares Outstanding:
      Basic                                                  4,844                4,839
      Diluted                                                4,865                4,858

                                                          --------             --------

Earnings Per Average Common Share:
      Basic                                               $   0.55             $   0.56
      Diluted                                             $   0.55             $   0.56
                                                          --------             --------

Dividends Per Common Share                                $   0.30             $   0.28
                                                          ========             ========

   The accompanying notes are an integral part of these financial statements.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
             For the Nine Months Ended September 30, 2000 and 1999
                        (In thousands, except share data)

                                                           2000                 1999
                                                        (UNAUDITED)          (UNAUDITED)
                                                          --------             --------
Operating Revenues                                        $ 31,473             $ 32,575
                                                          --------             --------

Operating Expenses
  Operation and Maintenance                                 12,319               13,096
  Depreciation                                               3,401                3,322
  Federal and State Income Taxes                             3,605                4,051
  Other Taxes                                                3,284                3,164
                                                          --------             --------
       Total Operating Expenses                             22,609               23,633
                                                          --------             --------

Utility Operating Income                                     8,864                8,942
                                                          --------             --------

Other Income (Deductions)
  Interest                                                      67                   77
  Allowance for Funds Used During Construction                 322                  316
  Gain on Sale of Property                                      99                   94
  Non-Water Sales Earnings                                     257                  132
  Miscellaneous Income (Deductions)                            (28)                 (13)
  Taxes on Other Income                                       (113)                 (64)
                                                          --------             --------
       Total Other Income (Deductions)                         604                  542
                                                          --------             --------

Interest and Debt Expense
  Interest on Long-Term Debt                                 2,949                2,962
  Other Interest Charges                                       267                  265
  Amortization of Debt Expense                                 165                  191
                                                          --------             --------
       Total Interest and Debt Expense                       3,381                3,418
                                                          --------             --------

Net Income Before Preferred Dividends                        6,087                6,066
Preferred Stock Dividend Requirement                            29                   29
                                                          --------             --------
Net Income Applicable to Common Stockholders              $  6,058             $  6,037
                                                          ========             ========

Weighted Average Common Shares Outstanding:
      Basic                                                  4,844                4,836
      Diluted                                                4,858                4,836
                                                          --------             --------

Earnings Per Average Common Share
      Basic                                               $   1.25             $   1.25
      Diluted                                             $   1.25             $   1.25
                                                          --------             --------

Dividends Per Common Share                                $   0.89             $   0.85
                                                          ========             ========


   The accompanying notes are an integral part of these financial statements.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
            For the Twelve Months Ended September 30, 2000 and 1999
                        (In thousands, except share data)


                                                           2000                 1999
                                                        (UNAUDITED)          (UNAUDITED)
                                                          --------             --------
Operating Revenues                                        $ 41,522             $ 42,235
                                                          --------             --------

Operating Expenses
  Operation and Maintenance                                 17,053               17,537
  Depreciation                                               4,469                4,440
  Federal and State Income Taxes                             4,562                4,772
  Other Taxes                                                4,305                4,190
                                                          --------             --------
       Total Operating Expenses                             30,389               30,939
                                                          --------             --------

Utility Operating Income                                    11,133               11,296
                                                          --------             --------

Other Income (Deductions)
  Interest                                                     142                  129
  Allowance for Funds Used During Construction                 460                  435
  Gain on Sale of Property                                     166                  316
  Non-Water Sales Earnings                                     295                  253
  Miscellaneous Income (Deductions)                            (85)                 (27)
  Taxes on Other Income                                       (105)                (202)
                                                          --------             --------
       Total Other Income (Deductions)                         873                  904
                                                          --------             --------

Interest and Debt Expense
  Interest on Long-Term Debt                                 3,931                3,953
  Other Interest Charges                                       339                  394
  Amortization of Debt Expense                                 219                  247
                                                          --------             --------
       Total Interest and Debt Expense                       4,489                4,594
                                                          --------             --------

Net Income Before Preferred Dividend                         7,517                7,606
Preferred Stock Dividend Requirement                            38                   38
                                                          --------             --------
Net Income Applicable to Common Stockholders              $  7,479             $  7,568
                                                          ========             ========

Weighted Average Common Shares Outstanding:
      Basic                                                  4,843                4,834
      Diluted                                                4,858                4,834
                                                          --------             --------

Earnings Per Average Common Share:
      Basic                                               $   1.54             $   1.57
      Diluted                                             $   1.54             $   1.57
                                                          --------             --------

Dividends Per Common Share                                $   1.19             $   1.14
                                                          ========             ========


   The accompanying notes are an integral part of these financial statements.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                        (In thousands, except share data)





                                                                            2000               1999
                                                                         (UNAUDITED)        (UNAUDITED)
                                                                           -------            -------
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

Balance at Beginning of Period                                             $18,358            $16,569
Net Income                                                                   2,687              2,726
                                                                           -------            -------
                                                                            21,045             19,295
                                                                           -------            -------

Dividends Declared:
     Cumulative Preferred, Class A, $.20 per share                               3                  3
     Cumulative Preferred, Series $.90, $.225 per share                          7                  7
     Common Stock - 2000 $0.30 per share; 1999 $0.28 per share               1,448              1,432
                                                                           -------            -------
                                                                             1,458              1,442
                                                                           -------            -------

Balance at End of Period                                                   $19,587            $17,853
                                                                           =======            =======
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

Balance at Beginning of Period                                             $17,841            $15,923
Net Income                                                                   6,087              6,066
                                                                           -------            -------
                                                                            23,928             21,989
                                                                           -------            -------

Dividends Declared:
     Cumulative Preferred, Class A, $.60 per share                               9                  9
     Cumulative Preferred, Series $.90, $.675 per share                         20                 20
     Common Stock - 2000 $0.89 per share; 1999 $0.85 per share               4,312              4,107
                                                                           -------            -------
                                                                             4,341              4,136
                                                                           -------            -------

Balance at End of Period                                                   $19,587            $17,853
                                                                           =======            =======

            FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

Balance at Beginning of Period                                             $17,853            $15,781
Net Income                                                                   7,517              7,606
                                                                           -------            -------
                                                                            25,370             23,387
                                                                           -------            -------

Dividends Declared:
     Cumulative Preferred, Class A, $.80 per share                              12                 12
     Cumulative Preferred, Series $.90, $.90 per share                          26                 26
     Common Stock - 2000 $1.19 per share; 1999 $1.14 per share               5,745              5,496
                                                                           -------            -------
                                                                             5,783              5,534
                                                                           -------            -------

Balance at End of Period                                                   $19,587            $17,853
                                                                           =======            =======


   The accompanying notes are an integral part of these financial statements.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the Nine Months Ended September 30, 2000 and 1999
                                 (In thousands)


                                                                                             2000                 1999
                                                                                          (UNAUDITED)         (UNAUDITED)
                                                                                            -------             -------
Operating Activities:
  Net Income Before Preferred Dividends                                                     $ 6,087             $ 6,066
                                                                                            -------             -------

  Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
    Depreciation (including $112 in 2000, $93 in 1999 charged to other accounts)              3,513               3,415
    Change in Assets and Liabilities:
      (Increase) Decrease in Accounts Receivable and Accrued Unbilled Revenues                 (759)             (1,736)
      (Increase) Decrease in Other Current Assets                                              (702)               (778)
      (Increase) Decrease in Other Non-Current Items                                             33                  99
      Increase (Decrease) in Accounts Payable, Accrued Expenses and
        Other Current Liabilities                                                              (500)               (513)
      Increase (Decrease) in Deferred Federal Income Taxes and
        Investment Tax Credits, Net                                                             468                 441
                                                                                            -------             -------
          Total Adjustments                                                                   2,053                 928
                                                                                            -------             -------

          Net Cash Provided by (Used for) Operating Activities                                8,140               6,994
                                                                                            -------             -------

Investing Activities:
  Gross Additions to Utility Plant (including Allowance for Funds
    Used During Construction of $322 in 2000 and $316 in 1999)                               (5,214)             (6,156)
                                                                                            -------             -------

Financing Activities:
  Proceeds from Interim Bank Loans                                                            1,931               5,410
  Repayment of Interim Bank Loans                                                            (2,411)             (1,895)
  Proceeds from Issuance of Common Stock                                                        155                 182
  Repayment of Long-Term Debt                                                                  (574)               (384)
  Advances, Contributions and Funds From Others for Construction, Net                         1,358               1,585
  Costs Incurred to Issue Long-Term Debt, Preferred Stock, and Common Stock                       0                 (36)
  Cash Dividends Paid                                                                        (4,341)             (4,136)
                                                                                            -------             -------
          Net Cash Provided by (Used for) Financing Activities                               (3,882)                726
                                                                                            -------             -------

Net Increase (Decrease) in Cash                                                                (956)              1,564
Cash at Beginning of Year                                                                     1,013                 372
                                                                                            -------             -------

Cash at End of Period                                                                       $    57             $ 1,936
                                                                                            =======             =======

Supplemental Disclosures of Cash Flow Information:
  Cash Paid During the Year for:
    Interest (Net of Amounts Capitalized)                                                   $ 3,460             $ 2,912
    Income Taxes                                                                            $ 2,740             $ 2,723


   The accompanying notes are an integral part of these financial statements.

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The consolidated financial statements included herein have been prepared by CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES (Connecticut Water or the Company), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for interim periods. Certain information and footnote disclosures have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's latest annual report or 10-K.

      The results for interim periods are not necessarily indicative of results to be expected for the year since the consolidated earnings are subject to seasonal factors.

2. Earnings per average common share are calculated by dividing net income applicable to common stock by the average number of shares of common stock outstanding during the respective periods as detailed below:

                CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES


                                                                  3 Months Ended                    12 Months Ended
                                                             ------------------------    --------------------------------------
                                                               9/30/00       9/30/99       9/30/00        9/30/99      12/31/99
                                                             ----------    ----------    ----------     ----------    ----------
Common Shares Outstanding:
         January 1, 1999                                             --            --            --             --     4,828,619
         October 1, 1999 & 1998
            respectively                                             --                   4,838,688      4,828,147            --
         July 1, 2000 & 1999
            respectively                                      4,844,133     4,838,563            --             --            --

Common Shares Issued:
         To CSE - December 15, 1998                                  --            --            --             81            --
         To 401-K - December 31, 1998                                --            --            --            391            --
         To PSP - March 1, 1999                                      --            --            --          9,658         9,658
         To CSE - March 15, 1999                                     --            --            --            147           147
         To CSE - June 15, 1999                                      --            --            --            139           139
         To CSE - September 15, 1999                                 --           125            --            125           125
         To CSE - December 15, 1999                                  --            --           106             --           106
         To PSP - January 13, 2000                                   --            --        10,099             --            --
         To PSP - February 17, 2000                                  --            --        (5,070)            --            --
         To CSE - March 15, 2000                                     --            --           145             --            --
         To CSE - June 15, 2000                                      --            --           165             --            --
         To CSE - September 15, 2000                                142            --           142             --            --
                                                              ---------     ---------     ---------      ---------     ---------

Common Shares Outstanding:
         September 30, 2000 & 1999
           respectively                                       4,844,275     4,838,688     4,844,275      4,838,688
                                                              =========     =========     =========      =========
         December 31, 1999                                                                                             4,838,794
                                                                                                                       =========
Weighted Average Common Shares Outstanding:
         Days outstanding basis
            Basic                                             4,844,158     4,838,585     4,842,991      4,834,294     4,836,951
                                                              =========     =========     =========      =========     =========
            Fully Diluted                                     4,865,469     4,857,943     4,858,360      4,838,780     4,839,210
                                                              =========     =========     =========      =========     =========


PSP   = Performance Stock Program
401-K = Company contribution to employees' 401-K savings plan
CSE   = Common Stock Equivalents

               CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES

PART I, ITEM 2:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS

LAND DONATIONS

      On October 2, 2000 the Connecticut Department of Utility Control approved The Connecticut Water Company's request to donate 134 acres of land to the Town of Middlebury, Connecticut and 104 acres of land to the Borough of Naugatuck. The land to be donated has a total fair market value of $2,675,000. Primarily, as a result of recent Connecticut tax legislation granting tax credits for the donation of land for open space purposes, these donations will result in an after tax gain of approximately $1,500,000. The Company expects that the donations will be made in two phases, the Naugatuck donation in the 4th quarter of 2000 and the Middlebury donation in the 1st quarter of 2001.

ACQUISITION

      In November 2000, the Company acquired Pugliese Construction Co. a.k.a. Howie's Water Company ("Howie's Water") in a stock for stock transaction. Howie's Water is based in Burlington, Connecticut and is the state's largest provider of emergency drinking water and pool water via tanker truck. The acquisition of Howie's Water is a key component of the Company's continuing efforts to be a full service provider for all drinking water needs throughout the state.

      HOWIE'S WATER

      On November 9, 2000, the Company issued 8,237 shares of its common stock in exchange for all the outstanding common stock of Howie's Water. The acquired company was renamed Connecticut Water Emergency Services, Inc. at the time of the merger. The merger qualifies as a tax-free reorganization and will be accounted for as a pooling-of-interests.

    These financial statements as of September 30, 2000 have not been restated for this transaction. Condensed Statements of Income and Condensed Balance Sheets of Connecticut Water Emergency Services, Inc. are as follows:

               CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES


                   Connecticut Water Emergency Services, Inc.
                         (a.k.a. Howie's Water Company)
                         Condensed Statements of Income
                      (In thousands, except share amounts)

                                                            Unaudited
                                                            ---------
                                                      Twelve Months Ended
                                                         December 31,
                                                       1999        1998
                                                       ----        ----
Operating Revenues                                    $ 492       $ 258

Net Income Applicable to Common Shareholders          $  33       $  23

CWS Common Stock Shares Issued relating to
  acquisition                                         8,237       8,237

Earnings Per Share on CWS Shares Issued
  relating to acquisition                             $4.01       $2.79


                   Connecticut Water Emergency Services, Inc.
                         (a.k.a. Howie's Water Company)
                            Condensed Balance Sheets
                                 (In thousands)

                                                          Unaudited
                                                          ---------
                                                         December 31,
                                                      1999          1998
                                                      ----          ----
ASSETS
   Current Assets                                    $ 139         $  83
   Net Fixed Assets                                      3             3
   Other Assets                                          3             3
                                                     -----         -----

   Total Assets                                      $ 145         $  89
                                                     =====         =====

CAPITALIZATION AND LIABILITIES
   Shareholders' Equity                              $  80         $  47
   Current Liabilities                                  65            42
                                                     -----         -----

   Total Capitalization and Liabilities              $ 145         $  89
                                                     =====         =====


LIQUIDITY AND CORPORATE RESOURCES

      At September 30, 2000 the Company had $7,069,000 of unused lines of interim bank loan credit available. At September 30, 2000 there were no Letters of Credit being secured by the lines of credit.

               CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES


RESULT OF OPERATIONS

      THE FOLLOWING FACTORS HAD A SIGNIFICANT EFFECT UPON THE COMPANY'S NET INCOME FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AS COMPARED WITH THE NET INCOME FOR THE SAME PERIOD LAST YEAR.

      Net income applicable to common stock for the three months ended September 30, 2000 decreased from that of September 30, 1999 by $39,000, or $.01, per average common share. The decrease in net income resulted from a $118,000 decrease in operating income, partially offset by a $69,000 increase in other income and a $10,000 decrease in interest and debt expense.

      The decrease in operating income is due to a $1,360,000 decrease in operating revenues, partially offset by a $1,242,000 decrease in operating expenses. The revenue decline is primarily due to the hot, dry weather last year which caused last year's operating revenue to be unusually high. The decrease in operating expense is primarily due to our cost containment efforts in operation and maintenance expense.

      The increase in other income is primarily due to an increase in the Allowance for Funds Used During Construction and an increase in Non-water Sales Earnings.

      THE FOLLOWING FACTORS HAD A SIGNIFICANT EFFECT UPON THE COMPANY'S NET INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AS COMPARED WITH THE NET INCOME FOR THE SAME PERIOD LAST YEAR.

      Net income applicable to common stock for the nine months ended September 30, 2000 increased from that of September 30, 1999 by $21,000. The increase in net income resulted from a $62,000 increase in other income and a $37,000 decrease in interest and debt expense partially offset by a $78,000 decrease in operating income.

      The increase in other income is primarily due to increases in non-water sales earnings in 2000 as compared to 1999.

      The decrease in interest and debt expense is primarily due to the write-off of unamortized debt expense related to the early redemption of Gallup Water Service's long term debt that occurred when we acquired this company in April 1999.

      The decrease in operating income is primarily due to a $1,102,000 reduction in operating revenues partially offset by a $1,024,000 reduction in operating expenses. The reasons for the decline in operating income are the same as stated above in the three month narrative.


FORWARD LOOKING INFORMATION

      This report, including management's discussion and analysis, contains certain forward looking statements regarding the Company's results of operations and financial position. These forward looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company's actual results to differ materially from expected results.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          Connecticut Water Service, Inc.
                                                (Registrant)


Date: November 9, 2000              By     /s/   David C. Benoit
                                    --    ----------------------
                                          David C. Benoit
                                          Vice President - Finance


Date: November 9, 2000              By:    /s/ Peter J. Bancroft
                                    ---   ----------------------
                                          Peter J. Bancroft
                                          Assistant Treasurer

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 21  EXHIBITS

(Exhibits filed or incorporated by reference in the original Registration Statement on Form S-4 (Registration No. 333-54418) are hereby incorporated by reference and shall be deemed to be a part of this Amendment No. 1 to said Registration Statement.)


     The following exhibits are filed herewith:

EXHIBIT                                DESCRIPTION

4.10 Loan Agreement dated as of February 9, 1996 between New London Trust, F.S.B. and The Crystal Water Company of Danielson. (Exhibit 4.10 to Form 10-K for the year ended December 31, 1999)

5.1* Opinion of Day, Berry & Howard LLP regarding validity of securities being registered.

8.1* Opinion of Day, Berry & Howard LLP regarding certain tax aspects of the Merger.

10.28* Consent and Waiver dated as of December 21, 2000 by Indianapolis Life Insurance Company in favor of Barnstable Water Company.

23.1* Consent of Day, Berry & Howard LLP (included as part of its opinions filed as Exhibit 5.1 and Exhibit 8.1, respectively and incorporated herein by reference)

23.3*    Consent of Arthur Andersen, LLP

23.4*    Consent of DWQ Associates, Ltd.

24.1 Power of Attorney (included on the signature page of this Form S-4 and incorporated herein by reference)

99.1*    Form of Proxy of Barnstable Holding Co., Inc.

                                   SIGNATURES

         Pursuant to requirements of the Securities Act, the Registrant has duly caused this Amendment Number 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Clinton, State of Connecticut, on February 7, 2001.

CONNECTICUT WATER SERVICE, INC.


By:  /s/ Marshall T. Chiaraluce*                   *By: /s/ Michael F. Halloran
   ----------------------------------------------      ------------------------
     Name: Marshall T. Chiaraluce                       Michael F. Halloran
     Title: Chairman and Chief Executive Officer        Attorney-in-Fact
                                                        February 7, 2001

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Marshall T. Chiaraluce, David C. Benoit, James R. McQueen, Peter J. Bancroft and Michael F. Halloran and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of Connecticut Water Service, Inc. in the capacities and on the dates indicated.


          SIGNATURE                      TITLE
/s/ Marshall T. Chiaraluce    *    Director and Chairman
--------------------------------   and Chief Executive
Marshall T. Chiaraluce             Officer
(Principal Executive Officer)

/s/ David C. Benoit           *    Vice President - Finance,
--------------------------------   Accounting, and Treasurer
David C. Benoit
(Principal Financial and
Accounting Officer)

/s/ Roger Engle              *     Director
--------------------------------
Roger Engle.

                                                 * By: /s/ Michael F. Halloran
                                                        -----------------------
                                                        Michael F. Halloran
                                                        Attorney-in-Fact
                                                        February 7, 2001

/s/ Harold E. Bigler, Jr.     *    Director
--------------------------------
Harold E. Bigler, Jr.

/s/ Mary Ann Hanley           *    Director
--------------------------------
Mary Ann Hanley

/s/ Marcia L. Hincks          *    Director
--------------------------------
Marcia L. Hincks

/s/ Ronald D. Lengyel         *    Director
--------------------------------
Ronald D. Lengyel

/s/ Robert F. Neal            *    Director
--------------------------------
Robert F. Neal                                                *By: /s/    Michael F. Halloran
                                                              --------------------------------
/s/ Lisa J. Thibdaue          *    Director                   Michael F. Halloran
--------------------------------                              Attorney-in-Fact
Lisa J. Thibdaue                                              February 7, 2001

/s/ Arthur C. Reeds           *    Director
--------------------------------
Arthur C. Reeds

/s/ Donald B. Wilbur          *    Director
--------------------------------
Donald B. Wilbur







NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE CONNECTICUT WATER COMMON STOCK TO BE ISSUED UNDER THIS PROXY
STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                      -13-